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Filed Pursuant to Rule 424(b)(3)
Registration Number 333-225018

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

June 20, 2018

Dear RMP Unitholders:

           On April 25, 2018, EQT Midstream Partners, LP (EQM), Rice Midstream Partners LP (RMP) and certain of their affiliates entered into an agreement and plan of merger (as may be amended from time to time, the merger agreement), pursuant to which EQM Acquisition Sub, LLC, a wholly owned subsidiary of EQM, will merge with and into RMP, with RMP surviving the merger as a wholly owned subsidiary of EQM (the merger). Concurrently with or immediately following the merger, EQM GP Acquisition Sub, LLC, a wholly owned subsidiary of EQM, will merge with and into Rice Midstream Management LLC, the general partner of RMP (RMP GP) (the GP merger and, together with the merger, the mergers), with RMP GP surviving the GP merger as a wholly owned subsidiary of EQM. EQT Corporation (EQT), which is the indirect parent company of each of the other parties, is also a party to the merger agreement for specified purposes, including a commitment to vote each common unit representing a limited partner interest in RMP (each, an RMP common unit) owned by EQT in favor of the merger agreement and the merger. As of the date of this proxy statement/prospectus, EQT owns approximately 28.1% of the issued and outstanding RMP common units.

           The Conflicts Committee (the RMP Conflicts Committee) of the board of directors of RMP GP (the RMP Board), by unanimous vote, in good faith (a) determined that the merger agreement and the transactions contemplated thereby are in the best interests of RMP and the RMP unitholders not affiliated with EQT, (b) approved the merger agreement and the consummation of the transactions contemplated thereby, including the mergers and (c) resolved to recommend that the RMP Board (1) approve the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (2) submit the merger agreement to the holders of RMP common units for approval, (3) recommend that the holders of RMP common units approve the merger agreement and the merger upon the terms and conditions set forth in the merger agreement and (4) cause RMP to enter into the merger agreement and consummate the mergers upon the terms and conditions set forth in the merger agreement, subject to obtaining the requisite approval of the holders of RMP common units. Following the recommendation of the RMP Conflicts Committee, the RMP Board (x) approved the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (y) directed that the merger agreement be submitted to a vote of the holders of the RMP common units, and (z) resolved to recommend approval of the merger agreement and the merger by such holders.

           At the effective time of the merger (the effective time), (i) each RMP common unit issued and outstanding as of immediately prior to the effective time will be converted into the right to receive 0.3319 (the exchange ratio) common units representing limited partner interests in EQM (the EQM common units) (the merger consideration), (ii) the issued and outstanding incentive distributions rights of RMP (the RMP IDRs) will be cancelled and (iii) each outstanding award of phantom units in respect of RMP common units will be fully vested and converted into the right to receive the merger consideration, subject to applicable tax withholding, in respect of each RMP common unit subject thereto.

           The closing of the merger is conditioned upon, among other things, the completion of certain other transactions involving subsidiaries of EQT including (i) the purchase by EQT GP Holdings, LP (EQGP), a publicly traded subsidiary of EQT through which EQT holds its equity interests in EQM, of all of the outstanding RMP IDRs from a wholly owned subsidiary of EQT (the IDR purchase) in exchange for 36,293,766 common units representing limited partner interests in EQGP (EQGP common units) and (ii) the acquisition by EQM of EQT's interests in certain midstream businesses including Rice West Virginia Midstream LLC (Rice West Virginia), Rice Olympus Midstream LLC (Rice Olympus) and Strike Force Midstream Holdings LLC (Strike Force Holdings and together with Rice West Virginia and Rice Olympus, the drop-down entities) in exchange for an aggregate of 5,889,282 EQM common units and aggregate cash consideration of $1.15 billion (the drop-down transactions). The IDR purchase and the drop-down transactions were completed on May 22, 2018.

           The merger consideration to be received by holders of RMP common units is valued at $20.66 per RMP common unit based on the closing price of EQM common units as of April 25, 2018, the last trading day before the public announcement of the execution of the merger agreement, representing approximately a 9.8% premium to the closing price of RMP common units of $18.82 on such date. The merger consideration is valued at $18.41 per unit based on the closing price of EQM common units as of June 19, 2018, the most recent practicable trading day prior to the date of this proxy statement/prospectus, representing a 0.3% premium to the closing price of RMP common units of $18.36 on such date.

           Immediately following the completion of the merger, it is expected that RMP unitholders will own approximately 28.2% of the outstanding EQM common units, based on the number of EQM common units outstanding, on a fully diluted basis, as of June 15, 2018. The common units of EQM and RMP are traded on the New York Stock Exchange (NYSE) under the symbols "EQM" and "RMP," respectively.

           RMP is holding a special meeting of its unitholders at EQT Plaza, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222, on July 20, 2018 at 8:00 a.m., local time, to obtain the vote of its unitholders to approve the merger agreement and the merger. Your vote is very important regardless of the number of RMP common units you own. The merger cannot be completed unless the holders of at least a majority of the outstanding RMP common units vote for the approval of the merger agreement and the merger at the special meeting. The RMP Board and the RMP Conflicts Committee recommend that RMP unitholders vote "FOR" the approval of the merger agreement and the merger. Whether or not you expect to attend the special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

           In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into the accompanying proxy statement/prospectus), which includes important information about the merger agreement, the proposed mergers and the special meeting. Please pay particular attention to the section titled "Risk Factors" beginning on page 27 of the accompanying proxy statement/prospectus.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

           The accompanying proxy statement/prospectus is dated June 20, 2018 and is first being mailed to the unitholders of RMP on or about June 20, 2018.

Sincerely,
Jeremiah J. Ashcroft III President and Chief Executive Officer

625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
NOTICE OF SPECIAL MEETING OF UNITHOLDERS
TO BE HELD ON JULY 20, 2018

To the Unitholders of Rice Midstream Partners LP:

        Notice is hereby given that a special meeting of unitholders of Rice Midstream Partners LP (RMP), will be held at EQT Plaza, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222, on July 20, 2018 at 8:00 a.m., local time, solely for the following purpose:

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  Merger proposal:  To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 25, 2018 (as may be amended from time to time, the merger agreement), by and among EQT Midstream Partners, LP (EQM), EQT Midstream Services, LLC, the general partner of EQM (EQM GP), EQM Acquisition Sub, LLC, a wholly owned subsidiary of EQM (Merger Sub), EQM GP Acquisition Sub, LLC, a wholly owned subsidiary of EQM (GP Merger Sub), RMP, Rice Midstream Management LLC, the general partner of RMP (RMP GP), and, solely for purposes of certain provisions therein, EQT Corporation (EQT), a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, and the merger of Merger Sub with and into RMP (the merger).

        This item of business, including the merger agreement and the proposed merger, are described in detail in the accompanying proxy statement/prospectus. The board of directors (the RMP Board) of RMP GP, and the conflicts committee of the RMP Board (the RMP Conflicts Committee) have determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of RMP and the RMP unitholders not affiliated with EQT, and the RMP Board and the RMP Conflicts Committee recommend that RMP unitholders vote "FOR" the approval of the merger agreement and the merger.

        Only unitholders of record as of the close of business on June 7, 2018 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of unitholders entitled to vote at the special meeting will be available in our offices located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 during regular business hours for a period no less than 10 days before the special meeting, and at the place of the special meeting during the special meeting. Pursuant to the merger agreement, EQT has agreed that until the effective time or termination of the merger agreement, it will vote all limited partner interests in RMP owned beneficially or of record by it or any of its subsidiaries in favor of approval of the merger and the approval of any actions required in furtherance thereof. As of the date of this proxy statement/prospectus, EQT indirectly owns 100% of the outstanding limited liability company interests in RMP GP and approximately 28.1% of the outstanding common units representing limited partner interests in RMP (RMP common units). As of the date of this proxy statement/prospectus, EQT also indirectly owns an approximately 6.7% limited partner interest in EQM through Rice Midstream Holdings LLC (Rice Midstream Holdings), 100% of the outstanding limited liability company interests in EQT GP Services, LLC, the general partner (the EQGP general partner) of EQT GP Holdings, LP, a Delaware limited partnership (EQGP), and an approximately 91.3% limited partner interest in EQGP, and EQGP owns 100% of the outstanding limited liability company interests in EQM GP which owns an approximately 1.6% general partner interest in EQM, an approximately 24.8% limited partner interest in EQM and all of the incentive distribution rights in EQM (the EQM IDRs) and RMP (the RMP IDRs).

        Approval of the merger agreement and the merger by the RMP unitholders is a condition to the consummation of the merger and requires the affirmative vote of holders of at least a majority of the outstanding RMP common units. Therefore, your vote is very important. Your failure to vote your units will have the same effect as a vote "AGAINST" the approval of the merger agreement and the merger.

By order of the board of directors,
Tobin M. Nelson Corporate Secretary

Pittsburgh, Pennsylvania

June 20, 2018

YOUR VOTE IS IMPORTANT!

        WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) VIA THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy at any time before the special meeting. If your RMP common units are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

        We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger vote, the special meeting or the accompanying proxy statement/prospectus or would like additional copies of the accompanying proxy statement/prospectus or need help submitting your proxy for your RMP common units, please contact RMP's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022

Unitholders May Call Toll-Free: (877) 717-3930

Banks & Brokers May Call Collect: (212) 750-5833

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about EQM and RMP from other documents filed with the Securities and Exchange Commission (the SEC) that are not included in or delivered with this proxy statement/prospectus.

        Documents incorporated by reference are available to you without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers.

EQT Midstream Partners, LP 625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania 15222 (412) 553-5700 Attention: Corporate Secretary	Rice Midstream Partners LP 625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania 15222 (412) 553-5700 Attention: Corporate Secretary

        To receive timely delivery of the requested documents in advance of the special meeting, you should make your request no later than July 18, 2018.

        For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information."

ABOUT THIS DOCUMENT

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by EQM (File No. 333-225018), constitutes a prospectus of EQM under Section 5 of the Securities Act of 1933, as amended (the Securities Act), with respect to the common units representing limited partner interests in EQM (the EQM common units) to be issued pursuant to the merger agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), with respect to the special meeting of RMP unitholders, at which RMP unitholders will be asked to consider and vote on, among other matters, a proposal to approve the merger agreement and the merger.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated June 20, 2018. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to RMP unitholders nor the issuance by EQM of its common units pursuant to the merger agreement will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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QUESTIONS AND ANSWERS

        Set forth below are questions that you, as a unitholder of RMP, may have regarding the merger and the special meeting, and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety, including the merger agreement, which is attached as Annex A to this proxy statement/prospectus, and the documents incorporated by reference into this proxy statement/prospectus, because this section may not provide all of the information that is important to you with respect to the merger and the special meeting. You may obtain a list of the documents incorporated by reference into this proxy statement/prospectus in the section titled "Where You Can Find More Information."

        Q:    Why am I receiving this proxy statement/prospectus?

        A:    EQM, RMP and certain of their affiliates have agreed to a merger, pursuant to which Merger Sub will merge with and into RMP with RMP surviving the merger as a wholly owned subsidiary of EQM, at which time RMP will cease to be a publicly traded limited partnership. In order to complete the merger, holders of a majority of the outstanding RMP common units must vote to approve the merger agreement and the merger. RMP is holding a special meeting of its unitholders to obtain such unitholder approval.

        In the merger, EQM will issue EQM common units as the consideration to be paid to holders of RMP common units. This document is being delivered to you as both a proxy statement of RMP and a prospectus of EQM in connection with the merger. It is the proxy statement by which the RMP Board is soliciting proxies from you to vote on the approval of the merger agreement and the merger at the special meeting or at any adjournment or postponement of the special meeting. It is also the prospectus by which EQM will issue EQM common units to you in the merger.

        Q:    What will happen in the merger?

        A:    In the merger, Merger Sub will merge with and into RMP with RMP surviving the merger as a wholly owned subsidiary of EQM, at which time RMP will cease to be publicly traded. Following the consummation of the merger, EQM will continue to be traded on the NYSE.

        Q:    What other transactions involving EQT's affiliates were announced concurrently with the merger?

        A:    On April 25, 2018, concurrently with entering into the merger agreement, EQT and/or its affiliates entered into definitive agreements related to, and the closing of the merger is conditioned upon (among other things) the completion of, certain other transactions involving subsidiaries of EQT including (i) the purchase by EQGP of all of the outstanding RMP IDRs from Rice Midstream GP Holdings LP (RMGH), a wholly owned subsidiary of EQT (the IDR purchase), in exchange for 36,293,766 common units representing limited partner interests in EQGP (each, an EQGP common unit) pursuant to an Incentive Distribution Rights Purchase and Sale Agreement by and among EQT, EQGP and RMGH (the IDR purchase agreement) and (ii) the acquisition by EQM of EQT's interests in certain midstream businesses, including Rice West Virginia Midstream LLC (Rice West Virginia), Rice Olympus Midstream LLC (Rice Olympus) and Strike Force Midstream Holdings LLC (Strike Force Holdings, and together with Rice West Virginia and Rice Olympus, the drop-down entities), which owns 75% of Strike Force Midstream LLC (Strike Force Midstream), in exchange for an aggregate of 5,889,282 EQM common units and aggregate cash consideration of $1.15 billion (the drop-down transactions) pursuant to a Contribution and Sale Agreement by and among EQT, Rice Midstream Holdings LLC, EQM and EQM Gathering Holdings, LLC (EQM Gathering) (the drop-down agreement). The IDR purchase and the drop-down transactions were completed on May 22, 2018. See "The Drop-Down Agreement" and "The IDR Purchase Agreement."

        Also on April 25, 2018, EQM, EQM Gathering, Gulfport Energy Corporation (Gulfport) and an affiliate of Gulfport entered into a Purchase and Sale Agreement pursuant to which EQM agreed to acquire the 25% limited liability company interest in Strike Force Midstream not owned by Strike Force Holdings for $175 million in cash (the Gulfport transaction). The Gulfport transaction was completed on May 1, 2018.

        Q:    What will I receive in the merger?

        A:    If the merger is completed, each of your RMP common units will be cancelled and converted automatically into the right to receive 0.3319 (the exchange ratio) EQM common units (the merger consideration). RMP unitholders will not receive any fractional EQM common units in the merger. Instead, each holder of RMP common units that are converted pursuant to the merger agreement who otherwise would have received a fraction of an EQM common unit will instead be entitled to receive a whole EQM common unit. Based on the closing price of EQM common units on the NYSE on April 25, 2018, the last trading day prior to the public announcement of the merger, the merger consideration represented approximately $20.66 in value for each RMP common unit. Based on the closing price of $55.48 for EQM common units on the NYSE on June 19, 2018, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the merger consideration represented approximately $18.41 in value for each RMP common unit. The market price of EQM common units will fluctuate prior to the merger, and the market price of EQM common units when received by RMP unitholders after the merger is completed could be greater or less than the current market price of EQM common units. See "Risk Factors."

        Q:    What happens if the merger is not completed?

        A:    If the merger agreement is not approved by RMP unitholders holding at least a majority of the outstanding RMP common units, or if the merger is not completed for any other reason, you will not receive any form of consideration for your RMP common units in connection with the merger. Instead, RMP will remain an independent publicly traded limited partnership and its common units will continue to be listed and traded on the NYSE. If the merger agreement is terminated under specified circumstances, RMP will be required to pay all of the reasonably documented out-of-pocket expenses incurred by EQM in connection with the merger agreement and the transactions contemplated thereby, up to a maximum amount of $5 million. If the merger agreement is terminated under certain other specified circumstances, EQM will be required to pay all of the reasonably documented out-of-pocket expenses incurred by RMP in connection with the merger agreement and the transactions contemplated thereby, up to a maximum amount of $5 million. In addition, if the merger agreement is terminated under specified circumstances, including due to an adverse recommendation change (as defined under "The Merger Agreement—Change in RMP Board Recommendation"), RMP may be required to pay EQM a termination fee of $63.4 million, less any expenses previously paid by RMP to EQM. Please read "The Merger Agreement—Expenses" and "—Termination Fee."

        Q:    Will I continue to receive future distributions on my RMP common units?

        A:    Before completion of the merger, RMP expects to continue to pay a regular quarterly cash distribution on its common units, which was $0.3049 per RMP common unit for the quarter ended March 31, 2018. However, EQM and RMP will coordinate the timing of distribution declarations leading up to the merger so that, in any quarter, a holder of RMP common units will either receive distributions in respect of its RMP common units or distributions in respect of the EQM common units that such holder will receive in the merger (but will not receive distributions in respect of both in any quarter). Receipt of the regular quarterly distribution will not reduce the merger consideration you receive. After completion of the merger, you will be entitled only to distributions on any EQM common units you receive in the merger and hold through the applicable distribution record date. While EQM provides no assurances as to the level or payment of any future distributions on its common units, and EQM determines the amount of its distributions each quarter, for the quarter ended March 31, 2018, EQM paid a cash distribution of $1.065 per EQM common unit on May 15, 2018.

        The current annualized distribution rate for each RMP common unit is $1.2196 (based on the quarterly distribution rate of $0.3049 for each RMP common unit that was paid with respect to the quarter ended March 31, 2018). Based on the exchange ratio, the annualized distribution rate for each RMP common unit exchanged for 0.3319 EQM common units would be approximately $1.414 (based on the quarterly distribution rate of $1.065 per EQM common unit that was paid with respect to the quarter ended March 31, 2018). Accordingly, based on the distribution rates paid with respect to the quarter ended March 31, 2018, and the exchange ratio, an RMP unitholder would initially receive approximately 15.9% more in quarterly cash distributions on an annualized basis after giving effect to the merger. For additional information, please read "—Comparative Per Unit Market Price and Distribution Information."

        Q:    What am I being asked to vote on?

        A:    RMP's unitholders are being asked to vote on the following proposal:

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  Merger proposal:  To approve the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the merger.

        The approval of the merger proposal by RMP unitholders holding at least a majority of the outstanding RMP common units is a condition to the obligations of EQM and RMP to complete the merger.

        Q:    Do the RMP Board and the RMP Conflicts Committee recommend that RMP unitholders approve the merger agreement and the merger?

        A:    Yes. The RMP Board and the RMP Conflicts Committee have approved the merger agreement and the transactions contemplated thereby, including the merger, and determined that these transactions are in the best interests of RMP and the RMP unitholders not affiliated with EQT (the unaffiliated RMP unitholders). Therefore, the RMP Board and the RMP Conflicts Committee recommend that you vote "FOR" the approval of the merger agreement and the merger at the special meeting. See "The Merger—Recommendation of the RMP Board and the RMP Conflicts Committee; Reasons for the Merger." In considering the recommendation of the RMP Board and the RMP Conflicts Committee with respect to the merger agreement and the merger, you should be aware that directors and executive officers of RMP are parties to agreements or participants in other arrangements that give them interests in the merger that may be different from, or in addition to, your interests as a unitholder of RMP. You should consider these interests in voting on the merger proposal. These different interests are described under "The Merger—Interests of Directors and Executive Officers of RMP GP in the Merger."

        Q:    What unitholder vote is required for the approval of the merger proposal?

        A:    The affirmative vote of the holders of at least a majority of the outstanding RMP common units. Accordingly, abstentions and an RMP unitholder's failure to vote, including the failure of a beneficial owner to provide voting instructions to its broker, bank or other nominee, will have the same effect as votes "AGAINST" the proposal.

        Pursuant to the merger agreement, EQT has agreed that until the effective time or termination of the merger agreement, it will vote all limited partner interests in RMP owned beneficially or of record by it or any of its subsidiaries in favor of approval of the merger. As of the date of this proxy statement/prospectus, EQT indirectly owns 100% of the outstanding limited liability company interests in RMP GP and approximately 28.1% of the outstanding RMP common units. EQT also indirectly owns an approximately 6.7% limited partner interest in EQM through Rice Midstream Holdings, 100% of the outstanding limited liability company interests in the EQGP general partner, and an approximately 91.3% limited partner interest in EQGP, and EQGP owns 100% of the outstanding limited liability company interests in EQM GP which owns an approximately 1.6% general partner interest in EQM, an approximately 24.8% limited partner interest in EQM and all of the EQM IDRs and RMP IDRs.

        Q:    What constitutes a quorum for the special meeting?

        A:    The holders of at least a majority of the outstanding RMP common units must be represented in person or by proxy at the special meeting in order to constitute a quorum.

        Q:    When is this proxy statement/prospectus being mailed?

        A:    This proxy statement/prospectus and the proxy card are first being sent to RMP unitholders on or about June 20, 2018.

        Q:    Who is entitled to vote at the special meeting?

        A:    Holders of outstanding RMP common units outstanding as of the close of business on June 7, 2018, the record date, are entitled to one vote per unit at the special meeting.

        As of the record date, there were approximately 102,323,796 RMP common units outstanding, all of which are entitled to vote at the special meeting.

        Q:    When and where is the special meeting?

        A:    The special meeting will be held at EQT Plaza, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222, on July 20, 2018 at 8:00 a.m., local time.

        Q:    How do I vote my common units at the special meeting?

        A:    There are four ways you may cast your vote. You may vote:

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  Via the Internet.  You may cause your common units to be voted at the special meeting by submitting your proxy electronically via the Internet by accessing the Internet address provided on each proxy card (if you are a unitholder of record) or vote instruction card (if your common units are held by a bank, broker or other nominee);

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  By Telephone.  You may cause your common units to be voted at the special meeting by submitting your proxy by using the toll-free telephone number listed on the enclosed proxy card (if you are a unitholder of record) or vote instruction card (if your common units are held by a bank, broker or other nominee);

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  By Mail.  You may cause your common units to be voted at the special meeting by submitting your proxy by filling out, signing and dating the enclosed proxy card (if you are a unitholder of record) or vote instruction card (if your common units are held by a bank, broker or other nominee) and returning it by mail in the prepaid envelope provided; or

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  In Person.  If you are a unitholder of record, you may vote in person at the special meeting. Common units held by a bank, broker or other nominee may be voted in person by you only if you obtain a legal proxy from the record holder (which is your bank, broker or other nominee) giving you the right to vote the units.

        Even if you plan to attend the special meeting in person, you are encouraged to submit your proxy as described above so that your vote will be counted if you later decide not to attend the special meeting.

        If your common units are held by a bank, broker or other nominee, also known as holding units in "street name," you should receive instructions from the bank, broker or other nominee that you must follow in order to have your common units voted. Please review such instructions to determine whether you will be able to submit your proxy via the Internet or by telephone. In most cases, the deadline for submitting your proxy by telephone or electronically through the Internet is 11:59 p.m., Eastern Time, on July 19, 2018 (the telephone/Internet deadline). However, if the special meeting is adjourned to solicit additional proxies, the deadline may be extended.

        Q:    If my common units are held in "street name" by my broker, will my broker automatically vote my common units for me?

        A:    No. If your common units are held in the name of a broker, bank or other nominee, enclosed with this proxy statement/prospectus are separate instructions from your broker, bank or other nominee describing how to vote your common units. The availability of Internet or telephonic voting will depend on the nominee's voting process. Please check with your broker, bank or other nominee and follow the voting procedures provided by your broker, bank or other nominee on your voting instruction form.

        You should instruct your broker, bank or other nominee how to vote your common units. Under the rules applicable to broker-dealers, your broker, bank or other nominee does not have discretionary authority to vote your common units on any of the proposals scheduled to be voted on at the special meeting. A so-called "broker non-vote" results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such common units. RMP does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas the merger proposal is considered non-routine. As a result, no broker will be permitted to vote your RMP common units at the special meeting without receiving instructions.

        Additional information on voting procedures can be found under the section titled "The Special Meeting."

        Q:    How will my RMP common units be represented at the special meeting?

        A:    If you submit your proxy by telephone, the Internet website or by signing and returning your proxy card via the mail, the officers named in your proxy card will vote your common units in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your common units, your proxy will be voted as the RMP Board recommends, which is "FOR" the approval of the merger agreement and the merger.

        Q:    May I vote in person?

        A:    Yes. If you are a unitholder of record of RMP at the close of business on June 7, 2018 you may attend the special meeting and vote your RMP common units in person, in lieu of submitting your proxy by Internet, telephone or by completing, signing, dating and returning the enclosed proxy card.

        If you are a beneficial holder of RMP common units, you are also invited to attend the special meeting. However, because you are not the unitholder of record, you may not vote your RMP common units in person at the special meeting, unless you request and obtain a valid "legal proxy" from your bank, broker or nominee.

        Q:    What must I bring to attend the special meeting?

        A:    Only RMP unitholders of record as of the close of business on June 7, 2018, beneficial owners of RMP common units as of June 7, 2018, holders of valid proxies for the special meeting and invited guests of RMP may attend the special meeting. All attendees should be prepared to present government-issued photo identification (such as a driver's license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are unitholders of record, beneficial owners or proxy holders.

        Additionally, unitholders planning to attend the special meeting will need an admission ticket. Holders of common units in registered name can obtain an admission ticket by checking the appropriate box on their proxy card, or by writing to RMP's Corporate Secretary at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary. Beneficial owners holding through a broker, bank or other holder of record, must write to RMP's Corporate Secretary at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary AND must include proof of your ownership of RMP common units as of the record date, such as a copy of your brokerage account statement or an omnibus proxy, which you can obtain from your broker, bank or other holder of record, and RMP will send you an admission ticket for the special meeting.

        Additional information on attending the special meeting can be found under the section titled "The Special Meeting."

        Q:    What should I do if I receive more than one set of voting materials for the special meeting?

        A:    You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your RMP common units in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold common units. If you are a unitholder of record and your common units are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form.

        Q:    Is my vote important?

        A:    Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for RMP to obtain the necessary quorum to hold the special meeting. In addition, an abstention or your failure to submit a proxy or to vote in person will have the same effect as a vote "AGAINST" the approval of the merger agreement and the merger. If you hold your common units through a bank, broker or other nominee, your bank, broker or other nominee will not be able to cast a vote on the proposal without instructions from you.

        Q:    Can I revoke my proxy or change my voting instructions?

        A:    Yes. If you are a unitholder of record, you may revoke or change your vote at any time before the telephone/Internet deadline or before the polls close at the special meeting by:

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  sending a signed, written notice to Rice Midstream Partners LP at 625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania 15222, Attention: Corporate Secretary, that bears a date later than the date of the proxy and is received prior to the special meeting and states that you revoke your proxy;

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  submitting a valid proxy by telephone or Internet that bears a date later than the date of the proxy, but no later than the telephone/Internet deadline and is received prior to the special meeting; or

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  attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

        If you hold your RMP common units through a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee in order to revoke your proxy or change your voting instructions.

        Q:    What happens if I sell my common units after the record date but before the special meeting?

        A:    The record date for the special meeting is earlier than the date of the special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your RMP common units after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by RMP's unitholders in the merger. In order to receive the merger consideration, you must hold your RMP common units through completion of the merger.

        Q:    Is completion of the merger subject to any conditions?

        A:    Yes. In addition to the approval of the merger agreement and the merger by the holders of at least a majority of the outstanding RMP common units, completion of the merger requires the receipt of any required regulatory approvals, completion of the drop-down transactions and the IDR purchase and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement. See "The Merger Agreement—Conditions to Consummation of the Merger."

        Q:    When do you expect to complete the merger?

        A:    EQM and RMP are working towards completing the merger promptly. EQM and RMP currently expect to complete the merger shortly following the conclusion of the meeting, subject to receipt of RMP unitholder approval, any required regulatory approvals and clearances and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

        Q:    What are the expected U.S. federal income tax consequences to an RMP unitholder as a result of the transactions contemplated by the merger agreement?

        A:    It is anticipated that, in general, no gain or loss should be recognized, for U.S. federal income tax purposes, by RMP unitholders with respect to the exchange of RMP common units for EQM common units pursuant to the merger, other than any gain resulting from (A) any actual or constructive distribution of cash or other property or (B) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, as amended (the Code).

        Please read "Risk Factors—Tax Risks Related to the Merger" and "Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to U.S. Holders."

        Q:    Under what circumstances could the merger result in an RMP unitholder recognizing taxable income or gain?

        A:    For U.S. federal income tax purposes, RMP will be deemed to contribute all of its assets to EQM in exchange for EQM common units and the assumption of RMP's liabilities, followed by a liquidation of RMP in which EQM common units are distributed to RMP unitholders. In addition, as a result of the merger, RMP unitholders who receive EQM common units will become limited partners of EQM for U.S. federal income tax purposes and will be allocated a share of EQM's nonrecourse liabilities. Each RMP unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder's share of nonrecourse liabilities of RMP immediately before the merger over such unitholder's share of nonrecourse liabilities of EQM immediately following the merger. If the amount of any deemed cash distribution received by an RMP unitholder exceeds such unitholder's basis immediately before the merger in such unitholder's RMP common units, such unitholder will recognize gain in an amount equal to such excess. While there can be no assurance, EQM and RMP expect that most RMP unitholders will not recognize gain in this manner. The amount and effect of any gain that may be recognized by RMP unitholders will depend on the RMP unitholder's particular situation, including the ability of the RMP unitholder to utilize any suspended passive losses. For additional information, please read "Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to U.S. Holders" and "Risk Factors—Tax Risks Related to the Merger."

        Q:    What are the expected U.S. federal income tax consequences for an RMP unitholder of the ownership of EQM common units after the merger is completed?

        A:    Each RMP unitholder who becomes an EQM unitholder as a result of the merger will be required to report on its U.S. federal income tax return such unitholder's distributive share of EQM's income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which EQM conducts business or owns property or in which the unitholder is a resident. Please read "Material U.S. Federal Income Tax Consequences of EQM Common Unit Ownership."

        Q:    What do I need to do now?

        A:    Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Then, please submit your proxy for RMP common units in accordance with the instructions described above.

        If you hold RMP common units through a bank, broker or other nominee, please instruct your bank, broker or other nominee to vote your common units by following the instructions that the bank, broker or other nominee provides to you with these materials.

        Q:    Are holders of RMP common units entitled to dissenters' rights or appraisal rights?

        A:    No. Neither dissenters' rights nor appraisal rights are available in connection with the merger under the Delaware Revised Uniform Limited Partnership Act (the Delaware LP Act), the merger agreement or the Amended and Restated Agreement of Limited Partnership of Rice Midstream Partners LP, as amended (the RMP partnership agreement).

        Q:    Whom should I call with questions?

        A:    RMP unitholders who have questions about the merger or the special meeting, or desire additional copies of this proxy statement/prospectus or additional proxy cards or voting instruction forms should contact Innisfree, RMP's proxy solicitor, at:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022

Unitholders May Call Toll-Free: (877) 717-3930

Banks & Brokers May Call Collect: (212) 750-5833

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. You are urged to read carefully the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the special meeting. See "Where You Can Find More Information." Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties (See page 36)

        EQM is a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQM provides midstream services to EQT and multiple third parties in Pennsylvania, West Virginia and Ohio through its two primary assets: the gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines, and the transmission and storage system, which delivers gas to local demand users and interstate pipelines for access to demand markets. EQM provides a substantial majority of its natural gas gathering, transmission and storage services under contracts with long-term, firm reservation and/or usage fees.

        RMP is a growth-oriented limited partnership originally formed by Rice Energy Inc. (Rice Energy) to own, operate, develop and acquire midstream assets in the Appalachian Basin. RMP operates in two business segments, which are managed separately due to their distinct operational differences: (i) gathering and (ii) water. RMP's natural gas gathering assets consist of natural gas gathering systems and associated compression that service EQT and other third-party producers in the dry gas core of the Marcellus Shale in southwestern Pennsylvania. RMP's water services assets consist of water pipelines, impoundment facilities, pumping stations, take point facilities and measurement facilities, which are used to support well completion activities and to collect and recycle or dispose of flowback and produced water for EQT and other third-party producers in Washington and Greene Counties, Pennsylvania and Belmont County, Ohio. RMP provides its services under long-term, fee-based contracts, primarily to EQT and its affiliates.

The Merger (See page 42)

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger agreement provides for the merger of Merger Sub with and into RMP, with RMP surviving the merger as a wholly owned subsidiary of EQM, at which time RMP will no longer be publicly traded.

The GP Merger (See page 42)

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, and concurrently with (or as soon as practicable after) the merger, GP Merger Sub will merge with and into RMP GP (the GP merger and, together with the merger, the mergers). RMP GP will survive the GP merger and remain the general partner of RMP.

Merger Consideration (See page 82)

        The merger agreement provides that, at the effective time, each RMP common unit issued and outstanding or deemed issued and outstanding as of immediately prior to the effective time will be converted into the right to receive 0.3319 EQM common units.

Treatment of RMP Phantom Units (See page 82)

        At the effective time, each award of phantom units in respect of RMP common units (each, an RMP Phantom Unit Award) that is outstanding immediately prior to the effective time will be fully vested and converted into the right to receive the merger consideration, less applicable tax withholding, in respect of each RMP common unit subject thereto.

Treatment of General Partner Interest and Incentive Distribution Rights (See pages 73 and 82)

        Following the mergers, the surviving entity in the GP merger will hold the entire general partner interest in RMP and will retain the rights and duties of the general partner of RMP. The merger agreement also provides that, at the effective time, all of the RMP IDRs outstanding immediately prior to the effective time will be cancelled.

The Special Meeting; Units Entitled to Vote; Required Vote (See page 37)

        Meeting.    The special meeting will be held at EQT Plaza, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222, on July 20, 2018 at 8:00 a.m., local time. At the special meeting, RMP unitholders will be asked to vote on the following proposal:

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  Merger proposal:  To approve the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the merger.

        Record Date.    Only RMP unitholders of record at the close of business on June 7, 2018 will be entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were approximately 102,323,796 RMP common units outstanding and entitled to vote at the meeting. Each holder of RMP common units is entitled to one vote for each common unit owned as of the record date.

        Required Vote.    To approve the merger proposal, holders of at least a majority of the outstanding RMP common units must vote in favor of such proposal. RMP cannot complete the merger unless its unitholders approve the merger proposal. Because approval is based on the affirmative vote of at least a majority of the outstanding RMP common units, an RMP unitholder's failure to vote, an abstention from voting or the failure of an RMP unitholder who holds his or her units in "street name" through a broker or other nominee to give voting instructions to such broker or other nominee will have the same effect as a vote "AGAINST" approval of the merger proposal.

        Postponements and Adjournments.    Pursuant to the RMP partnership agreement, RMP GP may postpone the special meeting one or more times for any reason by giving notice to each RMP unitholder entitled to vote at the meeting so postponed of the place, date and hour at which such postponed meeting would be held not fewer than two days before the date of the special meeting. In addition, the special meeting may be adjourned by RMP GP one or more times for any reason, including the failure of a quorum to be present at the special meeting with respect to the merger proposal or the failure of the merger proposal to receive sufficient votes for approval. No vote of RMP unitholders is required for any adjournment.

        Unit Ownership of and Voting by RMP's Directors, Executive Officers and Affiliates.    As of June 7, 2018, RMP's directors and executive officers and affiliates (including EQT and its subsidiaries) beneficially owned and had the right to vote 28,896,793 RMP common units at the special meeting, which represent 28.2% of the RMP common units entitled to vote at the special meeting. It is expected that RMP's directors and executive officers will vote their units "FOR" the approval of the merger agreement and the merger, although none of them has entered into any agreement requiring them to do so. Additionally, under the terms of the merger agreement, EQT has agreed to vote all of the RMP common units owned beneficially or of record by EQT or its subsidiaries in favor of the approval of the merger proposal.

Recommendation of the RMP Board and the RMP Conflicts Committee; Reasons for the Merger (See page 50)

        The RMP Board and the RMP Conflicts Committee recommend that RMP unitholders vote "FOR" the approval of the merger agreement and the merger.

        In the course of reaching their decisions to approve the merger agreement and the transactions contemplated by the merger agreement, the RMP Conflicts Committee and the RMP Board considered a number of factors in their deliberations. For a more complete discussion of these factors, see "The Merger—Recommendation of the RMP Board and the RMP Conflicts Committee; Reasons for the Merger."

Opinion of the Financial Advisor to the RMP Conflicts Committee (See page 55)

        In connection with the proposed transaction, the RMP Conflicts Committee received, on April 25, 2018, an oral opinion from Jefferies LLC (Jefferies), which was subsequently confirmed in a written opinion, dated April 25, 2018, from Jefferies, as to the fairness, as of the date of the opinion and based upon and subject to the qualifications, limitations and assumptions stated therein, of the exchange ratio, from a financial point of view, to RMP and the unaffiliated RMP unitholders.

The IDR Purchase and the Drop-Down Transactions (See page 104 and page 95)

        On April 25, 2018, concurrently with entering into the merger agreement, EQT and/or its affiliates entered into (i) the IDR purchase agreement, pursuant to which, subject to the terms and conditions thereof, EQGP acquired all of the outstanding RMP IDRs from RMGH in exchange for an aggregate of 36,293,766 EQGP common units and (ii) the drop-down agreement, pursuant to which, subject to the terms and conditions thereof, EQM acquired EQT's interests in certain midstream businesses including Rice West Virginia, Rice Olympus and Strike Force Holdings in exchange for an aggregate of 5,889,282 EQM common units and aggregate cash consideration of $1.15 billion. The IDR purchase and the drop-down transactions were completed on May 22, 2018.

        Also on April 25, 2018, EQM, EQM Gathering, Gulfport and an affiliate of Gulfport entered into a Purchase and Sale Agreement pursuant to which EQM agreed to acquire the 25% limited liability company interest in Strike Force Midstream not owned by Strike Force Holdings for $175 million in cash, which was completed on May 1, 2018.

Financing of the Transactions (See page 70)

        The merger is not subject to a financing condition. On April 25, 2018, EQM entered into a 364-Day Term Loan Agreement (the Term Loan Agreement) among EQM, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders (the Lenders) and agents parties thereto, providing for a $2.5 billion 364-day unsecured multi-draw term loan facility (the Term Loan Facility).

        The Term Loan Agreement provides for borrowings by EQM of (i) up to $300 million of the commitments under the Term Loan Facility (the Merger Availability) in connection with, and to fund, the consummation of the merger, (ii) up to $1 billion of the commitments under the Term Loan Facility in connection with, and to fund, the consummation of the drop-down transactions (the Drop-Down Availability), and (iii) up to an additional $1.2 billion of commitments under the Term Loan Facility (the General Availability) for a variety of specified purposes, including to fund the consummation of the merger and/or the drop-down transactions. The Lenders' obligation to fund such commitments under the Term Loan Facility is subject to several conditions as set forth in the Term Loan Agreement, including, in the case of certain borrowings in connection with the merger, delivery of a certificate certifying that EQM expects the merger to be consummated within one business day.

        As of May 17, 2018, the General Availability was reduced by $825 million, of which $513 million was used to repay borrowings outstanding under EQM's existing $1 billion revolving credit facility. On

May 22, 2018, substantially concurrently with the consummation of the drop-down transactions, EQM borrowed all $1 billion of the Drop-Down Availability. As of June 14, 2018, $375 million of the General Availability and all $300 million of the Merger Availability remained available for borrowing pursuant to the terms of the Term Loan Agreement. Unused commitments under the Term Loan Facility will terminate automatically on December 31, 2018. The Term Loan Agreement includes mandatory prepayment and commitment reduction requirements related to the receipt by EQM of net cash proceeds from certain debt transactions, equity issuances, asset sales, and joint venture distributions.

        EQM expects to use proceeds from future borrowings under the Term Loan Facility to, among other things, (i) substantially concurrently with the closing of the merger, refinance all existing debt for borrowed money of RMP and its subsidiaries, including to repay and terminate, as applicable, all amounts and commitments outstanding under the RMP existing credit facility (as defined in "The Merger Agreement—Conduct of Business Pending Consummation of the Merger"), and (ii) pay any fees, commissions and expenses incurred in connection with the foregoing.

No EQM Unitholder Approval Required (See page 70)

        EQM unitholders are not required to approve the merger agreement or approve the merger or the issuance of EQM common units in connection with the merger.

Directors and Executive Officers of EQM GP After the Merger (See page 70)

        No changes are anticipated to the identity of the directors and executive officers of EQM GP as a result of the merger.

Ownership of EQM After the Merger (See page 72)

        EQM will issue approximately 34.0 million EQM common units to former RMP unitholders pursuant to the merger agreement. Based on the number of EQM common units outstanding as of June 15, 2018, immediately following the completion of the merger, EQM expects to have approximately 120.5 million common units outstanding. RMP unitholders are therefore expected to hold approximately 28.2% of the aggregate number of EQM common units outstanding immediately after the merger and approximately 27.9% of EQM's total units of all classes. Holders of EQM common units (similarly to holders of RMP common units) are not entitled to elect EQM GP or the members of the board of directors of EQM GP (the EQM Board) and have only limited voting rights on matters affecting EQM's business.

Interests of Directors and Executive Officers of RMP GP in the Merger (See page 66)

        The directors and executive officers of RMP GP have interests in the merger that are different from, or in addition to, the interests of RMP unitholders generally. The members of the RMP Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to RMP's unitholders that the merger agreement be approved.

        These interests include:

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  Certain directors and executive officers of RMP GP are also directors, executive officers and/or employees of EQT, EQM GP and/or the EQGP general partner;

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  Certain members of the RMP Board hold RMP Phantom Unit Awards, which immediately prior to the effective time would fully vest and convert into the right to receive the merger consideration; and

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  The directors and executive officers of RMP GP are entitled to continued indemnification and insurance coverage under the RMP partnership agreement, the merger agreement and the limited liability company agreement of RMP GP.

Interests of EQT in the Merger (See page 69)

        EQT holds a controlling ownership interest in RMP. EQT controls RMP through EQT's ownership of RMP GP, which is the general partner of RMP. RMP GP owns 100% of the general partner interest in RMP. EQT also owns an approximately 6.7% limited partner interest in EQM through Rice Midstream Holdings, 100% of the outstanding limited liability company interests in the EQGP general partner, and an approximately 91.3% limited partner interest in EQGP, and EQGP owns 100% of the outstanding limited liability company interests in EQM GP which owns an approximately 1.6% general partner interest in EQM, an approximately 24.8% limited partner interest in EQM and all of the EQM IDRs and RMP IDRs. EQT has different economic interests in the merger than RMP unitholders generally due to, among other things, EQT's ongoing ownership of the general partner interest and incentive distribution rights through EQGP in EQM following the merger. In addition, EQT and/or wholly owned subsidiaries of EQT are party to the IDR purchase and the drop-down transactions, each of which was completed on May 22, 2018, with such completion having been a condition to the parties' obligations to complete the merger (see "—The IDR Purchase and the Drop-Down Transactions").

        Under the terms of the merger agreement, EQT has agreed to vote all of the RMP common units owned beneficially or of record by EQT and its subsidiaries in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof.

Risk Factors Relating to the Merger and Ownership of EQM Common Units (See page 27)

        RMP unitholders should consider carefully all the risk factors together with all of the other information included or incorporated by reference in this proxy statement/prospectus before deciding how to vote. Risks relating to the merger and ownership of EQM common units are described in the section titled "Risk Factors." Some of these risks include, but are not limited to, those described below:

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  Because the market price of EQM common units will fluctuate prior to the consummation of the merger, RMP unitholders cannot be sure of the market value of the EQM common units they will receive as merger consideration relative to the value of RMP common units they exchange.

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  EQM and RMP may be unable to obtain the regulatory clearances required to complete the merger or, in order to do so, EQM and RMP may be required to comply with material restrictions or satisfy material conditions.

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  The merger agreement contains provisions that limit RMP's ability to pursue alternatives to the merger, which could discourage a potential competing acquirer of RMP from making a favorable alternative transaction proposal and, in specified circumstances, including if the merger agreement is terminated due to an adverse recommendation change having occurred, could require RMP to pay a termination fee to EQM of $63.4 million.

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  Directors and officers of RMP have certain interests that are different from those of RMP unitholders generally.

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  RMP unitholders will have a reduced ownership in the combined organization after the merger.

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  EQM common units to be received by RMP unitholders as a result of the merger have different rights from RMP common units.

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  No ruling has been requested with respect to the U.S. federal income tax consequences of the merger.

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  The intended U.S. federal income tax consequences of the merger are dependent upon EQM and RMP being treated as partnerships for U.S. federal income tax purposes.

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  EQT is the ultimate parent company of each of EQM, RMP, EQM GP, EQGP, RMP GP and the EQGP general partner. This may result in conflicts of interest.

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  EQM unitholders have limited voting rights and are not entitled to elect EQM's general partner or the directors of EQM's general partner.

Material U.S. Federal Income Tax Consequences of the Merger (See page 116)

        Tax matters associated with the merger are complicated. The U.S. federal income tax consequences of the merger to an RMP unitholder will depend, in part, on such unitholder's particular circumstances. The tax discussions in this proxy statement/prospectus are limited to the U.S. federal income tax consequences generally applicable to U.S. holders that hold their RMP units as capital assets and acquired their RMP units in exchange for cash, and these discussions have only limited application to other unitholders, including those subject to special rules under the U.S. federal income tax laws. RMP unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger that will be applicable to them.

        For U.S. federal income tax purposes, the merger is intended to qualify as a "merger" of RMP and EQM within the meaning of Treasury Regulations promulgated under Section 708 of the Code, with EQM treated as the continuing partnership and RMP as the terminated partnership for U.S. federal income tax purposes following the merger.

        It is a condition to the parties' respective obligations to complete the merger that (1) EQM receive an opinion of Baker Botts L.L.P., dated as of the date of the closing of the merger, to the effect that (i) at least 90% of the gross income of EQM for all of the calendar year that immediately precedes the calendar year that includes the date of the closing of the merger and each calendar quarter of the calendar year that includes the date of the closing of the merger for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code and (ii) at least 90% of the combined gross income of each of EQM and RMP for all of the calendar year that immediately precedes the calendar year that includes the date of the closing of the merger and each calendar quarter of the calendar year that includes the date of the closing of the merger for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code and (2) RMP receive an opinion of Baker Botts L.L.P., dated as of the date of the closing of the merger, to the effect that at least 90% of the gross income of RMP for all of the calendar year that immediately precedes the calendar year that includes the date of the closing of the merger and each calendar quarter of the calendar year that includes the date of the closing of the merger for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

        It is a condition to EQM's obligation to complete the merger that it receive a written opinion of Baker Botts L.L.P., dated as of the date of the closing of the merger, to the effect that for U.S. federal income tax purposes (i) EQM should not recognize any income or gain as a result of the merger, and (ii) no gain or loss should be recognized by holders of EQM common units or other partnership interests in EQM as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

        It is a condition to RMP's obligation to complete the merger that it receive an opinion of Baker Botts L.L.P., dated as of the date of the closing of the merger, to the effect that for U.S. federal income tax purposes (i) RMP should not recognize any income or gain as a result of the merger and (ii) no gain or loss should be recognized by holders of RMP common units or other partnership interests in RMP as a result of the merger (other than any gain resulting from (A) any actual or constructive distribution of cash or other property or (B) any decrease in partnership liabilities pursuant to Section 752 of the Code).

        These opinions will be based on representations made by RMP, EQM and others and on customary factual assumptions, as well as certain covenants and undertakings. Opinions of counsel are subject to certain limitations and are not binding on the Internal Revenue Service (the IRS) or any court. RMP and EQM have not sought and do not intend to seek any rulings from the IRS regarding any matters relating to the merger.

        Accordingly, in general, the receipt of EQM common units in respect of RMP common units should not result in the recognition of taxable gain or loss to RMP unitholders. Any actual or deemed receipt of cash by an RMP unitholder (including as the result of a net reduction in the amount of nonrecourse liabilities allocated to such RMP unitholder) will result in the recognition of taxable gain if such receipt exceeds the adjusted tax basis in the RMP common units surrendered in the merger.

        RMP unitholders should read the section entitled "Material U.S. Federal Income Tax Consequences of the Merger" for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences to a particular holder will depend on such holder's facts and circumstances. RMP unitholders should consult their own tax advisors to determine the specific tax consequences to them of the merger.

Material U.S. Federal Income Tax Consequences of EQM Common Unit Ownership (See page 120)

        Each RMP unitholder who becomes an EQM unitholder as a result of the merger will be required to report on its U.S. federal income tax return such unitholder's distributive share of EQM's income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which EQM conducts business or owns property or in which the unitholder is a resident. Please read "Material U.S. Federal Income Tax Consequences of EQM Common Unit Ownership."

Accounting Treatment of the Merger (See page 71)

        In accordance with the guidance under Accounting Standards Codification Topic 805: Business Combinations, the merger will be accounted for as a reorganization of entities under common control. The assets and liabilities of RMP will be recorded by EQM at EQT's historical cost basis, which includes a step-up basis resulting from EQT's preliminary purchase price accounting for its acquisition of Rice Energy.

Listing of EQM Common Units; Delisting and Deregistration of RMP Common Units (See page 72)

        EQM common units are currently listed on the NYSE under the ticker symbol "EQM." It is a condition to closing that the EQM common units to be issued in the merger to RMP unitholders be approved for listing on the NYSE, subject to official notice of issuance. Following the consummation of the merger, it is expected that EQM common units will continue to be listed on the NYSE under the symbol "EQM."

        RMP common units are currently listed on the NYSE under the ticker symbol "RMP." If the merger is completed, RMP common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Dissenters' Rights or Appraisal Rights (See page 70)

        Neither dissenters' rights nor appraisal rights are available in connection with the merger under the Delaware LP Act, the merger agreement or the RMP partnership agreement.

Conditions to Consummation of the Merger (See page 74)

        EQM and RMP currently expect to complete the merger shortly following the conclusion of the meeting, subject to receipt of required RMP unitholder approval and regulatory approvals and clearances and to the satisfaction or waiver of the other conditions to the transactions contemplated by the merger agreement described below.

        As more fully described in this proxy statement/prospectus, the parties' obligations to complete the transactions contemplated by the merger agreement depend on a number of closing conditions being satisfied or, where legally permissible, waived, including the following:

  •
  the merger agreement and the merger must have been approved by the affirmative vote or consent of the holders of at least a majority of the outstanding RMP common units;

  •
  any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act), must have been terminated or expired;

  •
  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the merger agreement or making the consummation of such transactions illegal;

  •
  the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be subject to any stop order or proceedings initiated or threatened by the SEC;

  •
  the EQM common units to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  RMP having received from Baker Botts L.L.P., tax counsel to RMP, certain written opinions regarding certain U.S. federal income tax matters, as described under "The Merger Agreement—Conditions to Consummation of the Merger";

  •
  EQM having received from Baker Botts L.L.P., tax counsel to EQM, certain written opinions regarding certain U.S. federal income tax matters, as described under "The Merger Agreement—Conditions to Consummation of the Merger";

  •
  closing of the IDR purchase having occurred (which closing did occur on May 22, 2018);

  •
  closing of the drop-down transactions having occurred or the parties to the drop-down agreement being ready, willing and able to complete the drop-down transactions substantially simultaneously with the closing of the merger (which closing did occur on May 22, 2018); and

  •
  subject to certain materiality standards, the representations and warranties of the other applicable parties to the merger agreement being true and correct, such parties having performed their obligations under the merger agreement, and the receipt of an officer's certificate certifying the foregoing.

Regulatory Approvals and Clearances Required for the Merger (See page 71)

        The completion of the merger may be subject to antitrust clearance in the United States. Under the HSR Act, if applicable, the merger cannot be completed until EQT (as the ultimate parent entity of EQM) and RMP have filed their respective notification and report forms with the Federal Trade Commission (the FTC) and the Antitrust Division of the United States Department of Justice (the DOJ), and until the applicable waiting period has expired or been terminated. Both EQT and RMP made their HSR filings on June 1, 2018. Early termination of the waiting period was granted on June 19, 2018. See "The Merger—Regulatory Approvals and Clearances Required for the Merger."

No Solicitation by RMP of Alternative Proposals (See page 78)

        The merger agreement contains detailed provisions prohibiting RMP from seeking an alternative proposal (as defined under "The Merger Agreement—RMP Unitholder Approval") to the merger. As described in more detail elsewhere in this proxy statement/prospectus, under these "no solicitation" provisions, RMP has agreed, among other things, that it will not solicit, initiate or knowingly encourage any inquiries or any proposals that constitute or could reasonably be expected to lead to an alternative business combination proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances at any time prior to RMP unitholders voting in favor of approving the merger agreement, RMP may furnish information, including confidential information, with respect to it and its subsidiaries to, and participate in discussions or negotiations with, any third party that makes an unsolicited written alternative proposal that the RMP Board (upon the recommendation of the RMP Conflicts Committee) believes is bona fide so long as (after consultation with its financial advisors and outside legal counsel) the RMP Board (upon the recommendation of the RMP Conflicts Committee) determines in good faith that (i) such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal (as defined under "The Merger Agreement—No Solicitation by RMP of Alternative Proposals"), (ii) failure to furnish such information or participate in such discussions would be inconsistent with the RMP Board's duties under applicable law as modified by the RMP partnership agreement and (iii) such alternative proposal did not result from a willful breach of the no solicitation provisions in the merger agreement.

        RMP has also agreed in the merger agreement that it will promptly notify EQM of any alternative proposal and keep EQM reasonably informed of all material developments affecting the status and terms of any such alternative proposal and of the status of any associated discussions or negotiations.

Change in RMP Board Recommendation (See page 80)

        The merger agreement provides that RMP will not withdraw, modify or qualify, in a manner adverse to EQM, the recommendation of the RMP Board and the RMP Conflicts Committee that RMP's unitholders approve the merger agreement and the merger. However, subject to the satisfaction of specified conditions in the merger agreement, the RMP Board and the RMP Conflicts Committee may, at any time prior to the approval of the merger agreement by the RMP unitholders, effect an adverse recommendation change in response to either (i) an unsolicited alternative proposal constituting a superior proposal or (ii) a changed circumstance that was not known to or reasonably foreseeable by the RMP Board prior to the date of the merger agreement, in each case if the RMP Board, upon the recommendation of the RMP Conflicts Committee and after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be inconsistent with its duties under applicable law as modified by the RMP partnership agreement.

Termination of the Merger Agreement (See page 83)

        The merger agreement may be terminated at any time prior to the effective time:

  •
  by mutual written consent of EQM and RMP;

  •
  by either EQM or RMP:

  •
  if the merger has not been consummated on or before December 31, 2018 (the outside date);

  •
  if any governmental authority has issued a final and nonappealable law or injunction prohibiting the merger;

  •
  If the drop-down agreement or the IDR purchase agreement has been terminated;

    •
    if the RMP unitholders do not approve the merger agreement and the merger at the special meeting; or

    •
    if there is a breach by the other party of any of its representations, warranties, covenants or agreements in the merger agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice of such breach, subject to certain exceptions; and

  •
  by EQM:

  •
  if an adverse recommendation change by the RMP Board or the RMP Conflicts Committee has occurred prior to the RMP unitholders special meeting; or

  •
  if prior to the approval of the merger agreement by RMP unitholders, RMP is in willful breach of its obligations to (i) duly call, give notice of, convene and hold a special meeting of RMP unitholders for the purpose of obtaining unitholder approval of the merger agreement and the merger, use its reasonable best efforts to solicit proxies from the RMP unitholders in favor of such approval and, through the RMP Board and the RMP Conflicts Committee, recommend the approval of the merger agreement and the merger to RMP unitholders or (ii) comply with its non-solicitation obligations, in each case, subject to certain exceptions.

Expenses (See page 85)

        Generally, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be the obligation of the party incurring such fees and expenses. However, following a termination of the merger agreement in specified circumstances, RMP will be required to pay all of the reasonably documented out-of-pocket expenses incurred by EQM and, under certain other specified circumstances, EQM will be required to pay all of the reasonably documented out-of-pocket expenses incurred by RMP, in each case, in connection with the merger agreement and the transactions contemplated thereby, up to a maximum amount of $5 million.

Termination Fee (See page 85)

        Following termination of the merger agreement under specified circumstances, including due to an adverse recommendation change having occurred, RMP will be required to pay EQM a termination fee of $63.4 million, less any expenses of EQM previously reimbursed by RMP to EQM pursuant to the merger agreement.

Comparison of Rights of EQM Unitholders and RMP Unitholders (See page 142)

        RMP unitholders will own EQM common units following the completion of the merger, and their rights associated with those EQM common units will be governed by the First Amended and Restated Agreement of Limited Partnership of EQT Midstream Partners, LP, as amended (the EQM partnership agreement), which differs in some respects from the RMP partnership agreement, and the Delaware LP Act.

Selected Historical Combined Financial Data of EQM

        The following table presents EQM's selected combined historical financial information that has been derived from (1) EQM's audited combined financial statements as of and for the years ended December 31, 2017, 2016 and 2015 and for the year ended December 31, 2014, (2) EQM's unaudited combined financial statements as of December 31, 2014 and 2013 and for the year ended December 31, 2013 and (3) EQM's unaudited combined financial statements as of and for the three months ended March 31, 2018 and 2017. The information set forth below is only a summary and is not necessarily indicative of future results nor does it include the effects of the merger. You should read this information together with EQM's combined financial statements, the related notes and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in EQM's Current Report on Form 8-K filed with the SEC on June 12, 2018 for the year ended December 31, 2017 and quarter ended March 31, 2018 which is incorporated into this proxy statement/prospectus by reference. In EQM's view, the unaudited combined financial data of EQM as of and for the three months ended March 31, 2018 and 2017 contain all normal, recurring adjustments necessary for fair presentation of EQM's financial position and results of operations. The selected balance sheet data as of March 31, 2017 has been derived from EQM's unaudited combined financial statements as of March 31, 2017, which have not been incorporated into this proxy statement/prospectus by reference. For more information, refer to "Where You Can Find More Information."

	Year Ended December 31,					Three Months Ended March 31,
(Thousands, except per unit amounts)	2017(a)	2016(a)	2015(a)	2014(a)	2013(a)	2018(a)	2017
					(unaudited)	(unaudited)
Statements of Combined Operations Data:
Operating revenues	$851,339	$732,272	$632,936	$489,218	$362,810	$286,562	$200,072
Net income	$584,492	$537,954	$455,126	$284,816	$192,876	$206,833	$143,196
Less pre-acquisition income allocated to parent	(12,588)	(21,861)	(72,782)	(72,194)	(89,298)	(29,615)	—
Less general partner interest in net income— general partner units	(10,060)	(9,173)	(7,455)	(4,252)	(2,140)	(3,117)	(2,519)
Less general partner interest in net income—IDRs	(143,531)	(93,568)	(46,992)	(11,453)	(787)	(44,164)	(30,686)

Limited partner interest in net income	$418,313	$413,352	$327,897	$196,917	$100,651	$129,937	$109,991
Net income per limited partner unit:
Basic	$5.19	$5.21	$4.71	$3.53	$2.47	$1.61	$1.36
Diluted	5.19	5.21	4.70	3.52	2.46	1.61	1.36
Cash distributions paid per limited partner unit	$3.655	$3.05	$2.505	$2.02	$1.55	$1.025	$0.85

	As of December 31,					As of March 31,
(Thousands)	2017(a)	2016(a)	2015(a)	2014(a)	2013(a)	2018(a)	2017
				(unaudited)		(unaudited)
Combined Balance Sheet Data:
Total assets	$5,147,576	$3,075,840	$2,833,358	$1,943,366	$1,437,680	$5,314,566	$3,160,475
Total debt	$1,167,352	$985,732	$792,401	$492,633	$—	$1,304,756	$986,137

(a)
EQM's combined financial statements have been retrospectively recast to include the pre-acquisition results of the following businesses that were acquired by EQM through common control transactions: (i) Rice Olympus Midstream LLC (ROM), Strike Force Midstream Holdings LLC (Strike Force) and Rice West Virginia Midstream LLC (Rice WV), which were acquired by EQM on May 22, 2018 with an effective date of May 1, 2018 (the May 2018 Acquisitions); (ii) Allegheny Valley Connector LLC (AVC), Rager Mountain Storage Company LLC (Rager) and certain gathering assets (the Gathering Assets), which were acquired by EQM on October 1, 2016 (the October 2016 Acquisitions); (iii) the Northern West Virginia Marcellus gathering system (NWV Gathering), which was acquired by EQM on March 17, 2015 (the NWV Gathering Acquisition); (iv) the Jupiter gathering system (Jupiter), which was acquired by EQM on May 7, 2014; and (v) Sunrise Pipeline LLC (Sunrise), which was acquired by EQM on July 22, 2013. All recasts are for the periods the acquired businesses were under common control of EQT, which was all preacquisition periods except the May 2018 Acquisition as ROM, Strike Force and Rice WV were acquired by EQT on November 13, 2017.

Net income attributable to ROM, Strike Force, Rice WV, AVC, Rager, the Gathering Assets, NWV Gathering, Jupiter and Sunrise for periods prior to their acquisition date were not allocated to the limited partners for purposes of calculating net income per limited partner unit.

Selected Historical Consolidated Financial Data of RMP

        The following table presents RMP's selected consolidated historical financial information that has been derived from (1) RMP's audited consolidated financial statements for the periods November 13, 2017 to December 31, 2017 and January 1, 2017 to November 12, 2017, as of December 31, 2017 and as of and for the years ended December 31, 2016, 2015, 2014 and 2013, and (2) RMP's unaudited consolidated financial statements as of and for the three months ended March 31, 2018 and 2017. The information set forth below is only a summary and is not necessarily indicative of future results nor does it include the effects of the mergers. You should read this information together with RMP's consolidated financial statements, the related notes and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in RMP's Annual Report on Form 10-K as of and for the year ended December 31, 2017 filed on February 15, 2018, and RMP's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed on April 26, 2018, each of which is incorporated into this proxy statement/prospectus by reference. In RMP's view, the unaudited consolidated financial data of RMP as of and for the three months ended March 31, 2018 and 2017 contain all normal, recurring adjustments necessary for fair presentation of RMP's financial position and results of operations. The selected balance sheet data as of March 31, 2017 has been derived from RMP's unaudited consolidated financial statements as of March 31, 2017, which have not been incorporated into this proxy statement/prospectus by reference. For more information, refer to "Where You Can Find More Information."

	Successor(a)	Predecessor(a)
							Successor(a)	Predecessor(a)
	Period from November 13, 2017 to December 31, 2017	Period from January 1, 2017 to November 12, 2017
			Year Ended December 31,				Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
(Thousands, except per unit amounts)			2016	2015(b)	2014(b)(c)	2013(b)(c)
							(unaudited)	(unaudited)
Statements of Consolidated Operations Data:
Operating revenues	$44,219	$250,474	$201,623	$114,459	$6,448	$498	$84,464	$62,750
Net income	$25,134	$152,839	$121,610	$52,495	$(31,328)	$(9,012)	$53,517	$37,615
Less pre-IPO loss allocated to parent	—	—	—	—	27,787		—	—
Less pre-acquisition (loss) income allocated to parent	—	—	—	(7,296)	4,703		—	—
Less general partner interest in net income—IDRs	(1,599)	(6,182)	(1,428)	—	—		(4,353)	(1,239)

Limited partner interest in net income	$23,535	$146,657	$120,182	$45,199	$1,162		$49,164	$36,376
Net income per limited partner unit(c)(d):
Common—basic	$0.23	$1.43	$1.46	$0.76	$0.02		$0.48	$0.36
Common—diluted	0.23	1.43	1.45	0.76	0.02		0.48	0.36
Subordinated—basic and diluted(e)	0.23	1.43	1.50	0.76	0.02		—	0.36
Cash distributions paid per limited partner unit	$0.2814	$0.7824	$0.867	$0.5919	$—		$0.2917	$0.2505

		Predecessor
	Successor(a)					Successor(a)	Predecessor(a)
		As of December 31,
	As of December 31, 2017					As of March 31, 2018	As of March 31, 2017
(Thousands)		2016	2015(b)	2014(b)(c)	2013(c)
						(unaudited)	(unaudited)
Consolidated Balance Sheet Data:
Total assets	$2,851,259	$1,399,217	$689,790	$443,091	$74,445	$2,925,710	$1,415,551
Total debt	$286,000	$190,000	$143,000	$—	$—	$325,000	$190,000

(a)
On November 13, 2017 (the Rice merger date), EQT acquired Rice Energy pursuant to the Agreement and Plan of Merger, dated as of June 19, 2017, by and among EQT, Rice Energy and an indirect, wholly-owned subsidiary of EQT. Pursuant to that agreement, Rice Energy ultimately, through a series of mergers (the Rice mergers), merged with and into an indirect, wholly-owned subsidiary of EQT that continued as the surviving entity. The Rice mergers resulted in EQT gaining control of RMP GP, the general partner of RMP. As a result of this change in control, RMP became a consolidated subsidiary of EQT. EQT's acquisition of RMP GP was accounted for using the acquisition method, which required the assets and liabilities acquired to be recorded at fair value with any excess purchase price recognized as goodwill. RMP elected to apply pushdown accounting and thus has reflected its assets and liabilities at the fair values estimated by EQT on the Rice merger date with the related adjustment to RMP's net assets recorded in equity. As a result, RMP's consolidated financial statements are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented. The periods prior to the Rice mergers are identified as Predecessor and the periods after the Rice mergers are identified as Successor.

(b)
RMP's consolidated financial statements have been retrospectively recast to include the pre-acquisition results of Pennsylvania and Ohio fresh water distribution systems and related facilities (the Water Assets), a business that was acquired by RMP on November 4, 2015 through a common control transaction. Net income attributable to the Water Assets for periods prior to their acquisition date were not allocated to the limited partners for purposes of calculating net income per limited partner unit.

(c)
RMP closed its initial public offering (IPO) on December 22, 2014. Prior to December 22, 2014, the natural gas gathering, compression and water distribution assets of Rice Poseidon Midstream LLC, together with the natural gas gathering and water distribution assets of Alpha Shale Resources, LP, constituted the predecessor to RMP for accounting purposes. Net income per limited partner unit and cash distributions per unit are presented only for the periods subsequent to RMP's IPO.

(d)
All RMP subordinated units were converted to common units on a one-for-one basis on February 15, 2018. For purposes of calculating net income per common and subordinated unit, the conversion of the subordinated units was deemed to have occurred on January 1, 2018.

(e)
Basic and diluted income per limited partner unit is presented as if all earnings for the period had been distributed. While it appears that more income is allocated to the subordinated unitholders than the common unitholders for the year ended December 31, 2016, the RMP partnership agreement prevents RMP from making a distribution to the subordinated unitholders in excess of those to the common unitholders.

Selected Unaudited Pro Forma Condensed Combined Financial Information

        The following selected unaudited pro forma condensed combined financial information gives effect to the mergers, the drop-down transactions and the Gulfport transaction (the pro forma events) and the related financings as if they occurred on (i) January 1, 2017 in the case of the unaudited pro forma statement of combined operations for the three months ended March 31, 2018 and for the year ended December 31, 2017 and (ii) March 31, 2018 in the case of the unaudited pro forma condensed combined balance sheet.

        The following selected unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the pro forma events occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled "Risk Factors." The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the section titled "EQT Midstream Partners, LP Unaudited Pro Forma Condensed Combined Financial Statements" and related notes included in this proxy statement/prospectus.

(Thousands, except per unit amounts)	Year Ended December 31, 2017	Three Months Ended March 31, 2018
Pro Forma Statement of Combined Operations Data:
Operating revenues	$1,264,704	$371,026
Net income	664,426	236,820
Limited partner interest in net income	513,028	189,852
Net income per limited partner unit:
Basic	$4.26	$1.58
Diluted	4.26	1.58

(Thousands)	As of March 31, 2018
Pro Forma Condensed Combined Balance Sheet Data:
Total assets	$8,747,613
Total debt	$3,464,693
Total liabilities	$3,728,677
Total equity	$5,018,936

Comparative Historical and Unaudited Pro Forma Per Unit Financial Information

        The following tables present EQM's and RMP's historical and pro forma per unit data for the year ended December 31, 2017 and the three months ended March 31, 2018. Except for the historical information for the year ended December 31, 2017, the information provided in the table below is unaudited. This information should be read together with the historical combined and consolidated financial statements and related notes of EQM and RMP filed by each with the SEC, and incorporated by reference in this proxy statement/prospectus, and with the unaudited pro forma condensed combined financial statements included in the section entitled "EQT Midstream Partners, LP Unaudited Pro Forma Condensed Combined Financial Statements" and related notes beginning on page 106. For more information, refer to "Where You Can Find More Information."

        The following selected unaudited pro forma condensed combined financial information gives effect to the pro forma events as if they occurred on (i) January 1, 2017 in the case of the unaudited pro forma statement of combined operations for the three months ended March 31, 2018 and for the year ended December 31, 2017 and (ii) March 31, 2018 in the case of the unaudited pro forma condensed combined balance sheet. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger and related transactions had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

        The historical book value per unit is computed by dividing total equity by the number of common and subordinated units outstanding, as applicable, at the end of the period. Pro forma net income per limited partner unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the net income and loss allocation provisions of the partnership agreement, to the unitholders under the two-class method, after deducting the general partner's interest in the pro forma net income in addition to giving effect to incentive distributions allocable to the general partner, by the weighted average number of common units outstanding for the period, assuming the closing of the transactions described in Note 2 of the "EQT Midstream Partners, LP Unaudited Pro Forma Condensed Combined Financial Statements" occurred on January 1, 2017. The pro forma book value per unit of the combined company is computed by dividing total pro forma equity by the pro forma number of common units expected to be outstanding at the end of the period.

	Year Ended December 31, 2017	Three Months Ended March 31, 2018
		(unaudited)
EQM Historical Data:
Net income per limited partner unit:
Basic	$5.19	$1.61
Diluted	5.19	1.61
Cash distributions paid per limited partner unit	$3.655	$1.025
Net book value per limited partner unit at period end	$26.67	$27.34

	Predecessor(a)	Successor(a)	Successor(a)
	Period from January 1, 2017 to November 12, 2017	Period from November 13, 2017 to December 31, 2017	Three Months Ended March 31, 2018
			(unaudited)
RMP Historical Data:
Net income per limited partner unit:
Common—basic	$1.43	$0.23	$0.48
Common—diluted	1.43	0.23	0.48
Subordinated—basic and diluted	1.43	0.23	—
Cash distributions paid per limited partner unit	$0.7824	$0.2814	$0.2917
Net book value per limited partner unit at period end		$24.68	$24.88

	Year Ended December 31, 2017	Three Months Ended March 31, 2018
	(unaudited)	(unaudited)
Pro Forma Combined Data:
Net income per limited partner unit:
Basic	$4.26	$1.58
Diluted	4.26	1.58
Net book value per limited partner unit at period end		$41.67

(a)
On November 13, 2017 (the Rice merger date), EQT acquired Rice Energy pursuant to the Agreement and Plan of Merger, dated as of June 19, 2017, by and among EQT, Rice Energy and an indirect, wholly-owned subsidiary of EQT. Pursuant to that agreement, Rice Energy ultimately, through a series of mergers (the Rice mergers), merged with and into an indirect, wholly-owned subsidiary of EQT that continued as the surviving entity. The Rice mergers resulted in EQT gaining control of RMP GP, the general partner of RMP. As a result of this change in control, RMP became a consolidated subsidiary of EQT. EQT's acquisition of RMP GP was accounted for using the acquisition method, which required the assets and liabilities acquired to be recorded at fair value with any excess purchase price recognized as goodwill. RMP elected to apply pushdown accounting and thus has reflected its assets and liabilities at the fair values estimated by EQT on the Rice merger date with the related adjustment to RMP's net assets recorded in equity. As a result, RMP's consolidated financial statements are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented. The periods prior to the Rice mergers are identified as Predecessor and the periods after the Rice mergers are identified as Successor.

Comparative Per Unit Market Price and Distribution Information

EQM Market Price and Distribution Information

        EQM's common units are listed on the NYSE under the symbol "EQM." The following table sets forth the high and low market prices per EQM common unit and the cash distributions paid per EQM common unit during the periods indicated as reported on the NYSE.

	High	Low	Distribution
2016:
First Quarter	$77.70	$57.88	$0.71
Second Quarter	80.63	69.22	0.745
Third Quarter	80.58	74.49	0.78
Fourth Quarter	78.78	69.20	0.815
2017:
First Quarter	$82.99	$73.76	$0.85
Second Quarter	79.93	69.28	0.89
Third Quarter	78.75	71.75	0.935
Fourth Quarter	77.42	64.42	0.98
2018:
First Quarter	$77.97	$55.40	$1.025
Second Quarter (through June 19, 2018)	$63.73	$50.89	1.065

        As the market price per EQM common unit may fluctuate between the date of this document and the date of the proposed merger's completion, you should supplement the above with current market prices through the date of the proposed merger's completion.

RMP Market Price and Distribution Information

        RMP's common units are listed on the NYSE under the symbol "RMP." The following table sets forth the high and low market prices per RMP common unit and the cash distributions paid per RMP common unit during the periods indicated as reported on the NYSE.

	High	Low	Distribution
2016:
First Quarter	$15.39	$8.40	$0.1965
Second Quarter	20.65	14.21	0.21
Third Quarter	24.30	18.05	0.2235
Fourth Quarter	24.88	20.05	0.237
2017:
First Quarter	$26.42	$22.48	$0.2505
Second Quarter	26.18	16.87	0.2608
Third Quarter	21.50	19.52	0.2711
Fourth Quarter	21.99	19.69	0.2814
2018:
First Quarter	$23.00	$17.37	$0.2917
Second Quarter (through June 19, 2018)	$20.21	$16.95	0.3049

        As the market price per RMP common unit may fluctuate between the date of this document and the date of the proposed merger's completion, you should supplement the above with current market prices through the date of the proposed merger's completion.

Comparison of EQM and RMP Market Prices and Implied Value of RMP Common Units

        The following table sets forth the closing market prices per EQM common unit and RMP common unit on April 25, 2018, the last trading day prior to the public announcement of the proposed merger, and on June 19, 2018, the last trading day prior to the filing of this document with the SEC. The table also shows the estimated implied value per RMP common unit as of April 25, 2018 and June 19, 2018. The implied value was calculated by multiplying the closing market price per EQM common unit by the exchange ratio of 0.3319.

	EQM Common Units	RMP Common Units	Implied Value— RMP Common Units
April 25, 2018	$62.24	$18.82	$20.66
June 19, 2018	$55.48	$18.36	$18.41

        As shown, the market prices per EQM common unit and RMP common unit have fluctuated since the public announcement of the proposed merger and may continue to fluctuate through the date of the proposed merger's completion. Assurance cannot be given regarding the market price per EQM common unit or RMP common unit prior to completion of the proposed merger or regarding the market price per EQM common unit following completion of the proposed merger.

        Although the exchange ratio is fixed, the market price per EQM common unit, and therefore the value of the merger consideration received by RMP unitholders following completion of the merger, will vary. Accordingly, the above comparisons may not constitute meaningful information useful to RMP unitholders in determining whether to consent to the approval of the proposed merger. RMP unitholders are encouraged to obtain current market prices per EQM common unit and RMP common unit from publicly available sources through the date of the proposed merger's completion and to carefully review information included in this document or incorporated by reference herein. For more information, refer to "Where You Can Find More Information."

RISK FACTORS

        In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for the approval of the merger agreement and the merger. You should also read and carefully consider the risks associated with each of EQM and RMP and their respective businesses. These risks can be found in EQM's and RMP's respective Annual Reports on Form 10-K for the year ended December 31, 2017 as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this proxy statement/prospectus by reference, please see the section titled "Where You Can Find More Information." Realization of any of the risks described below, any of the events described under "Cautionary Statement Regarding Forward-Looking Statements" or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on EQM's, RMP's or the combined organization's businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective common units.

Risk Factors Relating to the Merger

Because the market price of EQM common units will fluctuate prior to the consummation of the merger, RMP unitholders cannot be sure of the market value of the EQM common units they will receive as merger consideration relative to the value of RMP common units they exchange.

        The market value of the merger consideration that RMP unitholders will receive in the merger will depend on the trading price of EQM's common units at the closing of the merger. The exchange ratio that determines the number of EQM common units that RMP unitholders will receive as consideration in the merger is fixed. This means that there is no mechanism contained in the merger agreement that would adjust the number of EQM common units that RMP unitholders will receive as the merger consideration based on any decreases in the trading price of EQM common units. Unit price changes may result from a variety of factors (many of which are beyond EQM's or RMP's control), including:

  •
  changes in EQM's business, operations and prospects;

  •
  changes in market assessments of EQM's business, operations and prospects;

  •
  interest rates, general market, industry and economic conditions and other factors generally affecting the price of EQM common units; and

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which EQM operates.

        Because the merger will be completed after the special meeting, at the time of the meeting, you will not know the exact market value of the EQM common units that you will receive upon completion of the merger. If EQM's common unit price at the closing of the merger is less than EQM's common unit price on the date that the merger agreement was signed, then the market value of the merger consideration received by RMP unitholders will be less than contemplated at the time the merger agreement was signed.

The fairness opinion rendered to the RMP Conflicts Committee by Jefferies was based on Jefferies' financial analysis and considered factors such as market and other conditions then in effect, and unaudited forecasted financial information and other information made available to Jefferies, as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The RMP Conflicts Committee has not obtained, and does not expect to obtain, an updated fairness opinion from Jefferies reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

        The fairness opinion rendered to the RMP Conflicts Committee by Jefferies was provided in connection with, and at the time of, the evaluation of the merger and the merger agreement by the RMP Conflicts Committee. The opinion was based on the financial analyses performed, which considered market and other conditions then in effect, and unaudited forecasted financial information and other information made available to Jefferies, as of the date of the opinion, which may have changed, or may change, after the date of the opinion. The RMP Conflicts Committee has not obtained an updated opinion as of the date of this proxy statement/prospectus from Jefferies and does not expect to obtain an updated opinion prior to completion of the merger. Changes in the operations and prospects of EQM or RMP or the drop-down entities, general market and economic conditions and other factors that may be beyond the control of EQM and RMP, and on which the fairness opinion was based, may have altered the value of EQM or RMP or the prices of EQM common units or RMP common units since the date of such opinion, or may alter such values and prices by the time the merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that Jefferies rendered to the RMP Conflicts Committee, please refer to "The Merger—Opinion of the Financial Advisor to the RMP Conflicts Committee."

RMP is subject to provisions that limit its ability to pursue alternatives to the merger, which could discourage a potential competing acquirer of RMP from making a favorable alternative transaction proposal and, in specified circumstances under the merger agreement, would require RMP to pay a termination fee to EQM of $63.4 million less any previous expense reimbursements.

        Under the merger agreement, RMP is restricted from soliciting or entering into alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in "The Merger Agreement—No Solicitation by RMP of Alternative Proposals"), RMP is restricted from soliciting, initiating, knowingly facilitating, knowingly encouraging or knowingly inducing or negotiating, any inquiry, proposal or offer for a competing acquisition proposal with any person. Under the merger agreement, in the event of a potential change by the RMP Board of its recommendation with respect to the proposed merger in light of a superior proposal, RMP must provide EQM with four days' notice to allow EQM to propose an adjustment to the terms and conditions of the merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of RMP from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per unit market value than the merger consideration, or might result in a potential competing acquirer of RMP proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

        If the merger agreement is terminated under specified circumstances, including due to an adverse recommendation change having occurred, RMP will be required to pay EQM a termination fee of $63.4 million, less any expenses previously paid by RMP. Please read "The Merger Agreement—Expenses" and "—Termination Fee." If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of RMP. For a discussion of the restrictions on soliciting or entering into an alternative transaction and the ability of the RMP Board to change its recommendation, see "The Merger Agreement—No Solicitation by RMP of Alternative Proposals" and "—Change in RMP Board Recommendation."

EQM and RMP are subject to business uncertainties and contractual restrictions while the proposed merger is pending, which could adversely affect each party's business and operations.

        In connection with the pending merger, it is possible that some customers, suppliers and other persons with whom EQM or RMP have business relationships may delay or defer certain business decisions, or might decide to seek to terminate, change or renegotiate their relationship with EQM or RMP as a result of the merger, which could negatively affect EQM's and RMP's respective revenues, earnings and cash available for distribution, as well as the market price of EQM common units and RMP common units, regardless of whether the merger is completed.

        Under the terms of the merger agreement, each of EQM and RMP is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies. Such limitations could negatively affect each party's businesses and operations prior to the completion of the merger. Furthermore, the process of planning to integrate two businesses and organizations for the post-merger period can divert management attention and resources and could ultimately have an adverse effect on each party. For a discussion of these restrictions, see "The Merger Agreement—Conduct of Business Pending the Consummation of the Merger."

EQM and RMP will incur substantial transaction-related costs in connection with the merger.

        EQM and RMP expect to incur a number of non-recurring transaction-related costs associated with completing the merger. These fees and costs will be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the businesses of EQM and RMP. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near term, the long-term or at all.

The anticipated benefits of the drop-down transactions may not be realized, which could adversely affect EQM.

        The drop-down transactions were completed on May 22, 2018. There can be no assurance that EQM will be able to successfully integrate the acquired businesses or that the anticipated benefits of the drop-down transactions will be achieved.

Failure to successfully combine the businesses of EQM and RMP in the expected time frame may adversely affect the future results of the combined organization, and, consequently, the value of the EQM common units that RMP unitholders receive as merger consideration.

        The success of the proposed merger will depend, in part, on the ability of EQM to realize the anticipated benefits and synergies from combining the businesses of EQM and RMP. To realize these anticipated benefits, the businesses must be successfully combined. If the combined organization is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the merger may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the merger. These integration difficulties could result in declines in the market value of EQM's common units and, consequently, result in declines in the market value of the EQM common units that RMP unitholders receive as merger consideration.

The merger is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all. Failure to complete the merger, or significant delays in completing the merger, could negatively affect the trading prices of EQM common units and RMP common units and the future business and financial results of EQM and RMP.

        The completion of the merger is subject to a number of conditions. The completion of the merger is not assured and is subject to risks, including the risk that approval of the merger by RMP unitholders or by governmental agencies is not obtained or that other closing conditions are not satisfied. If the merger is not completed, or if there are significant delays in completing the merger, the trading prices of EQM common units and RMP common units and the respective future business and financial results of EQM and RMP could be negatively affected, and each of them will be subject to several risks, including the following:

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  the parties may be liable for damages to one another under the terms and conditions of the merger agreement;

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  negative reactions from the financial markets, including declines in the price of EQM common units or RMP common units due to the fact that current prices may reflect a market assumption that the merger will be completed;

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  having to pay certain significant costs relating to the merger, including, in certain circumstances, the reimbursement by EQM of up to $5 million of RMP's expenses or the reimbursement by RMP of up to $5 million of EQM's expenses and a termination fee payable by RMP of $63.4 million less any previous expense reimbursements, as described in "The Merger Agreement—Expenses" and "—Termination Fee"; and

  •
  the attention of management of EQM and RMP will have been diverted to the merger rather than each organization's own operations and pursuit of other opportunities that could have been beneficial to that organization.

If the merger is approved by RMP unitholders, the date that RMP unitholders will receive the merger consideration is uncertain.

        As described in this proxy statement/prospectus, completing the proposed merger is subject to several conditions, not all of which are controllable or waivable by EQM or RMP. Accordingly, if the proposed merger is approved by RMP unitholders, the date that RMP unitholders will receive the merger consideration depends on the completion date of the merger, which is uncertain.

The parties' financial estimates are based on various assumptions that may not prove to be correct.

        The financial forecasts set forth in the forecast included under "The Merger—Unaudited Forecasted Financial Information" are based on assumptions of, and information available to, the applicable parties at the time they were prepared and provided to the RMP Board and EQM Board, as applicable, and the RMP Conflicts Committee, the Conflicts Committee of the EQM Board (the EQM Conflicts Committee) and the Conflicts Committee of the board of directors of the EQGP general partner (the EQGP Conflicts Committee), as applicable, and their respective financial advisors. No party knows whether such assumptions will prove correct, and any or all of such estimates may turn out to be wrong. Such estimates can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond the parties' control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this "Risk Factors" section and the events or circumstances described under "Cautionary Statement Regarding Forward-Looking Statements," will be important in determining RMP's and EQM's future results. As a result of these contingencies, actual future results may vary materially from RMP's and EQM's estimates. In view of these uncertainties, the inclusion of financial forecasts in this proxy statement/prospectus is not and should not be viewed as a representation that the forecast results will be achieved. In addition, neither the independent registered public accounting firm of RMP or EQM nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited forecasted financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and the independent accounting firms of RMP or EQM assume no responsibility for, and disclaim any association with, the unaudited forecasted financial information.

The number of outstanding EQM common units will increase as a result of the merger and the drop-down transactions, which could make it more difficult for EQM to pay the current level of quarterly distributions.

        As of June 15, 2018, there were approximately 86,480,648 EQM common units outstanding. EQM anticipates that it will issue approximately 34.0 million EQM common units in connection with the merger, and EQM issued 5,889,282 EQM common units in connection with the drop-down transactions. Accordingly, the aggregate dollar amount required to pay the current per unit quarterly distribution on all EQM common units will increase, which could increase the likelihood that EQM will not have sufficient funds to pay the current level of quarterly distributions to all EQM unitholders. Using a $1.065 per EQM common unit distribution (the amount EQM paid with respect to the first fiscal quarter of 2018 on May 15, 2018), the aggregate cash distribution paid to EQM unitholders totaled approximately $132.3 million, including a distribution of approximately $69.7 million to EQGP in respect of its general partner interest, its limited partner interest and its ownership of incentive distribution rights. Using the same $1.065 per EQM common unit distribution, the combined pro forma EQM distribution with respect to the first fiscal quarter of 2018, had the merger and the drop-down transactions been completed prior to such distribution, would have resulted in total cash distributions of approximately $195.9 million, including a distribution of approximately $90.8 million to EQGP in respect of its general partner interest, its limited partner interest and its incentive distribution rights in EQM.

RMP unitholders will have a reduced ownership after the merger.

        When the merger occurs, each RMP unitholder that receives EQM common units will become a unitholder of EQM with a percentage ownership of the combined organization that is smaller than such unitholder's percentage ownership of RMP. Assuming that the merger had been completed on June 15, 2018, current RMP unitholders would have owned approximately 28.2% of the combined entity based on the number of RMP and EQM common units outstanding at that date.

EQM common units to be received by RMP unitholders as a result of the merger have different rights from RMP common units.

        Following completion of the merger, RMP unitholders will no longer hold RMP common units, but will instead be unitholders of EQM. There are differences between the rights of RMP unitholders and the rights of EQM unitholders. See "Comparison of Rights of EQM Unitholders and RMP Unitholders" for a discussion of the different rights associated with EQM common units and RMP common units.

A downgrade in EQM's credit ratings following the merger could impact the combined entity's access to capital and costs of doing business, and maintaining credit ratings is under the control of independent third parties.

        Following the merger, EQM will be a more leveraged entity on a consolidated basis than it is prior to the merger, and the merger may cause rating agencies to reevaluate EQM's ratings. A downgrade of EQM's credit ratings might increase EQM's cost of borrowing and could require EQM to post collateral with third parties, negatively impacting its available liquidity. EQM's ability to access capital markets could also be limited by a downgrade of its credit ratings and other disruptions.

        Credit rating agencies perform independent analysis when assigning credit ratings. The analysis includes a number of criteria including, but not limited to, business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are not recommendations to buy, sell or hold investments in the rated entity. Ratings are subject to revision or withdrawal at any time by the rating agencies, and EQM cannot assure you that it will maintain its current credit ratings.

Tax Risks Related to the Merger

No ruling has been obtained with respect to the U.S. federal income tax consequences of the merger.

        No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the merger. Instead, EQM and RMP are relying on the opinions of their respective tax counsel as to the U.S. federal income tax consequences of the merger, and such counsel's conclusions may not be sustained if challenged by the IRS. Please read "Material U.S. Federal Income Tax Consequences of the Merger."

The expected U.S. federal income tax consequences of the merger are dependent upon EQM and RMP being treated as partnerships for U.S. federal income tax purposes.

        If either EQM or RMP were to be treated as a corporation for U.S. federal income tax purposes, the consequences of the merger would be materially different, and the merger may be treated as a fully taxable transaction to RMP unitholders.

RMP unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

        For U.S. federal income tax purposes, the merger is intended to qualify as a "merger" of EQM and RMP within the meaning of Treasury regulations promulgated under Section 708 of the Code. Assuming the merger is treated as such for U.S. federal income tax purposes, EQM is expected to be treated as the continuing partnership and RMP will be deemed to contribute all of its assets (subject to liabilities) to EQM in exchange for common units, followed by a liquidation of RMP in which common units are distributed to RMP unitholders.

        As a result of the merger, RMP unitholders who receive EQM common units will become limited partners of EQM and will be allocated a share of EQM's nonrecourse liabilities. Each such RMP unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such RMP unitholder's share of nonrecourse liabilities of RMP immediately before the merger over such RMP unitholder's share of nonrecourse liabilities of EQM immediately following the merger. If the amount of any deemed cash distribution received by such RMP unitholder exceeds the RMP unitholder's basis in his, her or its units, such RMP unitholder will recognize gain in an amount equal to such excess. While there can be no assurance, EQM and RMP expect that RMP unitholders generally should not recognize gain in this manner. However, the application of the rules governing the allocation of nonrecourse liabilities in the context of the merger is complex and subject to uncertainty. There can be no assurance that an RMP unitholder will not recognize gain as a result of a distribution deemed received by such RMP unitholder as a result of a net decrease, if any, in the amount of nonrecourse liabilities allocable to such RMP unitholder as a result of the merger. The amount and effect of any gain that may be recognized by RMP unitholders will depend on such unitholder's particular situation, including the ability of the affected RMP unitholder to utilize any suspended passive losses.

        In addition, the assumption of RMP's liabilities by EQM pursuant to the merger could trigger gain to RMP if it were treated as part of a "disguised sale" of assets to EQM, and any such gain would be allocated to the RMP unitholders pursuant to the RMP partnership agreement.

        See "Material U.S. Federal Income Tax Consequences of the Merger" for a more complete discussion of these and other tax matters.

An RMP unitholder's holding period for EQM common units received in the merger may be shorter than such holder's holding period in the surrendered RMP common units.

        As a result of the merger, RMP will be deemed to contribute its assets to EQM in exchange for EQM units, followed by a liquidation of RMP in which EQM units are distributed to RMP unitholders. An RMP unitholder's holding period in the EQM units received in the merger will not be determined by reference to its holding period in the surrendered RMP units. Instead, an RMP unitholder's holding period in the EQM units received in the merger that are attributable to RMP's capital assets or assets used in its business as defined in Section 1231 of the Code will include RMP's holding period in those assets. The holding period for EQM units received by an RMP unitholder attributable to other assets of RMP, such as inventory and receivables, will begin on the day following the merger.

Tax Risks Related to Owning Common Units in EQM Following the Merger

        You should read and consider risk factors specific to holding EQM common units that will also affect RMP unitholders after the completion of the merger. These risks are described in EQM's Annual Report on Form 10-K for the year ended December 31, 2017, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other documents that are incorporated by reference herein. See the section entitled "Where You Can Find More Information" beginning on page 171 for the location of information incorporated by reference herein. See "Material U.S. Federal Income Tax Consequences of EQM Common Unit Ownership" for a more complete discussion of these and other tax matters.

Other Risk Factors of EQM and RMP

        EQM's and RMP's businesses are and will be subject to the risks described in this section. In addition, EQM and RMP are, and will continue to be, subject to the risks described in EQM's and RMP's respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2017, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts but reflect EQM's and RMP's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "plan," "continue," "could," "estimate," "expect," "forecast," "guidance," "intend," "may," "plan," "possible," "potential," "predict," "project," "pursue," "will," "should," "target," and other similar words, phrases or expressions are intended to identify such forward-looking statements. Forward-looking statements are also found under "The Merger—Unaudited Forecasted Financial Information." In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate revenues, income or cash flow, to realize cost savings or other benefits associated with the merger, to service debt or to make distributions and required approval of the merger by RMP's unitholders are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine actual results are beyond the ability of EQM or RMP to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy the closing conditions;

  •
  the possibility that the consummation of the proposed merger is delayed or does not occur, including due to the failure to obtain the required approval of the RMP unitholders, which may have adverse effects on the business and the unit price of EQM and RMP;

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  the ability to obtain the regulatory approvals required to complete the merger as contemplated by the merger agreement, and the timing and conditions for such approvals;

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  the possibility that the unit price of EQM falls prior to the consummation of the proposed merger;

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  any distribution increases by EQM or RMP;

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  the taking of governmental action (including the passage of legislation) to block the merger or otherwise adversely affecting EQM and RMP;

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  the outcome of any legal proceedings that have been or may be instituted against EQM, RMP or others following announcement of the merger contemplated by the merger agreement;

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  the disruption from the merger making it more difficult for RMP and EQM to maintain relationships with their respective customers, employees or suppliers;

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  the ability to successfully integrate the operations of EQM and RMP;

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  the effects of the combination of EQM's and RMP's businesses, including the combined company's future financial condition, results of operations, strategy and plans;

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  the expected benefits of the merger and the ability of EQM to realize those benefits; and

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  unexpected costs or unexpected liabilities that may arise from the merger, whether or not consummated.

        Unless expressly stated otherwise, forward-looking statements are based on the expectations and beliefs of the respective management teams of EQM and RMP, based on information currently available, concerning future events affecting EQM and RMP. Although EQM and RMP believe that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to EQM's and RMP's operations and business environments, all of which are difficult to predict and many of which are beyond EQM's and RMP's control. Any or all of the forward-looking statements in this proxy statement/prospectus may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this proxy statement/prospectus, including the risks outlined under the caption "Risk Factors" contained in EQM's and RMP's Exchange Act reports incorporated herein by reference, will be important in determining future results, and actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on EQM's and RMP's results of operations, financial condition, cash flows or distributions. In view of these uncertainties, EQM and RMP caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, EQM and RMP undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect new information or the occurrence of anticipated or unanticipated events or circumstances.

 THE PARTIES

EQT Midstream Partners, LP

        EQM is a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQM provides midstream services to EQT and multiple third parties in Pennsylvania, West Virginia and Ohio through its two primary assets: the gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines, and the transmission and storage system, which delivers gas to local demand users and interstate pipelines for access to demand markets. EQM provides substantially all of its natural gas gathering, transmission and storage services under contracts with long-term, firm reservation and/or usage fees. Common units representing limited partner interests in EQM are traded on the NYSE under the symbol "EQM."

        The principal executive offices of EQM are located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 and its telephone number is (412) 553-5700. Additional information about EQM and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

Rice Midstream Partners LP

        RMP is a growth-oriented limited partnership originally formed by Rice Energy to own, operate, develop and acquire midstream assets in the Appalachian Basin. RMP operates in two business segments, which are managed separately due to their distinct operational differences: (i) gathering and (ii) water. RMP's natural gas gathering assets consist of natural gas gathering systems and associated compression that service EQT and other third-party producers in the dry gas core of the Marcellus Shale in southwestern Pennsylvania. RMP's water services assets consist of water pipelines, impoundment facilities, pumping stations, take point facilities and measurement facilities, which are used to support well completion activities and to collect and recycle or dispose of flowback and produced water for EQT and other third-party producers in Washington and Greene Counties, Pennsylvania and Belmont County, Ohio. RMP provides its services under long-term, fee-based contracts, primarily to EQT and its affiliates. Common units representing limited partner interests in RMP are traded on the NYSE under the symbol "RMP."

        The principal executive offices of RMP are located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 and its telephone number is (412) 553-5700. Additional information about RMP and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

EQM Acquisition Sub, LLC

        Merger Sub is a Delaware limited liability company and a wholly owned indirect subsidiary of EQM. Merger Sub was formed on April 18, 2018 solely for the purpose of consummating the merger and has no operating assets. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

        The principal executive offices of Merger Sub are located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 and its telephone number is (412) 553-5700.

EQM GP Acquisition Sub, LLC

        GP Merger Sub is a Delaware limited liability company and a wholly owned indirect subsidiary of EQM. GP Merger Sub was formed on April 18, 2018 solely for the purpose of consummating the GP merger and has no operating assets. GP Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

        The principal executive offices of GP Merger Sub are located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 and its telephone number is (412) 553-5700.

 THE SPECIAL MEETING

        RMP is providing this proxy statement/prospectus to its unitholders in connection with the solicitation of proxies to be voted at the special meeting of unitholders that RMP has called for the purpose of holding a vote upon a proposal to approve the merger agreement and the merger. This proxy statement/prospectus constitutes a proxy statement of RMP in connection with the special meeting of RMP unitholders and a prospectus for EQM in connection with the issuance by EQM of its common units in connection with the merger. This proxy statement/prospectus is first being mailed to RMP's unitholders on or about June 20, 2018, and provides RMP unitholders with the information they need to vote or instruct their vote to be cast at the special meeting of RMP unitholders.

Date, Time and Place

        The special meeting will be held at EQT Plaza, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222, on July 20, 2018 at 8:00 a.m., local time.

Purpose

        At the special meeting, RMP unitholders will be asked to vote solely on the following proposal:

  •
  Merger proposal:  To approve the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the merger.

Recommendation of the RMP Board and the RMP Conflicts Committee

        The RMP Board and the RMP Conflicts Committee recommend that unitholders of RMP vote "FOR" the approval of the merger agreement and the merger.

        The RMP Board and the RMP Conflicts Committee have (i) determined that the merger agreement and the merger are in the best interests of RMP and the unaffiliated RMP unitholders, and (ii) approved the merger agreement and the merger, and the RMP Board and the RMP Conflicts Committee unanimously recommend approval of the merger agreement and the merger to the RMP unitholders. See "The Merger—Recommendation of the RMP Board and the RMP Conflicts Committee; Reasons for the Merger."

        In considering the recommendation of the RMP Board and the RMP Conflicts Committee with respect to the merger agreement and the merger, you should be aware that some of RMP's directors and executive officers may have interests that are different from, or in addition to, the interests of RMP unitholders more generally. See "The Merger—Interests of Directors and Executive Officers of RMP GP in the Merger."

Record Date; Outstanding Units; Units Entitled to Vote

        The record date for the special meeting is June 7, 2018. Only RMP unitholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

        As of the close of business on the record date, there were approximately 102,323,796 RMP common units outstanding and entitled to vote at the meeting. Each RMP common unit is entitled to one vote.

        If at any time any person or group (other than RMP GP and its affiliates, including EQT) beneficially owns 20% or more of any class of RMP units, such person or group loses voting rights on all of its units and such units will not be considered "outstanding." This loss of voting rights does not apply to (i) any person or group who acquired 20% or more of any class of RMP units from RMP GP or its affiliates, (ii) any person or group who directly or indirectly acquired 20% or more of any class of

RMP units from that person or group described in clause (i) provided RMP GP notified such transferee in writing that such loss of voting rights did not apply, or (iii) any person or group who acquired 20% or more of any class of units issued by RMP provided that RMP GP notified such acquirer in writing that such loss of voting rights did not apply.

        A complete list of RMP unitholders entitled to vote at the special meeting will be available for inspection at the principal place of business of RMP during regular business hours for a period of no less than 10 days before the special meeting and at the place of the special meeting during the meeting.

Quorum

        A quorum of RMP unitholders represented in person or by proxy at the special meeting is required to vote on approval of the merger proposal at the special meeting. The holders of at least a majority of the outstanding RMP common units must be represented in person or by proxy at the meeting in order to constitute a quorum. Any abstentions will be counted in determining whether a quorum is present at the special meeting.

Required Vote

        To approve the merger agreement and the merger, holders of at least a majority of the outstanding RMP common units must vote in favor of such approval. RMP cannot complete the merger unless its unitholders approve the merger agreement and the merger. Because approval is based on the affirmative vote of at least a majority of the outstanding RMP common units, an RMP unitholder's failure to vote or an abstention from voting will have the same effect as a vote "AGAINST" approval of the merger agreement.

Unit Ownership of and Voting by RMP's Directors, Executive Officers and Affiliates

        As of June 7, 2018, RMP's directors and executive officers and affiliates (including EQT and its subsidiaries) beneficially owned and had the right to vote 28,896,793 RMP common units at the special meeting, which represent 28.2% of the RMP common units entitled to vote at the special meeting. It is expected that RMP's directors and executive officers will vote their units "FOR" the approval of the merger agreement and the merger, although none of them has entered into any agreement requiring them to do so. Additionally, under the terms of the merger agreement, EQT has agreed to vote all of the RMP common units owned beneficially or of record by EQT or its subsidiaries in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof.

Voting of Units by Holders of Record

        If you are entitled to vote at the special meeting and hold your RMP common units in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, RMP encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting in order to ensure that your RMP common units are voted. A proxy is a legal designation of another person to vote your RMP common units on your behalf. If you hold units in your own name, you may submit a proxy for your RMP common units by:

  •
  calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;

  •
  accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you; or

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  filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

        Submitting a proxy by telephone or through the Internet is easy and efficient. RMP encourages its unitholders to submit their proxies using these methods whenever possible.

        All RMP common units represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If an RMP unitholder executes a proxy card without giving instructions, the RMP common units represented by that proxy card will be voted as the RMP Board recommends, which is "FOR" the approval of the merger agreement and the merger.

        Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person.

Voting of Units Held in Street Name

        If your units are held in an account at a bank, broker or through another nominee, you must instruct the bank, broker or other nominee on how to vote your RMP common units by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

        A so-called "broker non-vote" results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such common units. RMP does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the special meeting are considered non-routine. As a result, no broker will be permitted to vote RMP common units at the special meeting without receiving instructions from the beneficial owner of such RMP common units.

        If you hold RMP common units through a bank, broker or other nominee and wish to vote your RMP common units in person at the special meeting, you must obtain a proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Revocability of Proxies; Changing Your Vote

        You may revoke your proxy and/or change your voting instructions at any time before your proxy is voted at the special meeting. If you are an RMP unitholder of record, you can do this by:

  •
  sending a written notice to Rice Midstream Partners LP at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attention: Corporate Secretary, that bears a date later than the date of the proxy and is received prior to the special meeting and states that you revoke your proxy;

  •
  submitting a valid proxy by mail, telephone or Internet that bears a date later than the date of the proxy, but no later than the telephone/Internet deadline, and is received prior to the special meeting; or

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  attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

        If you hold your RMP common units through a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee in order to revoke your proxy or change your voting instructions.

Attending the Special Meeting

        If you are a unitholder of record of RMP at the close of business on June 7, 2018, you may attend the special meeting and vote your RMP common units in person, in lieu of submitting your proxy by Internet, telephone or by completing, signing, dating and returning the enclosed proxy card. If you are a beneficial holder of RMP common units, you are also invited to attend the special meeting. However, because you are not the unitholder of record, you may not vote your RMP common units in person at the special meeting, unless you request and obtain a valid "legal proxy" from your bank, broker or nominee.

        Only RMP unitholders of record as of the close of business on June 7, 2018, beneficial owners of RMP common units as of June 7, 2018, holders of valid proxies for the special meeting and invited guests of RMP may attend the special meeting. All attendees should be prepared to present government-issued photo identification (such as a driver's license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are unitholders of record, beneficial owners or proxy holders. No cameras, laptops, recording equipment or other similar electronic devices, signs, placards, briefcases, backpacks, large bags or packages will be permitted in the special meeting. RMP reserves the right to deny admittance to any RMP unitholders who attempt to bring any such item into the special meeting. Small purses are permissible, but they and any bags or packages permitted in the special meeting room will be subject to inspection. The use of mobile phones or other communication devices, tablets and similar electronic devices during the special meeting is prohibited, and such devices must be turned off and put away before entering the meeting room. All security procedures and instructions require strict adherence. By attending the special meeting, RMP unitholders agree to abide by the agenda and procedures for the special meeting, copies of which will be distributed to attendees at the special meeting.

        Seating is limited and will be offered on a "first come, first served" basis. Additionally, unitholders planning to attend the special meeting will need an admission ticket. Holders of common units in registered name can obtain an admission ticket by checking the appropriate box on their proxy card, or by writing to RMP's Corporate Secretary at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary. Beneficial owners holding through a broker, bank or other holder of record, must write to RMP's Corporate Secretary at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary AND must include proof of your ownership of RMP common units as of the record date, such as a copy of your brokerage account statement or an omnibus proxy, which you can obtain from your broker, bank or other holder of record, and RMP will send you an admission ticket for the special meeting.

Solicitation of Proxies

        This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the RMP Board to be voted at the special meeting. RMP will bear all costs and expenses in connection with the solicitation of proxies. RMP has engaged Innisfree M&A Incorporated (Innisfree) to assist in the solicitation of proxies for the meeting, and RMP estimates it will pay Innisfree a fee of approximately $25,000 for these services. RMP has also agreed to reimburse Innisfree for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Innisfree against certain losses, costs and expenses. In addition, RMP may reimburse brokerage firms and other persons representing beneficial owners of RMP common units for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the parties' officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Surrender of Units; Letters of Transmittal

        A letter of transmittal and instructions for the surrender of RMP common units will be mailed to RMP unitholders shortly after the completion of the merger.

No Other Business

        Under the RMP partnership agreement, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to RMP unitholders provided with this proxy statement/prospectus.

Postponements and Adjournments

        Pursuant to the RMP partnership agreement, RMP GP may postpone the special meeting one or more times for any reason by giving notice to each RMP unitholder entitled to vote at the meeting so postponed of the place, date and hour at which such postponed meeting would be held not fewer than two days before the date of the special meeting. In addition, the special meeting may be adjourned by RMP GP one or more times for any reason, including the failure of a quorum to be present at the special meeting with respect to the merger proposal or the failure of the merger proposal to receive sufficient votes for approval. No vote of RMP unitholders is required for any adjournment.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree, RMP's proxy solicitor, toll-free at (877) 717-3930 (banks and brokers call collect at (212) 750-5833).

THE MERGER

        This section of the proxy statement/prospectus describes the material aspects of the proposed merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the merger agreement, for a more complete understanding of the merger. A copy of the merger agreement is attached as Annex A hereto. In addition, important business and financial information about each of EQM and RMP is included in or incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information."

Effect of the Merger and the GP Merger

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger agreement provides for (i) the merger of Merger Sub with and into RMP and (ii) the merger of GP Merger Sub with and into RMP GP. RMP, which is sometimes referred to following the merger as the surviving entity, and RMP GP, which is sometimes referred to following the GP merger as the surviving GP entity, will survive the mergers, and the separate limited liability company existence of EQM Merger Sub and GP Merger Sub will cease. As a result of these transactions, RMP will become a wholly owned subsidiary of EQM. After the completion of the merger, the certificate of limited partnership of RMP in effect immediately prior to the effective time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law, and the RMP partnership agreement in effect immediately prior to the effective time will be the limited partnership agreement of the surviving entity, until amended in accordance with its terms and applicable law. After the completion of the GP merger, the certificate of formation of RMP GP in effect immediately on or prior to the effective time will be the certificate of formation of the surviving GP entity, until amended in accordance with its terms and applicable law, and the limited liability company agreement of RMP GP effective immediately prior to the effective time of the GP merger will be the limited liability company agreement of the surviving GP entity, until amended in accordance with its terms and applicable law.

        The merger agreement provides that, at the effective time, each RMP common unit issued and outstanding or deemed issued and outstanding as of immediately prior to the effective time will be converted into the right to receive 0.3319 EQM common units. At the effective time, the RMP IDRs shall be cancelled.

        EQM's common units had a value of $62.24 per unit, based on the closing price of EQM common units on the NYSE, as of April 25, 2018, the last trading day prior to the public announcement of the merger, and a value of $55.48 per unit, based on the closing price of EQM common units on June 19, 2018, the most recent practicable trading day prior to the date of this proxy statement/prospectus.

        Because the exchange ratio was fixed at the time the merger agreement was executed and because the market value of EQM common units and RMP common units will fluctuate prior to the consummation of the merger, RMP unitholders cannot be sure of the value of the merger consideration they will receive relative to the value of RMP common units that they are exchanging. For example, decreases in the market value of EQM common units will negatively affect the value of the merger consideration that RMP unitholders receive, and increases in the market value of RMP common units may mean that the merger consideration that such unitholders receive will be worth less than the market value of the RMP common units that they are exchanging. See "Risk Factors—Risk Factors Relating to the Merger."

        EQM will not issue any fractional units in the merger. Instead, each holder of RMP common units that are converted pursuant to the merger agreement who otherwise would have received a fraction of an EQM common unit will instead be entitled to receive a whole EQM common unit.

        At the effective time, each RMP Phantom Unit Award that is outstanding immediately prior to the effective time will be fully vested and converted into the right to receive the merger consideration, subject to applicable tax withholding, in respect of each RMP common unit subject thereto.

Background of the Merger

        The industries in which EQT, EQM, RMP and EQGP operate are dynamic and evolving technologically and structurally. Therefore, the boards of directors and senior management teams of EQT and the general partners of EQM, RMP and EQGP regularly review their respective companies' performance, future growth prospects and overall strategic direction and consider potential opportunities to strengthen their respective businesses and enhance shareholder and/or unitholder value. These reviews have included, as applicable, consideration of investments, diversification into new basins, purchases and sales of assets and businesses, joint ventures, spin-offs, initial public offerings of subsidiaries, and potential strategic business combinations and other transactions with third parties that would further their respective strategic objectives and ability to create value.

        In actively managing EQT's portfolio of assets, the EQT board of directors and management team have taken decisive steps to unlock shareholder value with respect to both EQT's upstream and midstream assets. Actions involving and/or relating to EQT's midstream business in recent years include:

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  July 2012: EQT completed the initial public offering of EQM. EQT received $302 million of gross proceeds from the offering. EQM was formed to impart a higher level of transparency in the value of EQT's midstream business, as well as to provide EQT with access to a source of low-cost capital, while at the same time maintaining control of when, where, and how to build and operate required midstream infrastructure. EQM also provided a platform to pursue and execute third-party midstream projects.

  •
  July 2013: EQT sold its Sunrise Pipeline to EQM for $650 million.

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  December 2013: EQT sold its natural gas utility business, Equitable Gas Company, LLC, for $740 million in cash and $174 million in other assets.

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  May 2014: EQT sold its Jupiter Gathering System business to EQM for $1.2 billion.

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  March 2015: EQT sold its Northern West Virginia Marcellus Gathering System business to EQM for $926 million.

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  May 2015: EQT completed the initial public offering of EQGP. EQT received $714 million of gross proceeds from the offering. EQGP owns the general partner interest, all of the incentive distribution rights, and 21.8 million common units of EQM. EQGP was formed to provide greater transparency in the value of EQT's interests, primarily the incentive distribution rights, in EQM. EQT's 90% ownership interest in EQGP is a substantial and rapidly growing source of cash flow.

  •
  October—December 2016: EQT sold its then remaining midstream assets to EQM and a third-party for $350 million.

  •
  November 13, 2017: EQT completed its acquisition of Rice Energy. As a result of this transaction, EQT obtained, among other things, Rice Energy's indirect ownership interests in RMP described in more detail elsewhere in this proxy statement/prospectus.

        Upon closing of the Rice acquisition, EQT established a committee of its board of directors to evaluate options for addressing EQT's sum-of-the-parts discount. This committee, and the EQT board of directors as a whole, commenced an evaluation of a variety of potential transactions with its financial and legal advisors over the course of the next several months, culminating with the February 21 announcement described below.

        On February 12, 2018, the RMP Board held a regularly scheduled meeting at which, in accordance with the customary practice of EQT's publicly traded subsidiary partnerships and among other things, it passed resolutions specifying the members of the RMP Conflicts Committee, consisting of Stephanie C. Hildebrandt, D. Mark Leland and James H. Lytal, having considered that each of them satisfied the independence and other requirements set forth in the RMP partnership agreement to serve as a member of the RMP Conflicts Committee.

        On February 21, 2018, EQT announced that the EQT board of directors had approved a plan to separate its upstream and midstream businesses, creating a standalone publicly traded corporation that will focus on midstream operations. EQT also announced that, prior to the separation, it intended to pursue a drop-down of its retained midstream assets acquired as part of the acquisition of Rice Energy in an accretive transaction to EQM, a merger of EQM and RMP in an accretive transaction, and a sale of the RMP IDRs to EQGP. In connection with this announcement, members of EQT management reached out to members of each of the EQM Conflicts Committee, the RMP Conflicts Committee and the EQGP Conflicts Committee to suggest that they begin the process of retaining financial and legal advisors to assist in evaluating and responding to any proposals EQT might make regarding transactions involving EQM, RMP and/or EQGP, as applicable.

        On February 27, 2018, the members of the RMP Conflicts Committee conducted interviews with several law firms and investment banks regarding their potential service as legal and financial advisors, respectively, to the committee in connection with the consideration, negotiation and, if appropriate, approval of the proposed transaction. On February 28, 2018, Mr. Lytal, the Chairman of the RMP Conflicts Committee, contacted a representative of Latham & Watkins LLP (Latham & Watkins) regarding the potential engagement of Latham & Watkins as legal advisor to the RMP Conflicts Committee.

        On March 2, 2018, the RMP Conflicts Committee held a telephonic meeting with Latham & Watkins and determined to engage Latham & Watkins as legal counsel to the RMP Conflicts Committee. An engagement letter dated March 30, 2018 detailing the terms of Latham & Watkins' engagement was subsequently executed. At that meeting, Latham & Watkins reviewed with the RMP Conflicts Committee draft resolutions of the RMP Board delegating authority to, and establishing the mandate of, the RMP Conflicts Committee. Latham & Watkins and the RMP Conflicts Committee also discussed potential financial advisors to the RMP Conflicts Committee, the qualities the RMP Conflicts Committee should consider in evaluating and selecting among financial advisor candidates and the strengths and weaknesses of certain financial advisor candidates. The RMP Conflicts Committee determined to engage Jefferies as its financial advisor based on Jefferies' knowledge and experience with respect to public merger and acquisition transactions, MLPs, RMP's industry generally, and RMP particularly, subject to receipt of the final results of Jefferies' internal conflicts and independence review and the negotiation of an engagement letter and fees. Latham & Watkins reviewed with the RMP Conflicts Committee the draft engagement letter that was sent to the RMP Conflicts Committee by Jefferies, including the proposed scope of services and fee structure. Following the meeting, representatives of Latham & Watkins, at the direction of the RMP Conflicts Committee, finalized the terms of the engagement letter with Jefferies, which was executed on March 14, 2018, following confirmation that Jefferies had received formal conflicts approval and that Jefferies and its individual team members did not hold material interests in RMP or its affiliates.

        On March 5, 2018, EQT sent letters (the March 5 Letters) to each of the RMP Conflicts Committee, the EQM Conflicts Committee and the EQGP Conflicts Committee and their respective legal advisors, describing the following transactions for consideration by such committees, and indicating that in formulating such transactions EQT had taken a holistic view accounting for their full collective impact on each party:

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  the sale of the retained midstream assets owned by EQT to EQM (the potential drop-down transactions) for 16,572,255 EQM common units and $700,000,000 in cash;

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  the sale by EQT of the RMP IDRs to EQGP (the potential IDR purchase) for 42,735,043 EQGP common units; and

  •
  the acquisition by EQM of RMP in a merger transaction (the potential merger transaction, and together with the potential drop-down transactions and the potential IDR purchase, the potential transactions) in which RMP unitholders would receive an exchange ratio of 0.3046 EQM common units per RMP common unit.

        The March 5 Letters also indicated that the potential transactions would be cross-conditioned on each other, except that EQT could elect to complete the potential drop-down transactions earlier than the other potential transactions. In addition, the March 5 Letters proposed a transaction process in which (i) due diligence by all parties would commence in early March, (ii) EQT would host a management presentation (the Management Presentation) regarding the potential transactions for each of the RMP Conflicts Committee, the EQM Conflicts Committee, the EQGP Conflicts Committee and their respective financial and legal advisors (which were Jefferies and Latham & Watkins for the RMP Conflicts Committee, Goldman Sachs & Co. L.L.C. (Goldman Sachs), Wachtell, Lipton, Rosen & Katz (Wachtell Lipton) and Baker Botts L.L.P. for EQT, Evercore Group L.L.C. (Evercore) and Richards, Layton & Finger, P.A. (RLF) for the EQM Conflicts Committee, and Robert W. Baird & Co. Incorporated (Baird) and Hunton Andrews Kurth LLP (Hunton Andrews Kurth) for the EQGP Conflicts Committee) and (iii) negotiation of definitive transaction documentation would commence in mid/late March and (iv) the potential transactions would be publicly announced in mid/late April.

        On March 9, 2018, the RMP Board adopted resolutions delegating to the RMP Conflicts Committee the authority to (i) review, evaluate and negotiate with EQT and EQM, as applicable, the merger and related arrangements and agreements on behalf of RMP and its subsidiaries and the unaffiliated RMP unitholders, to make a recommendation to the RMP Board whether to approve these actions and to determine whether to approve the merger and related arrangements and agreements by Special Approval (as defined in Section 7.9(d) of the RMP partnership agreement), (ii) negotiate, or delegate to any person the authority to negotiate, any terms of the merger and related arrangements and agreements as it may deem necessary or appropriate, in its sole discretion, (iii) consult with management of RMP in connection with discussions and/or negotiations concerning potential terms and conditions of the merger and related arrangements and agreements and (iv) consider such other matters as may be requested by the RMP Board from time to time or as otherwise deemed appropriate by the RMP Conflicts Committee.

        Also on March 9, 2018, EQT hosted the Management Presentation in Pittsburgh, with representatives of EQT management, Goldman Sachs, Wachtell Lipton, the RMP Conflicts Committee, Jefferies, Latham & Watkins, the EQM Conflicts Committee, RLF, Evercore, the EQGP Conflicts Committee, Hunton Andrews Kurth and Baird in attendance. At the Management Presentation, members of management of EQT discussed with the conflicts committees and their advisors the strategic rationale underlying the transactions contemplated by the March 5 Letters as well as certain unaudited forecasted financial information regarding the applicable entities and assets (see "—Unaudited Forecasted Financial Information").

        Immediately following the Management Presentation, the RMP Conflicts Committee held a meeting with representatives of Jefferies and Latham & Watkins to discuss the presentation, as well as the overall transaction timeline and diligence process.

        On March 20, 2018, the RMP Conflicts Committee held a telephonic meeting with representatives of Latham & Watkins. During this meeting, Latham & Watkins reviewed with the RMP Conflicts Committee the responsibilities of RMP Conflicts Committee members in connection with their consideration of the merger under Delaware law and the RMP partnership agreement, including with respect to resolving a conflict of interest in accordance with the RMP partnership agreement. Latham & Watkins also reviewed with the RMP Conflicts Committee the status of its legal due diligence review to date.

        Throughout late March 2018, members of the RMP Conflicts Committee held several discussions with representatives of Jefferies regarding the exchange ratio and other transaction terms contemplated by the March 5 Letters, as well as the terms of the potential drop-down transactions and the potential IDR purchase. On March 30, 2018, the RMP Conflicts Committee, Jefferies and Latham & Watkins engaged in a discussion regarding a potential response to EQT management's initial letter. Following the discussion, the RMP Conflicts Committee unanimously directed Jefferies to deliver a responsive proposal to Goldman Sachs that included an exchange ratio for the potential merger transaction within the range of 0.340-0.345 EQM common units for each RMP common unit and decreased the consideration for the potential drop-down transactions and the potential IDR purchase, which Jefferies then delivered verbally to Goldman Sachs.

        In late March and early April 2018, Evercore and Baird, on behalf and at the direction of the EQM Conflicts Committee and the EQGP Conflicts Committee, respectively, also provided Goldman Sachs with their feedback regarding the potential transactions. Specifically, Evercore indicated to Goldman Sachs that the consideration for the potential drop-down transactions contemplated by the March 5 Letters was in the aggregate too high and, in particular, included too many EQM common units, and Baird indicated to Goldman Sachs that the number of EQGP common units contemplated by the March 5 Letters to be issued in exchange for the RMP IDRs was too high and should be lowered.

        On April 2, 2018, Wachtell Lipton sent a draft merger agreement to Latham & Watkins and RLF.

        On April 6, 2018, Goldman Sachs, on behalf and at the direction of EQT, sent letters dated April 5, 2018 (the April 5 Letters) to each of the RMP Conflicts Committee, the EQM Conflicts Committee and the EQGP Conflicts Committee and their respective financial and legal advisors, describing the following revised transaction terms for consideration by such committees:

  •
  in the potential drop-down transactions, EQM would issue 6,879,945 EQM common units and pay $1,150,000,000 in cash (versus 16,572,255 EQM common units and $700,000,000 in cash, respectively, contemplated by the March 5 Letters);

  •
  in the potential IDR purchase, EQGP would issue 37,053,182 EQGP common units (versus 42,735,043 EQGP common units contemplated by the March 5 Letters); and

  •
  in the potential merger transaction, RMP unitholders would receive an exchange ratio of 0.3046 EQM common units per RMP common unit (the same exchange ratio as was contemplated by the March 5 Letters).

        The April 5 Letters also indicated that the potential transactions would be cross-conditioned on each other, except that EQT could elect to complete the potential drop-down transactions and/or the potential IDR purchase earlier than the potential merger transaction.

        On April 9, 2018, at the direction of the EQM Conflicts Committee, RLF provided a revised draft of the merger agreement to EQT including revisions to, among other things, certain representations, warranties and interim covenants of the parties.

        On April 10, 2018, the RMP Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss the April 5 Letters. Jefferies provided its financial perspectives regarding the potential transactions contemplated by the April 5 Letters, including an analysis of the current and pro forma ownership of EQM following the merger and the increase in value to the RMP unitholders relative to the original proposal. The RMP Conflicts Committee and its advisors discussed the proposed terms and timing of the potential transactions. Representatives of Latham & Watkins then reviewed with the RMP Conflicts Committee the terms of the initial draft of the merger agreement that Wachtell Lipton had sent to Latham & Watkins on April 2, 2018. Representatives of Latham & Watkins also reviewed with the RMP Conflicts Committee the status of Latham & Watkins' legal due diligence review.

        On April 12, 2018, the RMP Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss an upcoming telephonic due diligence session with representatives of EQT.

        On April 13, 2018, the RMP Conflicts Committee held a telephonic due diligence session with representatives of EQT, Wachtell Lipton and Latham & Watkins. During this discussion, members of EQT management reviewed business and commercial considerations relating to each of EQM's and RMP's business outlook and commercial arrangements.

        Following the due diligence session with EQT management, the RMP Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to review the results of the diligence call and a potential response to the April 5 Letters. Following this discussion, the RMP Conflicts Committee unanimously directed Jefferies to deliver a responsive proposal to Goldman Sachs that included an exchange ratio for the potential merger transaction of 0.3395 EQM common units for each RMP common unit, which Jefferies then delivered verbally to Goldman Sachs.

        In mid-April 2018, Evercore and Baird, on behalf and at the direction of the EQM Conflicts Committee and the EQGP Conflicts Committee, respectively, also provided Goldman Sachs with their feedback regarding the terms of the potential transactions contemplated by the April 5 Letters. Specifically, Evercore indicated to Goldman Sachs that the consideration for the potential drop-down transactions contemplated by the April 5 Letters was in the aggregate too high and, in particular, included too many EQM common units, and Baird indicated to Goldman Sachs that the number of EQGP common units contemplated by the April 5 Letters to be issued in exchange for the RMP IDRs was too high and should be lowered. Baird also indicated that, because part of the rationale for the potential IDR purchase for EQGP was the accretion that would be expected to result from the potential merger transaction, EQGP should be compensated in the event EQT elected to complete the potential IDR purchase prior to the potential merger transaction and the latter did not ultimately close.

        On April 16, 2018, the RMP Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss the revised terms of the potential transactions that would be set forth in the April 17 Letters described below (and which terms had been previewed for Jefferies by Goldman Sachs at the direction of EQT), which included an exchange ratio of 0.3319 EQM common units for each RMP common unit. Jefferies provided its financial perspectives regarding the exchange ratio, including that it represented an approximate 10% premium to the closing price of RMP common units on April 13, 2018. Jefferies also provided an analysis of the revised financial terms of the potential drop-down transactions and the potential IDR purchase, including a decrease in the aggregate consideration for the potential drop-down transactions of approximately $50 million and a decrease in the consideration for the potential IDR purchase of approximately $20 million. The RMP Conflicts Committee agreed to consider these potential terms further upon receipt of additional written analysis from Jefferies. The RMP Conflicts Committee and Latham & Watkins also discussed the results of Latham & Watkins' legal due diligence review of EQM.

        On April 17, 2018, EQT sent letters (the April 17 Letters) to each of the RMP Conflicts Committee, the EQM Conflicts Committee and the EQGP Conflicts Committee and their respective financial and legal advisors, describing the following revised transaction terms for consideration by such committees which, in each case, were materially consistent with the final economic terms of the drop-down transactions, the IDR purchase and the merger, respectively:

  •
  in the potential drop-down transactions, EQM would issue 5,889,282 EQM common units and pay $1,150,000,000 in cash (versus 6,879,945 EQM common units and $1,150,000,000 in cash, respectively, contemplated by the April 5 Letters);

  •
  in the potential IDR purchase, EQGP would issue 36,293,766 EQGP common units (versus 37,053,182 EQGP common units contemplated by the April 5 Letters); and

  •
  in the potential merger transaction, RMP unitholders would receive an exchange ratio of 0.3319 EQM common units per RMP common unit (versus an exchange ratio of 0.3046 contemplated by the April 5 Letters).

        The April 17 Letters also indicated that, while the potential IDR purchase would not be conditioned upon the completion of the potential merger transaction, in the event the potential IDR purchase were completed and the potential merger transaction subsequently terminated, 8,539,710 of the EQGP common units issued to EQT in the potential IDR purchase would be forefeited and cancelled. The April 17 Letters noted that EQT would be focused over the following week on finalizing definitive agreements and obtaining board and conflict committee approvals with the expectation of being in a position to announce the potential transactions on the morning of April 26, 2018.

        Also on April 17, 2018, the RMP Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss the April 17 Letters. Jefferies provided its financial perspectives regarding the exchange ratio, including that it represented an approximate 11% premium to the closing price of RMP common units on April 17, 2018 and that the revised terms of the transaction provided an approximate $172 million in additional consideration to RMP unitholders. Jefferies also provided a summary of the revised financial terms of the potential drop-down transactions and the potential IDR purchase. Following the discussion, the RMP Conflicts Committee unanimously directed Jefferies to deliver the RMP Conflicts Committee's support for the terms contained in the April 17 Letters to Goldman Sachs, subject to adjustment based on fluctuations in the trading prices of EQM common units and RMP common units prior to entry into the merger agreement and the negotiation of acceptable transaction documents related to the potential transactions. The RMP Conflicts Committee also unanimously directed Latham & Watkins to provide a revised draft of the merger agreement to Wachtell Lipton, which Latham & Watkins did that day. Among other revisions, the revised draft merger agreement Latham & Watkins sent to Wachtell Lipton (i) added a requirement that the merger agreement be approved by a majority of the RMP unitholders unaffiliated with EQT, (ii) removed a provision that would have required RMP to reimburse EQM's expenses in an amount equal to 1% of RMP's equity value in the event RMP's unitholders failed to approve the merger agreement and (iii) lowered the termination fee payable by RMP in certain circumstances to 2% of RMP's equity value from 3% contemplated by the initial draft provided by Wachtell Lipton.

        On April 19, 2018, Wachtell Lipton provided a revised draft of the merger agreement to Latham & Watkins and RLF. The revised draft rejected Latham & Watkins' proposal to remove RMP's requirement to reimburse EQM's expenses in the event RMP's unitholders failed to approve the merger agreement, rejected the proposal for a separate vote of the unaffiliated RMP unitholders with respect to the merger agreement, and proposed a termination fee payable by RMP in certain circumstances of 2.5% of RMP's equity value. In the following days leading up to execution of the merger agreement on April 25, 2018, the parties exchanged several revised drafts in which these and other terms continued to be negotiated. With respect to the terms under negotiation described in this and the preceding paragraph, the parties ultimately agreed that there would be a mutual expense reimbursement of up to $5 million in certain circumstances, that the merger agreement would be subject to approval by a majority of all RMP unitholders (including EQT and its affiliates) and there would be a termination fee payable by RMP in certain circumstances equal to 3% of RMP's equity value, in each case as described in more detail in "The Merger Agreement" beginning on page 73 of this proxy statement/prospectus.

        On April 20, 2018, the RMP Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins. During this meeting, representatives of Jefferies and Latham & Watkins discussed the revised terms in the April 19 draft of the merger agreement. Representatives of Latham & Watkins provided a summary of proposed revisions to the draft merger agreement to the RMP Conflicts Committee. Following the discussion, the RMP Conflicts Committee unanimously directed Latham & Watkins to provide a revised draft of the merger agreement to Wachtell Lipton.

        Throughout late April 2018, members of the RMP Conflicts Committee and representatives of Latham & Watkins discussed regularly the status of Latham & Watkins' legal due diligence review and analysis of the transaction terms contained in the draft merger agreement and the draft transaction documents related to the potential drop-down transactions and potential IDR purchase. Throughout this period, representatives of Latham & Watkins, on behalf of the RMP Conflicts Committee, participated in various diligence calls with EQT management and representatives of Wachtell Lipton and Baker Botts L.L.P., which was serving as counsel to EQT in connection with the potential drop-down transactions. These calls related to, among other things, tax, environmental, property and commercial matters.

        On April 24, 2018, the RMP Conflicts Committee held a due diligence call with members of EQT management regarding, among other things, EQM's anticipated capital plan for the remainder of 2018.

        Following the diligence session with EQT management, the RMP Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to review the results of the due diligence call with EQT management. During this discussion, representatives of Latham & Watkins reviewed the terms of the draft merger agreement with the RMP Conflicts Committee, including the suggested revisions proposed by Latham & Watkins. Jefferies provided analysis as to the pro forma leverage of the surviving entity in the merger and its potential effects on an investment grade status of the surviving entity. Following the discussion, the RMP Conflicts Committee unanimously directed Latham & Watkins to provide a revised draft of the merger agreement to Wachtell Lipton, which Latham & Watkins did that day.

        On April 25, 2018, the RMP Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss the transaction. Latham & Watkins again reviewed with the committee their responsibilities under Delaware law and the RMP partnership agreement in connection with their consideration of the merger, including with respect to resolving a conflict of interest in accordance with the RMP partnership agreement. Latham & Watkins reviewed with the RMP Conflicts Committee the terms of the merger agreement, including, among others, the closing conditions, the representations and warranties, the operating covenants, the deal protection provisions and the termination provisions and related fees. Jefferies discussed with the RMP Conflicts Committee its financial analysis regarding the potential merger transaction and the exchange ratio. Upon the request of the RMP Conflicts Committee, Jefferies delivered an oral fairness opinion as of April 25, 2018, which was subsequently confirmed by delivery of a written opinion dated as of such date, to the effect that the exchange ratio (as defined in the merger agreement) to be offered to the unaffiliated RMP unitholders was fair, from a financial point of view, to RMP and such unaffiliated RMP unitholders. Following such discussion and receipt of the Jefferies fairness opinion and related matters, the RMP Conflicts Committee (i) determined in good faith that the merger agreement and the transactions contemplated thereby, including the mergers, are in the best interests of RMP and the unaffiliated RMP unitholders, (ii) approved the merger agreement and the transactions contemplated thereby, and (iii) recommended that the RMP Board (A) approve the merger agreement and the transactions contemplated thereby, including the mergers, (B) submit the merger agreement to the limited partners of RMP for approval, (C) recommend that the limited partners of RMP approve the merger agreement and the merger upon the terms and conditions set forth in the merger agreement and (D) cause RMP to enter into the merger agreement and consummate the mergers upon the terms and conditions set forth in the merger agreement, subject to obtaining the requisite approval of the limited partners of RMP, with such approval and recommendation constituting "Special Approval" (pursuant to Section 7.9(d) of the RMP partnership agreement) of the mergers on the terms set forth in the merger agreement.

        The RMP Conflicts Committee then advised the RMP Board that it had approved the merger agreement and recommended that the RMP Board approve the merger agreement. Following this recommendation, and after discussion with the RMP Conflicts Committee members regarding the RMP Conflicts Committee's process and rationale for its recommendation, the RMP Board, at a meeting held on April 25, 2018, (i) approved the mergers and the transactions contemplated thereby, and the execution and delivery of the merger agreement, (ii) directed that the merger agreement be submitted to a vote of the limited partners of RMP and (iii) resolved to recommend that the RMP unitholders vote in favor of the approval of the merger agreement and the merger.

        In the evening of April 25, 2018, EQT, EQM and RMP executed the merger agreement and the applicable parties executed the drop-down agreement and the IDR purchase agreement.

Recommendation of the RMP Board and the RMP Conflicts Committee; Reasons for the Merger

        The RMP Conflicts Committee consists of three independent directors, Stephanie C. Hildebrandt, D. Mark Leland and James H. Lytal, each of whom the RMP Board determined satisfied the independence and other requirements set forth in the RMP partnership agreement to serve as a member of the RMP Conflicts Committee. The RMP Board authorized the RMP Conflicts Committee to (i) review, evaluate and negotiate with EQT and EQM, as applicable, the merger and related arrangements and agreements on behalf of RMP and its subsidiaries and the unaffiliated RMP unitholders, to make a recommendation to the RMP Board whether to approve these actions and to determine whether to approve the merger and related arrangements and agreements by "Special Approval" (as defined in Section 7.9(d) of the RMP partnership agreement), (ii) negotiate, or delegate to any person the authority to negotiate, any terms of the merger and related arrangements and agreements as it may deem necessary or appropriate, in its sole discretion, (iii) consult with management of RMP in connection with discussions and/or negotiations concerning potential terms and conditions of the merger and related arrangements and agreements and (iv) consider such other matters as may be requested by the RMP Board from time to time or as otherwise deemed appropriate by the RMP Conflicts Committee.

        The RMP Conflicts Committee retained and was advised by Jefferies as its financial advisor and Latham & Watkins as its outside legal counsel. The RMP Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of EQT's proposal as compared to the continued operation of RMP on a standalone basis and conducted, with the assistance of its advisors, extensive negotiations with EQT and its representatives with respect to EQT's proposal, the merger agreement and other related agreements.

        The RMP Conflicts Committee, by unanimous vote at a meeting held on April 25, 2018, (i) determined in good faith that the proposed merger agreement and the transactions contemplated thereby, including the mergers, are in the best interests of RMP and the unaffiliated RMP unitholders, (ii) approved the merger agreement and the transactions contemplated thereby and (iii) recommended that the RMP Board (A) approve the merger agreement and the transactions contemplated thereby, including the mergers, (B) submit the merger agreement to the limited partners of RMP for approval, (C) recommend that the limited partners of RMP approve the merger agreement and the merger upon the terms and conditions set forth in the merger agreement and (D) cause RMP to enter into the merger agreement and consummate the mergers upon the terms and conditions set forth in the merger agreement, subject to obtaining the requisite approval of the limited partners of RMP, with such approval and recommendation constituting "Special Approval" (as defined in Section 7.9(d) of the RMP partnership agreement) of the mergers on the terms set forth in the merger agreement.

        Based on the RMP Conflicts Committee's recommendation, the RMP Board, at a meeting held on April 25, 2018, (i) approved the mergers and the transactions contemplated thereby, and the execution and delivery of the merger agreement, (ii) directed that the merger agreement be submitted to a vote of the limited partners of RMP and (iii) resolved to recommend that the RMP unitholders vote in favor of the approval of the merger agreement and the merger.

        The RMP Conflicts Committee and the RMP Board viewed the following factors as being generally positive or favorable in coming to their determinations and recommendation with respect to the merger:

  •
  The financial terms offered to the holders of RMP common units, including:

  •
  The consideration to be paid to holders of RMP common units, 0.3319 EQM common units for each RMP common unit, represents:

  •
  a 12.4% premium to the 30-day volume-weighted average closing price (VWAP) for the period ended on April 25, 2018 (the last trading day before the announcement of the merger agreement);

  •
  a 15.6% premium to the 20-day VWAP for the period ended on April 25, 2018 (the last trading day before the announcement of the merger agreement); and

  •
  a 9.8% premium to the closing price on April 25, 2018 (the last trading day before the announcement of the merger agreement).

  •
  The fact that the exchange ratio is fixed and therefore the market value of the consideration payable to RMP unitholders would increase in the event that the market price of EQM common units increases relative to any change in the market price of RMP common units prior to the closing of the mergers.

  •
  The fact that the merger consideration generally will not be taxable for U.S. federal income tax purposes to RMP's unitholders.

  •
  Holders of RMP common units would be entitled to the right to receive EQM common units at the exchange ratio, which is a price the RMP Conflicts Committee viewed as fair and reasonable in light of RMP's recent and projected financial performance and recent trading prices of the RMP common units and in light of the strengths of the surviving entity and benefits to be received by the holders of RMP common units, including:

  •
  The opinion of Jefferies, dated April 25, 2018, that based upon and subject to the assumptions, qualifications, limitations and other matters set forth in its opinion, the exchange ratio was fair, from a financial point of view, to RMP and the unaffiliated RMP unitholders.

  •
  The expectation that the merger will be accretive to EQM's distributable cash flow per common unit, which will inure to the benefit of the current holders of RMP common units.

  •
  RMP unitholders' receipt of the equity ownership in an entity with a diversified platform of assets and substantially lower cost of capital, which is expected to provide greater ability to pursue accretive capital projects and acquisitions that would provide for higher distribution growth.

    •
    RMP unitholders' receipt of equity ownership in an entity with anticipated stronger coverage with respect to distributions, which is expected to result in (i) greater market confidence in the combined company, (ii) an enhanced outlook for distribution growth and (iii) better positioning for varying and uncertain industry and commodity pricing environments.

    •
    The expected benefits from the merger resulting from operational efficiencies through the optimized buildout of gathering and header pipeline systems to service the combined EQT and legacy Rice Energy acreage footprint, which are expected to result in approximately $500 million of capital avoidance, while achieving the same level of gathered volume growth during the next five years.

    •
    The expectation that the drop-down transactions will provide the combined entity with additional midstream infrastructure assets, including assets owned by legacy Rice Energy, which will inure to the benefit of the current holders of RMP common units, and the fact that no legacy Rice Energy assets would be offered for sale to RMP in the future.

    •
    The expectation that the merger will allow EQM to realize synergies of approximately $15 million per year in operating and maintenance expense and selling, general and administrative expenses.

    •
    EQM, as the combined entity, is expected to have a strong balance sheet and maintain an investment grade rating. EQM's balance sheet and lower cost of capital will allow RMP's unitholders to benefit from the investment grade rating of the combined entity.

  •
  The strength of the RMP Conflicts Committee's negotiations and the value obtained therefrom, including:

  •
  The exchange ratio of 0.3319 EQM common units for each RMP common unit represents an increase to the 0.3046 ratio in EQM's initial proposal.

  •
  In response to EQT's reiteration of its proposed exchange ratio of 0.3046 EQM common units for each RMP common unit, the RMP Conflicts Committee proposed an exchange ratio of 0.3395 EQM common units for each RMP common unit.

  •
  The conclusion reached by the RMP Conflicts Committee that the exchange ratio of 0.3319 EQM common units for each RMP common unit was likely the highest price obtainable at the time of the RMP Conflicts Committee's determination to approve the merger and recommend to the RMP Board approval of the merger.

  •
  The following procedural safeguards involved in the negotiation of the merger agreement:

  •
  The RMP Conflicts Committee consisted solely of directors who are not officers or controlling unitholders of RMP or its affiliates and who satisfied the requirements under the RMP partnership agreement for service on the RMP Conflicts Committee.

  •
  The RMP Conflicts Committee was charged with evaluating and negotiating the terms and conditions of the proposed transaction on behalf of RMP and the unaffiliated RMP unitholders, with the power to decline to pursue a transaction, and that the RMP Board had resolved not to approve a proposed transaction without the prior approval and recommendation of the RMP Conflicts Committee.

  •
  Other than with respect to any awards under the RMP equity plans described below at "—Interests of Directors and Executive Officers of RMP GP in the Merger—Treatment of RMP Phantom Units," the members of the RMP Conflicts Committee will not personally benefit from the completion of the merger in a manner different from the unaffiliated RMP unitholders.

    •
    The members of the RMP Conflicts Committee were appropriately compensated for their services and their compensation was in no way contingent on their approving the merger agreement or the merger.

    •
    The terms and conditions of the merger agreement and the merger were determined through arms'-length negotiations between the RMP Conflicts Committee, EQT and the EQM Conflicts Committee, with the assistance of their respective representatives and advisors.

    •
    The RMP Conflicts Committee retained and was advised by legal counsel, Latham & Watkins, and financial advisor, Jefferies, who each have knowledge and experience with respect to public merger and acquisition transactions, MLPs, RMP's industry generally and RMP particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the merger.

    •
    Jefferies prepared and reviewed and discussed valuation analysis with the RMP Conflicts Committee, including a discounted cash flow analysis of RMP, a precedent transactions analysis, an accretion/dilution analysis, a peer group trading analysis of EQM and RMP and a premiums paid analysis (see "—Opinion of the Financial Advisor to the RMP Conflicts Committee").

  •
  The terms of the merger agreement, principally:

  •
  Holders of RMP common units will receive the right to receive 0.3319 EQM common units for each RMP common unit.

  •
  The requirement that the merger agreement and the merger be approved by a vote of the holders of at least a majority of the outstanding RMP common units and the requirement that EQT vote or cause to be voted all RMP common units then owned beneficially or of record by it or any of its subsidiaries, as of the record date, in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof.

  •
  The provisions allowing the RMP Conflicts Committee and the RMP Board to withdraw or change their recommendation in favor of the adoption of the merger agreement in the event of (i) a superior proposal from a third party or (ii) a material change of circumstance that arises after the date of the merger agreement that was not reasonably foreseeable at the time of the merger agreement, in each case provided that, among other things, the RMP Board (upon the recommendation of the RMP Conflicts Committee) makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to change its recommendation would be inconsistent with its duties under applicable law as modified by the RMP partnership agreement and that such recommendation change complies with the terms of the merger agreement.

  •
  The provisions allowing RMP to provide information to, and participate in discussions and negotiations with, a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal.

  •
  The operating covenants to which EQM is subject provide protection to RMP unitholders by restricting EQM's ability to take certain actions prior to the closing of the merger that could reduce the value of EQM common units received by RMP unitholders in the merger, including the issuance of equity securities of EQM or its subsidiaries or the incurrence of indebtedness by EQM or its subsidiaries, in each case subject to the exceptions set forth in the merger agreement.

  •
  The limited conditions and exceptions to the closing conditions.

    •
    The closing condition that all conditions precedent to the drop-down transactions be fulfilled or waived in accordance with the drop-down agreement as in effect on the date of the merger agreement, and that the parties to the drop-down transactions be ready, willing and able to consummate the drop-down transactions substantially simultaneously with the closing of the merger agreement on the terms reflected in the drop-down agreement as in effect on the date of the merger agreement.

    •
    The closing condition that all conditions precedent to the IDR purchase be fulfilled or waived in accordance with the IDR purchase agreement as in effect on the date of the merger agreement, and that the closing of the IDR purchase be consummated on the terms reflected in the IDR purchase agreement as in effect on the date of the merger agreement.

    •
    Under the terms of the merger agreement, prior to the effective time of the merger, EQT and its subsidiaries are prohibited from revoking or diminishing the authority of the RMP Conflicts Committee.

    •
    Any amendments to the merger agreement require the approval of the RMP Conflicts Committee, and the RMP Conflicts Committee is permitted to rescind its approval of the merger agreement, with such rescission resulting in the rescission of "Special Approval" (as defined in the RMP partnership agreement), if the RMP Board takes or authorizes any amendment that is counter to any recommendation by the RMP Conflicts Committee or that was not approved by the RMP Conflicts Committee.

    •
    If the RMP Board, without the prior approval of the RMP Conflicts Committee, (i) waives any inaccuracies in the representations and warranties of the other party under the merger agreement, (ii) extends time for performance of the other party's obligations under the merger agreement, (iii) waives the other party's compliance with any agreement or condition contained in the merger agreement, or (iv) otherwise grants any consent under the merger agreement, or if the RMP Board takes or authorizes any such action that is counter to any recommendation by the RMP Conflicts Committee, then the RMP Conflicts Committee can rescind its approval of the merger agreement, with such rescission resulting in the rescission of "Special Approval" (as defined in the RMP partnership agreement).

    •
    EQM's obligation to reimburse certain of RMP's expenses in connection with termination of the merger agreement as a result of a material uncured breach by EQM under the merger agreement.

    •
    The consummation of the merger is not conditioned on financing.

        The RMP Conflicts Committee and the RMP Board considered the following additional factors in making their determinations and recommendation with respect to the merger:

  •
  There are certain potential negative consequences that may affect RMP unitholders, including the fact that the exchange ratio is fixed and therefore the market value of the consideration payable to RMP unitholders would decrease in the event that the market price of EQM common units decreases relative to any change in the market price of RMP common units prior to the closing of the merger.

  •
  The absence of certain procedural safeguards, including:

  •
  The fact that the RMP unitholders are not entitled to appraisal rights under the merger agreement, the RMP partnership agreement or Delaware law.

  •
  The RMP Conflicts Committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of RMP. Given EQT's control over RMP GP, it was unrealistic to expect or pursue an unsolicited third party acquisition proposal or offer for the assets or control of RMP, and it was unlikely that the RMP Conflicts Committee could conduct a meaningful auction for the acquisition of the assets or control of RMP.

    •
    Certain members of RMP management and the RMP Board may have interests that are different from those of the unaffiliated RMP unitholders. Please read "—Interests of Directors and Executive Officers of RMP GP in the Merger."

    •
    Although the merger is subject to approval by a majority of the RMP common units, the vote includes RMP common units held by EQT and its affiliates, and there is no requirement of a separate approval by the unaffiliated RMP unitholders.

  •
  Certain terms of the merger agreement, principally:

  •
  The provisions limiting the ability of RMP to solicit, or to consider, unsolicited offers from third parties for RMP.

  •
  The provisions obligating RMP to hold a special meeting of unitholders to vote on the merger even if the RMP Conflicts Committee changes its recommendation.

  •
  Certain break-up fees payable by RMP, including in connection with termination of the merger agreement as a result of a superior proposal for RMP.

  •
  RMP's obligation to pay EQM's expenses in certain circumstances.

  •
  Litigation may occur in connection with the merger and any such litigation may result in significant costs and a diversion of management focus.

  •
  There is risk that the merger might not be completed in a timely manner, or that the merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the merger agreement, and a failure to complete the merger could negatively affect the trading price of the RMP common units or could result in significant costs and disruption to RMP's normal business.

  •
  There is risk that the potential benefits expected to be realized in the merger might not be fully realized, or might not be realized within the expected time period.

        The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the RMP Conflicts Committee and the RMP Board in considering the merger. In view of the number and variety of factors and the amount of information considered, the RMP Conflicts Committee and the RMP Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the RMP Conflicts Committee and the RMP Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the RMP Conflicts Committee and the RMP Board may have given different weights to different factors. The RMP Conflicts Committee and the RMP Board made their recommendations based on the totality of information presented to, and the investigation conducted by, the RMP Conflicts Committee and the RMP Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of the Financial Advisor to the RMP Conflicts Committee

        In March 2018, the RMP Conflicts Committee retained Jefferies to act as its financial advisor in connection with a possible sale, disposition or other business transaction or series of transactions involving RMP. In connection with this engagement, the RMP Conflicts Committee requested that Jefferies evaluate the fairness to the RMP unitholders other than EQT and its subsidiaries, from a financial point of view, of a transaction in which each RMP common unit will be converted into the right to receive 0.3319 EQM common units, in connection with the proposed merger. At the meeting of the RMP Conflicts Committee on April 25, 2018, Jefferies rendered its oral opinion to the RMP Conflicts Committee, subsequently confirmed in a written opinion delivered on April 25, 2018, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to RMP and the unaffiliated RMP unitholders.

        The full text of the written opinion of Jefferies, dated as of April 25, 2018, is attached hereto as Annex B. Jefferies' opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. We encourage you to read Jefferies' opinion carefully and in its entirety. Jefferies' opinion was directed to the RMP Conflicts Committee and addresses only the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement as of the date of the opinion to RMP and the unaffiliated RMP unitholders. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of RMP common units should vote on the merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, Jefferies, among other things:

  (i)
  reviewed a draft dated April 25, 2018 of the merger agreement;

  (ii)
  reviewed certain publicly available financial and other information about RMP;

  (iii)
  reviewed certain publicly available financial and other information about EQM;

  (iv)
  reviewed certain information furnished to Jefferies by the management of EQT, including unaudited forecasted financial information and analyses, relating to the business, operations and prospects of each of EQM and RMP;

  (v)
  held discussions with members of senior management of EQT concerning the matters described in clauses (ii), (iii) and (iv) above;

  (vi)
  reviewed the unit trading price history and valuation multiples for RMP common units and EQM common units and compared them with those of certain publicly traded companies and partnerships that Jefferies deemed relevant;

  (vii)
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant;

  (viii)
  considered the potential pro forma impact of the mergers;

  (ix)
  reviewed the terms of the drop-down transactions and the IDR purchase; and

  (x)
  conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

        In Jefferies' review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was (i) supplied or otherwise made available by EQT, (ii) publicly available to Jefferies (including, without limitation, the information described above) or (iii) otherwise reviewed by Jefferies. In its review, Jefferies relied on assurances of EQT management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, EQM or RMP. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals.

        With respect to the unaudited forecasted financial information provided to and examined by Jefferies, Jefferies' opinion noted that projecting future results of any company is inherently subject to uncertainty. EQT informed Jefferies, however, and Jefferies assumed, that such unaudited forecasted financial information was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of EQT management as to the future financial performance of each of EQM and RMP. The RMP Conflicts Committee directed Jefferies to use such unaudited forecasted financial information, and Jefferies expressed no opinion as to the respective unaudited forecasted financial information of EQM or RMP or the assumptions on which such information was based.

        Jefferies' opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies' opinion of which Jefferies became aware after the date of its opinion.

        Jefferies made no independent investigation of any legal or accounting matters affecting EQM or RMP, and Jefferies assumed the correctness in all respects material to Jefferies' analysis of all legal and accounting advice given to RMP, RMP GP and the RMP Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to RMP or any holder of RMP common units. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of RMP common units. In rendering its opinion, Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that the merger and related transactions will be consummated in accordance with their terms without waiver, modification or amendment of any term, condition or agreement that would be meaningful in any respect to Jefferies' analyses or opinion and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger and related transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on EQM, RMP, RMP GP, any holder of RMP common units or the contemplated benefits of the mergers and related transactions.

        Jefferies' opinion was for the use and benefit of the RMP Conflicts Committee in its consideration of the merger, and Jefferies' opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to RMP, nor did it address the underlying business decision by RMP or RMP GP to engage in the merger, the terms of the merger agreement or the documents referred to therein. Jefferies' opinion does not constitute a recommendation as to how any holder of RMP common units should vote on the merger or any matter related thereto. In addition, Jefferies was not asked to address, and its opinion did not address, (i) the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of EQM or RMP, other than the unaffiliated RMP unitholders, relative to the exchange ratio or (ii) the relative valuations of the drop-down transactions and the IDR purchase, although Jefferies did take such transactions into consideration in its analysis of the exchange ratio. Jefferies expressed no opinion as to the value of EQM common units when they are issued pursuant to the merger or the prices at which the RMP common units or EQM common units would trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of EQM's, EQM GP's, Merger Sub's, GP Merger Sub's, RMP's, RMP GP's or EQT's officers, directors or employees, or any class of such persons, in connection with the merger relative to the consideration to be received by the unaffiliated RMP unitholders. Jefferies' opinion was authorized by the Fairness Committee of Jefferies.

        In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies' analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies' opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies' view of EQM's or RMP's actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies' own experience and judgment.

        In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond the parties' and Jefferies' control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per unit value of EQM common units or RMP common units do not purport to be appraisals or to reflect the prices at which EQM common units or RMP common units, as applicable, may actually be sold. The analyses performed were prepared solely as part of Jefferies' analysis of the fairness, from a financial point of view, of the exchange ratio to RMP and the unaffiliated RMP unitholders, and were provided to the RMP Conflicts Committee in connection with the delivery of Jefferies' opinion.

        The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies' delivery of its opinion and that were presented to the RMP Conflicts Committee at the meeting on April 25, 2018. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies' financial analyses.

        For purposes of the financial analyses described in this section, (i) "EBITDA" means earnings before interest, taxes, depreciation and amortization and "Adjusted EBITDA" means EBITDA plus or minus certain adjustments, (ii) distributable cash flows were calculated as Adjusted EBITDA less cash interest expense, maintenance capital expenditures and other expenses, and (iii) enterprise values were calculated as fully-diluted equity values based on closing unit prices on April 24, 2018 plus total debt, preferred units and non-controlling interests (as applicable) less cash and cash equivalents. In calculating implied exchange ratio reference ranges as reflected in certain of the analyses described below, Jefferies (A) divided the low-end of the approximate implied per unit equity value reference ranges derived for RMP from such analyses by the high-end of the approximate implied per unit equity value reference ranges derived for EQM from such analyses in order to calculate the low-end of the implied exchange ratio reference ranges and (B) divided the high-end of the approximate implied per unit equity value reference ranges derived for RMP from such analyses by the low-end of the approximate implied per unit equity value reference ranges derived for EQM from such analyses in order to calculate the high-end of the implied exchange ratio reference ranges.

Unaudited Forecasted Financial Information Provided to Jefferies

        Jefferies was provided by EQT management with unaudited forecasted financial information regarding EQM, RMP and the businesses subject to the drop-down transactions, which were substantially the same as the unaudited forecasted financial information summarized under "—Unaudited Forecasted Financial Information." The unaudited forecasted financial information provided to Jefferies did not include projections for EQM that only reflected the pro forma impact of the drop-down transactions and the IDR purchase (exclusive of the merger) and, accordingly, Jefferies created its own pro forma unaudited forecasted financial information to give effect to those transactions. At the direction of the RMP Conflicts Committee, Jefferies used the unaudited forecasted financial information and forecasts described in the preceding sentence in performing certain valuation analyses, as applicable, to imply valuations for each of EQM and RMP. Jefferies also assumed a distribution coverage ratio of 1.2x for EQM and 1.3x for RMP based off of the unaudited forecasted financial information provided by EQT management.

Selected Publicly Traded Companies Analysis

        Jefferies performed selected public companies analyses of each of EQM and RMP in which Jefferies reviewed publicly available financial, stock market and operating information of EQM, RMP and the selected publicly traded companies listed below.

        In performing a selected public companies analysis of EQM and RMP, Jefferies reviewed publicly available financial, stock market information and operating information of the following 11 gathering and processing master limited partnerships and midstream corporations that Jefferies considered generally relevant to EQM and RMP for purposes of its financial analysis, referred to herein as the "Selected Comparable Companies":

  •
  Targa Resources Corp.

  •
  Western Gas Partners, LP

  •
  DCP Midstream, LP

  •
  EnLink Midstream Partners, LP

  •
  Enable Midstream Partners, LP

  •
  Antero Midstream Partners LP

  •
  Crestwood Equity Partners LP

  •
  Summit Midstream Partners LP

  •
  Noble Midstream Partners LP

  •
  CNX Midstream Partners LP

  •
  RMP (only for EQM comparable purposes)

  •
  EQM (only for RMP comparable purposes)

        Jefferies reviewed, among other information, enterprise values as a multiple, to the extent publicly available, of calendar years 2018 and 2019 using estimated EBITDA or Adjusted EBITDA, as applicable. Jefferies also reviewed equity values based on closing unit prices on April 24, 2018. Estimated financial data of the Selected Comparable Companies were based on publicly available research analysts' estimates and other publicly available information. Estimated financial data of each of EQM and RMP were based on EQT management's unaudited forecasted financial information and publicly available research analysts' estimates.

        In its analysis, Jefferies derived and compared multiples for EQM, RMP and the Selected Comparable Companies, calculated as follows:

  •
  the total enterprise value (defined as equity market value plus net debt plus non-controlling interest plus preferred) divided by estimated EBITDA or Adjusted EBITDA, as applicable, for calendar year 2018 (TEV/2018E EBITDA), and

  •
  the total enterprise value divided by estimated EBITDA or Adjusted EBITDA, as applicable, for calendar year 2019 (TEV/2019E EBITDA).

        This analysis indicated the reference ranges for the benchmarks as set forth below:

Selected Comparable Companies Multiples

Benchmark	EQM Comparable Average	EQM Comparable Median	RMP Comparable Average	RMP Comparable Median
TEV/2018E EBITDA	11.0x	11.3x	11.1x	11.3x
TEV/2019E EBITDA	9.3x	9.6x	9.3x	9.4x

        Applying the reference ranges corresponding with the TEV/2018E EBITDA and TEV/2019E EBITDA multiples, Jefferies determined implied per unit equity value reference ranges for EQM of $79.14 to $98.74 and $84.35 to $110.93, based on calendar years 2018 and 2019, respectively, and for RMP of $21.89 to $26.80 and $20.04 to $25.73, based on calendar years 2018 and 2019, respectively.

        Utilizing the implied per unit equity value reference ranges derived from EQM and RMP described above, Jefferies calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges

Total Enterprise Value / EBITDA		Exchange Ratio
TEV/2018E EBITDA	0.2217x - 0.3387x	0.3319x
TEV/2019E EBITDA	0.1807x - 0.3050x	0.3319x

        No company utilized in the comparable company analysis is identical to RMP. In evaluating the Selected Comparable Companies, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond RMP's and Jefferies' control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

        Jefferies performed separate discounted cash flow analyses of EQM and RMP by calculating the estimated present value of the unlevered, before-tax free cash flows that each of EQM and RMP was forecasted to generate during the third quarter of 2018 through the calendar year ending December 31, 2023. In the case of EQM, such analysis included the pro forma impact of the drop-down transactions. Terminal values of EQM and RMP were calculated by applying to EQM's and RMP's respective estimated Adjusted EBITDA for the calendar year ending December 31, 2023 a selected range of Adjusted EBITDA multiples of 8.5x to 10.5x, in the case of EQM, and 8.0x to 10.0x, in the case of RMP. The present values (as of June 30, 2018) of the cash flows and terminal values were then calculated using a discount date range of 12.45% to 13.45%, in the case of EQM, and 9.84% to 10.84%, in the case of RMP. These analyses indicated approximate implied per unit equity value reference ranges for EQM and RMP of $79.11 to $101.78 and $26.83 to $34.57, respectively.

        Utilizing the implied per share unit value reference ranges derived for EQM and RMP described above, Jefferies calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.2637x - 0.4369x	0.3319x

Selected Affiliate Mergers

        For reference purposes only, using publicly available information, Jefferies analyzed the premiums offered in 17 selected mergers involving affiliate master limited partnerships announced since June 29, 2009. For each of the selected transactions, Jefferies calculated the premium represented by the offer price over the target company's closing unit price one trading day, seven trading days and 30 trading days prior to the transaction's announcement. The analysis indicated the following premiums for those time periods prior to announcement:

Premiums Paid Percentages

Time Period Prior to Announcement	75th Percentile	Mean	Median	25th Percentile
1 Trading Day	18.3%	12.8%	12.0%	6.9%
7 Trading Days	18.7%	13.5%	12.1%	5.9%
30 Trading Days	19.8%	13.7%	9.8%	7.2%

        Using a reference range of the 25th percentile and the 75th percentile for each of the time periods described above, Jefferies performed a premiums paid analysis using the closing prices of the each of the EQM common units and RMP common units one trading day, seven trading days and 30 trading days prior to April 24, 2018 closing prices. This analysis indicated a range of implied unit prices for RMP of $19.48 to $21.88, which further indicated an implied exchange ratio of 0.3200x to 0.3595x based on EQM's unit price of $60.87. The implied exchange ratio values were compared to the offered exchange ratio of 0.3319x.

        Historical Exchange Ratio.    For reference purposes only, Jefferies observed, among other things, the historical exchange ratios for the one month, three months, six months and last 12 months of RMP common units to EQM common units prior to April 24, 2018, which indicated a range of exchange ratios of 0.2961x to 0.3043x as compared to the exchange ratio of 0.3319x provided for in the merger agreement.

General

        Jefferies' opinion was one of many factors taken into consideration by the RMP Conflicts Committee in making its determination to approve the proposed merger and should not be considered determinative of the views of the RMP Board or EQT management with respect to the proposed merger or the exchange ratio.

        Jefferies was selected by the RMP Conflicts Committee based on Jefferies' qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

        RMP has agreed to pay Jefferies a fee of approximately $2.0 million, $250,000 of which was payable upon the execution of Jefferies' engagement letter, $1.0 million of which was payable upon delivery of Jefferies' opinion, and $750,000 of which will be payable upon the closing of the merger. RMP has also agreed to reimburse Jefferies for certain expenses incurred. RMP has also agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement. Jefferies has not, in the past two years, provided financial advisory or financing services to RMP or RMP GP. Jefferies did not, as of the date of its opinion, maintain a market in the securities of EQM, RMP or EQT, but in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of the parties to the merger agreement and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, in the future Jefferies may seek to provide financial advisory and financing services to the parties to the merger agreement or entities that are affiliated with the parties to the merger agreement, for which Jefferies would expect to receive compensation. Except as otherwise expressly provided in its engagement letter with the RMP Conflicts Committee, Jefferies' opinion may not be used or referred to by RMP or RMP GP, or quoted or disclosed to any person in any manner, without Jefferies' prior written consent.

Unaudited Forecasted Financial Information

        Management of EQT prepared unaudited forecasted financial information for the years 2018 through 2023 for RMP on a status quo basis, for EQM on a status quo basis and pro forma for the merger, the IDR purchase and the drop-down transactions (the pro forma EQM projections), and for the businesses subject to the drop-down transactions. Except for the pro forma EQM projections, the unaudited forecasted financial information does not give effect to the merger, the IDR purchase or the drop-down transactions. Adding the status quo unaudited forecasted financial information of EQM, RMP and the drop-down entities together would not represent the results the combined company will achieve if the merger, the IDR purchase and the drop-down transactions are completed and does not represent forecasted financial information for the combined company if the merger, the IDR purchase or the drop-down transactions are completed.

        The unaudited forecasted financial information set forth below was made available to the EQT board of directors, the RMP Conflicts Committee, the EQM Conflicts Committee and the EQGP Conflicts Committee in connection with their respective evaluations of the merger, the drop-down transactions and the IDR purchase, as applicable. Such unaudited forecasted financial information also was provided to Jefferies for its use and reliance in connection with its financial analyses and opinion described under "—Opinion of the Financial Advisor to the RMP Conflicts Committee," as well as to Goldman Sachs, Evercore and Baird. The inclusion of this information should not be regarded as an indication that any recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Readers of this document are cautioned not to place undue weight on the unaudited forecasted financial information.

        The unaudited forecasted financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited forecasted financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the unaudited forecasted financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the parties and will be beyond the control of the combined company. RMP unitholders are urged to review the SEC filings of RMP for a description of risk factors with respect to the business of RMP and the SEC filings of EQM for a description of risk factors with respect to the business of EQM. See the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Where You Can Find More

Information" beginning on pages 34 and 171, respectively. RMP unitholders are also urged to review the section entitled "Risk Factors" beginning on page 27. The unaudited forecasted financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP (including because certain metrics are non-GAAP measures). This information is not fact and is not necessarily predictive of actual future results, and readers of this proxy statement/prospectus are cautioned not to place undue weight on the unaudited forecasted financial information. Neither the independent registered public accounting firm of RMP or EQM nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited forecasted financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and the independent accounting firms of RMP or EQM assume no responsibility for, and disclaim any association with, the unaudited forecasted financial information. The report of the independent registered public accounting firm of RMP contained in RMP's Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this document, relates to the historical financial information of RMP. The report of the independent registered public accounting firm of EQM contained in EQM's Current Report on Form 8-K filed with the SEC on June 12, 2018 for the year ended December 31, 2017, which is incorporated by reference into this document, relates to the historical financial information of EQM. These reports do not extend to the unaudited forecasted financial information and should not be read to do so. Furthermore, the unaudited forecasted financial information does not take into account any circumstances or events occurring after the date the information was prepared.

        The unaudited forecasted financial information is not included in this proxy statement/prospectus to induce any RMP unitholders to vote in favor of any of the proposals at the RMP special meeting.

        RMP AND EQM DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED FORECASTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Unaudited Forecasted Financial Information of Status Quo RMP

        The following table presents select unaudited forecasted financial information of RMP for fiscal year 2018 through fiscal year 2023 prepared by management of EQT on a status quo basis (i.e., without assuming that any of the merger, the IDR purchase or the drop-down transactions occur):

$ in millions, except per unit amounts	2018E	2019E	2020E	2021E	2022E	2023E
Adjusted EBITDA(a)	$251	$291	$310	$379	$451	$539
Total capital expenditures	$233	$209	$264	$217	$198	$135
Distributions declared per limited partner unit(b)	$1.54	$1.53	$1.53	$1.69	$1.92	$2.19

(a)
RMP adjusted EBITDA is defined as RMP's net income plus net interest expense, depreciation and amortization expense, and non-cash long-term compensation expense.

(b)
Assumes a 1.0x coverage ratio.

Unaudited Forecasted Financial Information of Status Quo EQM

        The following table presents select unaudited forecasted financial information of EQM for fiscal year 2018 through fiscal year 2023 prepared by management of EQT on a status quo basis (i.e., without assuming that any of the merger, the IDR purchase or the drop-down transactions occur):

$ in millions, except per unit amounts	2018E	2019E	2020E	2021E	2022E	2023E
Adjusted EBITDA(a)	$725	$912	$1,007	$1,068	$1,106	$1,205
Total capital expenditures	$1,799	$699	$261	$257	$367	$449
Distributions declared per limited partner unit(b)	$4.56	$5.38	$5.82	$6.07	$6.24	$6.67

(a)
EQM adjusted EBITDA is defined as EQM's net income plus net interest expense, depreciation and amortization expense, payments on EQM's preferred interest in EQT Energy Supply, LLC (preferred interest), assumed distributions from Mountain Valley Pipeline, LLC with respect to the current period and non-cash long-term compensation expense less AFUDC—equity.

(b)
Assumes a 1.0x coverage ratio.

Unaudited Forecasted Financial Information of the Drop-Down Businesses

        The following table presents select unaudited forecasted financial information of the businesses subject to the drop-down transactions (including 100% of Strike Force Midstream) for fiscal year 2018 through fiscal year 2023:

$ in millions, except per unit amounts	2018E	2019E	2020E	2021E	2022E	2023E
Adjusted EBITDA(a)	$169	$251	$262	$269	$277	$274
Total capital expenditures	$222	$189	$97	$60	$79	$92

(a)
Drop-Down Business adjusted EBITDA is defined as net income plus net interest expense and depreciation and amortization expense.

Unaudited Forecasted Financial Information of Pro Forma EQM

        The following table presents select unaudited forecasted financial information of EQM for fiscal year 2018 through fiscal year 2023 prepared by management of EQT on a pro forma basis (i.e., assuming that the merger, the IDR purchase and the drop-down transactions occur):

$ in millions, except per unit amounts	2018E†	2019E	2020E	2021E	2022E	2023E
Adjusted EBITDA(a)	$927	$1,453	$1,579	$1,716	$1,835	$2,018
Total capital expenditures	$2,047	$1,096	$622	$534	$644	$676
Distributions declared per limited partner unit(b)	$4.91	$5.89	$6.26	$6.70	$7.13	$7.77

†
Assumes the drop-down transactions are effective on May 1, 2018 and the merger is effective on September 1, 2018.

(a)
Pro forma EQM adjusted EBITDA is defined as EQM's net income plus net interest expense, depreciation and amortization expense, payments on the preferred interest, assumed distributions from Mountain Valley Pipeline, LLC with respect to the current period and non-cash long-term compensation expense less AFUDC—equity.

(b)
Assumes a 1.0x coverage ratio.

Reasons of the EQM Board for the Merger

        The reasons for the EQM Board approving the merger agreement and the merger on April 25, 2018, include:

  •
  the belief that the exchange ratio of 0.3319 of an EQM common unit for each RMP common unit, together with the drop-down transactions, is economically attractive to EQM;

  •
  the expectation that the merger, together with the drop-down transactions, will be accretive to EQM's distributable cash flow per common unit, which will inure to the benefit of the current holders of EQM common units;

  •
  the expectation that the merger, together with the drop-down transactions, will provide EQM with a more diversified platform of assets and lower cost of capital, which is expected to provide greater ability to pursue accretive capital projects and acquisitions that would provide for higher distribution growth;

  •
  the expectation that the merger, together with the drop-down transactions, will result in stronger coverage with respect to distributions, which is expected to result in (i) greater market confidence in the combined entity, (ii) an enhanced outlook for distribution growth and (iii) better positioning for varying and uncertain industry and commodity pricing environments;

  •
  the expected benefits from the merger resulting from operational efficiencies through the optimized buildout of gathering and header pipeline systems to service the combined EQT and legacy Rice Energy acreage footprint, which are expected to result in approximately $500 million of capital avoidance, while achieving the same level of gathered volume growth during the next five years;

  •
  the expectation that the drop-down transactions will provide the combined entity with additional midstream infrastructure assets, including assets owned by legacy Rice Energy, which will inure to the benefit of the current holders of EQM common units;

  •
  the expectation that the merger will allow EQM to realize synergies of approximately $15 million per year in operating and maintenance expense and selling, general and administrative expenses;

  •
  the expectation that EQM, as the combined entity, will have an enhanced credit profile, maintaining a strong balance sheet and an investment grade rating;

  •
  the benefits to EQM of overall enhanced clarity and simplicity of EQT's midstream business of which EQM forms a part;

  •
  the opportunity for EQM to benefit from any future earnings and growth of RMP's assets after the merger; and

  •
  the expectation that there should be relatively low execution risk in integrating EQM's and RMP's businesses due to existing shared services.

        The EQM Board also based its determination to approve the merger agreement and the merger, in part, on the unanimous recommendation of the EQM Conflicts Committee that the EQM Board approve the merger agreement and the merger, following the EQM Conflicts Committee's evaluation of the merger and the drop-down transactions in consultation with its legal and financial advisors and with EQM management.

        The foregoing discussion is not intended to be exhaustive, and is only intended to address the principal factors considered by the EQM Board in favor of the merger. In view of the number and variety of factors and the amount of information considered, the EQM Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the EQM Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the EQM Board may have given different weights to different factors. The EQM Board made their determinations based on the totality of information presented to, and the investigation conducted by, the EQM Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

Interests of Directors and Executive Officers of RMP GP in the Merger

        In considering the recommendation of the RMP Board that you vote to approve the merger agreement, you should be aware that the directors and executive officers of RMP GP have interests in the merger that are different from, or in addition to, the interests of RMP unitholders generally. The members of the RMP Conflicts Committee and the RMP Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the unitholders of RMP that the merger agreement be adopted. See "—Background of the Merger" and "—Recommendation of the RMP Board and the RMP Conflicts Committee; Reasons for the Merger." RMP's unitholders should take these interests into account in deciding whether to vote "FOR" the approval of the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Existing Relationships of RMP GP Officers and Directors with EQT and EQM

        EQT, as the indirect sole member of RMP GP, is entitled to appoint all of the directors of RMP GP. Accordingly, EQT has appointed to the RMP Board and has the ability to remove from the RMP Board each of the directors of RMP GP, including, subject to the terms of the merger agreement restricting the removal of RMP Conflicts Committee members during the pendency of the merger agreement, each of the members of the RMP Conflicts Committee.

        In addition, certain directors and executive officers of RMP GP also serve as directors, executive officers and/or employees of EQT, EQM GP and/or the EQGP general partner, as set forth below:

Name	Position at RMP GP	Position at EQM GP	Position at EQGP General Partner	Position at EQT
Jeremiah J. Ashcroft III	Director, President and Chief Executive Officer	Director, President and Chief Executive Officer	Director, President and Chief Executive Officer	Senior Vice President, EQT Corporation and President, Midstream
Robert J. McNally	Director, Senior Vice President and Chief Financial Officer	Director, Senior Vice President and Chief Financial Officer	Director, Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer
Lewis B. Gardner	Director	Director	Director	General Counsel and Vice President, External Affairs
Jimmi Sue Smith	Chief Accounting Officer	Chief Accounting Officer	Chief Accounting Officer	Chief Accounting Officer
Stephanie C. Hildebrandt	Director	—	—	—
D. Mark Leland	Director	—	—	—
James H. Lytal	Director	—	—	—
David L. Porges	Chairman	Chairman	Chairman	Chairman and Interim President and Chief Executive Officer
Robert F. Vagt	Director	—	—	Director

Economic Interests of RMP GP Officers and Directors in EQT, EQGP and EQM

        Certain directors and executive officers of RMP GP hold equity interests in EQM, EQGP and EQT, and thus may have economic interests in the merger that are different from RMP unitholders generally. Set forth below is a summary of the common unit and common stock, as applicable, ownership of each of the directors and executive officers of RMP GP in RMP, EQM, EQGP and EQT, as of June 14, 2018, the most recent practicable date prior to the filing of this proxy statement/prospectus.

Name	RMP Common Units Beneficially Owned(1)	EQM Common Units Beneficially Owned	EQGP Common Units Beneficially Owned	EQT Common Shares Beneficially Owned(2)
Jeremiah J. Ashcroft III	—	—	—	47,069
Robert J. McNally	—	—	—	31,865
Lewis B. Gardner	—	9,359	28,503	63,138
Jimmi Sue Smith	—	2,146	7,538	5,757
Stephanie C. Hildebrandt	27,442	—	—	—
D. Mark Leland	69,465	505	—	—
James H. Lytal	33,720	—	—	—
David L. Porges(3)	—	42,148	56,263	557,221
Robert F. Vagt	8,920	—	—	27,744

(1)
For Ms. Hildebrandt and Messrs. Leland, Lytal and Vagt, this column includes phantom units to be settled in RMP common units, in the following amounts: Ms. Hildebrandt—8,920 units; Mr. Leland—9,190 units; Mr. Lytal—9,190 units; and Mr. Vagt—8,920 units.

(2)
For Mr. Vagt, this column includes 3,814 deferred stock units, including accrued dividends thereon, awarded in connection with his service as a non-employee director of EQT that will be settled in EQT common stock, over which he has no voting or investment power prior to settlement.

(3)
Shares beneficially owned include 50,000 shares that are held in a trust of which Mr. Porges is a co-trustee and in which he shares voting and investment power.

Treatment of RMP Phantom Units

        At the effective time, each RMP Phantom Unit Award that is outstanding immediately prior to the effective time will be fully vested and converted into the right to receive the merger consideration, subject to applicable tax withholding, in respect of each RMP common unit subject thereto. As of June 14, 2018, the RMP independent directors held the following numbers of outstanding RMP Phantom Unit Awards:

Name	Number of RMP Phantom Units	Value of RMP Phantom Units(1)
D. Mark Leland	9,190	$168,728.40
James H. Lytal	9,190	$168,728.40
Stephanie C. Hildebrandt	8,920	$163,771.20
Robert F. Vagt	8,920	$163,771.20

(1)
Based on a price per RMP common unit of $18.36, which was the closing price of RMP common units on the New York Stock Exchange on June 19, 2018.

Compensation of Members of the RMP Conflicts Committee

        The members of the RMP Conflicts Committee are each are entitled to the following fee payments, in addition to the regular compensation payable to such members in their capacity as directors, in consideration of the incremental time and effort incurred in connection with the evaluation and negotiation of the merger:

  •
  $10,000 per month (plus an additional $5,000 per month for the committee chairman) payable monthly beginning April 1, 2018 until the filing date of this proxy statement/prospectus;

  •
  $5,000 per month (plus an additional $2,500 per month for the committee chairman) payable monthly after the filing date of this proxy statement/prospectus until the closing of the merger or termination of the merger agreement; provided that aggregate amounts payable under (1) and (2) may not exceed $80,000, in the case of fees payable to the committee chairman, or $70,000, in the case of fees payable to other members of the RMP Conflicts Committee; and

  •
  if any litigation continues following the closing of the merger, a $1,000 fee per hour for time spent in connection with such litigation.

        This compensation was in no way contingent on the members of the RMP Conflicts Committee approving the merger agreement or the merger.

Indemnification and Insurance

        The RMP partnership agreement requires RMP, among other things, to indemnify the directors and executive officers of RMP GP, the general partner of RMP, against certain liabilities that may arise by reason of their service as directors or officers.

        In addition, the merger agreement provides that, for a period of six years from the effective time, EQM and EQM GP will indemnify, defend and hold harmless each officer or director of RMP, RMP GP or any of their subsidiaries and also with respect to any such person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with RMP) serving at the request of or on behalf of RMP, RMP GP or any of their subsidiaries and together with such person's heirs, executors or administrators against any cost or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

        In addition, pursuant to the terms of the merger agreement, RMP's and RMP GP's directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies from the surviving entity. Such indemnification and insurance coverage is further described in the section entitled "The Merger Agreement—Indemnification; Directors' and Officers' Insurance."

Interests of EQT in the Merger

        EQT holds a controlling ownership interest in RMP. EQT controls RMP through EQT's ownership of RMP GP, which is the general partner of RMP. RMP GP owns 100% of the general partner interest in RMP. EQT also owns approximately 28.1% of the outstanding RMP common units. In addition, EQT indirectly owns an approximately 6.7% limited partner interest in EQM through Rice Midstream Holdings, 100% of the outstanding limited liability company interests in the EQGP general partner, and an approximately 91.3% limited partner interest in EQGP, and EQGP owns 100% of the outstanding limited liability company interests in EQM GP which owns an approximately 1.6% general partner interest in EQM, an approximately 24.8% limited partner interest in EQM and all of the EQM IDRs and RMP IDRs. EQT has different economic interests in the merger than RMP unitholders generally due to, among other things, EQT's ongoing ownership of the general partner interest and incentive distribution rights through EQGP in EQM following the merger. In addition, EQT and/or wholly owned subsidiaries of EQT are party to the IDR purchase and the drop-down transactions, each of which was completed on May 22, 2018, such completion having been a condition to the parties' obligations to complete the merger (see "The IDR Purchase Agreement" and "The Drop-Down Agreement").

        Under the terms of the merger agreement, EQT has agreed to vote all of the RMP common units owned beneficially or of record by EQT and its subsidiaries in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof.

No Dissenters' Rights or Appraisal Rights

        Neither appraisal rights nor dissenters' rights are available in connection with the merger under the Delaware LP Act, the merger agreement or the RMP partnership agreement.

No EQM Unitholder Approval Required

        EQM unitholders are not required to approve the merger agreement or approve the merger or the issuance of EQM common units in connection with the merger.

Directors and Executive Officers of EQM GP After the Merger

        No changes are anticipated to the identity of the directors and executive officers of EQM GP as a result of the merger.

Financing of the Transactions

        The merger is not subject to a financing condition. On April 25, 2018, EQM entered into a 364-Day Term Loan Agreement among EQM, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders and agents parties thereto, providing for a $2.5 billion 364-day unsecured multi-draw term loan facility.

        The Term Loan Agreement provides for borrowings by EQM of (i) up to $300 million of the commitments under the Term Loan Facility in connection with, and to fund, the consummation of the merger, (ii) up to $1 billion of the commitments under the Term Loan Facility in connection with, and to fund, the consummation of the drop-down transactions, and (iii) up to an additional $1.2 billion of commitments under the Term Loan Facility for a variety of specified purposes, including to fund the consummation of the merger and/or the drop-down transactions. The Lenders' obligation to fund such commitments under the Term Loan Facility is subject to several conditions as set forth in the Term Loan Agreement, including, in the case of certain borrowings in connection with the merger, delivery of a certificate certifying that EQM expects the merger to be consummated within one business day.

        As of May 17, 2018, the General Availability was reduced by $825 million, of which $513 million was used to repay borrowings outstanding under EQM's existing $1 billion revolving credit facility. On May 22, 2018, substantially concurrently with the consummation of the drop-down transactions, EQM borrowed all $1 billion of the Drop-Down Availability. As of June 14, 2018, $375 million of the General Availability and all $300 million of the Merger Availability remained available for borrowing pursuant to the terms of the Term Loan Agreement. Unused commitments under the Term Loan Facility will terminate automatically on December 31, 2018. The Term Loan Agreement includes mandatory prepayment and commitment reduction requirements related to the receipt by EQM of net cash proceeds from certain debt transactions, equity issuances, asset sales, and joint venture distributions.

        EQM expects to use proceeds from future borrowings under the Term Loan Facility to, among other things, (i) substantially concurrently with the closing of the merger, refinance all existing debt for borrowed money of RMP and its subsidiaries, including to repay and terminate, as applicable, all amounts and commitments outstanding under the RMP existing credit facility, and (ii) pay any fees, commissions and expenses incurred in connection with the foregoing.

Accounting Treatment of the Merger

        In accordance with the guidance under Accounting Standards Codification Topic 805: Business Combinations, the merger will be accounted for as a reorganization of entities under common control. The assets and liabilities of RMP will be recorded by EQM at EQT's historical cost basis, which includes a step-up in basis resulting from EQT's preliminary purchase price accounting for its acquisition of Rice Energy.

Regulatory Approvals and Clearances Required for the Merger

        The completion of the merger may be subject to antitrust review in the United States. Under the HSR Act, if applicable, the merger cannot be completed until EQT (as the ultimate parent entity of EQM) and RMP have given notification and furnished certain information to the FTC and the DOJ, and until the applicable waiting period has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties' filing of their respective Notification and Report Forms, unless the FTC grants early termination of that waiting period. If the FTC or DOJ issues a Request for Additional Information and Documents (a Second Request) to the parties prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Requests, unless the waiting period is terminated earlier or the parties otherwise consent not to close the transaction. Both EQT and RMP made their HSR filings on June 1, 2018. Early termination of the waiting period was granted on June 19, 2018.

        At any time before or after the effective time, notwithstanding the expiration or termination of the waiting period under the HSR Act, the DOJ or the FTC could take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of the parties or their respective subsidiaries, or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

        EQM and RMP have agreed to (including to cause their respective subsidiaries to) use their reasonable best efforts to resolve any objections that a governmental authority may assert under antitrust laws with respect to the transactions contemplated by the merger agreement, including the merger, and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority with respect to the merger, in each case, so as to enable the closing of the merger to occur as promptly as practicable and in any event no later than the outside date, and including agreeing to dispose or hold separate certain assets or agreeing to a non-compete or other restriction. Notwithstanding the foregoing, RMP has agreed not to commit to any disposal, hold separate of other restriction related to it or its subsidiaries businesses, operations or assets without EQM's prior written consent.

        In connection with the issuance of EQM common units in the merger, EQM must file a registration statement with the SEC under the Exchange Act that is declared effective by the SEC.

Listing of EQM Common Units; Delisting and Deregistration of RMP Common Units

        EQM common units are currently listed on the NYSE under the ticker symbol "EQM." It is a condition to closing that the EQM common units to be issued in the merger to RMP unitholders be approved for listing on the NYSE, subject to official notice of issuance.

        RMP common units are currently listed on the NYSE under the ticker symbol "RMP." If the merger is completed, RMP common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Ownership of EQM After the Merger

        EQM will issue approximately 34.0 million EQM common units to former RMP unitholders pursuant to the merger. Further, the number of EQM common units outstanding will increase after the date of this proxy statement/prospectus if EQM sells additional common units to the public. Based on the number of EQM common units outstanding as of the date of this proxy statement/prospectus, immediately following the completion of the merger, EQM expects to have approximately 120.5 million common units outstanding. RMP unitholders are therefore expected to hold approximately 28.2% of the aggregate number of EQM common units outstanding immediately after the merger and approximately 27.9% of EQM's total units of all classes. Holders of EQM common units (similarly to holders of RMP common units) are not entitled to elect EQM's general partner or the directors of the EQM Board and have only limited voting rights on matters affecting EQM's business. Please read "Comparison of Rights of EQM Unitholders and RMP Unitholders" for additional information.

Restrictions on Sales of EQM Common Units Received in the Merger

        EQM common units issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for EQM common units issued to any RMP unitholder who may be deemed to be an "affiliate" of EQM after the completion of the merger. This proxy statement/prospectus does not cover resales of EQM common units received by any person upon the completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT

        The following describes the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.

        The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about EQM, RMP or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about EQM, RMP or their respective subsidiaries or affiliates contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by EQM and RMP were qualified and subject to important limitations agreed to by EQM and RMP in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Mergers

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger agreement provides for the merger of Merger Sub with and into RMP, with RMP surviving the merger as a wholly owned subsidiary of EQM, but RMP will cease to be a publicly traded limited partnership. We refer to this merger as the merger. RMP, which is sometimes referred to following the merger as the surviving entity, will survive the merger, and the separate limited liability company existence of Merger Sub will cease. After the completion of the merger, the certificate of limited partnership of RMP in effect immediately prior to the effective time of the merger shall continue as the certificate of limited partnership of the surviving entity. In addition, after the completion of the merger, the certificate of limited partnership of RMP will continue as the certificate of limited partnership of the surviving entity and the RMP partnership agreement will continue as the limited partnership agreement of the surviving entity until thereafter amended as provided therein or by applicable law, in each case consistent with the indemnification obligations provided in the merger agreement; RMP GP shall continue as the sole general partner of, and with a non-economic general partner interest in, the surviving entity; the limited liability company interests in Merger Sub will be converted into a single RMP common unit; EQM Gathering shall be admitted as the sole limited partner of the surviving entity; and all limited partners of RMP immediately prior to the merger will cease to be limited partners of RMP.

        The merger agreement also provides, subject to the terms and conditions of the merger agreement and in accordance with Delaware law, for the merger of GP Merger Sub with and into RMP GP, with RMP GP surviving the GP merger as the general partner of RMP. RMP GP, which is sometimes referred to following the GP merger as the surviving GP entity, will survive the GP merger, and the separate limited liability company existence of GP Merger Sub will cease. Upon the completion of the GP merger, the certificate of formation of RMP GP in effect immediately prior to the GP merger effective time will be the certificate of formation of the surviving GP entity. In addition, upon the completion of the GP merger, the certificate of formation of RMP GP will continue as the certificate of formation of the surviving GP entity and the limited liability company agreement of RMP GP in effect immediately prior to the GP merger effective time will continue as the limited liability company agreement of the surviving GP entity, all limited liability company interests of GP Merger Sub issued and outstanding immediately prior to the GP merger effective time will be converted into 100% of the limited liability company interests of the surviving GP entity, EQM Gathering shall be admitted as the sole member of the surviving GP entity and the sole member of RMP GP immediately prior to the GP merger effective time will cease to be a member of the surviving GP entity.

        Following the consummation of the merger, it is expected that EQM common units will continue to be listed on the NYSE under the symbol "EQM," and that RMP common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Effective Time; Closing

        The effective time of the merger will be at such time that RMP files with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the Delaware LP Act and the Delaware Limited Liability Company Act, which we refer to as the Delaware LLC Act, or at such other date or time as is agreed to by EQM and RMP and specified in such certificate of merger. The effective time of the GP merger will be at such time that RMP GP files with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the Delaware LLC Act, or such other date or time as is agreed to by EQM and RMP and specified in such certificate of merger.

        Unless the parties agree otherwise, the closing of the merger will occur at 8:00 a.m., Eastern Time, on the second business day after the satisfaction or waiver of the conditions to the merger provided in the merger agreement (other than conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions), or at such other date or time as EQM and RMP agree. For further discussion of the conditions to the merger, see "—Conditions to Consummation of the Merger."

        EQM and RMP currently expect to complete the merger shortly following the conclusion of the special meeting, subject to receipt of required unitholder and regulatory approvals and to the satisfaction or waiver of the other conditions to the transactions contemplated by the merger agreement described below.

Conditions to Consummation of the Merger

        EQM and RMP may not complete the merger unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:

  •
  the merger agreement and the merger must have been adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding RMP common units;

  •
  any waiting period applicable to the merger and the GP merger under the HSR Act must have been terminated or expired;

  •
  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the merger agreement or making the consummation of such transactions illegal;

  •
  the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be subject to any stop order or proceedings initiated or threatened by the SEC;

  •
  the EQM common units to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  RMP having received an opinion of its tax counsel, Baker Botts L.L.P., to the effect that at least 90% of the gross income of RMP for all of the calendar year that immediately precedes the calendar year that includes the closing date and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code;

  •
  EQM having received an opinion of its tax counsel, Baker Botts L.L.P., to the effect that (i) at least 90% of the gross income of EQM for all of the calendar year that immediately precedes the calendar year that includes the closing date and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code and (ii) at least 90% of the combined gross income of each of EQM and RMP for all of the calendar year that immediately precedes the calendar year that includes the closing date and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code;

  •
  all conditions precedent to the drop-down transactions having been fulfilled or waived in accordance with the terms of the drop-down agreement as in effect as of the date of the merger agreement;

  •
  the closing of the drop-down transactions having occurred or the parties to the drop-down agreement being ready, willing and able to close the drop-down transactions substantially at the same time as the closing of the merger (which closing did occur on May 22, 2018);

  •
  all conditions precedent to the IDR purchase having been fulfilled or waived in accordance with the terms of the IDR purchase agreement as in effect as of the date of the merger agreement; and

  •
  the closing of such IDR purchase having occurred in accordance with the terms of the IDR purchase agreement as in effect as of the date of the merger agreement (which closing did occur on May 22, 2018).

        The obligations of EQM, GP Merger Sub and Merger Sub to effect the merger are subject to the satisfaction or waiver, if waiver is permitted by applicable law, of the following additional conditions:

  •
  the representations and warranties of RMP and RMP GP in the merger agreement being true and correct in all respects both when made and at and as of the date of the closing of the merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to not be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty, except in the case of those representations and warranties related to (1) documents filed with the SEC, financial statements included in those documents and regulatory reports filed with governmental authorities, (2) information supplied in connection with this proxy statement/prospectus and (3) the definition of material contract), does not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on RMP (apart from certain identified representations and warranties (i) that there will not have been a material adverse effect on RMP from the date of the merger agreement through the closing date, with respect to the authority to execute the merger agreement and consummate the transactions contemplated thereby and that the approval of the merger agreement by the affirmative vote or consent of the holders of at least a majority of the outstanding RMP common units is the only approval of the holders of any outstanding equity interests in RMP that is required for approval of the transactions contemplated by the merger agreement, which in each case must be true and correct in all respects, and (ii) with respect to RMP's capitalization, which must be true and correct except for any de minimis inaccuracies);

  •
  RMP and RMP GP having performed, in all material respects, all obligations required to be performed by them under the merger agreement;

  •
  the receipt of an officer's certificate executed by an executive officer of RMP GP certifying that the two preceding conditions have been satisfied; and

  •
  EQM having received an opinion of its counsel, Baker Botts L.L.P., to the effect that for U.S. federal income tax purposes (i) EQM should not recognize any income or gain as a result of the merger and (ii) no gain or loss should be recognized by holders of EQM common units or other partnership interests in EQM as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

        The obligations of RMP and RMP GP to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of EQM, EQM GP, GP Merger Sub and Merger Sub in the merger agreement being true and correct in all respects both when made and at and as of the date of the closing of the merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty, except in the case of those representations and warranties related to (1) documents filed with the SEC, financial statements included in those documents and regulatory reports filed with governmental authorities, (2) information supplied in connection with this proxy statement/prospectus and (3) the definition of material contract), does not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on EQM (apart from certain identified representations and warranties (i) providing that there will not have been a material adverse effect on EQM from the date of the merger agreement through the closing date and with respect to the authority to execute the merger agreement and consummate the transactions contemplated thereby, which must be true and correct in all respects, and (ii) with respect to EQM's capitalization, which must be true and correct except for any de minimis inaccuracies);

  •
  EQM, EQM GP, GP Merger Sub and Merger Sub having performed, in all material respects, all obligations required to be performed by them under the merger agreement;

  •
  the receipt of an officer's certificate executed by an executive officer of EQM GP certifying that the two preceding conditions have been satisfied; and

  •
  RMP having received an opinion of its counsel, Baker Botts L.L.P., to the effect that for U.S. federal income tax purposes (i) RMP should not recognize any income or gain as a result of the merger and (ii) no gain or loss should be recognized by holders of RMP common units or other partnership interests in RMP as a result of the merger, other than gain resulting from (A) any actual or constructive distribution of cash or other property or (B) any decrease in partnership liabilities pursuant to Section 752 of the Code.

        For purposes of the merger agreement, the term "material adverse effect" means, when used with respect to a party to the merger agreement, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party or its subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated by the merger agreement, including the merger and the GP merger, on or before the outside date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following will be disregarded in determining whether there has been a material adverse effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such party operates; (ii) the announcement or pendency of the merger agreement or the transactions contemplated thereby or the performance of the merger agreement (including, for the avoidance of doubt, performance of the parties' obligations under the merger agreement in connection with obtaining regulatory approval) (provided that the exception in this clause (ii) shall not be deemed to apply to references to a material adverse effect in the representations and warranties regarding RMP's, RMP GP's, EQM's, EQM GP's, Merger Sub's and GP Merger Sub's need to obtain governmental approvals in connection with the merger); (iii) any change in the market price or trading volume of the partnership interests, shares of common stock or other equity securities of such party (it being understood and agreed that the foregoing will not preclude any other party to the merger agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any laws or regulations applicable to such party or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or shareholder of such party (on their own or on behalf of such party) arising out of or related to the merger agreement or the transactions contemplated thereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or other commodities; (viii) any failure of a party to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing will not preclude any other party to the merger agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); and (ix) the taking of any action required by the merger agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above will be considered for purposes of determining whether there has been or would reasonably be expected to be a material adverse effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which such party and its subsidiaries operate.

RMP Unitholder Approval

        RMP has agreed to hold a special meeting of its unitholders as soon as is practicable after the date of the merger agreement for the purpose of such unitholders voting on the approval of the merger agreement and the merger. Unless terminated pursuant to its terms, the merger agreement requires RMP to submit the merger agreement and the merger to a unitholder vote (i) even if the RMP Board and the RMP Conflicts Committee no longer recommend approval of the merger agreement and the merger and (ii) irrespective of the commencement, public proposal, public disclosure or communication to RMP of any alternative proposal (as described below). In addition, unless the RMP Board and the RMP Conflicts Committee have effected an adverse recommendation change in accordance with the merger agreement as described in "—Change in RMP Board Recommendation," RMP has agreed to use its reasonable best efforts to solicit from its unitholders proxies in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof. The RMP Board has approved the merger agreement as recommended by the RMP Conflicts Committee and the transactions contemplated thereby and authorized that the merger agreement be submitted to the unitholders of RMP for their consideration.

        For purposes of the merger agreement, the term "alternative proposal" means any inquiry, proposal or offer from, or indication of interest in seeking a proposal or offer by, any person or "group" (as defined in Section 13(d) of the Exchange Act), other than EQM, its subsidiaries and their respective affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of RMP and its subsidiaries (including the securities of such subsidiaries) equal to 20% or more of RMP's consolidated assets or to which 20% or more of RMP's revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 of the Exchange Act) of 20% or more of any class of equity securities of RMP, (iii) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of RMP or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving RMP or any of its subsidiaries which is structured to permit any person or "group" (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 20% of RMP's consolidated assets, net income, net expenses, revenue or equity interests; in each case, other than the transactions contemplated by the merger agreement.

No Solicitation by RMP of Alternative Proposals

        The merger agreement contains detailed provisions prohibiting RMP from seeking an alternative proposal to the merger. Under these "no solicitation" provisions, RMP has agreed that it will not, and will cause its subsidiaries not to, and use its reasonable best efforts to cause its and its subsidiaries' directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly:

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  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to an alternative proposal;

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  grant any waiver or release of any standstill or similar agreement with respect to any units of RMP or of any of its subsidiaries;

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  except as permitted by the merger agreement, enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an alternative proposal;

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  file a proxy statement that does not include the recommendation of the RMP Board and the RMP Conflicts Committee that RMP's unitholders approve the merger agreement and the merger; or

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  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to EQM, the recommendation of the RMP Board and the RMP Conflicts Committee that RMP's unitholders approve the merger agreement and the merger or publicly recommend any alternative proposal, or fail to recommend against acceptance of any tender offer or exchange offer for RMP common units within ten business days after commencement of such offer.

        In addition, RMP has agreed in the merger agreement to, and to cause its subsidiaries and use its reasonable best efforts to cause its and its subsidiaries' directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives to (i) cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the merger agreement regarding an alternative proposal, (ii) request the return or destruction of all confidential information previously provided to any such persons and (iii) immediately prohibit any access by any persons (other than EQM and its representatives) to any physical or electronic data room relating to a possible alternative proposal.

        Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances at any time prior to RMP unitholders voting in favor of approving the merger agreement, RMP may furnish information, including confidential information under certain circumstances, with respect to it and its subsidiaries to, and participate in discussions or negotiations with, any third party that makes an unsolicited, written alternative proposal that the RMP Board (upon the recommendation of the RMP Conflicts Committee) believes is bona fide so long as (after consultation with its financial advisors and outside legal counsel) the RMP Board (upon the recommendation of the RMP Conflicts Committee) determines in good faith that (i) such alternative proposal constitutes or would reasonably be expected to lead to or result in a superior proposal (as described below), (ii) failure to take such action would be inconsistent with the RMP Board's duties under applicable law as modified by the RMP partnership agreement and (iii) such alternative proposal did not result from a willful breach of the no solicitation provisions in the merger agreement.

        RMP has also agreed in the merger agreement that it will promptly advise EQM, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, RMP in respect of any alternative proposal, and thereafter shall promptly keep EQM reasonably informed of all material developments affecting the status and terms of any such proposal (and RMP shall promptly provide EQM with copies of any additional written materials received by RMP or that RMP has delivered to any third party making an alternative proposal that relate thereto) and of the status of any such discussions or negotiations.

        The merger agreement permits RMP or the RMP Board to issue a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act if the RMP Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to constitute a violation of applicable law.

        For purposes of the merger agreement, a "superior proposal" means a bona fide unsolicited written offer, obtained after the date of the merger agreement and not in breach of RMP's no solicitation obligations described above (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding equity securities of RMP or more than 50% of the assets of RMP and its subsidiaries on a consolidated basis, made by a third party (other than EQT or any of its affiliates), which is on terms and conditions that the RMP Board determines in its good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to RMP's unitholders (in their capacity as RMP unitholders) from a financial point of view than the transactions contemplated by the merger agreement, taking into account at the time of such determination any changes to the terms of the merger agreement that as of that time had been proposed by EQM in writing.

Change in RMP Board Recommendation

        The merger agreement provides that RMP will not, and will cause its subsidiaries and use its reasonable best efforts to cause its and its subsidiaries' directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly, withdraw, modify or qualify, propose publicly to withdraw, modify or qualify, in a manner adverse to EQM, or file with the SEC a proxy statement that does not include, the recommendation of the RMP Board and the RMP Conflicts Committee that its unitholders approve the merger agreement or publicly recommend the approval of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any alternative proposal, or fail to recommend against acceptance of any tender offer or exchange offer for RMP common units within ten business days after commencement of such offer, or resolve or agree to take any of the foregoing actions. In addition, if RMP receives an alternative proposal it will, within five business days of receipt of a written request from EQM, publicly reconfirm the recommendation of the RMP Board and the RMP Conflicts Committee, but EQM will not be able to make such request on more than one occasion in respect of each alternative proposal and each material modification to an alternative proposal, if any.

        RMP's taking or failing to take, as applicable, any of the actions described above is referred to as an "adverse recommendation change."

        Notwithstanding the terms described above or any other term of the merger agreement to the contrary, subject to the conditions described below, the RMP Board and the RMP Conflicts Committee may, at any time prior to the approval of the merger agreement by the RMP unitholders, effect an adverse recommendation change in response to either (i) an unsolicited alternative proposal or (ii) an intervening event (as defined below), in each case if the RMP Board, upon the recommendation of the RMP Conflicts Committee and after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be inconsistent with its duties under applicable law as modified by the RMP partnership agreement, and the following conditions have been met:

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  if the RMP Board (upon the recommendation of the RMP Conflicts Committee) intends to effect such adverse recommendation change in response to an alternative proposal:

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  such alternative proposal is bona fide, in writing and has not been withdrawn or abandoned;

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  the RMP Board (upon the recommendation of the RMP Conflicts Committee) has determined, after consultation with its outside legal counsel and financial advisors, that such alternative proposal constitutes a superior proposal after giving effect to the adjustments offered by EQM pursuant to the fourth sub-bullet below;

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  RMP has provided prior written notice to EQM of the intention of the RMP Board to effect an adverse recommendation change, and such notice has specified the identity of the person making such alternative proposal, the material terms and conditions of such alternative proposal, and complete copies of any written proposal or offers (including proposed agreements) received by RMP in connection with such alternative proposal;

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  during the period that commences on the date of delivery of the above-described notice and ends at 11:59 p.m. Eastern Time on the date that is the fourth calendar day following the date of such delivery, RMP must have (1) negotiated with EQM in good faith to make such adjustments to the terms and conditions of the merger agreement so that the failure to effect such adverse recommendation change would not be inconsistent with its duties under applicable law, as modified by the RMP partnership agreement and (2) kept EQM reasonably informed with respect to the status and changes in the material terms and conditions of such alternative proposal or other change in circumstances related thereto; provided, that any material revisions to such alternative proposal (including any change in the purchase price) will require delivery of a subsequent notice and a subsequent notice period, except that such subsequent notice period will expire upon the later of (x) the end of the initial notice period in respect of such revised alternative proposal and (y) 11:59 p.m. Eastern Time on the date that is the second calendar day following the date of the delivery of such subsequent notice; and

    •
    the RMP Board must have considered all revisions to the terms of the merger agreement offered in writing by EQM and, at the end of the notice period, must have determined in good faith that (i) such alternative proposal continues to constitute a superior proposal and (ii) failure to effect an adverse recommendation change would be inconsistent with its duties under applicable law as modified by the RMP partnership agreement, in each case even if such revisions were to be given effect; or

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  if the RMP Board (upon the recommendation of the RMP Conflicts Committee) intends to effect such adverse recommendation change in response to an intervening event:

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  RMP has provided prior written notice to EQM of the intention of the RMP Board to effect an adverse recommendation change, and such notice has specified the details of such intervening event and the reasons for the adverse recommendation change;

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  during the period that commences on the date of delivery of the above-described notice and ends at 11:59 p.m. Eastern Time on the date that is the fifth calendar day following the date of such delivery, RMP must have (i) negotiated with EQM in good faith to make such adjustments to the terms and conditions of the merger agreement so that the failure to effect such adverse recommendation change would not be inconsistent with its duties under applicable law, as modified by the RMP partnership agreement, and (ii) kept EQM reasonably informed of any change in circumstances related thereto; and

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  the RMP Board must have considered all revisions to the terms of the merger agreement offered in writing by EQM and, at the end of the notice period, must have determined in good faith (upon the recommendation of the RMP Conflicts Committee) that the failure to effect an adverse recommendation change would be inconsistent with its duties under applicable law as modified by the RMP partnership agreement even if such revisions were to be given effect.

        As used in the merger agreement, an "intervening event" means a material event, circumstance, effect, condition, change or development, in each case that arises or occurs after the date of the merger agreement and was not, prior to the date of the merger agreement, known to or reasonably foreseeable by the RMP Board and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by (or to be refrained from being taken by) RMP pursuant to the merger agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an intervening event: (i) the receipt, existence or terms of an alternative proposal or any matter relating thereto or consequence thereof, (ii) any change in the price, or change in trading volume, of the common units of RMP or the fact that RMP meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the exception to this clause (ii) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an intervening event has occurred) or (iii) any matters generally affecting the industry in which RMP operates as a whole that have not had or would not reasonably be expected to have a disproportionate effect on RMP and/or its subsidiaries.

Merger Consideration

        The merger agreement provides that, at the effective time, by virtue of the merger and without any action on the part of the parties to the merger agreement or the holder of any securities or interests in such parties, each RMP common unit issued and outstanding or deemed issued and outstanding as of immediately prior to the effective time will be converted into the right to receive 0.3319 EQM common units, which we refer to as the merger consideration, subject to any adjustments described below in "—Adjustments to Prevent Dilution."

        EQM will not issue any fractional common units in the merger. Instead, all fractional EQM common units that a holder of RMP common units would otherwise be entitled to receive as consideration for the merger will be aggregated and then, if a fractional EQM common unit results from that aggregation, be rounded up to the nearest whole EQM common unit.

Treatment of RMP Phantom Units

        Under the merger agreement, each award of phantom units in respect of RMP common units that is outstanding immediately prior to the effective time of the merger will, as of the effective time, by virtue of the merger and without any action on the part of the holder of any such phantom unit award, be fully vested and converted into the right to receive the merger consideration, subject to applicable tax withholding, in respect of each RMP common unit subject to such award. The merger agreement provides that the RMP Board (or, if appropriate, any committee administering the RMP equity plans) and the EQM Board (or the appropriate committee thereof) will approve resolutions and take any other actions that may be reasonably necessary to effect the foregoing.

Treatment of Incentive Distribution Rights

        Under the merger agreement, the incentive distribution rights in RMP outstanding immediately prior to the effective time of the merger will be automatically cancelled at the effective time by virtue of the merger and without any action on the part of the parties to the merger agreement or the holder of any securities or interests in such parties and shall cease to exist.

Adjustments to Prevent Dilution

        Prior to the effective time, the exchange ratio will be appropriately adjusted to reflect fully the effect of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction to provide the holders of RMP common units the same economic effect as contemplated by the merger agreement prior to such event.

Withholding

        EQM, RMP and the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any person pursuant to the merger agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of applicable U.S. federal, state, local or non-U.S. tax law. To the extent that deduction and withholding is required, such deduction and withholding may be taken in EQM common units. To the extent withheld, such withheld EQM common units will be treated as having been paid to the person in respect of whom such withholding was made.

Distributions

        No distributions with respect to EQM common units issued in the merger will be paid to the holder of any unsurrendered certificates (or effective affidavits of loss in lieu thereof) or book-entry units until such certificates (or effective affidavits of loss in lieu thereof) or book-entry units are surrendered. Following such surrender, there will be paid, without interest, to the record holder of EQM common units issued in exchange therefor (i) at the time of such surrender, all distributions payable in respect of any such EQM common units with a record date after the effective time of the merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such EQM common units with a record date after the effective time of the merger but with a payment date subsequent to such surrender. For purposes of distributions in respect of EQM common units, all EQM common units to be issued pursuant to the merger will be entitled to distributions as if issued and outstanding as of the effective time.

Regulatory Matters

        See "The Merger—Regulatory Approvals and Clearances Required for the Merger" for a description of the material regulatory requirements for the completion of the merger.

        EQM, EQM GP, Merger Sub, GP Merger Sub, RMP GP and RMP have agreed to (including to cause their respective subsidiaries to) use their reasonable best efforts to resolve any objections that a governmental authority or any other person may assert under antitrust laws with respect to the transactions contemplated in the merger agreement, and avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement, in each case, so as to enable the closing of the mergers to occur as promptly as practicable and in any event no later than December 31, 2018. Notwithstanding the foregoing, EQM, EQM GP, Merger Sub, GP Merger Sub, RMP GP and RMP have agreed not to offer, negotiate, accept or agree to any remedial action (as described below) or other action or agreement related to their respective businesses, operations or assets or any restrictions on their businesses without the other parties' prior written consent.

        As used in the merger agreement, a "remedial action" means (i) offering, negotiating, accepting and agreeing to dispose or hold separate any part of the EQM, EQM GP, Merger Sub, GP Merger Sub, RMP, RMP GP or their respective subsidiaries' businesses, operations or assets (or a combination thereof) or (ii) offering, negotiating, accepting and agreeing to restrict the manner in which the EQM, EQM GP, Merger Sub, GP Merger Sub, RMP, RMP GP or any of their respective subsidiaries may carry on business in any part of the world.

Termination of the Merger Agreement

        EQM or RMP may terminate the merger agreement at any time prior to the effective time by mutual written consent.

        In addition, either EQM or RMP may terminate the merger agreement at any time prior to the effective time by written notice to the other party:

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  if the closing of the mergers has not been consummated on or before the outside date, which is December 31, 2018; provided, that the right to terminate the merger agreement if the mergers have not been consummated on or before the outside date will not be available to RMP or EQM (i) if the inability to satisfy the conditions to closing was due to the failure of, in the case of RMP, RMP or RMP GP, and, in the case of EQM, EQM, EQM GP, Merger Sub or GP Merger Sub, to perform any of its obligations under the merger agreement or (ii) if in the case of RMP, EQM, EQM GP, Merger Sub or GP Merger Sub, and in the case of EQM, RMP or

    RMP GP, has filed (and is then pursuing) an action seeking specific performance to enforce the obligations under the merger agreement;

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  if any governmental authority has issued a final and nonappealable law, injunction, judgment or ruling that enjoins or otherwise prohibits the consummation of the transactions contemplated by the merger agreement or makes the transactions contemplated by the merger agreement illegal; provided, however, that the right to terminate for this reason will not be available to EQM or RMP if the prohibition was due to the failure of, in the case of RMP, RMP or RMP GP, and, in the case of EQM, EQM, EQM GP, Merger Sub or GP Merger Sub, to perform any of its obligations under the merger agreement;

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  if the IDR purchase agreement or the drop-down agreement has been terminated in accordance with its terms; or

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  if the RMP unitholders do not approve the merger agreement at the special meeting of RMP unitholders called for such purpose, including after any adjournment or postponement.

        In addition, EQM may terminate the merger agreement (which termination may be effected by the EQM Conflicts Committee with the consent, authorization or approval of the EQM Board):

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  if an adverse recommendation change by the RMP Board has occurred prior to the special meeting of the RMP unitholders called for the purpose of voting on the merger agreement;

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  if prior to the approval of the merger agreement by a majority of RMP unitholders, RMP is in willful breach of its obligations to (i) duly call, give notice of and hold a special meeting of RMP unitholders for the purpose of obtaining unitholder approval of the merger agreement, use its reasonable best efforts to solicit proxies from the RMP unitholders in favor of such approval and, through the RMP Board and the RMP Conflicts Committee, recommend the approval of the merger agreement to RMP unitholders or (ii) comply with the requirements described under "—No Solicitation by RMP of Alternative Proposals" other than in the case where (x) such willful breach is a result of an isolated action by a person that is a representative (as defined in the merger agreement) of RMP (other than a director or officer of RMP or RMP GP), (y) such willful breach was not caused by, or within the knowledge of, RMP and (z) RMP takes appropriate actions to remedy such willful breach upon discovery thereof; provided, that the right to terminate the merger agreement for this reason will not be available to EQM if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

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  if there is a breach by RMP of any of its representations, warranties, covenants or agreements in the merger agreement (or if any of the representations or warranties of RMP and RMP GP in the merger agreement fails to be true) such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice from EQM of such breach; provided that EQM will not have the right to terminate the merger agreement for this reason if EQM, EQM GP, Merger Sub or GP Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

        In addition, RMP may terminate the merger agreement (which termination may be effected by the RMP Conflicts Committee with the consent, authorization or approval of the RMP Board) if there is a breach by EQM of any of its representations, warranties, covenants or agreements in the merger agreement (or if any of the representations or warranties of EQM in the merger agreement fails to be true) such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice from RMP of such breach; provided that RMP will not have the right to terminate the merger agreement for this reason if

RMP is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

        In some cases, termination of the merger agreement will require EQM to reimburse up to $5,000,000 of RMP's expenses, or RMP to reimburse up to $5,000,000 of EQM's expenses and pay a termination fee to EQM (less any expenses of EQM and its affiliates previously reimbursed by RMP), as described below under "—Termination Fee" and "—Expenses." Following payment of the termination fee, if applicable, RMP will not be obligated to pay any additional expenses incurred by EQM or its affiliates.

Termination Fee

        The merger agreement provides that RMP is required to pay a termination fee to EQM of $63,400,000, subject to the restrictions described below under "—Cap on Termination Fee and Reimbursements" and less any expenses of EQM previously reimbursed by RMP, as described below under "—Expenses," to EQM:

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  if (i) an alternative proposal was publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the special meeting of RMP unitholders called for the purpose of approving the merger agreement (or, if the special meeting of RMP unitholders did not occur, prior to the date on which the merger agreement was terminated as a result of the failure to consummate the merger prior to the outside date), (ii) the merger agreement is terminated by either party (A) as a result of the failure to consummate the merger prior to the outside date or (B) because the merger agreement was not adopted at the special meeting of RMP unitholders called for such purpose and (iii) RMP enters into a definitive agreement with respect to, or consummates, any alternative proposal during the 12-month period following the date on which the merger agreement is terminated (whether or not such alternative proposal is the same alternative proposal referred to in clause (i)); provided, that for purposes of the payment of the termination fee described above, the term "alternative proposal" has the meaning provided under "—RMP Unitholder Approval" above, except that the references to "20% or more" will be deemed to be references to "50% or more";

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  if EQM terminates the merger agreement due to:

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  an adverse recommendation change having occurred;

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  RMP being, prior to the approval of the merger agreement by RMP unitholders, in willful breach of its obligations to (i) duly call, give notice of and hold a special meeting of its unitholders for the purpose of obtaining unitholder approval of the merger agreement, use its reasonable best efforts to solicit proxies from unitholders in favor of such approval and, through the RMP Board and RMP Conflicts Committee, recommend the approval of the merger agreement to RMP unitholders or (ii) comply with the requirements described under "—No Solicitation by RMP of Alternative Proposals";

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  the merger agreement not being adopted by the RMP unitholders at a special meeting called for such purpose where an adverse recommendation change has occurred; or

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  if RMP terminates the merger agreement because the merger agreement was not approved by RMP unitholders at a special meeting of RMP unitholders called for such purpose in a case where an adverse recommendation change has occurred.

Expenses

        Generally, all fees and expenses incurred in connection with the merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, shall be the obligation of the respective party incurring such fees and expenses (other than the filing fee payable to the SEC in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, and the printing and mailing of this proxy statement/prospectus, which shall be borne by EQM). EQM shall have sole responsibility for the payment of all filing fees under applicable antitrust laws, including the filing fee payable under the HSR Act, if applicable.

        Notwithstanding the foregoing, EQM or RMP, as applicable, is required to pay the expenses of the other party in the event that the merger agreement is terminated because there is a breach by RMP or EQM, as applicable, of any of its representations, warranties, covenants or agreements in the merger agreement (or if any of the representations or warranties of such party in the merger agreement fails to be true) such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice from the other party of such breach.

        In such case, the breaching party promptly, but in no event later than three business days after receipt of an invoice therefor from the other party, will be required to pay all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the other party in connection with the merger agreement and the transactions contemplated thereby, up to a maximum amount of $5,000,000 and subject to the restrictions described below under "—Cap on Termination Fee and Reimbursements." In no event will either party be required to make any such payment if, at the time of such termination, the merger agreement was terminable by it because there is a breach by the other party of any of its representations, warranties, covenants or agreements in the merger agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice of such breach.

Cap on Termination Fee and Reimbursements

        If RMP is required under the merger agreement to pay the termination fee, as described above under "—Termination Fee" or reimburse EQM for its expenses as described above under "—Expenses," RMP will pay to EQM an amount equal to the lesser of (i) the sum of such termination fee and the amount of EQM expenses that have not previously been paid and (ii) the maximum amount, if any, that can be paid to EQM without causing EQM to fail the gross income requirement in Section 7704(c)(2) of the Code, treating such payment from RMP as non-qualifying income and after taking into consideration all other sources of non-qualifying income (computed by treating as non-qualifying income any income that is not of the type that Baker Botts L.L.P. has opined or will opine is qualifying income as defined in Section 7704(d) of the Code), as determined by EQM's independent accountants. In the event that RMP pays an amount equal to clause (ii) above and EQM receives an opinion from outside counsel or a ruling from the IRS providing that EQM's receipt of the amount in clause (i) would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code, RMP will pay to EQM any unpaid portion of the amount in clause (i) within five business days. In the event that EQM is not able to receive the amount in clause (i) due to the above limitations, RMP shall place the unpaid portion in escrow by wire transfer within three days of termination and shall not release any portion thereof to EQM unless and until certain requirements are met.

        If EQM is required under the merger agreement to reimburse RMP for its expenses as described above under "—Expenses," EQM will pay to RMP an amount equal to the lesser of (i) the amount of such RMP expenses and (ii) the maximum amount, if any, that can be paid to RMP without causing RMP to fail the gross income requirement in Section 7704(c)(2) of the Code, treating such payment from EQM as non-qualifying income and after taking into consideration all other sources of non-qualifying income (computed by treating as non-qualifying income any income that is not of the type that Baker Botts L.L.P. has opined or will opine is qualifying income as defined in Section 7704(d)

of the Code), as determined by RMP's independent accountants. In the event that EQM pays an amount equal to clause (ii) above and RMP receives an opinion from outside counsel or a ruling from the IRS providing that RMP's receipt of the amount in clause (i) would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code, EQM will pay to RMP any unpaid portion of the amount in clause (i) within five business days. In the event that RMP is not able to receive the amount in clause (i) due to the above limitations, EQM shall place the unpaid portion in escrow by wire transfer within three days of termination and shall not release any portion thereof to RMP unless and until certain requirements are met.

        The obligation of EQM or RMP to pay any unpaid portions described above will terminate on December 31 following the date that is five years from the date of the merger agreement. Any amounts remaining in escrow after the obligation of either EQM or RMP to pay the other's expenses terminates shall be retained by EQM or RMP, as applicable.

Conduct of Business Pending the Consummation of the Merger

        Under the merger agreement, each of EQM, EQM GP, RMP GP and RMP has undertaken certain covenants that place restrictions on it and its respective subsidiaries (except in the case of each of EQM and EQM GP, it and its consolidated subsidiaries) from the date of the merger agreement until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, unless RMP or EQM, as applicable, gives its prior written consent (not to be unreasonably withheld, delayed or conditioned). In general, each party has agreed to (i) cause its respective business to be conducted in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its respective business organization, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and insurance policies maintained by it and its subsidiaries (except in the case of EQM, it and its consolidated subsidiaries), other than changes to such policies made in the ordinary course of business and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of its respective material contracts.

        Subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered by RMP to EQM in connection with the merger agreement, unless EQM consents in writing, RMP and RMP GP will not, and will not permit any of their subsidiaries to, among other things, undertake the following actions:

  •
  issue, sell, grant, dispose of, accelerate the vesting of or modify, any ownership or other limited partner interests in RMP, voting securities or equity interests, or any securities convertible into or exchangeable for ownership or other interests in RMP, voting securities or equity interests, other than (i) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on, or granted after, the date of the merger agreement in accordance with the terms of such award and (ii) in connection with the granting of any awards under the RMP equity plans in the ordinary course of business;

  •
  redeem, purchase or otherwise acquire any of RMP's partnership interests, voting securities or equity interests, other than tax withholding with respect to any equity or equity-based award that is outstanding on, or granted after, the date of the merger agreement and in accordance with the terms of such awards;

  •
  declare, set aside for payment or pay any distribution on any RMP common units or other partnership interests, or otherwise make any payments to RMP unitholders in their capacity as such, other than (i) distributions by a direct or indirect subsidiary of RMP to its parent and (ii) subject to the requirement under the merger agreement to coordinate distributions with EQM such that no holders of RMP common units receive distributions in respect of both RMP common units and EQM common units for the same period, RMP's regular quarterly distributions and associated distributions in respect of the RMP IDRs in amounts consistent with publicly issued guidance as of the date of the merger agreement;

  •
  split, combine, subdivide or reclassify any RMP common units or other partnership interests in RMP;

  •
  incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a "keep well" or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of RMP or any of its subsidiaries, other than, subject to RMP's financing related obligations under the merger agreement, additional borrowings under that certain Credit Agreement, dated as of December 22, 2014, by and among RMP, as parent guarantor, Rice Midstream OpCo LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent, and the lenders and other parties from time to time party thereto, as it may be amended, modified or supplemented from time to time (the RMP existing credit facility) not in excess of the amount set forth in the disclosure schedules;

  •
  repay or repurchase any long-term indebtedness for borrowed money or debt securities of RMP or any of its subsidiaries, except as contemplated by the provisions of the merger agreement related to RMP's financing agreements and except for (i) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities and (ii) any repayments of the RMP existing credit facility;

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  sell, transfer, lease, farmout or otherwise dispose of any properties or assets that (i) do not generate cash on a recurring basis and have a fair market value in excess of $25.0 million in the aggregate (except (A) pursuant to certain contracts listed in the disclosure schedules, (B) dispositions of obsolete or worthless equipment that is replaced with comparable or better equipment, (C) transactions in the ordinary course of business consistent with past practice or (D) sales, transfers, leases, farmouts or other disposals to RMP or its subsidiaries) and (ii) generate cash on a recurring basis (including securities of RMP's subsidiaries);

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  make any capital expenditures (which includes, among others, any investments by contribution to capital) in excess of $50.0 million in the aggregate other than certain capital expenditures set forth on the disclosure schedules or as may be reasonably required to conduct emergency operations or repairs of any well, pipeline or other facility;

  •
  directly or indirectly acquire any entity, division, business or equity interest of any third party other than acquisitions (i) in the ordinary course of business or (ii) outside of the ordinary course of business consistent with past practice, that, in the aggregate, do not have a purchase price in excess of $50.0 million;

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  make any loans or advances to any person other than (i) to its employees in the ordinary course of business consistent with past practice, (ii) loans and advances to RMP or its subsidiaries and (iii) trade credit granted in the ordinary course of business consistent with past practice;

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  except for in connection with certain contracts relating to indebtedness permitted under the merger agreement or as in the ordinary course of business consistent with past practice, enter into material contracts in which the annual revenues or payments are anticipated to be in excess of $15.0 million, or terminate or amend in any material respect any material RMP contract, or (ii) (A) waive any material rights under any material RMP contract, (B) enter into or extend the term or scope of any material RMP contract that materially restricts RMP or any of its subsidiaries from engaging in any line of business or in any geographic area, (C) enter into any material RMP contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by the merger agreement or (D) release any person from, or modify or waive any provision of, any standstill or confidentiality agreement related to a sale of RMP or any of its material subsidiaries;

  •
  (i) change its fiscal year or any method of tax accounting, (ii) make, change or revoke any material tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (iii) settle or compromise any material liability for taxes or any audit, examination or other legal proceeding in respect of a material amount of taxes, (iv) surrender any claim for a refund of a material amount of taxes, (v) enter into a "closing agreement" within the meaning of Section 7121 of the Code (or any analogous or similar provision of any state, local or foreign law), (vi) request any tax ruling from any governmental authority, or (vii) file any material amended tax return;

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  make any changes in financial accounting methods, principles or practices (or change an annual financial accounting period), except insofar as may be required by a change in GAAP or applicable law;

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  amend RMP's certificate of limited partnership, the RMP partnership agreement or the charter documents of any of RMP's material subsidiaries or of RMP GP;

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  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions between wholly owned subsidiaries of RMP);

  •
  except as provided under any agreement entered into prior to the date of the merger agreement, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $15.0 million in the aggregate;

  •
  take any action which would reasonably be expected to in any material respect impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the transactions contemplated by the merger agreement;

  •
  engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of RMP for any calendar quarter since its formation and prior to the effective time to be treated as "qualifying income" within the meaning of Section 7704(d) of the Code or that would otherwise cause RMP to be taxable as a corporation under Section 7704 of the Code; or

  •
  agree, in writing or otherwise, to take any of the above actions.

        Subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered by EQM to RMP in connection with the merger agreement, unless RMP consents in writing, EQM and EQM GP will not, and will not permit any of their consolidated subsidiaries to, among other things, undertake the following actions:

  •
  issue, sell, grant, dispose of, accelerate the vesting of or modify any limited partner interests in EQM, voting securities or equity interests, or any securities convertible into or exchangeable for limited partner interests in EQM, other than (i) any such actions involving equity or equity-based awards that are outstanding on the date of the merger agreement or thereafter granted and (ii) issuances of up to 5,889,282 EQM common units as consideration in the drop-down transactions;

  •
  redeem, purchase or otherwise acquire any of EQM's outstanding partnership interests, voting securities or equity interests, other than tax withholding with respect to, equity or equity-based awards outstanding on the date of the merger agreement or thereafter granted in accordance with their terms;

  •
  declare, set aside for payment or pay any distribution on any EQM common units, or otherwise make any payments to EQM's unitholders in their capacity as such other than (i) distributions by a direct or indirect subsidiary of EQM to its parent, (ii) subject to the requirement under the merger agreement to coordinate distributions with RMP such that no holders of RMP common units receive distributions in respect of both RMP common units and EQM common units for the same period, EQM's regular quarterly distributions and associated distributions to EQM GP and in respect of the incentive distribution rights of EQM in amounts consistent with publicly issued guidance as of the date of the merger agreement;

  •
  split, combine, subdivide or reclassify any EQM partnership units or other interests;

  •
  issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of EQM or any of its subsidiaries in an aggregate principal amount exceeding $2.5 billion, other than any debt securities or options, warrants, calls or other rights to acquire any debt securities issued or sold by Mountain Valley Pipeline, LLC or its subsidiaries;

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  amend the charter documents of EQM GP, EQM's certificate of limited partnership or the EQM partnership agreement (other than amendments that are approved by EQM GP or an EQM unit majority);

  •
  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than transactions exclusively between wholly owned subsidiaries of EQM);

  •
  engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of EQM for any calendar quarter since its formation and prior to the effective time of the merger to be treated as "qualifying income" within the meaning of Section 7704(d) of the Code or that would otherwise cause EQM to be taxable as a corporation under Section 7704 of the Code;

  •
  make, or permit any of its subsidiaries to make, any acquisition of any other entity or business or merge, consolidate or enter into any other business combination transaction or agreement with any entity, in each case, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger or the GP merger;

  •
  file a registration statement relating to the primary offering, issuance and sale of EQM common units by EQM; or

  •
  agree, in writing or otherwise, to take any of the above actions.

Indemnification; Directors' and Officers' Insurance

        The merger agreement provides that, from and after the effective time, EQM and EQM GP will, to the fullest extent permitted by law, indemnify and hold harmless, and provide advancement and reimbursement of expenses to, all past and present directors and officers of RMP, RMP GP or any of their respective subsidiaries and also with respect to any such person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise serving at the request of or on behalf of RMP or RMP GP or any of their respective subsidiaries (the indemnified persons), to the fullest extent that RMP, RMP GP or any of their respective subsidiaries would be permitted to indemnify such persons.

        In addition, from and after the effective time and as provided by the merger agreement, EQM and EQM GP will honor the provisions regarding the elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the governing instruments of RMP or RMP GP and any subsidiary of RMP or RMP GP immediately prior to the effective time and ensure that the organizational documents of RMP and RMP GP will, for a period of six years following the effective time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation than are presently set forth in such governing instruments. The surviving entity and the surviving GP entity will maintain in effect for six years from the effective time of the merger the current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time with respect to the indemnified persons, so long as the surviving entity or the surviving GP entity is not required to expend more than an amount per year equal to 300% of current annual premiums paid by RMP or RMP GP for such insurance. RMP or RMP GP may, in its sole discretion prior to the effective time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the effective time that were committed or alleged to have been committed by the indemnified persons of RMP, RMP GP or any of their respective subsidiaries in their capacity as such, so long as the cost of such policy does not exceed six times an amount equal to 300% of the current annual premiums paid by RMP and RMP GP for directors' and officers' liability insurance policies and, if such a "tail policy" is purchased, EQM, the surviving entity or the surviving GP entity will have no further obligations with respect to maintaining directors' and officers' liability insurance.

Financing Matters

        The merger agreement provides that RMP consents to EQM's use of and reliance on any audited or unaudited financial statements relating to RMP and its consolidated subsidiaries or entities or businesses acquired by RMP reasonably requested by EQM to be used in any financing or other activities of EQM, including any filings that EQM desires to make with the SEC. In addition, RMP will use commercially reasonable efforts, at EQM's sole cost and expense, to obtain the consents of any auditor to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the closing, RMP will provide such assistance (and will cause its subsidiaries and its and their respective personnel and advisors to provide such assistance), as EQM may reasonably request in order to assist EQM in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings. Such assistance will include, but not be limited to, the following: (i) providing such information, and making available such personnel as EQM may reasonably request; (ii) participation in, and assistance with, any marketing activities related to such financing; (iii) participation by senior management of RMP in, and their assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iv) taking such actions as are reasonably requested by EQM or its financing sources to facilitate the satisfaction of all conditions precedent to obtaining such financing; and (v) taking such actions as may be required to permit any cash and marketable securities of RMP or EQM to be made available to finance the transactions contemplated by the merger agreement at the effective time.

        In addition, RMP must, and must cause its subsidiaries, to deliver at the closing of the merger lien and guarantee terminations and releases, as applicable, and instruments of release and discharge (including a customary payoff letter) with respect to (i) the RMP existing credit facility and (ii) at EQM's request, any other indebtedness of RMP, and to give any other notices requested by EQM in order to facilitate repayment of the aforementioned credit facility and any such other indebtedness. In addition, RMP shall use reasonable best efforts to assist EQM, at EQM's request, in facilitating the termination, amendment, or assumption of any derivative transactions of RMP or any subsidiary thereof in connection with the consummation of the transactions contemplated in the merger agreement.

Amendment and Waiver

        At any time prior to the effective time, whether before or after approval of the merger agreement by RMP unitholders, the parties may, by written agreement and by action taken or authorized by the

RMP Board and the EQM Board, amend or supplement the merger agreement; provided, however, that the RMP Board and the EQM Board may not take or authorize any such action unless it has first been approved in writing by the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable; provided, further, that following approval of the merger and merger agreement by RMP unitholders, no amendment or change to the provisions of the merger agreement will be made which by law or stock exchange rule would require further approval by RMP unitholders, without such approval.

        Unless otherwise expressly set forth in the merger agreement, whenever a determination, decision, approval or consent of RMP or the RMP Board or of EQM or the EQM Board is required pursuant to the merger agreement, such determination, decision, approval or consent must be authorized by the RMP Board and the EQM Board, as applicable; provided, however, that the RMP Board and the EQM Board, as applicable, may not take or authorize any such action unless such action has first been approved in writing by the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable.

        At any time prior to the effective time, any party to the merger agreement may, subject to applicable law: (i) waive any inaccuracies in the representations and warranties of any other party contained in the merger agreement; (ii) extend the time for the performance of any of the obligations or acts of any other party provided for in the merger agreement; (iii) waive compliance by any other party with any of the agreements or conditions contained in the merger agreement, as permitted under the merger agreement or (iv) make or grant any consent under the merger agreement; provided, however, that the RMP Board or the EQM Board may not authorize any action or otherwise grant any consent under the merger agreement unless it has first been approved in writing by the RMP Conflicts Committee or EQM Conflicts Committee, as applicable.

        In the event the RMP Board or the EQM Board, as applicable, authorizes any amendment, waiver or consent that is counter to any action or recommendation by the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable, or was not approved in writing by such conflicts committee as required, then the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable, may rescind its approval of the merger agreement, with such rescission resulting in the rescission of "special approval" under Section 7.9 of the RMP partnership agreement or the EQM partnership agreement, as applicable. Any such rescission of special approval under the RMP partnership agreement pursuant to the above does not constitute an adverse recommendation change.

Specific Enforcement

        The merger agreement, subject to certain exceptions, provides that, in the event RMP pays the termination fee (described under "—Termination Fee") to EQM when required, RMP will have no further liability to EQM, Merger Sub, GP Merger Sub or EQM GP. Notwithstanding any termination of the merger agreement, the merger agreement provides that nothing in the agreement (other than payment of the termination fee) will relieve any party from any liability for any failure to consummate the transactions when required pursuant to the merger agreement or any party from liability for fraud or a willful breach of any covenant or agreement contained in the merger agreement. The merger agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the merger agreement and to specifically enforce the merger agreement. In the event that EQM receives the termination fee, EQM may not seek any award of specific performance under the merger agreement.

Representations and Warranties

        The merger agreement contains representations and warranties made by RMP and EQM. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

  •
  may be intended not as statements of fact or of the condition of the parties to the merger agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures may not be reflected in the merger agreement and may not be publicly available;

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  •
  were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

        The representations and warranties made by both RMP and EQM relate to, among other things:

  •
  organization, standing, power and similar matters;

  •
  capital structure;

  •
  approval and authorization of the merger agreement and the transactions contemplated by the merger agreement and any conflicts created by such transactions and voting requirements;

  •
  required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

  •
  documents filed with the SEC, financial statements included in those documents and regulatory reports filed with governmental authorities;

  •
  absence of certain changes or events from December 31, 2017 through the date of the merger agreement and from the date of the merger agreement through the closing date;

  •
  legal proceedings;

  •
  compliance with applicable laws and permits;

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  information supplied in connection with this proxy statement/prospectus;

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  tax matters;

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  employee benefits;

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  labor matters;

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  environmental matters;

  •
  contracts of each party;

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  property;

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  intellectual property;

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  insurance;

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  brokers and other advisors;

  •
  state takeover statutes;

  •
  regulatory matters;

  •
  the Investment Company Act of 1940; and

  •
  absence of additional representations and warranties.

        Additional representations and warranties made only by RMP relate to, among other things, the opinion of its financial advisor.

Distributions

        The merger agreement provides that, from the date of the merger agreement until the effective time, each of EQM and RMP will coordinate with the other regarding the declaration of any distributions in respect of EQM common units and RMP common units. The merger agreement also provides that holders of RMP common units will receive, for any quarter, either: (i) only distributions in respect of RMP common units or (ii) only distributions in respect of EQM common units that they receive as merger consideration.

EQT's Representations, Warranties and Obligation

        Under the terms of the merger agreement, EQT has agreed to vote all RMP limited partner interests then owned beneficially or of record by it or any of its subsidiaries, as of the record date, in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof. EQT consents to, and has caused or will cause, to the extent necessary and to the extent permitted by the organizational documents thereof, each of its subsidiaries to consent to, the merger agreement and the transactions contemplated by the merger agreement. As of June 7, 2018, EQT and its subsidiaries collectively held 28,757,246 RMP common units, representing approximately 28.1% of the RMP units entitled to vote on the merger.

        EQT has also agreed not to, and to cause its subsidiaries not to, without the consent of the relevant conflicts committee, eliminate the RMP Conflicts Committee or the EQM Conflicts Committee, revoke or diminish the authority of such committee or remove any director of the RMP Board or EQM Board that is a member of a conflicts committee without the affirmative vote of the applicable conflicts committee. EQT has also made certain representations and warranties regarding providing the IDR purchase agreement to each of the RMP Conflicts Committee and the EQM Conflicts Committee.

Additional Agreements

        The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of specified matters, efforts to be used to obtain the required tax-related opinions of counsel and public announcements. The merger agreement also obligates EQM to have EQM common units to be issued in connection with the merger approved for listing on the NYSE, subject to official notice of issuance, prior to the date of the consummation of the merger.

THE DROP-DOWN AGREEMENT

        This discussion of the drop-down agreement is qualified in its entirety by reference to the drop-down agreement, a copy of which is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. This summary does not purport to be complete and may not contain all of the information about the drop-down agreement that is important to you. EQM and RMP encourage you to read carefully the drop-down agreement in its entirety before making any decisions regarding the merger contemplated by the merger agreement.

        The drop-down agreement and this summary of its terms have been included to provide you with information regarding the terms of the drop-down agreement. Factual disclosures about EQT, EQM, or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about EQT, EQM or their respective subsidiaries or affiliates contained in the drop-down agreement and described in this summary. The representations, warranties and covenants made in the drop-down agreement by the parties thereto were qualified and subject to important limitations agreed to by such parties in connection with negotiating the terms of the drop-down agreement. In particular, in your review of the representations and warranties contained in the drop-down agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the drop-down agreement, rather than establishing matters as fact. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC, and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the drop-down agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the drop-down agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

        As used in this description of the drop-down agreement, unless the context otherwise explicitly requires, references to the "subject companies" refer to, individually or collectively, as the context requires, the drop-down entities, Strike Force Midstream, Strike Force East LLC, a wholly-owned subsidiary of Strike Force Midstream, and Strike Force South LLC, a wholly-owned subsidiary of Strike Force Midstream.

The Drop-Down Transactions

        Subject to the terms and conditions of the drop-down agreement, the drop-down agreement provides for the contribution by Rice Midstream Holdings LLC (Rice Midstream) of all of the limited liability company interests in each of the drop-down entities to EQM Gathering. The interests held by Rice Midstream in all of the drop-down entities are referred to as the "subject interests."

        The drop-down transactions were completed on May 22, 2018. In addition, on May 1, 2018, EQM Gathering acquired 25% of the limited liability company interests of Strike Force Midstream from a subsidiary of Gulfport. As a result, each of the subject companies are now wholly-owned subsidiaries of EQM Gathering.

Effective Date

        The drop-down transactions are deemed to have become effective at 12:01 a.m. on May 1, 2018.

Drop-Down Transaction Consideration

        The total consideration for the contribution of Rice Midstream's interests in Rice West Virginia and Rice Olympus was $700,000,000 in cash and 5,889,282 EQM common units, and the consideration for the contribution of Rice Midstream's interest in Strike Force Holdings was $450,000,000 in cash, in each case subject to customary purchase price adjustments.

Conditions to Closing of the Drop-Down Transactions

        Rice Midstream and EQM Gathering could not have completed any of the drop-down transactions unless each of the following conditions was satisfied or waived, if waiver was permitted by applicable law and/or the drop-down agreement, with respect to such drop-down transaction:

  •
  no law (whether temporary, preliminary or permanent) can be in effect that enjoins, restrains, conditions or prohibits the consummation of such drop-down transaction or makes the consummation of such drop-down transaction illegal;

  •
  no suit, action or proceeding by or before any governmental authority can be pending that challenges or seeks to restrain or prohibit the consummation of such drop-down transaction or the ancillary agreement(s) relating to such drop-down transaction, or that seeks damages in connection therewith;

  •
  all authorizations, consents, orders and approvals of all governmental authorities or other persons required to be obtained or given prior to the completion of such drop-down transaction must have been received or waived, and must be reasonably satisfactory in form and substance to EQT and EQM, and all notices required to be given prior to the completion of such Drop-Down Transaction must have been delivered and all notice periods with respect thereto must have expired or been waived; and

  •
  one or more debt or equity financings effected by EQM or its subsidiaries after April 25, 2018 must have been consummated and EQM must have received not less than the lesser of (i) $1,150,000,000 of aggregate net proceeds therefrom or (ii) 100% of the cash amount to be paid by EQM in connection with such drop-down transaction.

        The obligations of EQT and Rice Midstream to effect each of the drop-down transactions were subject to the satisfaction or waiver (such waiver to be given by EQT), if waiver was permitted by applicable law and/or the drop-down agreement, of the following additional conditions with respect to such drop-down transaction:

  •
  the representations and warranties of EQM and EQM Gathering contained in the drop-down agreement or any ancillary agreement or any schedule, certificate or other document delivered pursuant thereto or in connection with such drop-down transaction must be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which must be true in all respects) both when made and as of the applicable closing date, except that representations and warranties that are made as of a specified date must be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which must be true in all respects) as of such specified date;

  •
  EQM and EQM Gathering must have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by the drop-down agreement or any ancillary agreement to be performed or complied with by them prior to or at the applicable closing;

  •
  there must not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on EQM or its subsidiaries, including EQM Gathering;

  •
  EQT and Rice Midstream must have received from EQM (on behalf of itself and EQM Gathering) a certificate signed by a duly authorized officer of EQM GP certifying as to the matters set forth above; and

  •
  EQT and Rice Midstream must have received satisfactory evidence that all conditions precedent to the merger have been fulfilled or waived in accordance with the merger agreement, and the merger must have been consummated.

        The obligations of EQM and EQM Gathering to effect each of the drop-down transactions were subject to the satisfaction or waiver, if waiver was permitted by applicable law and/or the drop-down agreement, of the following additional conditions with respect to such drop-down transaction:

  •
  the representations and warranties of EQT and Rice Midstream contained in the drop-down agreement or any ancillary agreement or any schedule, certificate or other document delivered pursuant thereto or in connection with such drop-down transaction must be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which must be true in all respects) both when made and as of the applicable closing date, except that representations and warranties that are made as of a specified date, must be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which must be true in all respects) as of such specified date;

  •
  EQT and Rice Midstream must have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by the drop-down agreement or any ancillary agreement to be performed or complied with by them prior to or at the applicable closing;

  •
  there must not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on a subject company to which the applicable closing relates;

  •
  EQM must have received from EQT a certificate signed by a duly authorized officer of EQT certifying as to the matters set forth above; and

  •
  EQM must have received from Rice Midstream an affidavit of Rice Midstream (or its regarded owner) demonstrating non-foreign status meeting the requirements of Sections 1445 and 1446 of the Code with respect to such drop-down transaction.

Conduct of Business Prior to Closing

        From the date of execution of the drop-down agreement until the earlier of (x) the termination of the drop-down agreement in accordance with its terms and (y) the applicable closing, unless EQM gave its prior written consent, the drop-down agreement required EQT and Rice Midstream to (i) use commercially reasonable efforts to conduct the respective businesses of the subject companies in the ordinary course of business consistent with past practice, (ii) spend capital in material compliance with the currently effective capital expenditures budget for each subject company, (iii) use commercially reasonable efforts to preserve intact certain material contracts to which they and/or the subject companies are a party and (iv) use commercially reasonable efforts to preserve intact the respective businesses of the subject companies and the current relationships of each subject company with its distributors, customers, suppliers and other persons with which it has significant business relations.

        Further, (x) except as set forth in disclosure schedules delivered by EQT and Rice Midstream or (y) unless EQM consents in writing, EQT or Rice Midstream could not, and could not propose to,

directly or indirectly, take or authorize any of the following actions with respect to any of the subject companies:

  •
  enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that affects the subject companies, their respective assets or the subject interests;

  •
  dispose of or otherwise subject to any lien (other than a permitted lien) the subject companies, their respective assets or the subject interests;

  •
  incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any other person or entity, in each case, that affect the subject companies, their respective assets or the subject interests;

  •
  (i) (A) amend, waive, or modify in any material respect any material contract, (B) consent to the termination of any material contract or (C) amend, waive, modify or consent to the termination of any rights of Rice Midstream or any subject company, as applicable, under any material contract, except for (x) amendments in the ordinary course of business consistent with past practice and (y) terminations upon the expiration of a material contract in accordance with its terms or (ii) enter into any contract relating to the subject companies, their respective assets or the subject interests other than in the ordinary course of business consistent with past practice;

  •
  enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $250,000 per year in any single case which relates to the subject companies or their respective assets;

  •
  permit the lapse of any right relating to the intellectual property constituting part of the assets of the subject companies or any other material intangible asset used in the respective businesses of the subject companies, as applicable, other than in the ordinary course of business consistent with past practice;

  •
  settle any claim, action, suit, inquiry, proceeding, audit or investigation by or before any governmental authority, other than cash settlements that do not involve any covenants or other agreements limiting the activities of any subject company relating to the assets of such subject company or Rice Midstream's interest in such subject company and that do not involve payments individually or in the aggregate in excess of $25,000;

  •
  with respect to the businesses of any subject company, accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or deferred expenses, reduce inventories or otherwise increase cash on hand, except, in each case, in the ordinary course of business consistent with past practice;

  •
  take any action, or intentionally fail to take any action, that would result in a breach of any covenant made by a subject company, as applicable, in a contract relating to a gas gathering system and/or water distribution system owned by such subject company, as applicable, or that has or would reasonably be expected to have a material adverse effect (as defined below in "—Representations and Warranties") with respect to EQT, Rice Midstream and the subject companies; and

  •
  announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Representations and Warranties

        The drop-down agreement contains representations and warranties made by the parties. These representations and warranties were made solely for the benefit of the parties to the drop-down agreement and:

  •
  may be intended not as statements of fact or of the condition of the parties to the drop-down agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the drop-down agreement, which disclosures may not be reflected in the drop-down agreement and may not be publicly available;

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  •
  were made only as of the date of the drop-down agreement or such other date or dates as may be specified in the drop-down agreement and are subject to more recent developments.

        The representations and warranties made by all parties to the drop-down agreement relate to, among other things:

  •
  organization, existence and similar matters;

  •
  approval and authorization of the drop-down agreement and the drop-down transactions and any conflicts created by such transactions;

  •
  the absence of required consents and approvals of governmental authorities in connection with the transactions contemplated by the drop-down agreement;

  •
  the existence of certain legal proceedings;

  •
  the use of brokers and other advisors; and

  •
  investment intent with respect to the drop-down transactions.

        Additional representations and warranties made only by EQM and EQM Gathering relate to, among other things:

  •
  the due authorization and issuance, when issued, of EQM common units to be issued in connection with the drop-down transactions;

  •
  the timeliness and accuracy of EQM's periodic reports filed with the SEC; and

  •
  the absence of registration requirements with respect to the issuance of EQM common units in connection with the drop-down transactions.

        Additional representations and warranties made only by EQT and Rice Midstream relate to, among other things:

  •
  financial statements and undisclosed liabilities of the subject companies;

  •
  certain matters related to internal control over financial reporting;

  •
  the absence of certain changes since December 31, 2017;

  •
  capitalization of the subject companies and Rice Midstream's title to the subject interests;

  •
  the subject companies' title to real property;

  •
  the subject companies' title to personal property and the condition of assets;

  •
  certain intellectual property matters;

  •
  certain tax matters;

  •
  certain environmental matters; and

  •
  certain matters related to material contracts to which the subject companies are party.

        Many of the representations and warranties in the drop-down agreement provide that such representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party giving the representation and warranty. For purposes of the drop-down agreement, the term "material adverse effect" means:

  •
  when used with respect to EQM and EQM Gathering, a material adverse effect on or material adverse change in:

  •
  the assets, liabilities, financial condition or results of operations of EQM and its subsidiaries, taken as a whole; or

  •
  the ability of EQM and EQM Gathering to perform their respective obligations under the drop-down agreement or to consummate the transactions contemplated by the drop-down agreement; and

  •
  When used with respect to EQT and Rice Midstream, a material adverse effect on or material adverse change in:

  •
  the businesses of the subject companies, taken as a whole; or

  •
  the ability of EQT and Rice Midstream to perform their respective obligations under the drop-down agreement or to consummate the transactions contemplated by the drop-down agreement.

        A material adverse effect does not include the following effects, changes, events, facts, conditions or developments (either alone or in combination) with respect to EQM or EQM Gathering, or with respect to the businesses or assets of the subject companies, as applicable:

  •
  conditions affecting the natural gas gathering and transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable law), except to the extent disproportionately affecting such party, such business or such assets, as applicable, as compared with other similarly situated parties, businesses or assets, as applicable, in the natural gas gathering and transportation industry;

  •
  any adverse change, event or effect affecting the United States or global economic or political conditions (including any affect or change as a result of any engagement in hostilities or the occurrence of any military or terrorist attack) or financial markets in general, except to the extent disproportionately affecting such party, such business or such assets, as applicable, as compared with other similarly situated parties, businesses or assets, as applicable, in the natural gas gathering and transportation industry;

  •
  any change or effect relating to seasonal reductions in revenues or earnings of such party or such assets, as applicable, in the ordinary course of business; or

  •
  any change or effect resulting from the entry into or announcement of the drop-down agreement, the IDR purchase agreement or the merger agreement, actions contemplated thereby or under the drop-down agreement, or the consummation of transactions contemplated thereby.

Termination of the Drop-Down Agreement

        The drop-down agreement was subject to termination with respect to a particular drop-down transaction at any time prior to the closing of such drop-down transaction:

  •
  by mutual written consent of EQT, Rice Midstream, EQM and EQM Gathering;

  •
  with respect to such drop-down transaction:

  •
  by EQM, if either of EQT or Rice Midstream breaches or fails to perform in any respect any of its representations, warranties or covenants contained in the drop-down agreement or any ancillary agreement and such breach or failure to perform (i) would give rise to the failure of a condition relating to the truth and accuracy of EQT and Rice Midstream's representations, warranties and covenants, (ii) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by EQM;

  •
  by EQT or Rice Midstream, if either of EQM or EQM Gathering breaches or fails to perform in any respect any of its representations, warranties or covenants contained in the drop-down agreement or any ancillary agreement and such breach or failure to perform (i) would give rise to the failure of a condition relating to the truth and accuracy of EQM and EQM Gathering's representations, warranties and covenants, (ii) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by Rice Midstream;

  •
  by any of EQM, EQM Gathering, EQT or Rice Midstream, if any of the conditions to closing applicable to EQT or Rice Midstream (if EQM or EQM Gathering is requesting termination) or EQM or EQM Gathering (if EQT or Rice Midstream is requesting termination) shall have become incapable of fulfillment prior to December 31, 2018, provided that the right to terminate the drop-down agreement will not be available if the failure of the party so requesting termination to fulfill any obligation under the drop-down agreement was the cause of the failure of such condition to be satisfied on or prior to such date;

  •
  by any of EQM, EQM Gathering, EQT or Rice Midstream, in the event that any governmental authority issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the drop-down transactions and such order, decree, ruling or other action has become final and nonappealable, provided that the party so requesting termination must use its commercially reasonable efforts to have such order, decree, ruling or other action vacated; or

  •
  by either of EQT or Rice Midstream, if the merger agreement is terminated in accordance with its terms.

        In the event that the drop-down agreement had been terminated with respect to a particular drop-down transaction by EQT or Rice Midstream because the merger agreement was terminated, then EQT would have paid to EQM, within two business days after such termination, a cash amount equal to the actual, documented out-of-pocket costs and expenses paid by EQM in connection with the negotiation, execution and performance of the drop-down agreement with respect to such drop-down transaction (without duplication for the other drop-down transaction), such amount not to exceed $7,500,000 in the aggregate. EQM was not entitled to receive more than one payment of expense reimbursement for a particular transaction.

Indemnification

        The drop-down agreement provides that, from and after the effective date, EQT will indemnify EQM from all adverse consequences incurred by EQM, its subsidiaries and their respective officers, directors, employees, consultants and agents (the EQM Protected Parties), as a result of (i) breach of a representation or warranty of EQT or Rice Midstream set forth in the drop-down agreement, (ii) breach of a covenant or agreement of EQT or Rice Midstream set forth in the drop-down agreement or (iii) any taxes for which Rice Midstream is liable pursuant to the tax-related provisions in the drop-down agreement.

        In addition, from and after the effective date, EQM will indemnify EQT and Rice Midstream from all adverse consequences incurred by EQT or Rice Midstream, their respective affiliates (other than EQM and its subsidiaries) and their respective officers, directors, employees, consultants and agents (the EQT Protected Parties), as a result of (i) breach of a representation or warranty of EQM or EQM Gathering set forth in the drop-down agreement, (ii) breach of a covenant or agreement of EQM or EQM Gathering set forth in the drop-down agreement or (iii) any taxes for which EQM is liable pursuant to the tax-related covenants in the drop-down agreement.

        The following limitations on indemnification apply to the parties' indemnification obligations provided above:

  •
  indemnification obligations related to breaches of certain representations and warranties by either party will terminate on the 18-month anniversary of the applicable closing date, except that indemnification obligations related to breaches of representations and warranties with respect to capitalization, title to the subject interests, title to real property and title to personal property and condition of assets will terminate on the third anniversary of the applicable closing date;

  •
  indemnification obligations related to breaches of certain covenants or agreements by either party will terminate on the 60th day after the termination of the applicable statute of limitations;

  •
  the aggregate liability of EQT related to breaches of representations and warranties will not exceed $172,500,000 (which is equal to 15% of the aggregate cash amount to be paid for the drop-down transactions), except that the aggregate liability of EQT related to breaches of representations and warranties with respect to title to the subject interests, organization and existence, authority and approval and the use of brokers and other advisors will not exceed $1,150,000,000;

  •
  the aggregate liability of EQM related to breaches of representations or warranties will not exceed $172,500,000 (15% of the aggregate cash amount to be paid for the drop-down transactions), except that the aggregate liability of EQM related to breaches of representations or warranties with respect to organization and existence, authority and approval, due authorization and issuance, when issued, of EQM common units and the use of brokers and other advisors will not exceed $1,150,000,000;

  •
  no claims may be made against EQT for indemnification relating to a breach of representations and warranties made unless the aggregate dollar amount of the adverse consequence suffered by the EQM Protected Parties exceeds $250,000, after which EQT will be liable for the full amount in excess of $250,000, subject to the ceiling mentioned above;

  •
  no claims may be made against EQM for indemnification relating to a breach of representations and warranties made unless the aggregate dollar amount of the adverse consequence suffered by the EQT Protected Parties exceeds $250,000, after which EQT will be liable for the full amount in excess of $250,000, subject to the ceiling mentioned above;

  •
  neither party will be liable to the other party for adverse consequences to the extent (i) any insurance proceeds are realized by such party (net of any incremental insurance premium or tax that becomes due and payable as a result of the claim) or (ii) any amounts are recovered by such party from third persons; and

  •
  in no event will EQM be obligated to the EQT Protected Parties after the applicable effective date for any adverse consequences owed by EQT prior to the applicable effective date.

Amendment and Waiver

        The drop-down agreement may be amended, modified or supplemented by the parties at any time. The drop-down agreement may not, however, be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except in writing signed by each of the parties and, to the extent such amendment is made prior to the transaction intended to qualify as tax free under Section 355 of the Code, the result of which is that EQT and EQM are no longer affiliates (the spin-off transaction), only after the EQM Conflicts Committee has approved such amendment.

        At any time prior to the applicable closing date, the parties were entitled to, to the extent legally allowed: (i) waive any inaccuracies in the representations and warranties of any other party contained in the drop-down agreement; (ii) extend the time for the performance of any of the obligations or acts of any other party provided for in the drop-down agreement; or (iii) waive compliance by any other party with any of the agreements or conditions contained in the drop-down agreement, as permitted under the drop-down agreement; provided, however, that in the event EQM or EQM Gathering took or authorized any action described in this paragraph, such action must have been evidenced in writing and signed by an authorized officer of EQM or EQM Gathering and to the extent such action was taken prior to the spin-off transaction (the result of which is that EQT and EQM are no longer affiliates), only after the EQM Conflicts Committee has approved such action.

Expenses

        Generally, all fees and expenses incurred in connection with the transactions contemplated by the drop-down agreement are the obligation of the party incurring such fees and expenses.

Governing Law

        The drop-down agreement is governed by the law of the Commonwealth of Pennsylvania.

THE IDR PURCHASE AGREEMENT

        This discussion of the IDR purchase agreement is qualified in its entirety by reference to the IDR purchase agreement, a copy of which is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. This summary does not purport to be complete and may not contain all of the information about the IDR purchase agreement that is important to you. EQM and RMP encourage you to read carefully the IDR purchase agreement in its entirety before making any decisions regarding the merger contemplated by the merger agreement. The IDR purchase agreement and this summary of its terms have been included to provide you with information regarding the terms of the IDR purchase agreement. The representations, warranties and covenants made in the IDR purchase agreement by EQT, RMGH and EQGP were qualified and subject to important limitations agreed to by EQT, RMGH and EQGP in connection with negotiating the terms of the IDR purchase agreement. In particular, in your review of the representations and warranties contained in the IDR purchase agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the IDR purchase agreement, rather than establishing matters as fact. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the IDR purchase agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The IDR Purchase

        Pursuant to the IDR purchase agreement, subject to the terms and conditions thereof, on May 22, 2018, EQGP acquired all of the issued and outstanding RMP IDRs from RMGH in exchange for 36,293,766 common units of EQGP.

Representations and Warranties

        The parties to the IDR purchase agreement made certain representations and warranties regarding, as applicable, their legal status, authorization, absence of conflicts, ownership of the RMP IDRs, securities law matters and brokers or finders. EQT and RMGH also made certain representations and warranties in connection with the information each of them provided to the conflicts committee of the board of directors of the EQGP general partner.

Closing Conditions to the IDR Purchase

        Under the IDR purchase agreement, the parties were not obligated to consummate the IDR purchase unless there was no order or other legal restraint in effect preventing the consummation of the transactions contemplated by the IDR purchase agreement.

        The obligation of RMGH to complete the IDR purchase was subject to the satisfaction of each of the following additional conditions:

  •
  the representations and warranties of EQGP set forth in the IDR purchase agreement being true and correct and EQGP having performed all obligations required under the IDR purchase agreement, in each case, in all material respects;

  •
  all conditions to the merger having been fulfilled or waived in accordance with the merger agreement, and the merger parties being ready, willing and able to consummate the merger promptly following the closing of the IDR purchase; and

  •
  all conditions to the drop-down transactions having been fulfilled or waived in accordance with the drop-down agreement, and closing of the drop-down transactions having occurred or the parties to the drop-down agreement being ready, willing and able to consummate the drop-down transactions promptly following the closing of the IDR purchase.

        The obligation of EQGP to complete the IDR purchase was subject to the satisfaction of each of the following additional conditions:

  •
  the representations and warranties of RMGH set forth in the IDR purchase agreement being true and correct and RMGH and EQT having performed all obligations required under the IDR purchase agreement, in each case, in all material respects; and

  •
  an RMP material adverse effect (as defined in the merger agreement) not having occurred and continued since the date of the IDR purchase agreement.

Conditional Forfeiture of Certain EQGP Common Units in Specified Circumstances

        The IDR purchase agreement provides that if the closing of the IDR purchase occurs and either (1) the merger is not subsequently consummated on or prior to December 31, 2018 or (2) the merger agreement is terminated after such closing but before December 31, 2018, 8,539,710 EQGP common units owned by EQT will be forfeited and returned to EQGP and cancelled and EQT will pay to EQGP an amount in cash equal to the aggregate amount of any distributions paid by EQGP related to the forfeited EQGP common units. Similarly, if the merger agreement had been terminated before the closing of the IDR purchase, EQGP would have issued 27,754,056 (rather than 36,293,766) EQGP common units to RMGH in exchange for the RMP IDRs.

Termination

        The IDR purchase agreement was subject to termination at any time prior to the closing of the IDR purchase by the mutual written consent of the parties or by EQT and/or RMGH, with notice to EQGP, if either the merger agreement or the drop-down agreement had been terminated in accordance with its terms. If the IDR purchase agreement was terminated as a result of the termination of the merger agreement or drop-down agreement, EQGP would have been entitled to reimbursement of all of its reasonable and documented out-of-pocket expenses incurred in connection with the IDR purchase agreement.

Certain Covenants

        Prior to the consummation of the IDR purchase, EQT was not permitted to cause or permit RMP to issue, or RMGH to sell, any RMP IDRs to any person other than RMGH. In addition, after the consummation of the IDR purchase but before the merger is consummated, EQGP must retain, directly or indirectly, ownership of at least 8,539,710 common units of EQGP.

 EQT MIDSTREAM PARTNERS, LP
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

        The unaudited pro forma condensed combined financial statements (the pro forma financial statements) of EQM as of and for the three months ended March 31, 2018 and for the year ended December 31, 2017 are derived from the historical audited and unaudited financial statements of EQM as recast for the drop-down transactions, the historical audited and unaudited financial statements of RMP and the historical audited financial statements of the drop-down entities. EQT's interests in RMP and the drop-down entities were acquired in a merger with Rice Energy on November 13, 2017 (the Rice Merger).

        The pro forma financial statements have been prepared to reflect the effects of the mergers, the drop-down transactions and the Gulfport transaction on the financial statements of EQM.

        The unaudited pro forma statements of combined operations (the pro forma statements of operations) for the three months ended March 31, 2018 and for the year ended December 31, 2017, and the unaudited pro forma condensed combined balance sheet (the pro forma balance sheet) as of March 31, 2018, are based upon the historical consolidated financial statements of EQM and RMP and the historical combined financial statements of the drop-down entities. The pro forma statements of operations have been prepared as if the mergers, the drop-down transactions and the Gulfport transaction occurred on January 1, 2017. The pro forma balance sheet has been prepared as if the mergers, the drop-down transactions and the Gulfport transaction occurred on March 31, 2018.

        The pro forma financial statements also reflect the expected financing of the mergers, the drop-down transactions and the Gulfport transaction including:

  •
  the issuance of 33,973,289 EQM common units, valued at $1,896.7 million based on the closing price as of May 31, 2018 of $55.83 per unit, to RMP's unitholders in connection with the merger, which reflects the exchange ratio in the merger agreement of 0.3319 EQM common units for each RMP common unit;

  •
  EQM's entering into the Term Loan Agreement on April 25, 2018, which provides for the Term Loan Facility;

  •
  the borrowing of $325.0 million under the Term Loan Facility to complete the announced plan to repay amounts outstanding under RMP's revolving credit facility at the time of the merger;

  •
  the borrowing of $317.0 million under the Term Loan Facility to repay amounts outstanding under EQM's revolving credit facility as EQM completed this borrowing and repayment in May 2018 and thus this amount will be part of the refinancing of the Term Loan Facility described in the last bullet of this section;

  •
  the borrowing of $1,150.0 million under the Term Loan Facility to fund the cash consideration for the drop-down transactions;

  •
  the issuance to EQT of 5,889,282 EQM common units, valued at approximately $330.5 million based on the closing price as of May 22, 2018 of $56.12 per unit, to fund the equity consideration for the drop-down transactions;

  •
  the borrowing of $175.0 million under the Term Loan Facility to fund the Gulfport transaction; and

  •
  the planned issuance of $2.5 billion in new EQM senior notes (the EQM Senior Notes) to repay the foregoing amounts borrowed on the Term Loan Facility and for general partnership purposes. The Term Loan Facility is a 364-day facility and EQM will be required to refinance borrowings under this facility prior to its expiration. EQM expects to complete a debt offering for this purpose prior to the completion of the mergers. Proceeds from this debt offering will be used to repay the Term Loan Facility in full, at which time the commitments under the Term Loan Facility will terminate.

        The pro forma financial statements have been prepared based on the assumption that EQM will not be subject to U.S. federal and state income taxes as it will continue to be treated as a partnership for U.S. federal and state income tax purposes. The pro forma financial statements should be read in conjunction with the accompanying notes and with the underlying historical audited and unaudited financial statements and related notes.

        The adjustments to the historical audited and unaudited financial statements are based on currently available information and certain estimates and assumptions. Actual effects of these transactions will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments are factually supportable, give appropriate effect to the expected impact of the events that are directly attributable to the transactions and, with respect to the pro forma statements of operations only, reflect those items expected to have a continuing impact on EQM.

        EQM, RMP and the drop-down entities are controlled by EQT; therefore, the merger of RMP with a wholly owned subsidiary of EQM and the contribution of the drop-down entities to EQM are transactions between entities under common control. As a result, the assets and liabilities of RMP and the drop-down entities will be recorded by EQM at EQT's historical cost basis, which includes a step up in basis resulting from EQT's preliminary purchase price accounting for the Rice Merger. The pro forma balance sheet reflects this common control accounting as of March 31, 2018.

        As the drop-down transactions were completed on May 22, 2018, EQM recast its historical financial statements to record the assets and liabilities of the drop-down entities at EQT's basis as of November 13, 2017, the date that common control was established, and to reflect the operations of the drop-down entities from that date. Assuming the mergers are completed, EQM will recast its historical financial statements to record the assets and liabilities of RMP at EQT's basis as of November 13, 2017, the date that common control was established, and to reflect the operations of RMP from that date. The period subsequent to November 13, 2017 is identified in the historical financial statements of RMP and the drop-down entities as the successor period. The period prior to November 13, 2017 is identified in the historical financial statements of RMP and the drop-down entities as the predecessor period. EQM has not presented any pro forma periods prior to January 1, 2017 as common control did not occur until November 13, 2017.

        The pro forma financial statements are not necessarily indicative of the results that actually would have occurred if the mergers, the drop-down transactions and the Gulfport transaction had occurred on the dates indicated or which will be obtained in the future.

        The pro forma financial statements should be read in conjunction with:

  •
  The accompanying notes to the pro forma financial statements;

  •
  The audited combined financial statements of EQM as of and for the year ended December 31, 2017 and the unaudited combined financial statements of EQM as of and for the three months ended March 31, 2018, both as recast for the drop-down transactions, filed as Exhibits 99.4 and 99.5, respectively, in EQM's Current Report on Form 8-K filed with the SEC on June 12, 2018;

  •
  The audited consolidated financial statements of RMP contained in its Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 15, 2018;

  •
  The unaudited consolidated financial statements and accompanying notes of RMP contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, as filed with the SEC on April 26, 2018; and

  •
  The audited combined financial statements of the drop-down entities as of and for the year ended December 31, 2017 filed as Exhibit 99.2 in EQM's Current Report on Form 8-K filed with the SEC on May 22, 2018.

 EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
MARCH 31, 2018

	Historical		Pro Forma Adjustments					Combined
(in thousands)	EQT Midstream Partners, LP	Rice Midstream Partners LP	Rice Midstream Partners LP Merger	Notes	Drop-Down Transactions and Gulfport Transaction	Notes		EQT Midstream Partners, LP Pro Forma
Assets
Current assets:
Cash and cash equivalents	$34,899	$46,518	$—		$(2,600)	(d	)	$588,754
					2,476,937	(e	)
					(1,967,000)	(f	)
Accounts receivable, net	55,948	7,205	—		—			63,153
Accounts receivable—affiliate	100,154	76,542	—		—			176,696
Other current assets	17,325	2,208	—		2,600	(d	)	19,533
					(2,600)	(h	)

Total current assets	208,326	132,473	—		507,337			848,136
Property and equipment	4,202,406	1,461,405	—		—			5,663,811
Less: accumulated depreciation	(423,359)	(21,209)	—		—			(444,568)

Net property, plant and equipment	3,779,047	1,440,196	—		—			5,219,243
Investment in unconsolidated entity	546,428	—	—		—			546,428
Intangible assets, net	607,274	—	—		—			607,274
Goodwill	37,954	1,346,918	—		—			1,384,872
Other assets	135,537	6,123	—		—			141,660

Total assets	$5,314,566	$2,925,710	$—		$507,337			$8,747,613

See accompanying notes to the unaudited pro forma condensed combined financial statements.

 EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
MARCH 31, 2018

	Historical		Pro Forma Adjustments				Combined
(in thousands)	EQT Midstream Partners, LP	Rice Midstream Partners LP	Rice Midstream Partners LP Merger	Notes	Drop-Down Transactions and Gulfport Transaction	Notes	EQT Midstream Partners, LP Pro Forma
Liabilities and equity
Current liabilities:
Accounts payable	$71,967	$22,312	$—		$—		$94,279
Due to related party	23,769	18,743	—		—		42,512
Term loan facility	—	—	325,000	(a)	317,000	(a)	—
					1,150,000	(b)
					175,000	(c)
					(1,967,000)	(f)
Capital contribution payable to Mountain Valley Pipeline, LLC	65,786	—	—		—		65,786
Accrued interest	11,376	—	—		—		11,376
Accrued liabilities	15,156	4,530	—		—		19,686

Total current liabilities	188,054	45,585	325,000		(325,000)		233,639
Long-term liabilities:
Credit facility borrowings	317,000	325,000	(325,000)	(a)	(317,000)	(a)	—
Senior notes	987,756	—	—		2,476,937	(e)	3,464,693
Other long-term liabilities	20,880	9,465	—		—		30,345

Total liabilities	1,513,690	380,050	—		1,834,937		3,728,677
Equity:
Predecessor equity	1,422,245	—	—		(1,422,245)	(j)	—
Noncontrolling interest	175,215	—	—		(175,215)	(j)	—
Common	2,198,127	2,198,570	(2,198,570)	(j)	272,460	(j)	5,013,647
			2,545,660	(j)	(2,600)	(j)
General partner	5,289	347,090	(347,090)	(j)	—		5,289

Total equity	3,800,876	2,545,660	—		(1,327,600)		5,018,936

Total liabilities and equity	$5,314,566	$2,925,710	$—		$507,337		$8,747,613

See accompanying notes to the unaudited pro forma condensed combined financial statements.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS

THREE MONTHS ENDED MARCH 31, 2018

			Pro Forma Adjustments				Combined
	Historical
			Rice Midstream Partners LP Merger		Drop-Down Transactions and Gulfport Transaction		EQT Midstream Partners, LP Pro Forma
(in thousands)	EQT Midstream Partners, LP	Rice Midstream Partners LP		Notes		Notes
Operating revenues	$286,562	$84,464	$—		$—		$371,026
Operating expenses:
Operation and maintenance	19,460	7,900	—		—		27,360
Selling, general and administrative	18,998	7,204	(476)	(k)	—		25,726
Depreciation and amortization	27,385	13,895	—		—		41,280
Amortization of intangible assets	10,386	—	—		—		10,386

Total operating expenses	76,229	28,999	(476)		—		104,752

Operating income	210,333	55,465	476		—		266,274
Equity income	8,811	—	—		—		8,811
Other income	898	6	—		—		904
Net interest expense	10,716	1,954	—		26,499	(g)	39,169

Net income (loss)	$209,326	$53,517	$476		$(26,499)		$236,820
Less: Net income attributable to noncontrolling interest	2,493	—	—		(2,493)	(i)	—

Net income attributable to EQT Midstream Partners, LP	$206,833	$53,517	$476		$(24,006)		$236,820
Less: General partner interest in net income—general partner units	3,117						2,804
Less: General partner interest in net income—incentive distribution rights	44,164						44,164

Limited partners' interest in net income	$159,552						$189,852

Net income per limited partner unit—basic	$1.98						$1.58
Net income per limited partner unit—diluted	$1.98						$1.58
Weighted average limited partner units outstanding—basic	80,607		33,973	(j)	5,889	(j)	120,469
Weighted average limited partner units outstanding—diluted	80,607		33,973	(j)	5,889	(j)	120,469

See accompanying notes to the unaudited pro forma condensed combined financial statements.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS

YEAR ENDED DECEMBER 31, 2017

	Historical
		Successor	Predecessor	Predecessor
		Rice Midstream Partners LP for the period from November 13, 2017 to December 31, 2017	Rice Midstream Partners LP for the period from January 1, 2017 to November 12, 2017	Drop-Down Entities for the period from January 1, 2017 to November 12, 2017	Pro Forma Adjustments				Combined
(in thousands)	EQT Midstream Partners, LP				Rice Midstream Partners LP Merger	Notes	Drop-Down Transactions and Gulfport Transaction	Notes	EQT Midstream Partners, LP Pro Forma
Operating revenues	$851,339	$44,219	$250,474	$118,672	$—		$—		$1,264,704
Operating expenses:
Operation and maintenance	77,649	7,182	33,768	4,077	—		—		122,676
Selling, general and administrative	73,709	3,612	22,252	21,022	529	(l)	313	(l)	121,437
Depreciation and amortization	99,681	7,480	26,420	6,174	21,818	(o)	7,988	(o)	169,561
Incentive unit expense	—	—	—	313	—		(313)	(l)	—
Acquisition costs	—	—	529	—	(529)	(l)	—		—
Amortization of intangible assets	5,540	—	1,413	—	(1,413)	(m)	36,007	(n)	41,547
Other expenses	—	—	2,614	—	—		—		2,614

Total operating expenses	256,579	18,274	86,996	31,586	20,405		43,995		457,835

Operating income (loss)	594,760	25,945	163,478	87,086	(20,405)		(43,995)		806,869
Other income	26,595	15	56	35	—		—		26,701
Net interest expense	36,129	826	7,053	4,647	—		116,847	(h)	169,144
							3,642	(l)
Amortization of deferred finance costs	—	—	3,642	—	—		(3,642)	(l)	—

Net income (loss)	$585,226	$25,134	$152,839	$82,474	$(20,405)		$(160,842)		$664,426
Less: Net income attributable to noncontrolling interest	734	—	—	7,410	—		(8,144)	(i)	—

Net income attributable to EQT Midstream Partners, LP	$584,492	$25,134	$152,839	$75,064	$(20,405)		$(152,698)		$664,426
Less: General partner interest in net income—general partner units	10,060								7,867
Less: General partner interest in net income—incentive distribution rights	143,531								143,531

Limited partners' interest in net income	$430,901								$513,028

Net income per limited partner unit—basic	$5.35								$4.26
Net income per limited partner unit—diluted	$5.35								$4.26
Weighted average limited partner units outstanding—basic	80,603				33,973	(j)	5,889	(j)	120,465
Weighted average limited partner units outstanding—diluted	80,603				33,973	(j)	5,889	(j)	120,465

See accompanying notes to the unaudited pro forma condensed combined financial statements.

EQT MIDSTREAM PARTNERS, LP
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.  Basis of Presentation

        The pro forma financial statements are based upon the historical combined financial statements of EQM as recast for the drop-down transactions, the historical consolidated financial statements of RMP and the historical combined financial statements of the drop-down entities. The pro forma adjustments have been prepared as if the mergers, the drop-down transactions, the Gulfport transaction and related financing occurred on (i) January 1, 2017 in the case of the pro forma statements of operations and (ii) March 31, 2018 in the case of the pro forma balance sheet. These transactions are between entities under common control and are recorded at EQT's historical cost.

2.  Pro Forma Adjustments

        The adjustments are based on currently available information and certain estimates and assumptions. The actual effects of these transactions will differ from the pro forma adjustments. A general description of the adjustments is provided as follows:

  (a)
  The borrowing of $642.0 million under the Term Loan Facility to complete the announced plan to repay the $325.0 million outstanding balance of RMP's revolving credit facility and $317.0 million of outstanding borrowings on the EQM revolving credit facility. EQM repaid its revolving credit facility with proceeds from the Term Loan Facility in May 2018. As a result, this borrowing will be refinanced with long-term debt as described in (g).

  (b)
  The borrowing of $1,150.0 million under the Term Loan Facility to finance the cash consideration for the drop-down transactions.

  (c)
  The borrowing of $175.0 million under the Term Loan Facility to finance the Gulfport transaction.

  (d)
  The payment of $2.6 million of issuance costs for the establishment of the Term Loan Facility.

  (e)
  A $2,476.9 million increase to long-term debt and cash for the planned issuance of the $2.5 billion EQM Senior Notes, net of expected issuance costs of $23.1 million.

  (f)
  The payment of $1,967.0 million of borrowings under the Term Loan Facility with proceeds received from the anticipated issuance of the EQM Senior Notes.

  (g)
  A $26.5 million increase in interest expense for the three months ended March 31, 2018 consisting of interest expense of $31.5 million on the anticipated issuance of $2.5 billion of EQM Senior Notes at an assumed weighted average annual interest rate of 5.0427% based on indicative pricing from potential underwriters for the EQM Senior Notes and amortization of associated deferred financing costs on the EQM Senior Notes of $0.6 million, partially offset by the elimination of $5.6 million in historical interest expense associated with the EQM and RMP revolving credit facilities. A one percent change in the assumed interest rate would change pro forma interest expense by approximately $6.3 million for the three months ended March 31, 2018.

  (h)
  A $116.8 million increase in interest expense for the year ended December 31, 2017 consisting of interest expense of $126.1 million on the anticipated issuance of $2.5 billion of EQM Senior Notes at an assumed weighted average annual interest rate of 5.0427% based on indicative pricing from potential underwriters for the EQM Senior Notes, amortization of associated deferred financing costs on the EQM Senior Notes of $2.4 million and $2.6 million for the write-off of issuance costs under the Term Loan Facility as a result of its repayment, partially offset by the elimination of $14.3 million in historical interest expense associated with the EQM and RMP revolving credit facilities. A one percent change in the assumed interest rate would change pro forma interest expense by approximately $25.0 million for the year ended December 31, 2017.

  (i)
  The elimination of net income attributable to noncontrolling interest as a result of the Gulfport transaction.

  (j)
  The recognition of the following equity impacts (amounts in millions):

Notes	EQM Predecessor Equity	EQM Noncontrolling Interest	EQM Limited Partner	EQM General Partner	RMP Limited Partner	RMP General Partner
Book balance as of March 31, 2018	$1,422	$175	$2,198	$5	$2,199	$347
The Merger:
To recognize the exchange of EQM common units for RMP common units(1)			2,546		(2,199)	(347)
The Gulfport transaction:
To eliminate noncontrolling interest(2)		(175)
The drop-down transactions:
To recognize cash consideration transferred and issuance of common units to EQT in exchange for drop-down entities(3)	(1,422)		272
To adjust retained earnings for the write-off of the Term Loan Facility issuance costs			(2)	—

Pro forma equity balance as of March 31, 2018	$—	$—	$5,014	$5	$—	$—

(1)
Pursuant to the merger agreement, EQM will issue 0.3319 of an EQM common unit for each RMP common unit outstanding at the effective time of the merger, which would result in the issuance of 33,973,289 EQM common units valued at approximately $1,896.7 million based on the closing price as of May 31, 2018 of $55.83 per unit. Under common control accounting, if the receiving entity issues equity interests in the exchange, the equity interests issued are recorded at an amount equal to the carrying amount of net assets transferred, even if the equity issued has a readily determinable fair value.

(2)
The acquisition of the Strike Force Midstream noncontrolling interest through the Gulfport transaction results in adjustments for the elimination of the noncontrolling interest of $175.2 million. The $0.2 million difference between the consideration paid in the Gulfport transaction and the value of the noncontrolling interest is reflected as an equity transaction because EQT and EQM, following the drop-down transactions, hold the controlling financial interest in Strike Force Midstream.

(3)
Pursuant to the drop-down agreement, EQM received EQT's interests in the drop-down entities in exchange for (i) 5,889,282 EQM common units and (ii) aggregate cash consideration of $1,150.0 million. The 5,889,282 EQM common units have a value of $330.5 million based on the closing price as of May 22, 2018 of $56.12 per unit. Under common control accounting, any difference between cash transferred and the net assets received at historical cost is recorded as an equity transaction. In addition, equity issued in a common control transaction is recorded at an amount equal to the carrying amount of the net assets transferred, even if the equity issued has a readily determinable fair value. As a result, the EQM common units issued in the drop-down transactions are valued at the excess of the net assets received by EQM over the cash consideration.

  (k)
  The elimination of nonrecurring transaction expenses of $0.5 million incurred during the three months ended March 31, 2018 that are directly related to the merger.

  (l)
  The following reclassifications were made to conform to EQM's presentation:

  (1)
  Reclassification on the December 31, 2017 pro forma statement of operations of $0.3 million of the drop-down entities' incentive unit expense to selling, general and administrative expense.

  (2)
  Reclassification on the December 31, 2017 pro forma statement of operations of $0.5 million of RMP's acquisition expense to selling, general and administrative expense.

  (3)
  Reclassification on the December 31, 2017 pro forma statement of operations of $3.6 million of RMP's amortization of deferred finance costs to net interest expense.

  (m)
  The elimination of the RMP amortization of intangibles for the period prior to November 13, 2017 (the predecessor period).

  (n)
  The increase in amortization of the fair value of customer relationships, acquired as a result of the Rice Merger, to reflect a full year of expense for the year ended December 31, 2017, using a 15-year estimated life and straight line method of amortization.

  (o)
  The adjustment for the predecessor period depreciation and amortization expense related to the step up of property, plant and equipment to estimated fair value at the time of the Rice Merger. In addition, this adjustment includes a pro forma adjustment to depreciation and amortization to adjust the depreciation to EQM's policy to depreciate gathering pipelines over a 50-year useful life and to depreciate compression and measurement assets over a 25-year useful life.

3.  Pro Forma Net Income per Limited Partner Unit

        Pro forma net income per limited partner unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the net income and loss allocation provisions of the partnership agreement, to the common unitholders under the two-class method, after deducting the pre-acquisition income allocated to parent and the general partner's interest in the pro forma net income in addition to giving effect to incentive distributions allocable to the general partner, by the weighted average number of common units outstanding for the period, assuming the closing of the transactions described in Note 2 occurred on January 1, 2017. As a result of the pro forma adjustments described in Note 2, the adjusted general partner's interest is 1.2% for the three months ended March 31, 2018 and for the year ended December 31, 2017.

        Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the general partner than to the holders of common units. The pro forma net income per limited partner unit calculations include actual incentive distributions declared to the general partner in the amount of $44.2 million for the three months ended March 31, 2018 and $143.5 million for the year ended December 31, 2017. The impact of the pro forma issuance of 33,973,289 EQM common units for the Merger and 5,889,282 EQM common units for the drop-down transactions would have increased the incentive distributions declared by $21.1 million for the three months ended March 31, 2018 and $68.6 million for the year ended December 31, 2017.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a discussion of the material U.S. federal income tax consequences of the merger that may be relevant to RMP unitholders that are U.S. holders (as defined below). This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (the Treasury Regulations), current administrative rulings of the IRS and court decisions, all of which are subject to change and differing interpretation, possibly with retroactive effect. Any such change or interpretation may cause the tax consequences to vary substantially from the consequences described below. Neither EQM nor RMP has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS will not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Some tax aspects of the merger are not certain, and no assurance can be given that the tax characterizations and consequences set forth in the below-described opinions of counsel and/or this discussion would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied. This discussion does not apply to any RMP unitholder who acquired RMP common units from RMP in exchange for property other than cash.

        This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger or the ownership of EQM common units that may be relevant to specific holders in light of their particular circumstances. This discussion is limited to beneficial owners of RMP common units who are individual citizens or residents of the United States for U.S. federal income tax purposes (U.S. holders), who receive EQM common units pursuant to the merger, whose functional currency is the U.S. dollar and who hold their units as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) at the time of the merger. This discussion does not apply to other persons, including corporations, partnerships (or entities or arrangements treated as corporations or partnerships for U.S. federal income tax purposes), estates or trusts, nonresident aliens or other individuals that are not U.S. holders, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders who are subject to special rules under the U.S. federal income tax laws, including, without limitation, banks, insurance companies and other financial institutions, tax-exempt organizations, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons whether or not eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts, or IRAs, holders liable for the alternative minimum tax, real estate investment trusts, or REITs, employee benefit plans, mutual funds, dealers in securities, traders in securities, EQM's general partner or its affiliates, persons who hold RMP common units or EQM common units as part of a "hedge," "straddle" or "conversion transaction" or other integrated or risk reduction transaction, persons deemed to sell their units under the constructive sale provisions of the Code, persons who acquired RMP common units by gift, or persons that received (or are deemed to receive) RMP common units as compensation.

        Each RMP unitholder is encouraged to consult such unitholder's own tax advisor to determine the particular U.S. federal, state, local and foreign tax consequences of the merger to such unitholder.

Tax Opinions Required as a Condition to Closing

        For U.S. federal income tax purposes, the merger is intended to qualify as a "merger" of RMP and EQM within the meaning of Treasury Regulations promulgated under Section 708 of the Code, with EQM treated as the continuing partnership and RMP as the terminated partnership for U.S. federal income tax purposes following the merger.

        It is a condition to the parties' respective obligations to complete the merger that (1) EQM receive an opinion of Baker Botts L.L.P., dated as of the date of the closing of the merger, to the effect that

(i) at least 90% of the gross income of EQM for all of the calendar year that immediately precedes the calendar year that includes the date of the closing of the merger and each calendar quarter of the calendar year that includes the date of the closing of the merger for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code and (ii) at least 90% of the combined gross income of each of EQM and RMP for all of the calendar year that immediately precedes the calendar year that includes the date of the closing of the merger and each calendar quarter of the calendar year that includes the date of the closing of the merger for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code and (2) RMP receive an opinion of Baker Botts L.L.P., dated as of the date of the closing of the merger, to the effect that at least 90% of the gross income of RMP for all of the calendar year that immediately precedes the calendar year that includes the date of the closing of the merger and each calendar quarter of the calendar year that includes the date of the closing of the merger for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

        It is a condition to EQM's obligation to complete the merger that it receive a written opinion of Baker Botts L.L.P., dated as of the date of the closing of the merger, to the effect that for U.S. federal income tax purposes (i) EQM should not recognize any income or gain as a result of the merger, and (ii) no gain or loss should be recognized by holders of EQM common units or other partnership interests in EQM as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

        It is a condition to RMP's obligation to complete the merger that it receive an opinion of Baker Botts L.L.P., dated as of the date of the closing of the merger, to the effect that for U.S. federal income tax purposes (i) RMP should not recognize any income or gain as a result of the merger and (ii) no gain or loss should be recognized by holders of RMP common units or other partnership interests in RMP as a result of the merger (other than any gain resulting from (A) any actual or constructive distribution of cash or other property or (B) any decrease in partnership liabilities pursuant to Section 752 of the Code).

        These opinions will be based on representations and warranties made by RMP, EQM and others, and on customary factual assumptions, as well as certain covenants and undertakings of RMP, EQM and others. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described below. In addition, none of the opinions described above will be binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following discussion is based on the receipt and accuracy of the above described opinions.

Tax Consequences of the Merger—General

        For U.S. federal income tax purposes, the merger is intended to qualify as a "merger" of RMP and EQM within the meaning of Treasury Regulations promulgated under Section 708 of the Code, with EQM expected to be treated as the continuing partnership and RMP expected to be treated as the terminated partnership for U.S. federal income tax purposes. As a result, EQM and RMP intend to take the position that the merger will be treated as an "assets over" merger of RMP into EQM, whereby the following is deemed to occur for U.S. federal income tax purposes: (1) RMP is deemed to contribute all of its assets (subject to its liabilities) to EQM in exchange for newly issued partnership interests in EQM and (2) RMP is deemed to liquidate immediately thereafter, distributing all of the newly issued EQM partnership interests to its partners in respect of their partnership interests in RMP (the Assets-Over Form).

        The remainder of this discussion, except as otherwise noted, proceeds on the basis that (1) EQM will be classified as a partnership for U.S. federal income tax purposes at the time of the merger (please read the discussion below regarding EQM's classification as a partnership for U.S. federal income tax purposes under "Material U.S. Federal Income Tax Consequences of EQM Common Unit Ownership—Taxation of EQM—Partnership Status" below), (2) RMP will be classified as a partnership for U.S. federal income tax purposes at the time of the merger, (3) the merger and the transactions contemplated thereby will be treated for U.S. federal income tax purposes in the manner described above, and (4) all of the liabilities of RMP that are deemed assumed by EQM in the merger qualify for an exception from the "disguised sale" rules.

Tax Consequences of the Merger to U.S. Holders

        On the basis that the merger is treated under the Assets-Over Form, RMP unitholders will be deemed to receive distributions in liquidation of RMP consisting of EQM common units. In general, the receipt of EQM common units in respect of their RMP common units should not result in the recognition of taxable gain or loss to RMP unitholders. Any actual or deemed receipt of cash by an RMP unitholder (including, as discussed below, as the result of a net reduction in the amount of nonrecourse liabilities allocated to such RMP unitholder) will result in the recognition of taxable gain if such receipt exceeds the adjusted tax basis in the RMP common units surrendered in the merger.

Possible Taxable Gain to Certain U.S. Holders from Reallocation of Nonrecourse Liabilities

        As a member in RMP, an RMP unitholder is entitled to include the nonrecourse liabilities (within the meaning of applicable Treasury Regulations) of RMP attributable to its RMP common units in the tax basis of its RMP common units. As a partner in EQM after the merger, a former RMP unitholder will be entitled to include the nonrecourse liabilities of EQM attributable to the EQM common units received in the merger in the tax basis of such common units received. The nonrecourse liabilities of EQM after the merger will include the nonrecourse liabilities of RMP. The amount of nonrecourse liabilities attributable to an RMP unit or an EQM unit is determined under complex Treasury Regulations under Section 752 of the Code.

        If the nonrecourse liabilities attributable to the EQM common units received by an RMP unitholder in the merger exceed the nonrecourse liabilities attributable to the RMP common units surrendered by such RMP unitholder in the merger, such RMP unitholder's tax basis in the EQM common units received will be correspondingly higher than such RMP unitholder's tax basis in the EQM common units surrendered. If the nonrecourse liabilities attributable to the EQM common units received by an RMP unitholder in the merger are less than the nonrecourse liabilities attributable to the RMP common units surrendered by such RMP unitholder in the merger, such RMP unitholder's tax basis in the EQM common units received will be correspondingly lower than such RMP unitholder's tax basis in the RMP common units surrendered. Please read "—Tax Basis and Holding Period of EQM Common Units Received" below.

        Any reduction in liabilities described in the preceding paragraph will be treated as a deemed cash distribution to an RMP unitholder. If the amount of any actual or deemed distributions of cash to an RMP unitholder exceeds such RMP unitholder's tax basis in the RMP units surrendered, such RMP unitholder will recognize taxable gain in an amount equal to such excess. While there can be no assurance, EQM and RMP expect that RMP unitholders generally will not recognize gain in this manner. However, the application of the rules governing the allocation of nonrecourse liabilities in the context of the merger is complex and subject to uncertainty. There can be no assurance that an RMP unitholder will not recognize gain as a result of the distributions deemed received by such RMP unitholder as a result of a net decrease in the amount of nonrecourse liabilities allocable to such RMP unitholder as a result of the merger. The amount and effect of any gain that may be recognized by an affected RMP unitholder will depend on the affected RMP unitholder's particular situation, including the ability of the affected RMP unitholder to utilize any suspended passive losses. Depending on these factors, any particular affected RMP unitholder may, or may not, be able to offset all or a portion of any gain recognized. Each RMP unitholder should consult such RMP unitholder's own tax advisor to determine whether the merger causes such RMP unitholder to recognize actual and/or deemed distributions in excess of the tax basis of its RMP units surrendered in the merger.

Tax Basis and Holding Period of EQM Common Units Received

        An RMP unitholder's aggregate tax basis in the EQM common units received in the merger (and any EQM common units held by such unitholder immediately prior to the merger) as of immediately after the merger generally will be equal to such RMP's unitholder's adjusted tax basis in the RMP common units exchanged therefor (and any EQM common units held by such unitholder immediately prior to the merger) as of immediately prior to the merger, decreased by any basis attributable to such RMP unitholder's share of RMP's nonrecourse liabilities and increased by such RMP unitholder's share of EQM's nonrecourse liabilities immediately after the merger attributable to the EQM common units received in the merger. In addition, the tax basis in the EQM common units received in the merger by a holder of RMP common units will be increased by the amount of any income or gain recognized by such RMP unitholder pursuant to the transactions contemplated by the merger.

        On the basis that the merger is characterized under the Assets-Over Form, a holder of RMP common units will have a holding period in the EQM common units received in the merger that will not be determined by reference to its holding period in the RMP common units exchanged therefor. Instead, such RMP unitholder's holding period in the EQM common units received in the merger that are attributable to RMP's capital assets or assets used in its business as defined in Section 1231 of the Code will include RMP's holding period in those assets. The holding period for EQM common units received by a holder of RMP common units attributable to other assets of RMP, such as inventory and receivables, will begin on the day following the merger.

Effect of Termination of RMP's Tax Year at Closing of Merger

        RMP uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. As a result of the merger, RMP's taxable year will end as of the effective date of the merger, and RMP will be required to file a final U.S. federal income tax return for the taxable year ending upon the effective date of the merger. Each RMP unitholder will be required to include in income its share of income, gain, loss and deduction for this period.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF EQM COMMON UNIT OWNERSHIP

        This section is a summary of the material U.S. federal income tax consequences that may be relevant to U.S. holders (as defined above) with respect to the ownership of EQM common units received in the merger. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations, current administrative rulings of the IRS and court decisions, all of which are subject to change and differing interpretation, possibly with retroactive effect. Any such change or interpretation may cause the tax consequences to vary substantially from the consequences described below. Neither EQM nor RMP has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS will not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Some tax aspects of the ownership of EQM common units are not certain, and no assurance can be given that the tax characterizations and consequences set forth in the below described opinions of counsel and/or this discussion would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of EQM and of ownership of EQM common units may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied. This discussion applies solely to RMP unitholders that receive EQM common units in exchange for their RMP common units pursuant to the merger and does not apply to any RMP unitholder who acquired such RMP common units from RMP in exchange for property other than cash.

        This discussion does not purport to be a complete discussion of all U.S. federal income tax matters that affect EQM or its unitholders nor of all U.S. federal income tax consequences of the ownership of EQM common units that may be relevant to specific holders in light of their particular circumstances. This discussion is limited to beneficial owners of RMP common units who receive EQM common units in the merger, who are individual citizens or residents of the United States for U.S. federal income tax purposes whose functional currency is the U.S. dollar and who hold their RMP common units surrendered in the merger and their EQM common units received in the merger as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not apply to other persons, including corporations, partnerships (or entities or arrangements treated as corporations or partnerships for U.S. federal income tax purposes), estates or trusts, nonresident aliens or other individuals that are not U.S. holders, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders who are subject to special rules under the U.S. federal income tax laws, including, without limitation, banks, insurance companies and other financial institutions, tax-exempt organizations, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons whether or not eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts, or IRAs, holders liable for the alternative minimum tax, real estate investment trusts, or REITs, employee benefit plans, mutual funds, dealers in securities, traders in securities, EQM GP or its affiliates (including EQGP), persons who hold RMP common units or EQM common units received in the merger as part of a "hedge," "straddle" or "conversion transaction" or other integrated or risk reduction transaction, persons deemed to sell their units under the constructive sale provisions of the Code, persons who acquired RMP common units by gift, or persons that received (or are deemed to receive) RMP common units or EQM common units as compensation.

        Each unitholder is encouraged to consult, and depend on, such unitholder's own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder of the ownership or disposition of EQM common units and potential changes in applicable tax laws, including the impact of recently enacted U.S. tax reform legislation.

        Unless otherwise noted herein, statements as to matters of U.S. federal income tax and legal conclusions with respect thereto, but not as to factual matters, contained in this discussion are the opinion of Baker Botts L.L.P., counsel to EQM. Such statements and opinion are, and the opinions to be delivered in connection with the closing of the merger described above will be, based on representations and warranties made by RMP, EQM and others, and on customary factual assumptions, as well as certain covenants and undertakings of RMP, EQM and others. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of such statements and opinions may be affected and the U.S. federal income tax consequences could differ materially from those described below.

        No ruling has been or will be requested from the IRS regarding any matter described above or herein, or otherwise affecting EQM or its unitholders following the merger. Instead, EQM will rely on opinions of Baker Botts L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions described above and the statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact EQM, its unitholders, the market for the EQM common units and the prices at which EQM common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to unitholders and EQM GP and thus will be borne indirectly by EQM unitholders and EQM GP. Furthermore, the tax treatment of EQM, or of the ownership or disposition of EQM common units, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of EQM Common Unit Ownership—Treatment of Securities Loans"); (ii) whether EQM's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of EQM Common Units—Allocations Between Transferors and Transferees"); and (iii) whether EQM's method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of EQM Common Unit Ownership—Section 754 Election" and "—Uniformity of EQM Common Units").

Taxation of EQM

Partnership Status

        A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account such partner's share of items of income, gain, loss and deduction of the partnership in computing such partner's U.S. federal income tax liability, regardless of whether cash distributions are made to such partner by the partnership. Pursuant to Section 731 of the Code, distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to such partner exceeds the partner's adjusted basis in his partnership interest.

        Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships 90.0% or more of the gross income of which for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and other products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. EQM estimates that less than 5% of its current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by EQM, and its general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90.0% of EQM's current gross income (taking into account the merger) constitutes qualifying income. The portion of EQM's income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to EQM's status or the status of its operating subsidiaries for U.S. federal income tax purposes or whether EQM's operations generate "qualifying income" under Section 7704 of the Code. Instead, EQM will rely on the opinion of Baker Botts L.L.P. on such matters. It is the opinion of Baker Botts L.L.P. that, based upon the Code, the Treasury Regulations promulgated thereunder, published revenue rulings and court decisions and the representations described below that:

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  EQM will be classified as a partnership for U.S. federal income tax purposes; and

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  Each of EQM's operating subsidiaries, other than EQT Midstream Finance Corporation, will be disregarded as an entity separate from EQM or will be treated as a partnership for U.S. federal income tax purposes.

In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by EQM and its general partner. The representations made by EQM and its general partner upon which Baker Botts L.L.P. has relied are:

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  Neither EQM nor any of its operating subsidiaries (other than EQT Midstream Finance Corporation) has elected or will elect to be treated as a corporation; and

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  For every taxable year, more than 90.0% of EQM's gross income has been and will be income of the type that Baker Botts L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Code.

        EQM believes that these representations have been true in the past and expects that these representations will continue to be true in the future.

        If EQM fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require EQM to make adjustments with respect to its unitholders or pay other amounts), EQM will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which EQM fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in EQM. This deemed contribution and liquidation should be tax-free to unitholders and EQM so long as EQM, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, EQM would be treated as a corporation for U.S. federal income tax purposes.

        If EQM were taxed as a corporation for U.S. federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to unitholders, and EQM's net income would be taxed to it at corporate rates. In addition, pursuant to Code Section 301, any distribution made to a unitholder would be treated as taxable dividend income to the extent of EQM's current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in such unitholder's common units, or taxable capital gain, after the unitholder's tax basis in such unitholder's common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Baker Botts L.L.P.'s opinion that EQM will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

        RMP unitholders who receive EQM common units in the merger and are admitted as limited partners of EQM, as well as RMP unitholders whose EQM common units received in the merger are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their EQM common units, will be treated as partners of EQM for U.S. federal income tax purposes.

        A beneficial owner of EQM common units whose units are the subject of a securities loan would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read "—Tax Consequences of EQM Common Unit Ownership—Treatment of Securities Loans."

        Items of EQM's income, gain, loss and deduction would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to the tax consequences of holding common units in EQM. The references to "unitholders" in the discussion that follows are to RMP unitholders who are U.S. holders that receive EQM common units in the merger and who are treated as partners in EQM for U.S. federal income tax purposes.

Tax Consequences of EQM Common Unit Ownership

Flow-through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections," and "—Administrative Matters—Information Returns and Audit Procedures," EQM will not pay any U.S. federal income tax. Instead, each unitholder is required to report on such unitholder's income tax return such unitholder's share of EQM's income, gains, losses and deductions without regard to whether EQM makes cash distributions to such unitholder. Consequently, EQM may allocate income to a unitholder even if such unitholder has not received a cash distribution. The income EQM allocates to unitholders will generally be taxable as ordinary income. Each unitholder will be required to include in income such unitholder's allocable share of EQM's income, gains, losses and deductions for EQM's taxable year or years ending with or within such unitholder's taxable year. EQM's taxable year ends on December 31.

Treatment of Distributions

        Pursuant to Section 731 of the Code, distributions by EQM to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds such unitholder's tax basis in EQM common units immediately before the distribution. EQM's cash distributions to a unitholder in an amount in excess of such unitholder's tax basis in EQM common units generally will be considered to be gain from the sale or exchange of such common units, taxable in accordance with the rules described under "—Disposition of EQM Common Units" below. Any reduction in a unitholder's share of EQM's liabilities for which no partner, including EQM's general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by EQM of cash to that unitholder. To the extent EQM's distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, Section 465 of the Code requires the recapture of any losses deducted in previous years. Please read "—Tax Consequences of EQM Common Unit Ownership—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in EQM because of EQM's issuance of additional common units will decrease such unitholder's share of EQM's nonrecourse liabilities under Section 752 of the Code, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of such unitholders tax basis in EQM common units, if the distribution reduces the unitholder's share of EQM's "unrealized receivables," including depreciation recapture, depletion recapture and/or substantially appreciated "inventory items," each as defined in the Code, and collectively, "Section 751 Assets." To that extent, an EQM unitholder will be treated as having been distributed such unitholder's proportionate share of the Section 751 Assets and then having exchanged those assets with EQM in return for the non-pro rata portion of the actual distribution made to such unitholder. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

        The initial tax basis of EQM common units received by an RMP unitholder in the merger will be determined as described above under "—Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to U.S. Holders—Tax Basis and Holding Period of EQM Common Units Received." That basis will be increased under Section 705 of the Code by the unitholder's share of EQM's income, by any increases in such unitholder's share of EQM's nonrecourse liabilities and, on the disposition of a common unit, by the unitholder's share of certain items related to business interest not yet deductible by the unitholder due to the applicable limitations; and decreased, but not below zero, by distributions from EQM, by the unitholder's share of EQM's losses, by any decreases in such unitholder's share of EQM's nonrecourse liabilities, by the unitholder's share of EQM's excess business interest (generally, the excess of EQM's business interest over the amount that is deductible) and by such unitholder's share of EQM's expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of EQM's debt that is "recourse" to EQM's general partner to the extent of the EQM general partner's "net value," each as defined in Treasury Regulations under Section 752 of the Code, but will have a share, generally based on such unitholder's share of profits, of EQM's nonrecourse liabilities. Please read "—Disposition of EQM Common Units—Recognition of Gain or Loss."

Limitations on Deductibility of Losses

        The deduction by a unitholder of such unitholder's share of EQM's losses will be limited to the tax basis in such unitholder's EQM common units and the amount for which the unitholder is considered to be "at-risk" with respect to EQM's activities, if that is less than such unitholder's tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause the unitholder's at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that the unitholder's at-risk amount is subsequently increased, provided such losses do not otherwise exceed the unitholder's tax basis in EQM common units. Upon the taxable disposition of an EQM common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at-risk to the extent of the tax basis of EQM common units, excluding any portion of that basis attributable to such unitholder's share of EQM's nonrecourse liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money the unitholder borrows to acquire or hold such unitholder's EQM common units, if the lender of those borrowed funds owns an interest in EQM, is related to another unitholder, or can look only to the EQM common units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's EQM common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in such unitholder's share of EQM's nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations of Section 469 of the Code generally provide that individuals are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses EQM generates will only be available to offset EQM's passive income generated in the future and will not be available to offset income from other passive activities or investments, including EQM's investments or the unitholder's investments in other publicly traded partnerships, or a unitholder's salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income EQM generates may be deducted in full when the unitholder disposes of such unitholder's entire investment in it in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of EQM's net income may be offset by any of its suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. There is no guidance as to whether suspended passive activity losses of RMP common units will be available to offset passive activity income that is allocated to a former RMP unitholder from EQM after the merger. The IRS may contend that EQM is not the same partnership as RMP and, accordingly, the passive loss limitation rules would not allow use of such losses until such time as all of such unitholder's common units are sold. Because of the lack of guidance with respect to this issue, Baker Botts L.L.P. is unable to opine as to whether suspended passive activity losses arising from RMP activities will be available to offset EQM taxable income allocated to a former RMP unitholder following the merger. Any unitholder who has losses with respect to RMP common units is urged to consult such unitholder's own tax advisor.

        For unitholders (other than corporations) in taxable years beginning after December 31, 2017, and before January 1, 2026, an "excess business loss" limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer's aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000 or $500,000 for taxpayers filing a joint return and will be indexed for inflation after December 31, 2018. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses EQM generates that are allocated to a unitholder and not otherwise limited by the basis, at-risk, or passive loss limitations will be included in the determination of such unitholder's aggregate trade or business deductions. Consequently, any losses EQM generates that are not otherwise limited will only be available to offset a unitholder's other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, EQM's losses that are not otherwise limited may not offset a unitholder's non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions

        In general, a partnership is entitled to a deduction for interest paid or accrued on indebtedness properly allocable to the partnership's trade or business during its taxable year. However, the partnership's deduction for this "business interest" is limited to the sum of its business interest income and 30% of its "adjusted taxable income." For the purposes of this limitation, adjusted taxable income is computed without regard to any business interest expense or business interest income, and, in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization, or depletion. This limitation is applied at the partnership level and any deduction for business interest is taken into account in determining the partnership's non-separately stated taxable income or loss. This limitation also applies to unitholders who are entitled to a deduction for interest paid or accrued on indebtedness properly allocable to such unitholder's trade or business. The adjusted taxable income of each such unitholder is determined without regard to such unitholder's distributive share of any of EQM's items of income, gain, deduction, or loss and is increased by such unitholder's distributive share of EQM's excess taxable income, which is generally equal to the excess of 30% of EQM's adjusted taxable income over the amount of EQM's deduction for business interest for a taxable year.

        To the extent the deduction for business interest is not limited, EQM will allocate the full amount of the deduction for business interest among its unitholders in accordance with their percentage interests in EQM. To the extent the deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with his percentage interest in EQM, but such amount of "excess business interest" will not be currently deductible. Should EQM's ability to deduct business interest be limited, the amount of taxable income allocated to EQM's unitholders in the taxable year in which the limitation is in effect may increase. However, subject to certain limitations and adjustments to a unitholder's basis in its common units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year. Unitholders should consult their tax advisors regarding the impact of this business interest deduction limitation.

        In addition, Section 163 of the Code generally limits the deductibility of a non-corporate taxpayer's "investment interest expense" to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  EQM's interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or, if applicable, qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of EQM's portfolio income will be treated as investment income.

Entity-Level Collections

        If EQM is required or elects under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder (including EQM's general partner or any former unitholder), it is authorized to pay those taxes from EQM's funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, EQM is authorized to treat the payment as a distribution to all current unitholders. EQM is authorized to amend its partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by EQM as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

        In general, under Section 704 of the Code, if EQM has a net profit, items of income, gain, loss and deduction will be allocated among EQM's general partner and the unitholders in accordance with their percentage interests in EQM. At any time that incentive distributions are made to EQM's general partner, gross income will be allocated to the general partner to the extent of those distributions. If EQM has a net loss, that loss will be allocated first to EQM's general partner and the unitholders in accordance with their percentage interests in EQM to the extent of their positive capital accounts and, second, to EQM's general partner.

        Section 704(c) of the Code and related rules require EQM to assign to each asset it owns immediately prior to the merger, and to each asset of RMP, a "book" basis equal to the fair market value of the asset at the time of the merger. The pre-merger owners of EQM are entitled to calculate future tax depreciation and amortization deductions and other relevant tax items with respect to assets of RMP based upon the "book" basis of the RMP assets, which may reduce the amount of such future items allocable to former owners of RMP who receive EQM units in the merger or cause such former RMP owners to recognize "remedial income." Similarly, the former owners of RMP who receive EQM units in the merger are entitled to calculate future tax depreciation and amortization deductions and other relevant tax items with respect to the pre-merger assets of EQM based upon the "book" basis of the pre-merger assets of EQM. In this context, we use the term "book" as that term is used in Treasury Regulations under Section 704 of the Code. The "book" basis assigned to any assets for this purpose may not be the same as the book value of such property for financial reporting purposes.

        Additionally, under these rules, all or a portion of any gain recognized following the merger as a result of any divestitures of assets of RMP that may be required in connection with obtaining any regulatory approvals or clearances for the merger may be allocated to the former RMP unitholders.

        Upon any issuance of units by EQM for cash after the merger, rules similar to those described above will apply, and will generally entitle purchasers of units in such subsequent issuance to calculate tax depreciation and amortization deductions and other relevant tax items with respect to EQM's assets based upon the "book" basis of EQM's assets at the time of such offering, which will effectively put such subsequent purchasers in the same position as if EQM's tax assets had a tax basis equal to their fair market value at the time of purchase. This may have the effect of decreasing the amount of EQM's tax depreciation or amortization deductions thereafter allocated to former RMP unitholders who receive EQM common units in the merger or of requiring such RMP unitholders to thereafter recognize "remedial income" rather than depreciation and amortization deductions.

        In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Furthermore, although EQM does not expect that its operations will result in the creation of negative capital accounts to individual holders of EQM common units, if negative capital accounts nevertheless result, items of EQM's income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible. Finally, under section 704(c) of the Code, all or a portion of any gain recognized following the merger as a result of any divestitures of assets of RMP that may be required in connection with obtaining any regulatory approvals or clearances for the merger may be allocated to the former RMP unitholders.

        An allocation of items of EQM's income, gain, loss or deduction, other than an allocation required under the Section 704(c) principles described above, will generally be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of such partner's interest in EQM, which will be determined by taking into account all the facts and circumstances, including:

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  such partner's relative contributions to EQM;

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  the interests of all the partners in profits and losses;

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  the interests of all the partners in cash flows; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election," "—Disposition of EQM Common Units—Allocations Between Transferors and Transferees," and "Uniformity of EQM Common Units," allocations under EQM's partnership agreement will be given effect under Section 704 of the Code for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

        A unitholder whose units are the subject of a securities loan (for example, a loan to a "short seller" to cover a short sale of units) may be considered as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of EQM's income, gain, loss or deduction with respect to those units would not be reportable by the lending unitholder;

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  any cash distributions received by the lending unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on this issue relating to partnership interests, Baker Botts L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose EQM common units are the subject of a securities loan (for example, a loan to a "short seller" to cover a short sale of units); therefore unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of EQM Common Units—Recognition of Gain or Loss."

Tax Rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Furthermore, for taxable years beginning after December 31, 2017 and ending on or before December 31, 2025, subject to certain limitations, an individual unitholder generally is entitled to a deduction equal to 20% of his or her allocable share of (i) the net amount of EQM's items of income, gain, deduction, and loss which are attributable to EQM's conduct of a trade or business within the United States (excluding, however, certain specified types of passive investment income, such as capital gains and dividends) and (ii) gain recognized upon a disposition of EQM's units to the extent such gain is attributable to Section 751 Assets, such as depreciation recapture and EQM's "inventory items," and is thus treated as ordinary income under Section 751 of the Code as discussed in "Disposition of Common Units—Recognition of Gain or Loss" below.

        These rates, and the deduction, are subject to change by new legislation at any time. Former RMP unitholders who receive EQM common units in connection with the merger should consult their tax advisors regarding the application of the deduction for qualified business income.

        In addition, a 3.8% net investment income tax, or NIIT, applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder's allocable share of EQM's income and gain realized by a unitholder from a sale of EQM common units (without taking into account the 20% deduction discussed above). In the case of an individual, the tax is imposed on the lesser of (1) the unitholder's net investment income and (2) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case).

Section 754 Election

        EQM has made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit EQM to adjust the tax basis of a purchaser of EQM common units in EQM's assets, or inside basis, under Section 743(b) of the Code to reflect such purchaser's purchase price. This election does not apply with respect to a person who purchases EQM common units directly from EQM. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in EQM's assets with respect to a unitholder will be considered to have two components: (i) the unitholder's share of EQM's tax basis in its assets, or common basis, and (ii) such unitholder's Section 743(b) adjustment to that basis.

        The timing of deductions attributable to a Section 743(b) adjustment to EQM's common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c) type gain or loss with respect to an asset and certain elections EQM makes as to the manner in which EQM applies Section 704(c) principles with respect to an asset with respect to which the adjustment is allocable. Please read "—Allocation of Income, Gain, Loss and Deduction." The timing of these deductions may affect the uniformity of EQM's units. Please read "—Uniformity of EQM Common Units."

        A Section 754 election is advantageous if the transferee's tax basis in such transferee's units is higher than the units' share of the aggregate tax basis of EQM's assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and such transferee's share of any gain or loss on a sale of EQM's assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such transferee's units is lower than those units' share of the aggregate tax basis of EQM's assets immediately prior to the transfer. Thus, the fair market value of the EQM common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in EQM if EQM has a "substantial built-in loss" (or if the transferee would be allocated a substantial built-in loss upon a hypothetical disposition by EQM of all of its assets in a fully taxable transaction for cash equal to the assets' fair market value) immediately after the transfer, or if EQM distributes property and has a "substantial basis reduction." Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of EQM's assets and other matters. For example, the allocation of the Section 743(b) adjustment among EQM's assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment EQM allocates to its tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than EQM's tangible assets. EQM cannot assure any unitholder that the determinations it makes will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in EQM's opinion, the expense of compliance exceed the benefit of the election, EQM may seek permission from the IRS to revoke its Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

        EQM uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income such unitholder's share of EQM's income, gain, loss and deduction for each taxable year ending within or with such unitholder's taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of such unitholder's units following the close of EQM's taxable year but before the close of such unitholder's taxable year must include such unitholder's share of EQM's income, gain, loss and deduction in income for such unitholder's taxable year, with the result that such unitholder will be required to include in income for such unitholder's taxable year such unitholder's share of more than twelve months of EQM's income, gain, loss and deduction. Please read "—Disposition of EQM Common Units—Allocations Between Transferors and Transferees."

Tax Basis, Depreciation and Amortization

        The tax bases of EQM's assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. Under Section 704 of the Code, the federal income tax burden associated with the difference between the fair market value of EQM's assets and their tax basis immediately prior to an offering of EQM units will be borne by EQM's general partner and all of EQM's unitholders as of that time. Please read "—Tax Consequences of EQM Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, EQM may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Part or all of the goodwill, going concern value and other intangible assets EQM has acquired or will acquire may not produce any amortization deductions because of the application of the anti-churning restrictions of Code Section 197. Please read "—Uniformity of Units." Property EQM subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Code. If EQM disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules under Section 1245 or Section 1250 of the Code and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property EQM owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of such unitholder's interest in EQM. Please read "—Tax Consequences of EQM Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of EQM Common Units—Recognition of Gain or Loss."

        The costs EQM incurs in offering and selling its units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon EQM's termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by EQM, and as syndication expenses, which may not be amortized by EQM, any underwriting discounts and commissions EQM incurs will be treated as syndication expenses.

Valuation and Tax Basis of EQM's Properties

        The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on EQM's estimates of the relative fair market values and the initial tax bases of its assets. Although EQM may from time to time consult with professional appraisers regarding valuation matters, EQM will make many of the relative fair market value estimates itself. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of EQM Common Units

Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the unitholder's amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus such unitholder's share of EQM's nonrecourse liabilities. Because the amount realized includes a unitholder's share of EQM's nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from EQM that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" that EQM owns. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized upon the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income each year in the case of individuals. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read "—Tax Consequences of EQM Common Unit Ownership—Tax Rates."

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in such partner's entire interest in EQM as the value of the interest sold bears to the value of the partner's entire interest in EQM. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis EQM common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific EQM common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of EQM common units transferred must consistently use that identification method for all subsequent sales or exchanges of EQM common units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult such unitholder's tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract; in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

        In general, EQM's taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the EQM unitholders in proportion to the number of EQM common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to as the "Allocation Date." However, gain or loss realized on a sale or other disposition of EQM's assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. The Department of the Treasury and the IRS issued final Treasury Regulations under Section 706 of the Code pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholder. Nonetheless, the regulations do not specifically authorize all aspects of the proration method EQM has currently adopted. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, EQM's taxable income or losses might be reallocated among the unitholders. EQM is authorized to revise its method of allocation between transferor and transferee unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted or required by Section 706 of the Code and the Treasury Regulations or rulings promulgated thereunder. A unitholder who disposes of units prior to the record date set for a cash distribution for any quarter will be allocated items of income, gain, loss and deductions attributable to the month of sale but will not be entitled to receive that cash distribution.

Notification Requirements

        A unitholder who sells any EQM common units generally is required to notify EQM in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify EQM in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, EQM is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify EQM of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of EQM Common Units

        Because EQM cannot match transferors and transferees of units, EQM must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, EQM may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. Any non-uniformity could have an impact upon the value of EQM's units. The timing of deductions attributable to Section 743(b) adjustments to the common basis of EQM's assets with respect to persons purchasing units from another unitholder may affect the uniformity of EQM's units. Please read "—Tax Consequences of EQM Common Unit Ownership—Section 754 Election."

        For example, some types of depreciable assets are not subject to the typical rules governing depreciation (under Section 168 of the Code) or amortization (under Section 197 of the Code). If EQM were to acquire any assets of that type, the timing of a unit purchaser's deductions with respect to Section 743(b) adjustments to the common basis of those assets might differ depending upon when and to whom the purchased unit was originally issued. EQM does not currently expect to acquire any assets of that type. However, if EQM were to acquire a material amount of assets of that type, EQM would intend to adopt tax positions as to those assets that would not result in any such lack of uniformity. Any such tax positions taken by EQM might result in allocations to some unitholders of smaller depreciation deductions than they would otherwise be entitled to receive. Baker Botts L.L.P. has not rendered an opinion with respect to those types of tax positions. Moreover, the IRS might challenge those tax positions. If EQM took such a tax position and the IRS successfully challenged the position, the uniformity of EQM's units might be affected, and the gain from the sale of EQM's units might be increased without the benefit of additional deductions. Please read "—Disposition of EQM Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of EQM common units by employee benefit plans and other tax-exempt organizations, as well as non-resident aliens, foreign corporations, and other foreign persons (collectively, Non-U.S. unitholders) raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. Unitholders that are tax exempt entities or Non-U.S. unitholders should consult their tax advisors.

        Employee benefit plans and most other tax-exempt organizations, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of EQM's income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it. Tax-exempt unitholders with more than one unrelated trade or business (including by attribution from investment in EQM to the extent EQM is engaged in one or more unrelated trades or businesses) are required to separately compute their unrelated business taxable income with respect to each trade or business (including for purposes of determining any net operating loss deduction). As a result, it may not be possible for tax-exempt unitholders to utilize losses from an investment in EQM to offset unrelated business taxable income from another unrelated trade or business and vice versa.

        Non-U.S. unitholders will be considered under Section 875 of the Code to be engaged in business in the United States because of the ownership of EQM common units. As a consequence, they will be required to file U.S. federal tax returns to report their share of EQM's income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of EQM's net income or gain. Moreover, under rules applicable to publicly traded partnerships, EQM will withhold at the highest applicable effective tax rate from cash distributions made quarterly to Non-U.S. unitholders. Each Non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to EQM's transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require EQM to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax under Section 884 of the Code at a rate of 30%, in addition to regular U.S. federal income tax, on its share of EQM's income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        Gain realized by a Non-U.S. unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be "effectively connected" with a U.S. trade or business to the extent that gain that would be recognized upon a sale by the partnership of all its assets would be "effectively connected" with a U.S. trade or business. It is expected that, under this rule, all or substantially all of a Non-U.S. unitholder's gain from the sale or other disposition of EQM units would be treated as effectively connected with a unitholder's indirect U.S. trade or business constituted by its investment in EQM and would be subject to U.S. federal income tax. As a result of these effectively connected income rules, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act for gain from the sale of partnership units regularly traded on an established securities market will not prevent a Non-U.S. unitholder from being subject to U.S. federal income tax on gain from the sale or disposition of its units to the extent such gain is effectively connected with a U.S. trade or business.

        Under the recently enacted U.S. tax reform law, if a unitholder sells or otherwise disposes of an EQM common unit, the transferee is required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person, and EQM is required to deduct and withhold from the transferee amounts that should have been withheld by the transferee but were not withheld. Because the "amount realized" would include a unitholder's share of EQM's nonrecourse liabilities, 10% of the amount realized could exceed the total cash purchase price for the common units. However, the Department of the Treasury and the IRS have announced that this withholding requirement will not apply to any disposition of a publicly traded interest in a publicly traded partnership (such as the EQM) until Treasury Regulations or other guidance have been issued clarifying the application of this withholding requirement to dispositions of interests in publicly traded partnerships. Accordingly, while this new withholding requirement does not currently apply to sales or dispositions of EQM common units, there can be no assurance that such requirement will not apply in the future.

Administrative Matters

Information Returns and Audit Procedures

        EQM intends to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder's share of EQM's income, gain, loss and deduction for EQM's preceding taxable year. In preparing this information, which will not be reviewed by counsel, EQM will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. EQM cannot provide any assurance that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

        Neither EQM nor Baker Botts L.L.P. can assure unitholders that the IRS will not successfully challenge the positions EQM adopts, and such a challenge could negatively affect the value of the EQM common units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of such unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to EQM's returns as well as those related to EQM's returns.

        Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. For taxable years beginning prior to January 1, 2018, the Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The EQM partnership agreement named EQM's general partner as EQM's Tax Matters Partner.

        The Tax Matters Partner has made (and may make) some elections on EQM's behalf and on behalf of EQM's unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in EQM's returns. The Tax Matters Partner may bind a unitholder with less than a 1.0% profits interest in EQM to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1.0% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

        A unitholder must file a statement with the IRS identifying the treatment of any item on such unitholder's U.S. federal income tax return that is not consistent with the treatment of the item on EQM's return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to EQM's income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from EQM, unless EQM elects to have its unitholders and former unitholders take any audit adjustment into account in accordance with their interests in EQM during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which EQM is a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

        Generally, EQM expects to elect to have its unitholders and former unitholders take any material audit adjustment into account in accordance with their interests in EQM during the taxable year under audit, but there can be no assurance that such election, if made, will be effective in all circumstances. With respect to audit adjustments as to an entity in which EQM is a member or partner, EQM may not be able to have its unitholders take such audit adjustment into account. If EQM is unable or if it is not economical to have its unitholders take such audit adjustment into account in accordance with their interests in EQM during the taxable year under audit, EQM's then current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own units during the taxable year under audit. If, as a result of any such audit adjustment, EQM is required to make payments of taxes, penalties, or interest, EQM may require its unitholders and former unitholders to reimburse EQM for such taxes (including any applicable penalties or interest) or, if EQM is required to bear such payment, its cash available for distribution to EQM's unitholders might be substantially reduced.

        In the event the IRS makes an audit adjustment to EQM's income tax returns and EQM does not or cannot shift the liability to its unitholders in accordance with their interests in EQM during the taxable year under audit, EQM will generally have the ability to request that the IRS reduce the determined underpayment by reducing the suspended passive loss carryovers of its unitholders (without any compensation from EQM to such unitholders), to the extent such underpayment is attributable to a net decrease in passive activity losses allocable to certain partners. Such reduction, if approved by the IRS, will be binding on any affected unitholders.

        Additionally, pursuant to the Bipartisan Budget Act of 2015, EQM is no longer required to designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, EQM is required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (Partnership Representative). The Partnership Representative has the sole authority to act on behalf of EQM for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS.

        EQM has designated EQM's general partner (or the designee of EQM's general partner) as the Partnership Representative. Further, any actions taken by EQM or by the Partnership Representative on behalf of EQM with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on EQM and all of its unitholders.

        The U.S. Department of the Treasury has issued proposed regulations interpreting these rules, and accordingly, the manner in which these rules may apply to EQM in the future is uncertain.

Additional Withholding Requirements

        Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the U.S. (FDAP Income), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the U.S. (Gross Proceeds) paid to a foreign financial institution or to a "non-financial foreign entity" (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements

        These rules generally apply to payments of FDAP Income currently and will apply to payments of relevant Gross Proceeds from sales or dispositions occurring on or after January 1, 2019. Thus, to the extent EQM has FDAP Income or will have Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read "—Tax-Exempt Organizations and Other Investors"), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from EQM, or their distributive share of EQM's income, pursuant to the rules described above.

        Unitholders should consult their own tax advisors regarding the potential application of these withholding provisions to their interest in EQM.

Nominee Reporting

        Persons who hold an interest in EQM as a nominee for another person are required to furnish the following information to it:

          (1)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (2)   a statement regarding whether the beneficial owner is

            (A)  a person that is not a U.S. person,

            (B)  a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

            (C)  a tax-exempt entity;

          (3)   the amount and description of units held, acquired or transferred for the beneficial owner; and

          (4)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $270 per failure, up to a maximum of $3,282,500 per calendar year in 2018 (which maximum will be $3,275,500 in 2019), is imposed by the Code for failure to report that information to EQM. The nominee is required to supply the beneficial owner of the units with the information furnished to EQM.

Accuracy-Related Penalties

        Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10.0% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, EQM must disclose the pertinent facts on EQM's return. In addition, EQM will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which EQM does not believe includes it, or any of its investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150.0% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Section 482 of the Code is 200.0% or more (or 50.0% or less) of the amount determined under Code Section 482 to be the correct amount of such price, or (c) the net Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10.0% of the taxpayer's gross receipts.

        No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000. If the valuation claimed on a return is 200.0% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40.0%. EQM does not anticipate making any valuation misstatements.

        In addition, the 20.0% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40.0%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

        If EQM was to engage in a "reportable transaction," EQM (and possibly other parties) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2.0 million in any single year, or $4.0 million in any combination of six successive tax years. EQM's participation in a reportable transaction could increase the likelihood that its U.S. federal income tax information return (and possibly EQM's unitholders' tax returns) would be audited by the IRS. Please read "—Administrative Matters—Information Returns and Audit Procedures."

        Moreover, if EQM were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, EQM unitholders may be subject to the following additional consequences:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Administrative Matters—Accuracy-Related Penalties";

  •
  for those unitholders otherwise entitled to deduct interest on U.S. federal tax deficiencies, non-deductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

EQM does not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present U.S. federal income tax treatment of publicly traded partnerships, including EQM, or of the ownership and disposition of EQM common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, including the elimination of the Qualifying Income Exception upon which EQM relies for treatment as a partnership for U.S. federal income tax purposes.

        On December 22, 2017, the President signed into law U.S. federal tax reform legislation that significantly altered the Code. This legislation, among other things, contains significant changes to the taxation of EQM's operations and the ownership and disposition of EQM common units, including a partial limitation on the deductibility of certain business interest expenses, a deduction for EQM unitholders relating to certain income, immediate deductions for certain new investments instead of deductions for depreciation over time and the modification or repeal of many business deductions and credits. EQM continues to examine the impact of this tax reform legislation and its overall impact on EQM or the ownership or disposition of EQM common units is uncertain. EQM's unitholders are urged to consult their tax advisors regarding the impact of this tax reform legislation.

        Additional modifications to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for EQM to be treated as a partnership for U.S. federal income tax purposes. Please read "—Partnership Status." EQM is unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect EQM, and any such changes could negatively impact the value of the EQM common units.

State, Local, Non-U.S. and Other Tax Considerations

        In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local and non-U.S. income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which EQM conducts business or own property now or in the future or in which the unitholder is a resident. EQM currently conducts business or owns property in several states. Some or all of these states may impose an income or gross receipts tax on nonresident partners of partnerships doing business within the state, and EQM may also own property or do business in other states in the future that impose income or similar taxes on nonresident persons owning an interest in EQM. Although an analysis of those various taxes is not presented here, each unitholder should consider their potential impact. A unitholder may be required to file income tax returns and to pay income taxes in many of these jurisdictions in which EQM does business or owns property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require EQM, or EQM may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by EQM. Please read "—Tax Consequences of EQM Common Unit Ownership—Entity-Level

Collections." Based on current law and EQM's estimate of its future operations, EQM GP anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of the ownership and disposition of EQM common units. EQM recommends that each unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and non-U.S., as well as U.S. federal tax returns that may be required of it. Baker Botts L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of the ownership or disposition of EQM common units.

 DESCRIPTION OF EQM COMMON UNITS

        EQM common units represent limited partner interests in EQM. EQM common units entitle the holders to participate in partnership distributions and to exercise the rights and privileges available to limited partners under the EQM partnership agreement.

Where Common Units Are Traded

        EQM's outstanding common units are listed on the NYSE under the symbol "EQM." The EQM common units received by RMP unitholders in the merger will also be listed on the NYSE.

Quarterly Distributions

        The EQM partnership agreement requires that EQM distribute 100% of its "Available Cash" (as defined in the EQM partnership agreement) to its partners within 45 days following the end of each quarter. Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter less, the amount of cash reserves established by EQM GP to:

  •
  provide for the proper conduct of EQM's business (including reserves for EQM's future capital expenditures, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to Federal Energy Regulatory Commission (FERC) rate proceedings or rate proceedings under applicable law subsequent to that quarter);

  •
  comply with applicable law, any of EQM's debt instruments or other agreements; or

  •
  provide funds for distributions to EQM's unitholders and to EQM GP for any one or more of the next four quarters (provided that EQM GP may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent EQM from distributing the minimum quarterly distribution on all EQM common units);

        plus, if EQM GP so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter. Please see "Comparison of Rights of EQM Unitholders and RMP Unitholders—Distributions of Available Cash" for a further discussion of EQM's quarterly distributions.

Transfer Agent and Registrar

        EQM's transfer agent and registrar for the EQM common units is American Stock Transfer and Trust Company, LLC.

Summary of Partnership Agreement

        A summary of the important provisions of the EQM partnership agreement is included under the caption "Comparison of Rights of EQM Unitholders and RMP Unitholders" in this proxy statement/prospectus.

COMPARISON OF RIGHTS OF EQM UNITHOLDERS AND RMP UNITHOLDERS

        The rights of RMP unitholders are currently governed by the RMP partnership agreement and the Delaware LP Act. The rights of EQM's unitholders are governed by the EQM partnership agreement, which, together with the Delaware LP Act, will govern the rights of RMP unitholders and the current EQM unitholders following the consummation of the merger. Unless the context otherwise requires, the descriptions of the rights of EQM unitholders appearing in this section describe the rights provided for in the EQM partnership agreement.

        There are certain differences between the rights of RMP unitholders and the rights of EQM unitholders. Some of these rights, such as distribution and voting rights, are significant. The following description summarizes the material differences that may affect the rights of RMP unitholders and EQM unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. RMP unitholders should read carefully the relevant provisions of the EQM partnership agreement and the RMP partnership agreement, copies of which may be obtained as described under "Where You Can Find More Information."

RMP	EQM

Purpose

RMP's stated purpose is to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by its general partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act and, in connection therewith, to exercise all of the rights and powers conferred upon RMP pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to its subsidiaries; provided, however, that its general partner shall not cause RMP to engage, directly or indirectly, in any business activity that its general partner determines would be reasonably likely to cause RMP to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.
EQM's stated purpose is to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by its general partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act and, in connection therewith, to exercise all of the rights and powers conferred upon EQM pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to its subsidiaries; provided, however, that its general partner shall not cause EQM to engage, directly or indirectly, in any business activity that its general partner determines would be reasonably likely to cause EQM to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.
Outstanding Units

As of June 15, 2018, RMP had outstanding approximately 102,323,796 common units and no subordinated units.

On February 15, 2018, all of the 28,753,623 subordinated units then outstanding converted into common units.

As of June 15, 2018, EQM had outstanding 86,480,648 common units, 1,443,015 general partner units and no subordinated units.

RMP	EQM

Issuance of Additional Securities

The RMP partnership agreement authorizes RMP to issue an unlimited number of additional limited partner and other equity interests and derivative instruments related to such interests for such consideration and on such terms and conditions determined by RMP's general partner without the approval of RMP's unitholders.
The EQM partnership agreement authorizes EQM to issue an unlimited number of additional limited partner and other equity interests and derivative instruments related to such interests for the consideration and on the terms and conditions determined by EQM's general partner without the approval of EQM's unitholders.

It is possible that RMP will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units RMP issues will be entitled to share equally with the then-existing holders of common units in RMP's distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in RMP's net assets.
It is possible that EQM will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units EQM issues will be entitled to share equally with the then-existing holders of common units in EQM's distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in EQM's net assets.

In accordance with Delaware law and the provisions of the RMP partnership agreement, RMP may also issue additional partnership interests that, as determined by RMP's general partner, have rights to distribution or special voting rights to which the then-existing holders of common units are not entitled. In addition, the RMP partnership agreement does not prohibit RMP's subsidiaries from issuing equity interests, which may effectively rank senior to RMP's common units.
In accordance with Delaware law and the provisions of the EQM partnership agreement, EQM may also issue additional partnership interests that, as determined by EQM's general partner, have rights to distribution or special voting rights to which the then-existing holders of common units are not entitled. In addition, the EQM partnership agreement does not prohibit EQM's subsidiaries from issuing equity interests, which may effectively rank senior to EQM's common units.

RMP	EQM

Distributions of Available Cash

General.    The RMP partnership agreement does not require RMP to pay distributions at any time or in any amount. Instead, the board of directors of RMP's general partner has adopted a cash distribution policy that sets forth the RMP general partner's intention with respect to the distributions to be made to unitholders. Pursuant to its cash distribution policy, after the end of each quarter, RMP plans to distribute to the holders of its units on a quarterly basis at least the minimum quarterly distribution of $0.1875 per unit, or $0.75 on an annualized basis, to the extent it has sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to its general partner and its affiliates.

Any distributions RMP makes are characterized as made from "operating surplus" or "capital surplus." Distributions from operating surplus are made differently than cash distributions that would be made from capital surplus. Except in limited circumstances, operating surplus distributions will be made to RMP unitholders and, if RMP makes quarterly distributions above the first target distribution level described below, to the holder of RMP incentive distribution rights. RMP does not anticipate that RMP will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

General. Within 45 days after the end of each quarter, EQM will distribute all available cash to unitholders of record on the applicable record date.

Any distributions EQM makes are characterized as made from "operating surplus" or "capital surplus." Distributions from operating surplus are made differently than cash distributions that would be made from capital surplus. Except in limited circumstances, operating surplus distributions will be made to the EQM general partner and the EQM unitholders and, if EQM makes quarterly distributions above the first target distribution level described below, to the holder of EQM incentive distribution rights. EQM does not anticipate that EQM will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to the EQM general partner and the EQM unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

Definition of Available Cash.    Available cash is defined in the EQM partnership agreement and generally means, for any quarter, all cash and cash equivalents of EQM and its subsidiaries on hand at the end of that quarter:

•

less the amount of cash reserves established by EQM's general partner to:

•

provide for the proper conduct of EQM's and its subsidiaries' businesses (including reserves for future capital expenditures, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings) subsequent to that quarter;

•

comply with applicable law, any of EQM's or its subsidiaries' debt instruments or their other agreements; or

•

provide funds for distributions to EQM unitholders and its general partner for any one or more of the next four quarters (provided that EQM's general partner may not establish cash reserves for such distributions if the effect of the establishment of such reserves will prevent EQM from distributing the minimum quarterly distribution on all common units);

•

plus, if EQM's general partner so determines, all or any portion of the cash and cash equivalents of EQM and its subsidiaries on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

RMP	EQM

The purpose and effect of the last bullet point above is to allow EQM's general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under the EQM partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.
Definition of Operating Surplus. Operating surplus for any period generally means:	Definition of Operating Surplus. Operating surplus for any period generally means:

•

$35.0 million; plus

•

all of RMP's and its subsidiaries' cash receipts after the closing of RMP's IPO, excluding cash from interim capital transactions, provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus

•

the amount of cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in RMP's IPO, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the asset commences commercial service and the date that it is abandoned or disposed of; plus

•

the amount of cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in RMP's IPO, to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the asset commences commercial service and the date that it is abandoned or disposed of; less

•

all of RMP's and its subsidiaries' operating expenditures after RMP's IPO; less

•

the amount of cash reserves established by RMP's general partner to provide funds for future operating expenditures; less

•

all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•

$30.0 million; plus

•

all of EQM's and its subsidiaries' cash receipts after the closing of EQM's IPO, excluding cash from interim capital transactions, provided that cash receipts from the termination of any hedge contract prior to its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such hedge contract; plus

•

all of EQM's and its subsidiaries' cash receipts from working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•

the amount of cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in EQM's IPO, to finance all or a portion of expansion capital expenditures in respect of the period from the date that EQM or its subsidiaries enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

the amount of cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in EQM's IPO, to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from the date that EQM or its subsidiaries enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

RMP	EQM

• any cash loss realized on disposition of an investment capital expenditure.

•

all of EQM's and its subsidiaries' operating expenditures after the closing of EQM's IPO; less

•

the amount of cash reserves established by EQM's general partner to provide funds for future operating expenditures; less

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all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings; less

•

any cash loss realized on disposition of an investment capital expenditure.

Definition of Capital Surplus.    Capital surplus is defined in the RMP partnership agreement as any distribution of available cash in excess of RMP's cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•

borrowings other than working capital borrowings;

•

sales of debt and equity securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Definition of Capital Surplus. Capital surplus is defined in the EQM partnership agreement as any distribution of available cash in excess of EQM's cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•

borrowings other than working capital borrowings;

•

sales of debt and equity securities; and

•

sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Distributions from Operating Surplus to Unitholders.

RMP plans to distribute to the holders of RMP's common units cash from operating surplus each quarter in an amount equal to $0.1875 per common unit (the minimum quarterly distribution) and RMP's common units are not entitled to any arrearages in the payment of the minimum quarterly distribution on RMP's common units from prior quarters. RMP will make distributions of cash from operating surplus for any quarter in the following manner:

•

first, to all unitholders, pro rata, until RMP distributes for each common unit an amount equal to the minimum quarterly distribution for that quarter;

•

thereafter, in the manner described in "—Incentive Distribution Rights" below.

RMP's general partner owns a non-economic general partner interest in RMP, which does not entitle it to receive cash distributions. However, its general partner may in the future own common units or other equity interests in RMP and will be entitled to receive distributions on any such interests.

Distributions of Available Cash from Operating Surplus to Unitholders.

EQM's common units have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.3500 per common unit (the minimum quarterly distribution) and are not entitled to any arrearages in the payment of the minimum quarterly distribution on EQM's common units from prior quarters. EQM will make distributions of available cash from operating surplus for any quarter in the following manner:

•

first, to EQM's general partner in a percentage equal to its percentage interest and 100.0% to all unitholders, pro rata, until EQM distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter; and

•

thereafter, in the manner described in the below paragraph and in "—Incentive Distribution Rights" below.

RMP	EQM

EQM's general partner is entitled to a percentage of all quarterly distributions equal to its then current general partner interest in EQM. As of June 7, 2018, EQM's general partner owns an approximately 1.6% general partner interest in EQM. EQM's general partner has the right, but not the obligation, to contribute a proportionate amount of capital to EQM in order to maintain its then current general partner interest if EQM issues additional limited partner interests. EQM's general partner's general partner interest, and the percentage of EQM's cash distributions to which it is entitled from such interest, will be proportionately reduced if EQM issues additional limited partner interests in the future and EQM's general partner does not contribute a proportionate amount of capital to EQM in order to maintain its general partner interest immediately prior to such issuance. The EQM partnership agreement does not require that EQM's general partner fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to EQM of common units or other property.
Distributions from Capital Surplus.

How Distributions from Capital Surplus Will Be Made. RMP is required to make distributions from capital surplus, if any, in the following manner:

•

first, to all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below; and

•

thereafter, RMP will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus.    RMP's partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from RMP's IPO, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution of capital surplus to the fair market value of RMP's common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for the holder of RMP's incentive distribution rights to receive incentive distributions. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once the minimum quarterly distribution and target distribution levels are reduced to zero and any arrearages are eliminated, all future distributions will be made such that 50% is paid to all unitholders, pro rata, and 50% is paid to the holder or holders of incentive distribution rights, pro rata.

Distributions from Capital Surplus.

How Distributions from Capital Surplus Will Be Made. EQM will make distributions of available cash from capital surplus, if any, in the following manner:

•

first, to EQM's general partner and all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below under "—Effect of a Distribution from Capital Surplus"; and

•

thereafter, as if such distributions were from operating surplus.

Effect of a Distribution from Capital Surplus.    The EQM partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from EQM's IPO, which is a return of capital. The initial unit price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price.

Once EQM distributes capital surplus on a unit in an amount equal to the initial unit price:

•

the minimum quarterly distribution and the target distribution levels will be reduced to zero for subsequent quarters;

•

all distributions of available cash will be treated as operating surplus; and

•

distributions of available cash will be made to EQM's general partner in a percentage equal to its percentage interest, 48.0% will be made to EQM's general partner as the holder of the incentive distribution rights, and the remainder will be made to all unitholders, pro rata.

RMP	EQM

Distributions of capital surplus will reduce the minimum quarterly distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributioins are made, it may be easier for EQM's general partner, as the holder of EQM's incentive distribution rights, to receive incentive distributions. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.
Incentive Distribution Rights
Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The target distribution levels are based on the amounts of available cash from operating surplus distributed above the minimum quarterly distribution. Rice Midstream GP Holdings LP, an indirect, wholly owned subsidiary of EQT, currently holds the incentive distribution rights, and has agreed to sell them to EQGP in the IDR purchase, as described in more detail elsewhere in this proxy statement/prospectus.

If, for any quarter, RMP has distributed cash from operating surplus to its unitholders in an amount equal to the minimum quarterly distribution, then RMP will make additional distributions from operating surplus for that quarter to the unitholders and the holders of the incentive distribution rights in the following manner:

•

first, to all unitholders, pro rata, until each unitholder receives a total of $0.2156 per unit for that quarter (the first target distribution);

•

second, 85% to all unitholders, pro rata, and 15% to the holders of RMP's incentive distribution rights, until each unitholder receives a total of $0.2344 per unit for that quarter (the second target distribution);

•

third, 75% to all unitholders, pro rata, and 25% to the holders of RMP's incentive distribution rights, until each unitholder receives a total of $0.2813 per unit for that quarter (the third target distribution); and

•

thereafter, 50% to all unitholders, pro rata, and 50% to the holders of RMP's incentive distribution rights.

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The target distribution levels are based on the amounts of available cash from operating surplus distributed above the minimum quarterly distribution, and the related distribution to EQM's general partner with respect to its general partner interest in EQM. EQM's general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the EQM partnership agreement.

For any quarter that EQM has distributed available cash from operating surplus to its unitholders in an amount equal to the minimum quarterly distribution, EQM will distribute any additional available cash from operating surplus for that quarter among the unitholders and EQM's general partner in the following manner:

•

first, 100.0% to EQM's general partner and all unitholders, in accordance with their respective percentage interests, until each unitholder receives a total of $0.4025 per unit for that quarter (the first target distribution);

•

second, to EQM's general partner in a percentage equal to its percentage interest, 13.0% to EQM's general partner as the holder of the incentive distribution rights, and the remainder to all unitholders, pro rata, until each unitholder receives a total of $0.4375 per unit for that quarter (the second target distribution);

•

third, to EQM's general partner in a percentage equal to its percentage interest, 23.0% to EQM's general partner as the holder of the incentive distribution rights, and the remainder to all unitholders, pro rata, until each unitholder receives a total of $0.5250 per unit for that quarter (the third target distribution); and

•

thereafter, to EQM's general partner in a percentage equal to its percentage interest, 48.0% to EQM's general partner as the holder of the incentive distribution rights, and the remainder to all unitholders, pro rata.

RMP	EQM

The preceding assumes that EQM's general partner does not transfer its incentive distribution rights.
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
If RMP combines its common units into fewer common units or subdivides its common units into a greater number of common units, it will proportionately adjust:

•

the minimum quarterly distribution;

•

the target distribution levels; and

•

the initial unit price.

For example, if a two-for-one split of RMP's common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50% of its initial level. RMP will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if, as a result of a change in law or interpretation thereof, RMP or any of its subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, RMP's general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting RMP's general partner's estimate of RMP's additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) RMP's general partner's estimate of RMP's additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

If EQM combines its units into fewer units, subdivides its units into a greater number of units or makes a pro rata distribution of additional limited partner interests to its unitholders (but not if EQM issues additional limited partner interests for cash or property), it will proportionately adjust:

•

the minimum quarterly distribution;

•

the target distribution levels;

•

the unrecovered initial unit price; and

•

the number of general partner units comprising the general partner interest.

For example, in the event of a two-for-one split of EQM's common units, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of their initial levels.

In addition, if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority so that EQM or any of its subsidiaries becomes taxable as a corporation or otherwise subject to taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, EQM may, at its option, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is the available cash for that quarter (after deducting EQM's general partner's estimate of EQM's additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum (1) of available cash for that quarter, plus (2) EQM's general partner's estimate of EQM's aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

RMP	EQM

Distributions of Cash Upon Liquidation

If RMP dissolves in accordance with the RMP partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. RMP will first apply the proceeds of liquidation to the payment of its creditors. RMP will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of RMP's assets in liquidation.
If EQM were to dissolve, it would sell its assets or otherwise dispose of its assets in a process called liquidation. It would first apply the proceeds of liquidation to the payment of its creditors in the order of priority provided in the EQM partnership agreement and by law, and thereafter, distribute any remaining proceeds to the unitholders and EQM's general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of EQM's assets in liquidation.
Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of RMP requires the prior consent of RMP's general partner. However, RMP's general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so in its sole discretion and free of any duty or obligation whatsoever to RMP or the limited partners, including any duty to act in the best interest of RMP or the limited partners to the fullest extent permitted by applicable law.

In addition, the RMP partnership agreement generally prohibits RMP's general partner, without the prior approval of the holders of a majority of RMP's common units, which we refer to as a unit majority, from causing RMP to sell, exchange or otherwise dispose of all or substantially all of RMP's or its subsidiaries' assets (taken as a whole) in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. RMP's general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of RMP's or its subsidiaries' assets without that approval. RMP's general partner may also sell all or substantially all of RMP's or its subsidiaries' assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, RMP's general partner may consummate any merger without the prior approval of RMP's unitholders if RMP is the surviving entity in the transaction, RMP's general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the RMP partnership agreement (other than an amendment that RMP's general partner could adopt without the consent of other partners), each of RMP's units will be an identical unit of RMP following the transaction and the partnership interests to be issued do not exceed 20% of its outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

A merger, consolidation or conversion of EQM requires the prior consent of EQM's general partner. However, EQM's general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so in its sole discretion and free of any duty or obligation whatsoever to EQM or its limited partners, including any duty to act in the best interest of EQM or its limited partners or otherwise in good faith, to the fullest extent permitted by applicable law.

In addition, the EQM partnership agreement generally prohibits EQM's general partner without the prior approval of the holders of a majority of EQM's common units, which we refer to as a unit majority, from causing EQM to, among other things, sell, exchange or otherwise dispose of all or substantially all of EQM's or its subsidiaries' assets (taken as a whole) in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. EQM's general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of EQM's or its subsidiaries' assets without that approval. EQM's general partner may also sell any or all of EQM's or its subsidiaries' assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, EQM's general partner may consummate any merger with another limited liability entity without the prior approval of EQM unitholders if EQM is the surviving entity in the transaction, EQM's general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the partnership agreement requiring unitholder approval, each of EQM's units will be an identical unit of EQM following the transaction, and the partnership interests to be issued by EQM in such merger do not exceed 20% of its outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

RMP	EQM

If the conditions specified in the RMP partnership agreement are satisfied, RMP's general partner may convert RMP or any of its subsidiaries into a new limited liability entity or merge RMP or any of its subsidiaries into, or convey all of RMP's assets to, a newly formed entity that has no assets, liabilities or operations at such time, if the sole purpose of that conversion, merger or conveyance is to effect a change in RMP's legal form into another limited liability entity, RMP's general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and RMP's general partner with substantially the same rights and obligations as contained in the RMP partnership agreement.

RMP's unitholders are not entitled to dissenters' rights of appraisal under the RMP partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of RMP's assets or any other similar transaction or event.

If the conditions specified in the EQM partnership agreement are satisfied, EQM's general partner may convert EQM or any of its subsidiaries into a new limited liability entity or merge EQM or any of its subsidiaries into, or convey all of EQM's assets to, a newly formed entity that has no assets, liabilities or operations at such time, if the sole purpose of that conversion, merger or conveyance is to effect a change in EQM's legal form into another limited liability entity, EQM's general partner has received an opinion of counsel regarding limited liability and tax matters, and EQM's general partner determines that the governing instruments of the new entity provide the limited partners and EQM's general partner with substantially the same rights and obligations as contained in the EQM partnership agreement.

EQM unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of EQM's assets or any other similar transaction or event.

Election of General Partner and Directors of the General Partner
Unitholders are not entitled to elect the directors of RMP's general partner.	Unitholders are not entitled to elect the directors of EQM's general partner.
Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of RMP's unitholders and to act upon matters for which approvals may be solicited.

Any action that is required or permitted to be taken by RMP's unitholders may be taken either at a meeting of the unitholders or, if authorized by RMP's general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting where all unitholders were present and voted. Meetings of RMP's unitholders may be called by RMP's general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. RMP's general partner may postpone any meeting of RMP's unitholders one or more times for any reason by giving notice to the unitholders entitled to vote at such meeting. RMP's general partner may also adjourn any meeting of the unitholders one or more times for any reason, including the absence of a quorum, without a vote of the unitholders.

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of EQM's unitholders and to act upon matters for which approvals may be solicited.

Any action that is required or permitted to be taken by EQM's unitholders may be taken either at a meeting of the unitholders or, if authorized by EQM's general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all unitholders were present and voted. Meetings of EQM's unitholders may be called by EQM's general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. EQM's general partner may postpone any meeting of EQM's unitholders one or more times for any reason by giving notice to the unitholders entitled to vote at such meeting. EQM's general partner may also adjourn any meeting of the unitholders one or more times for any reason, including the absence of a quorum, without a vote of the unitholders.

RMP	EQM

Each record holder of a unit has a vote according to his percentage interest in RMP, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group, other than (i) RMP's general partner and its affiliates (including EQT), (ii) a direct transferee of RMP's general partner or its affiliates, (iii) a transferee of such direct transferee who is notified by RMP's general partner that it will not lose its voting rights, or (iv) any person or group who is notified by RMP's general partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of RMP's unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holder under the RMP partnership agreement will be delivered to the record holder by RMP or by the transfer agent.

Each record holder of a unit has a vote according to his percentage interest in EQM, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group, other than (i) EQM's general partner and its affiliates, (ii) a direct transferee of EQM's general partner and its affiliates, (iii) a transferee of such direct transferee who is notified by EQM's general partner that it will not lose its voting rights or (iv) any person or group with the prior approval of the board of directors of EQM's general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of EQM's unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders under the EQM partnership agreement will be delivered to the record holder by EQM or by the transfer agent.

Advance Notice Requirements for Nominations and Other Proposals
Not applicable.	Not applicable.

RMP	EQM

Withdrawal or Removal of the General Partner

RMP's general partner may withdraw as general partner in compliance with RMP's partnership agreement after giving 90 days' written notice to RMP's unitholders.

Upon withdrawal of RMP's general partner under any circumstances, other than as a result of a transfer by RMP's general partner of all or a part of its general partner interest in RMP, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, RMP will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal the holders of a unit majority agree in writing to continue RMP's business and to appoint a successor general partner. Please read "—Dissolution."

RMP's general partner may not be removed unless that removal is for cause and is approved by the vote of the holders of not less than 66 2/3% of RMP's outstanding units, voting together as a single class, including units held by RMP's general partner and its affiliates, and RMP receives an opinion of counsel regarding limited liability and tax matters. Any removal of RMP's general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding units by RMP's general partner and its affiliates gives them the ability to prevent RMP's general partner's removal.

In the event of the removal of RMP's general partner or withdrawal of RMP's general partner where that withdrawal violates the RMP partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where RMP's general partner withdraws, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

Except as described below, EQM's general partner has agreed not to withdraw voluntarily as EQM's general partner prior to June 30, 2022 without obtaining the approval of the holders of at least a majority of EQM's outstanding common units, excluding common units held by EQM's general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2022, EQM's general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice to EQM's unitholders, and that withdrawal will not constitute a violation of the EQM partnership agreement. Notwithstanding the foregoing, EQM's general partner may withdraw without unitholder approval upon 90 days' notice to EQM's unitholders if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than EQM's general partner and its affiliates. In addition, the EQM partnership agreement permits EQM's general partner in some instances to sell or otherwise transfer all of its general partner interest in EQM without the approval of EQM's unitholders. Please read "—Transfer of General Partner Interests" and "—Transfer of Incentive Distribution Rights."

Upon voluntary withdrawal of EQM's general partner by giving written notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, EQM will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue EQM's business by appointing a successor general partner. Please read "—Dissolution."

EQM's general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of EQM's outstanding units, voting together as a single class, including units held by EQM's general partner and its affiliates, and EQM receives an opinion of counsel regarding limited liability and tax matters. Any removal of EQM's general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of EQM's outstanding common units. The ownership of more than 33 1/3% of EQM's outstanding units by EQM's general partner and its affiliates would give them the practical ability to prevent EQM's general partner's removal.

RMP	EQM

If the options described above are not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and all its and its affiliates' incentive distribution rights will automatically be converted into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described above.

In addition, RMP will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for RMP's benefit by the departing general partner or its affiliates.

The EQM partnership agreement also provides that if EQM's general partner is removed as EQM's general partner under circumstances where cause does not exist and units held by EQM's general partner and its affiliates are not voted in favor of that removal, EQM's general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the EQM partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the unitholders, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, EQM will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for EQM's benefit.

RMP	EQM

Transfer of General Partner Interests

At any time, RMP's general partner may transfer all or any of its general partner interest to another person without the approval of RMP's unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of RMP's general partner, agree to be bound by the provisions of the RMP partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Except for the transfer by EQM's general partner of all, but not less than all, of its general partner interest to:

•

an affiliate of EQM's general partner (other than an individual); or

•

another entity as part of the merger or consolidation of EQM's general partner with or into such entity or the transfer by EQM's general partner of all or substantially all of its assets to such entity;

EQM's general partner may not transfer all or any of its general partner interest to another person prior to June 30, 2022 without the approval of the holders of at least a majority of EQM's outstanding common units, excluding common units held by EQM's general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of EQM's general partner, agree to be bound by the provisions of the EQM partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

On or after June 30, 2022, EQM's general partner may at any time transfer all or any of its general partner interest to one or more persons, without unitholder approval.

Transfer of Incentive Distribution Rights
At any time, RMP's general partner may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of RMP's unitholders.	At any time, EQM's general partner may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of EQM's unitholders.
Limited Preemptive Right

Except as provided in the following sentences or as otherwise provided in a separate agreement by RMP, no person shall have any preemptive, preferential or other similar right with respect to the issuance of any limited partner interest, whether unissued, held in the treasury or hereafter created. RMP's general partner shall have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership interests from RMP whenever, and on the same terms that, RMP issues limited partner interests to persons other than RMP's general partner and its affiliates, to the extent necessary to maintain the percentage interests of RMP's general partner and its affiliates equal to that which existed immediately prior to the issuance of such limited partner interests. The determination by RMP's general partner to exercise (or refrain from exercising) its right pursuant to the immediately preceding sentence shall be a determination made in its individual capacity.
Except as provided in the following sentences or as otherwise provided in a separate agreement by EQM, no person shall have any preemptive, preferential or other similar right with respect to the issuance of any limited partner interest, whether unissued, held in the treasury or hereafter created. EQM's general partner shall have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership interests from EQM whenever, and on the same terms that, EQM issues limited partner interests to persons other than EQM's general partner and its affiliates, to the extent necessary to maintain the percentage interests of EQM's general partner and its affiliates equal to that which existed immediately prior to the issuance of such limited partner interests. The determination by EQM's general partner to exercise (or refrain from exercising) its right pursuant to the immediately preceding sentence shall be a determination made in its individual capacity.

RMP	EQM

Additionally, upon the issuance of additional limited partner interests (other than the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of common units upon conversion of outstanding partnership interests), EQM's general partner will be entitled, but not required, to elect to maintain its general partner interest in EQM immediately prior to such issuance, which election will be immediately effective. In the event of such an election, EQM's general partner will be required, upon EQM's demand, but in any case no later than the record date for the distribution of available cash with respect to the quarter in which such election is made, to contribute a proportionate amount of capital to EQM to the extent necessary to maintain its general partner interest in EQM immediately prior to such issuance. EQM's general partner's interest in EQM will be reduced if EQM issues additional limited partner interests in the future and EQM's general partner does not elect to maintain its then general partner interest in EQM.
Limited Call Right
If at any time RMP's general partner and its affiliates (including EQT) own more than 80% of the then-issued and outstanding limited partner interests of any class, RMP's general partner will have the right, which it may assign in whole or in part to any of its affiliates or to RMP, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons, as of a record date to be selected by RMP's general partner, on at least 10, but not more than 60, days' notice.

The purchase price in the event of this purchase is the greater of:

•

the highest price paid by RMP's general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which RMP's general partner first mails notice of its election to purchase those limited partner interests; and

•

the average of the daily closing prices of limited partner interests of the class purchased over the 20 trading days preceding the date that is three days before the date the notice is mailed.

As a result of RMP's general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future.

If at any time EQM's general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, EQM's general partner will have the right, which it may assign in whole or in part to any of its affiliates or to EQM, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by EQM's general partner, on at least 10, but not more than 60 days' notice.

The purchase price in the event of this purchase is the greater of:

•

the highest price paid by either of EQM's general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which EQM's general partner first mails notice of its election to purchase those limited partner interests; and

•

the average of the daily closing prices of limited partner interests of the class purchased over the 20 trading days preceding the date that is three business days before the date the notice is mailed.

As a result of EQM's general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future.

RMP	EQM
Amendment of Partnership Agreement

General.    Amendments to the RMP partnership agreement may be proposed only by RMP's general partner. However, RMP's general partner will have no duty or obligation to propose any amendment and may decline to do so in its sole discretion and, to the fullest extent permitted by applicable law, free of any duty or obligation whatsoever to RMP or the limited partners, including any duty to act in the best interest of RMP or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, RMP's general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the unitholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments.    No amendment may be made that would:

•

enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by RMP to its general partner or any of its affiliates without the consent of RMP's general partner, which consent may be given or withheld at its option.

The provision of RMP's partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of RMP's outstanding units, voting as a single class (including units owned by RMP's general partner and its affiliates).

General. Amendments to the EQM partnership agreement may be proposed only by EQM's general partner. However, EQM's general partner will have no duty or obligation to propose any amendment and may decline to do so, to the fullest extent permitted by applicable law, free of any duty or obligation whatsoever to EQM or the limited partners, including any duty to act in the best interest of EQM or the limited partners or otherwise in good faith. In order to adopt a proposed amendment, other than the amendments discussed below, EQM's general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the unitholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments.    No amendment may be made that would:

•

enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by EQM to EQM's general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of the EQM partnership agreement preventing the amendments having the effects described in either of the clauses above can be amended upon the approval of the holders of at least 90% of EQM's outstanding units voting together as a single class (including units owned by EQM's general partner and its affiliates).

RMP	EQM
No Unitholder Approval.    The general partner may generally make amendments to the RMP partnership agreement without the approval of any limited partner to reflect:

•

a change in RMP's name, the location of its principal place of business, its registered agent or its registered office;

•

the admission, substitution, withdrawal or removal of partners in accordance with the RMP partnership agreement;

•

a change that RMP's general partner determines to be necessary or appropriate to qualify or continue RMP's qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither RMP nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•

an amendment that is necessary, in the opinion of RMP's counsel, to prevent RMP or RMP's general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974 (ERISA), whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•

an amendment that RMP's general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests, derivative instruments relating to partnership interests or the right to acquire partnership interests;

•

an amendment expressly permitted in the RMP partnership agreement to be made by RMP's general partner acting alone;

No Unitholder Approval. EQM's general partner may generally make amendments to the EQM partnership agreement without the approval of any limited partner to reflect:

•

a change in EQM's name, the location of its principal office, its registered agent or its registered office;

•

the admission, substitution, withdrawal or removal of partners in accordance with the EQM partnership agreement;

•

a change that EQM's general partner determines to be necessary or appropriate to qualify or continue to qualify EQM as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither EQM nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•

an amendment that is necessary, in the opinion of EQM's counsel, to prevent EQM or its general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•

an amendment that EQM's general partner determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

•

an amendment expressly permitted in EQM's partnership agreement to be made by EQM's general partner acting alone;

•

an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the EQM partnership agreement;

RMP	EQM

•

an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the RMP partnership agreement;

•

any amendment that RMP's general partner determines to be necessary or appropriate for the formation by RMP of, or RMP's investment in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with RMP's conduct of activities permitted by the RMP partnership agreement;

•

a change in RMP's fiscal year or taxable year and any other changes that RMP's general partner determines to be necessary or appropriate as a result of such change;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•

any other amendments substantially similar to any of the matters described above.

In addition, RMP's general partner may make amendments to the RMP partnership agreement, without the approval of any limited partner, if RMP's general partner determines that those amendments:

•

do not adversely affect in any material respect the limited partners, considered as a whole, or any particular class of partnership interests as compared to other classes of partnership interests;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state agency or judicial authority or contained in any U.S. federal or state statute;

•

an amendment that EQM's general partner determines to be necessary or appropriate to reflect and account for the formation by EQM of, or EQM's investment in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with EQM's conduct of activities permitted by the EQM partnership agreement;

•

a change in EQM's fiscal year or taxable year and any other changes that EQM's general partner determines to be necessary or appropriate as a result of such change;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•

any other amendments substantially similar to any of the matters described in the clauses above.

In addition, EQM's general partner may make any amendment to the EQM partnership agreement without the approval of any limited partner if EQM's general partner determines that the amendment:

•

does not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•

is necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state agency or judicial authority or contained in any U.S. federal or state statute;

•

is necessary or appropriate to facilitate the trading of common units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which EQM's common units are or will be listed or admitted to trading;

RMP	EQM

•

are necessary or appropriate to facilitate the trading of RMP's common units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which RMP's common units are or will be listed for trading;

•

are necessary or appropriate for any action taken by RMP's general partner relating to splits or combinations of units under the provisions of the RMP partnership agreement; or

•

are required to effect the intent of the provisions of the RMP partnership agreement or are otherwise contemplated by the RMP partnership agreement.

•

is necessary or appropriate for any action taken by EQM's general partner relating to distributions in kind, splits or combinations of units under the provisions of the EQM partnership agreement; or

•

is required to effect the intent of the provisions of the EQM partnership agreement or is otherwise contemplated by the EQM partnership agreement.

Opinion of Counsel and Unitholder Approval.    Any amendment that RMP's general partner determines adversely affects in any material respect one or more particular classes of limited partners, and is not permitted to be adopted by RMP's general partner without limited partner approval, will require the approval of at least a majority of the type or class of partnership interests so affected, but no vote will be required by any class or classes of limited partners that RMP's general partner determines are not adversely affected in any material respect.

Any such amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any such amendment that would reduce the voting percentage required to take any action other than to remove RMP's general partner or call a meeting of RMP's unitholders is required to be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any such amendment that would increase the percentage of units required to remove RMP's general partner or call a meeting of RMP's unitholders must be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute not less than the percentage sought to be increased.

Opinion of Counsel and Unitholder Approval.    In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected.

Any amendment that would reduce the percentage of units required to take any action, other than to remove EQM's general partner or call a meeting of EQM's unitholders, must be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove EQM's general partner must be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute not less than 90% of EQM's outstanding units. Any amendment that would increase the percentage of units required to call a meeting of EQM's unitholders must be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute at least a majority of EQM's outstanding units.

For amendments of the type not requiring unitholder approval, EQM's general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in EQM being treated as a taxable entity for U.S. federal income tax purposes.

RMP	EQM
For amendments of the type not requiring unitholder approval, RMP's general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in RMP being treated as a taxable entity for U.S. federal income tax purposes.

No other amendments to RMP's partnership agreement will become effective without the approval of holders of at least 90% of RMP's outstanding units, voting as a single class, unless RMP first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of RMP's limited partners.

No other amendments to the EQM partnership agreement will become effective without the approval of holders of at least 90% of EQM's outstanding units voting as a single class unless EQM first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of EQM's limited partners.
Indemnification

Under the RMP partnership agreement, in most circumstances, RMP will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•

RMP's general partner;

•

any departing general partner;

•

any person who is or was an affiliate of a general partner or any departing general partner;

•

any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of RMP, its subsidiaries, its general partner, any departing general partner or any of their affiliates;

•

any person who is or was serving as a manager, managing member, general partner, officer, director, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to RMP or its subsidiaries at the request of RMP's general partner, any departing general partner or any of their affiliates;

•

any person who controls RMP's general partner or any departing general partner; and

•

any other person designated by RMP's general partner.

Under the EQM partnership agreement, in most circumstances, EQM will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•

EQM's general partner;

•

any departing general partner;

•

any person who is or was an affiliate of EQM's general partner or any departing general partner;

•

any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of EQM, its subsidiaries, its general partner, any departing general partner or any of their affiliates;

•

any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to EQM or any of its subsidiaries at the request of EQM's general partner or any departing general partner or any of their affiliates; and

•

any other person designated by EQM's general partner.

RMP	EQM
Any indemnification under these provisions will only be out of RMP's assets. Unless it otherwise agrees, RMP's general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to RMP to enable RMP to effectuate, indemnification. RMP may purchase, and has purchased, insurance against liabilities asserted against and expenses incurred by persons for RMP's activities, regardless of whether it would have the power to indemnify the person against liabilities under the RMP partnership agreement.	Any indemnification under these provisions will only be out of EQM's assets. Unless it otherwise agrees, EQM's general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to EQM to enable it to effectuate, indemnification. EQM's general partner may purchase, and has purchased insurance against liabilities asserted against and expenses incurred by persons for EQM's activities, regardless of whether EQM would have the power to indemnify the person against such liabilities under the EQM partnership agreement.
Conflicts of Interest

Whenever a potential conflict of interest exists or arises between RMP's general partner or any of its affiliates, on the one hand, and RMP, its subsidiaries or any RMP partner, any other person who acquires an interest in a parnership interest of RMP or any other person who is bound by the RMP partnership agreement, on the other hand, RMP's general partner may in its discretion submit any resolution, course of action with respect to or causing such conflict of interest or transaction:

•

for approval by a majority of the members of the RMP Conflicts Committee, or, if the RMP Conflicts Committee has only one member, the sole member of the RMP Conflicts Committee; or

•

for approval by the vote of a majority of RMP's common units (excluding common units owned by RMP's general partner or its affiliates).

If any resolution, course of action or transaction:

•

receives the approval of the RMP Conflicts Committee described above; or

•

receives approval of a majority of RMP's outstanding common units (excluding common units owned by RMP's general partner or its affiliates);

Unless otherwise expressly provided in the EQM partnership agreement or any of its subsidiaries' governing documents, whenever a potential conflict of interest exists or arises between EQM's general partner or any of its affiliates, on the one hand, and EQM, any of its subsidiaries or any EQM partner, on the other, any resolution or course of action by the EQM's general partner or its affiliates in respect of such conflict of interest shall be permitted and deemed approved by all of EQM's partners, and shall not constitute a breach of the EQM partnership agreement, of any subsidiary governing document, of any agreement contemplated therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is:

•

approved by a majority of the members of the EQM Conflicts Committee acting in good faith;

•

approved by the vote of a majority of EQM's outstanding common units (excluding common units owned by EQM's general partner and its affiliates);

•

determined by the board of directors of EQM's general partner to be on terms no less favorable to EQM than those generally being provided to or available from unrelated third parties; or

RMP	EQM
then such resolution, course of action or transaction shall be conclusively deemed to be approved by RMP, all RMP partners, each person who acquires an interest in a partnership interest of RMP and each other person who is bound by the RMP partnership agreement, and shall not constitute a breach of the RMP partnership agreement, any of its subsidiaries' governing documents, any agreement contemplated therein, or any fiduciary or other duty or obligation existing at law, in equity or otherwise or obligation of any type whatsoever.

•

determined by the board of directors of EQM's general partner to be fair and reasonable to EQM, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to EQM).

EQM's general partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek approval by a majority of the members of the EQM Conflicts Committee acting in good faith or unitholder approval of such resolution, and EQM's general partner may also adopt a resolution or course of action that has not received EQM Conflicts Committee or unitholder approval.

Change of Management Provisions

The RMP partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove RMP's general partner as general partner or from otherwise changing RMP's management. If any person or group, other than RMP's general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of RMP's units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to (i) RMP's general partner and its affiliates (including EQT), (ii) a direct transferee of RMP's general partner or its affiliates, (iii) a transferee of such direct transferee who is notified by RMP's general partner that it will not lose its voting rights or (iv) any person or group who is notified by RMP's general partner that it will not lose its voting rights. Please read "—Meetings; Voting."
EQM's partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove EQM's general partner or otherwise change EQM's management. If any person or group other than EQM's general partner and its affiliates acquires beneficial ownership of 20% or more of any class of EQM's units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to (i) EQM's general partner and its affiliates, (ii) a direct transferee of EQM's general partner and its affiliates, (iii) a transferee of such direct transferee who is notified by EQM's general partner that it will not lose its voting rights or (iv) any person or group with the prior approval of the board of directors of EQM's general partner. Please read "—Meeting; Voting."

RMP	EQM

The RMP partnership agreement also provides that if RMP's general partner withdraws without violating the RMP partnership agreement, RMP's general partner will have the right to require the successor general partner to purchase the general partner interest and incentive distribution rights of RMP's general partner and its affiliates for a cash payment equal to the fair market value of those interests. If RMP's general partner does not exercise this right, the general partner interest and incentive distribution rights held by it and its affiliates will automatically convert into common units. Please read "—Withdrawal or Removal of the General Partner" for further discussion of certain consequences of the withdrawal or removal of RMP's general partner.
The EQM partnership agreement also provides that if EQM's general partner is removed as EQM's general partner under circumstances where cause does not exist or if EQM's general partner withdraws without violating the EQM partnership agreement, EQM's general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal. Please read "—Withdrawal or Removal of the General Partner" for further discussion of certain consequences of the withdrawal or removal of EQM's general partner.
Dissolution
RMP will continue as a limited partnership until dissolved, wound up and terminated under the RMP partnership agreement and the Delaware LP Act. RMP will dissolve upon:	EQM will continue as a limited partnership until dissolved, wound up and terminated under the EQM partnership agreement and the Delaware LP Act. EQM will dissolve upon:
• the election of its general partner to dissolve RMP, if approved by the holders of units representing a unit majority;	• the election of EQM's general partner to dissolve EQM, if approved by the holders of units representing a unit majority;
• there being no limited partners, unless RMP is continued without dissolution in accordance with the Delaware LP Act;	• there being no limited partners, unless EQM is continued without dissolution in accordance with applicable Delaware law;
• the entry of a decree of judicial dissolution of RMP; or	• the entry of a decree of judicial dissolution of EQM; or

•

the withdrawal or removal of RMP's general partner or any other event that results in its ceasing to be RMP's general partner other than by reason of a transfer of its general partner interest in accordance with the RMP partnership agreement or its withdrawal or removal following the approval and admission of a successor.

•

the withdrawal or removal of EQM's general partner or any other event that results in its ceasing to be EQM's general partner, other than by reason of a transfer of its general partner interest in accordance with the EQM partnership agreement or withdrawal or removal followed by approval and admission of a successor.

RMP	EQM
Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue RMP's business on the same terms and conditions described in the RMP partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to RMP's receipt of an opinion of counsel to the effect that:

•

the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither the partnership nor any of its subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue EQM's business on the same terms and conditions described in the EQM partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to EQM's receipt of an opinion of counsel to the effect that:

•

the action would not result in the loss of limited liability of any limited partner; and

•

neither EQM nor any of its subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon RMP's dissolution, unless RMP's business is continued, the liquidator authorized to wind up its affairs will, acting with all of the powers of RMP's general partner that are necessary or appropriate, liquidate RMP's assets and apply the proceeds of the liquidation as described in "—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of RMP's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to RMP's partners.
Upon EQM's dissolution, unless EQM's business is continued, the liquidator authorized to wind up EQM's affairs will act with all of the powers of EQM's general partner that are necessary or appropriate to liquidate EQM's assets and apply the proceeds of the liquidation as described in "—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of EQM's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to EQM's partners.

RMP	EQM
Redemption of Ineligible Holders

If RMP's general partner, with the advice of counsel, determines RMP or any of its subsidiaries is subject to U.S. federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property that RMP or any of its subsidiaries has an interest in because of the nationality, citizenship or other related status of any limited partner (or its owners, to the extent relevant), then RMP's general partner may adopt such amendments to the RMP partnership agreement as it determines necessary or advisable to:

•

obtain proof of the nationality, citizenship or other related status of RMP's limited partners (or their owners, to the extent relevant); and

•

permit RMP to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by RMP's general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by EQM or its subsidiaries on assets that are subject to regulation by the FERC or an analogous regulatory body, EQM's general partner may at any time require any or all limited partners or transferees of limited partners to certify that such limited partner is an entity:

•

whose, or whose owners', U.S. federal income tax status (or lack of proof thereof) does not have or is not reasonably likely to have, as determined by EQM's general partner, a material adverse effect on the rates that can be charged to customers by EQM or its subsidiaries with respect to assets that are subject to regulation by the FERC; or

•

as to whom EQM's general partner cannot make the determination above, if EQM's general partner determines that it is in EQM's best interest to permit such individual or entity to own interests in EQM.

Furthermore, EQM's general partner may at any time request limited partners or transferees of limited partners to certify as to, or provide other information with respect to, their nationality, citizenship or other related status in order to avoid a substantial risk of cancellation or forfeiture of any property in which EQM or its subsidiaries have an interest as the result of any U.S. federal, state or local law or regulation.

RMP	EQM
To avoid any adverse effect on the maximum applicable rates chargeable to customers by RMP or any of its future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, the RMP partnership agreement provides RMP's general partner the power to amend the RMP partnership agreement. If RMP's general partner, with the advice of counsel, determines that the U.S. federal income tax status (or lack of proof thereof) of one or more of RMP's limited partners (or their owners, to the extent relevant), has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by RMP or its subsidiaries, then RMP's general partner may adopt such amendments to the RMP partnership agreement as it determines necessary or advisable to:

•

obtain proof of the U.S. federal income tax status of RMP's limited partners (and their owners, to the extent relevant); and

•

permit RMP to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by RMP's general partner to obtain proof of such person's U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

If a limited partner fails to furnish the certification or other requested information within 30 days, falsely certificates as to its status or, if EQM's general partner determines upon review of such certification or other information, that a limited partner does not meet the status set forth in the certification, EQM will have the right to redeem all of the limited partner interests held by such limited partner at a redemption price equal to the average of the daily closing prices per unit for the 20 consecutive trading days preceding the date set for redemption.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by EQM's general partner. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Transfer of Common Units

Upon acceptance of the transfer of common units in accordance with the RMP partnership agreement, the transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer is reflected in RMP's register and such limited partner becomes the record holder of the common units so transferred. Each transferee, whether or not such transferee executes the RMP partnership agreement:

•

will become bound;

Upon acceptance of the transfer of common units in accordance with the EQM partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer is reflected in EQM's register and such limited partner becomes the record holder of the common units so transferred. Each transferee, whether or not such transferee executes the EQM partnership agreement:

•

will become bound and will be deemed to have agreed to be bound by the terms and conditions of the EQM partnership agreement;

RMP	EQM

•

and will be deemed to have agreed to be bound by the terms and conditions of the RMP partnership agreement; and

•

represents that the transferee has the capacity, power and authority to enter into the RMP partnership agreement; and

•

makes the consents, acknowledgements and waivers contained in the RMP partnership agreement.

RMP is entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. Until a common unit has been transferred on RMP's books, RMP and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

•

represents that the transferee has the capacity, power and authority to enter into the EQM partnership agreement;

•

makes the consents, acknowledgements and waivers contained in the EQM partnership agreement; and

•

makes certain certifications with respect to U.S. federal income tax status.

EQM is entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on EQM's register, EQM and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

LEGAL MATTERS

        The validity of the EQM common units to be issued in connection with the merger and being offered hereby will be passed upon for EQM by Wachtell, Lipton, and Rosen & Katz. Certain tax matters relating to those common units and certain U.S. federal income tax consequences of the merger will be passed upon for EQM by Baker Botts L.L.P. Certain U.S. federal income tax consequences of the merger will be passed upon for RMP by Baker Botts L.L.P.

 EXPERTS

EQM

        The combined financial statements of EQT Midstream Partners, LP and subsidiaries for the year ended December 31, 2017 appearing in EQT Midstream Partners, LP's Current Report (Form 8-K) filed with the Securities and Exchange Commission on June 12, 2018, and the effectiveness of EQT Midstream Partners, LP's internal control over financial reporting as of December 31, 2017 included in its Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

RMP

        The consolidated financial statements of Rice Midstream Partners LP appearing in Rice Midstream Partners LP's Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Rice Midstream Partners LP's internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        EQM has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the EQM common units to be issued to RMP unitholders in connection with the merger. The registration statement, including the exhibits and schedules attached to the registration statement, contains additional relevant information about EQM and its common units. The rules and regulations of the SEC allow EQM and RMP to omit certain information that is included in the registration statement from this proxy statement/prospectus.

        EQM and RMP file annual, quarterly and current reports and other information with the SEC. The SEC allows EQM and RMP to "incorporate by reference" into this proxy statement/prospectus the information they file with the SEC, which means that they can disclose important information to you by referring you to those documents. This proxy statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that EQM or RMP files later with the SEC will automatically update and supersede this information as well as the information included in this proxy statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus. EQM and RMP incorporate by reference the documents listed below and any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement (of which this proxy statement/prospectus forms a part) and prior to the effectiveness of the registration statement, as well as between the date of this proxy statement/prospectus and the date on which the special meeting of RMP's unitholders is held:

EQM

  •
  Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 15, 2018;

  •
  Quarterly Report on Form 10-Q for the three month period ended March 31, 2018 filed on April 26, 2018, as amended by the Quarterly Report on Form 10-Q/A filed on June 18, 2018;

  •
  Current Reports on Form 8-K filed on February 27, 2018, March 20, 2018, April 26, 2018, May 22, 2018, June 12, 2018 and June 20, 2018 (two filings) (to the extent filed but not furnished); and

  •
  the description of the EQM common units contained in the Registration Statement filed on Form 8-A filed on June 18, 2012, and including any other amendments or reports filed for the purpose of updating such description.

        EQM will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to EQM at the following address and telephone number:

  EQT Midstream Partners, LP
  625 Liberty Avenue, Suite 1700
  Pittsburgh, Pennsylvania 15222
  (412) 553-5700
  Attention: Corporate Secretary

RMP

  •
  Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 15, 2018;

  •
  Quarterly Report on Form 10-Q for the three month period ended March 31, 2018, filed on April 26, 2018;

  •
  Current Reports on Form 8-K filed on March 20, 2018 and April 26, 2018 (to the extent filed but not furnished); and

  •
  the description of the RMP common units contained in the Registration Statement filed on Form 8-A filed on December 16, 2014, and including any other amendments or reports filed for the purpose of updating such description.

        RMP will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to RMP at the following address and telephone number:

  Rice Midstream Partners LP
  625 Liberty Avenue, Suite 1700
  Pittsburgh, Pennsylvania 15222
  (412) 553-5700
  Attention: Corporate Secretary

        EQM and RMP also make available free of charge on their Internet websites at www.eqtmidstreampartners.com and www.ricemidstream.com, respectively, the reports and other information filed by EQM and RMP with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither EQM's nor RMP's websites, nor the information contained on their websites, is part of this proxy statement/prospectus or the documents incorporated by reference.

        The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that EQM and RMP file with the SEC by reference to their names or to their SEC file numbers. You also may read and copy any document EQM or RMP files with the SEC at the SEC's public reference room located at 100 F Street, N.E., Room 1580, and Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. EQM's and RMP's SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        In order to receive timely delivery of requested documents in advance of the special meeting, your request should be received no later than July 18, 2018. If you request any documents, EQM or RMP will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

        Neither EQM nor RMP has authorized anyone to give any information or make any representation about the merger, EQM or RMP that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

Annex A

        EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of April 25, 2018

among

EQT MIDSTREAM PARTNERS, LP,

EQT MIDSTREAM SERVICES, LLC,

EQM ACQUISITION SUB, LLC,

EQM GP ACQUISITION SUB, LLC,

RICE MIDSTREAM PARTNERS LP,

RICE MIDSTREAM MANAGEMENT LLC,

and,

solely for purposes of Sections 5.15 and 5.16 and Article VIII,

EQT CORPORATION

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Defined Term	Where Defined
Affiliate	Section 8.13
Agreement	Preamble
Antitrust Laws	Section 8.13
Balance Sheet Date	Section 3.5(d)
Benefit Plan	Section 8.13
Book-Entry Units	Section 2.1(c)
business day	Section 8.13
Certificate	Section 2.1(c)
Certificate of GP Merger	Section 1.4
Certificate of Merger	Section 1.4
Clayton Act	Section 8.13
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 2.2(j)
Contract	Section 3.3(a)
control	Section 8.13
controlled by	Section 8.13
DLLCA	Section 8.13
Drop-Down Agreements	Section 8.13
Drop-Down Transactions	Section 8.13
DRULPA	Section 8.13
Effective Time	Section 1.4
Enforceability Exceptions	Section 3.3(a)
Environmental Law	Section 8.13
Environmental Permit	Section 8.13
EQGP	Recitals
EQM	Preamble
EQM Benefit Plans	Section 4.11(a)
EQM Charter Documents	Section 4.1(d)
EQM Conflicts Committee	Recitals
EQM Disclosure Schedule	ARTICLE IV
EQM Entities	Preamble
EQM Equity Plans	Section 8.13
EQM Expenses	Section 7.3(e)
EQM Gathering Holdings	Section 8.13
EQM GP	Preamble
EQM GP Agreement	Section 8.13
EQM GP Board	Recitals
EQM GP Charter Documents	Section 8.13
EQM GP Interest	Section 8.13
EQM GP Unit	Section 8.13
EQM Incentive Distribution Rights	Section 8.13
EQM Intellectual Property	Section 4.16
EQM Joint Ventures	Section 8.13
EQM Limited Partner	Section 8.13
EQM Limited Partner Interest	Section 8.13
EQM Material Adverse Effect	Section 4.1(a)
EQM Material Contracts	Section 4.14(a)

A-iv

Defined Term	Where Defined
EQM Non-Qualifying Income Cushion	Section 7.3(f)
EQM Partnership Agreement	Section 8.13
EQM Partnership Interest	Section 8.13
EQM Permits	Section 4.8(b)
EQM SEC Documents	Section 4.5(a)
EQM Special Approval	Section 8.13
EQM Subsidiary Documents	Section 4.1(d)
EQM Unaffiliated Unitholders	Section 8.13
EQM Unit	Section 8.13
EQM Unit Majority	Section 8.13
EQM Unitholders	Section 8.13
EQT	Preamble
ERISA	Section 8.13
ERISA Affiliates	Section 8.13
Exchange Act	Section 3.4
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)
Federal Trade Commission Act	Section 8.13
FPA	Section 3.21
GAAP	Section 8.13
Governmental Authority	Section 8.13
GP Merger	Recitals
GP Merger Effective Time	Section 1.4
GP Merger Sub	Preamble
GP Merger Sub Charter Documents	Section 8.13
Hazardous Substance	Section 8.13
HSR Act	Section 8.13
ICA	Section 3.21
IDR Purchase and Sale Agreement	Section 8.13
IDR Transaction	Section 8.13
Indemnified Person	Section 5.8(a)
Intended Tax Treatment	Section 2.2(k)
Intervening Event	Section 8.13
Knowledge	Section 8.13
Law	Section 3.8(a)
Laws	Section 3.8(a)
Liens	Section 3.1(c)
Material Adverse Effect	Section 8.13
Maximum Amount	Section 5.8(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Merger Sub Charter Documents	Section 8.13
Multiemployer Plan	Section 8.13
NGA	Section 3.21
NGPA	Section 3.21
NYSE	Section 8.13
Outside Date	Section 7.1(b)(i)
PBGC	Section 3.11(d)

A-v

Defined Term	Where Defined
Permit	Section 8.13
Person	Section 8.13
Proceeding	Section 5.8(a)
Proxy Statement	Section 3.4
PUHCA	Section 3.21
Registration Statement	Section 3.9
Remedial Actions	Section 5.4(d)
Representatives	Section 5.3(a)
Restraints	Section 6.1(c)
rights-of-way	Section 3.15(b)
RMGH	Section 3.2(e)
RMP	Preamble
RMP Adverse Recommendation Change	Section 5.3(a)
RMP Alternative Proposal	Section 8.13
RMP Base Amount	Section 7.3(f)
RMP Benefit Plans	Section 3.11(a)
RMP Board Recommendation	Section 5.1(b)
RMP Charter Documents	Section 3.1(d)
RMP Conflicts Committee	Recitals
RMP Disclosure Schedule	ARTICLE III
RMP Entities	Preamble
RMP Equity Plans	Section 8.13
RMP Existing Credit Facility	Section 5.10(b)
RMP Expenses	Section 7.3(e)
RMP Fairness Opinion	Section 3.18
RMP Financial Advisor	Section 3.18
RMP GP	Preamble
RMP GP Agreement	Section 8.13
RMP GP Board	Recitals
RMP GP Charter Documents	Section 8.13
RMP GP Interest	Section 8.13
RMP Incentive Distribution Right	Section 8.13
RMP Intellectual Property	Section 3.16
RMP Limited Partner	Section 8.13
RMP Limited Partner Interest	Section 8.13
RMP Material Adverse Effect	Section 3.1(a)
RMP Material Contracts	Section 3.14(a)
RMP Non-Qualifying Income Cushion	Section 7.3(g)
RMP Partnership Agreement	Section 8.13
RMP Partnership Interest	Section 8.13
RMP Permits	Section 3.8(b)
RMP Phantom Unit Award	Section 2.3
RMP Recommendation Change Notice	Section 5.3(d)(ii)(A)
RMP SEC Documents	Section 3.5(a)
RMP Special Approval	Section 8.13
RMP Subsidiary Documents	Section 3.1(d)
RMP Superior Proposal	Section 8.13
RMP Superior Proposal Notice	Section 5.3(d)(i)(C)
RMP Superior Proposal Notice Period	Section 5.3(d)(i)(D)
RMP Termination Fee	Section 7.3(a)

A-vi

Defined Term	Where Defined
RMP Unaffiliated Unitholders	Section 8.13
RMP Unit	Section 8.13
RMP Unitholder Approval	Section 3.3(c)
RMP Unitholders	Section 8.13
RMP Unitholders Meeting	Section 5.1(b)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 8.13
Securities Act	Section 3.1(c)
Sherman Act	Section 8.13
Subsidiary	Section 8.13
Surviving Entity	Section 1.1
Surviving GP Entity	Section 1.2
Tax	Section 8.13
Tax Guidance	Section 7.3(f)
Tax Return	Section 8.13
Taxes	Section 8.13
Treasury Regulations	Section 8.13
under common control with	Section 8.13
Unit Majority	Section 8.13
WARN Act	Section 3.12
Willful Breach	Section 8.13

A-vii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2018 (this "Agreement"), is by and among EQT Midstream Partners, LP, a Delaware limited partnership ("EQM"), EQT Midstream Services, LLC, a Delaware limited liability company and the general partner of EQM ("EQM GP"), EQM GP Acquisition Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of EQM ("GP Merger Sub"), EQM Acquisition Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of EQM ("Merger Sub" and, together with EQM, EQM GP and GP Merger Sub, the "EQM Entities"), Rice Midstream Partners LP, a Delaware limited partnership ("RMP"), Rice Midstream Management, LLC, a Delaware limited liability company and the general partner of RMP ("RMP GP" and, together with RMP, the "RMP Entities"), and, solely for purposes of Sections 5.15 and 5.16 and Article VIII, EQT Corporation, a Pennsylvania corporation ("EQT").

W I T N E S S E T H:

        WHEREAS, the parties intend that (i) Merger Sub be merged with and into RMP (the "Merger"), with RMP surviving the Merger as a wholly owned subsidiary of EQM and (ii) concurrently with or immediately following the Merger, GP Merger Sub be merged with and into RMP GP (the "GP Merger"), with RMP GP surviving the GP Merger as a wholly owned subsidiary of EQM;

        WHEREAS, the Conflicts Committee ("EQM Conflicts Committee") of the Board of Directors (the "EQM GP Board") of EQM GP, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of EQM and the EQM Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the GP Merger and the issuance of the Merger Consideration (as defined herein) (the foregoing constituting EQM Special Approval (as defined herein)), and (c) resolved to recommend to the EQM GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the GP Merger and the issuance of the Merger Consideration;

        WHEREAS, upon the receipt of such approval and recommendation of the EQM Conflicts Committee, at a meeting duly called and held, the EQM GP Board, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of EQM and the EQM Unitholders and (b) approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the GP Merger and the issuance of the Merger Consideration (as defined herein);

        WHEREAS, the Conflicts Committee (the "RMP Conflicts Committee") of the Board of Directors of RMP GP (the "RMP GP Board"), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of RMP and the RMP Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger (the foregoing constituting RMP Special Approval (as defined herein)), (c) resolved to recommend to the RMP GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, and (d) resolved to recommend, and to direct the RMP GP Board to recommend, the approval of this Agreement and the Merger, by the RMP Limited Partners (as defined herein);

        WHEREAS, upon the receipt of such approval and recommendation of the RMP Conflicts Committee, at a meeting duly called and held, the RMP GP Board, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of RMP and the RMP Unaffiliated Unitholders, (b) approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, (c) directed that this Agreement be submitted to a vote of the RMP Limited Partners, and (d) resolved to recommend approval of this Agreement and the Merger by the RMP Limited Partners;

        WHEREAS, EQM Gathering Holdings, as the sole member of Merger Sub and GP Merger Sub, respectively, has approved this Agreement and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, EQT GP Holdings, LP ("EQGP") as the sole member of EQM GP, has approved this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, Rice Midstream Holdings LLC, as the sole member of RMP GP, has approved this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, the parties thereto are entering into the Drop-Down Agreement and the IDR Purchase and Sale Agreement (each as defined herein); and

        WHEREAS, the Board of Directors of EQT approved this Agreement and the consummation of the transactions contemplated hereby solely with respect to, and the transactions contemplated by, Section 5.15, Section 5.16 and Article VIII.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the RMP Entities, the EQM Entities and, solely for purposes of Section 5.15, Section 5.16 and Article VIII, EQT agree as follows:

ARTICLE I
THE MERGER AND THE GP MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and DLLCA, at the Effective Time, Merger Sub shall be merged with and into RMP, the separate limited liability company existence of Merger Sub will cease, and RMP will continue its existence as a limited partnership under Delaware law as the surviving entity in the Merger (the "Surviving Entity").

        Section 1.2    The GP Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the GP Merger Effective Time, GP Merger Sub shall be merged with and into RMP GP, the separate limited liability company existence of GP Merger Sub will cease, and RMP GP will continue its existence as a limited liability company under Delaware law as the surviving entity in the GP Merger (the "Surviving GP Entity").

        Section 1.3    Closing.     Subject to the provisions of Article VI, the closing of the Merger and the GP Merger (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 8:00 A.M., Eastern Time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as EQM and RMP shall agree. The date on which the Closing actually occurs is referred to as the "Closing Date."

        Section 1.4    Effective Time.

          (a)   Subject to the provisions of this Agreement, at the Closing, the parties will cause a certificate of merger, executed in accordance with the relevant provisions of the DRULPA and DLLCA (the "Certificate of Merger"), in such form as necessary to effect the Merger, to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by EQM and RMP in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the "Effective Time").

          (b)   Concurrently with or as soon as practicable following the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, a certificate of merger, executed in accordance with the relevant provisions of the DLLCA (the "Certificate of GP Merger"), in such form as necessary to effect the GP Merger, shall be duly filed by the parties hereto with the Secretary of State of the State of Delaware. The GP Merger will become effective at such time as the Certificate of GP Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by EQM and RMP in writing and specified in the Certificate of GP Merger (the effective time of the GP Merger being hereinafter referred to as the "GP Merger Effective Time").

        Section 1.5    Effects of the Merger and the GP Merger.

          (a)   The Merger shall have the effects set forth herein and in the applicable provisions of the DRULPA and DLLCA. At the Effective Time: (i) the certificate of limited partnership of RMP as in effect immediately prior to the Effective Time shall continue as the certificate of limited partnership of the Surviving Entity until thereafter changed or amended as provided by applicable Law (as defined herein); (ii) the RMP Partnership Agreement shall continue as the partnership agreement of RMP until thereafter changed or amended as provided therein or by applicable Law in each case consistent with the obligations set forth in Section 5.8; (iii) RMP GP shall continue as the sole general partner of the Surviving Entity with a non-economic general partner interest in the Surviving Entity; (iv) the limited liability company interests in Merger Sub shall be converted into a single RMP Unit; (v) EQM Gathering Holdings shall be admitted as the sole limited partner of the Surviving Entity and all limited partners of RMP immediately prior to the Merger shall simultaneously cease to be limited partners of RMP; (vi) the Surviving Entity shall continue without dissolution; and (vii) the books and records of the Surviving Entity shall be revised to reflect the foregoing.

          (b)   The GP Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA. At the GP Merger Effective Time: (i) the certificate of formation of RMP GP as in effect immediately prior to the GP Merger Effective Time shall continue as the certificate of formation of the Surviving GP Entity until thereafter changed or amended as provided by applicable Law; (ii) all limited liability company interests of GP Merger Sub issued and outstanding immediately prior to the GP Merger Effective Time shall be converted into 100% of the limited liability company interests of the Surviving GP Entity; (iii) the limited liability company agreement of RMP GP as in effect immediately prior to the GP Merger Effective Time shall continue as the limited liability company agreement of the Surviving GP Entity; (iv) EQM Gathering Holdings shall be admitted as the sole member of the Surviving GP Entity; (v) the sole member of RMP GP immediately prior to the GP Merger shall simultaneously cease to be a member of the Surviving GP Entity; (vi) the Surviving GP Entity shall continue without dissolution; and (vii) the books and records of the Surviving GP Entity shall be revised to reflect the foregoing.

ARTICLE II
EFFECT ON RMP UNITS AND RMP INCENTIVE DISTRIBUTION RIGHTS

        Section 2.1    Conversion of RMP Units and Cancellation of RMP Incentive Distribution Rights.     At the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holder of any securities of or interests in the parties:

          (a)    Conversion of RMP Units.     Subject to Section 2.2(h) and Section 2.4, each RMP Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.3 as of immediately prior to the Effective Time shall be converted into the right to receive 0.3319 (the "Exchange Ratio") EQM Units (the "Merger Consideration"), subject to adjustment in accordance with Section 2.4, which EQM Units will be duly authorized, validly issued, fully paid (to the extent required under the EQM Partnership Agreement) and non-assessable (except as set forth in the EQM Partnership Agreement or as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA).

          (b)    Cancellation of RMP Incentive Distribution Rights.     The RMP Incentive Distribution Rights (as defined herein) outstanding immediately prior to the Effective Time shall be automatically canceled and shall cease to exist. In connection with such cancellation, EQT EQGP shall retain its rights to any capital account in RMP associated, as of immediately prior to the Merger, with the RMP Incentive Distribution Rights acquired by EQGP pursuant to the IDR Purchase and Sale Agreement.

          (c)    Book-Entry Unit and Certificates.     As of the Effective Time, all RMP Units converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of RMP Units in book-entry form ("Book-Entry Units") or a certificate that immediately prior to the Effective Time represented any RMP Units (a "Certificated Unit") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any distributions to which such holder is entitled pursuant to Section 2.2(g), in each case to be issued or paid in consideration therefor upon surrender of such RMP Unit in accordance with Section 2.2(c), without interest, and the right to be admitted as an EQM Limited Partner. Upon such surrender of a RMP Unit in accordance with this Agreement and the recording of the name of such Person as a limited partner of EQM on the books and records of EQM, such Person shall automatically and effective as of the Effective Time be admitted as an EQM Limited Partner and be bound by the EQM Partnership Agreement as such. By its acceptance of EQM Units, an RMP Unitholder confirms its agreement to be bound by all of the terms and conditions of the EQM Partnership Agreement.

        Section 2.2    Exchange of Certificates.

          (a)    Exchange Agent.     Prior to the Closing Date, EQM shall appoint an exchange agent reasonably acceptable to RMP (the "Exchange Agent") for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than five business days following the Effective Time, EQM will send, or will cause the Exchange Agent to send, to each holder of record of RMP Units as of the Effective Time a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Units (or effective affidavits of loss in lieu thereof) and Book-Entry Units to the Exchange Agent) in such forms as EQM and RMP may reasonably agree, including instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration.

          (b)    Deposit.     At or prior to the Closing, EQM shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of RMP Units, an amount of EQM Units (which shall be in non-certificated book-entry form) issuable upon due surrender of the Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units pursuant to the provisions of this Article II. Following the Effective Time, EQM agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any distributions pursuant to Section 2.2(g) and any EQM Units sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time. All book-entry units representing EQM Units deposited with, and cash made available to, the Exchange Agent (including pursuant to Section 2.2(h)) shall be referred to in this Agreement as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II and such distributions as a holder of RMP Units may be entitled to receive pursuant to Section 2.2(g) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by EQM; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to holders of RMP Units and EQM shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of RMP Units in the amount of any such losses.

          (c)    Exchange.     Each holder of RMP Units that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, a certificate (or effective affidavits of loss in lieu thereof) representing each Certificated Unit, or Book-Entry Unit and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor the number of EQM Units representing, in the aggregate, (i) the whole number of EQM Units that such holder has the right to receive in accordance with the provisions of this Article II and (ii) a check in the amount of such distributions as such holder has the right to receive pursuant to Section 2.2(g). The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable after receipt by the Exchange Agent of the certificates (or effective affidavits of loss in lieu thereof) representing each Certificated Unit or Book-Entry Units and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of RMP Units. Until so surrendered, each such RMP Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. The Merger Consideration paid upon surrender of Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units shall be deemed to have been paid in full satisfaction of all rights pertaining to the RMP Units.

          (d)    Other Payees.     If any payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit (or effective affidavits of loss in lieu thereof) or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment to a Person other than the registered holder of the surrendered Certificated Unit (or effective affidavits of loss in lieu thereof) or Book-Entry Unit or shall establish to the satisfaction of EQM and the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificated Unit (or effective affidavits of loss in lieu thereof) or Book-Entry Unit is registered, it shall be a condition to the registration thereof that any surrendered certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificated Unit (or effective affidavits of loss in lieu thereof) or Book-Entry Unit or establish to the satisfaction of EQM and the Exchange Agent that such Tax has been paid or is not payable.

          (e)    No Further Transfers.     From and after the Effective Time, there shall be no further registration on the books of RMP of transfers of RMP Units. From and after the Effective Time, the holders of Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such RMP Units except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units are presented to the Exchange Agent or EQM, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

          (f)    Termination of Exchange Fund.     Any portion of the Exchange Fund that remains unclaimed by the RMP Unitholders 12 months after the Effective Time shall be returned to EQM, upon demand, and any such holder who has not exchanged such holder's RMP Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to the Surviving Entity for delivery of the Merger Consideration in respect of such holder's RMP Units. Notwithstanding the foregoing, EQM, RMP and the Surviving Entity shall not be liable to any RMP Unitholder for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by RMP Unitholders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of EQM free and clear of any claims or interest of any Person previously entitled thereto.

          (g)    Distributions.     No distributions with respect to EQM Units issued in the Merger shall be paid to the holder of any unsurrendered Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units until such Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the EQM Units, if any, issued in exchange therefor (i) at the time of such surrender, all distributions payable in respect of any such EQM Units with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such EQM Units with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of distributions in respect of EQM Units, all EQM Units to be issued pursuant to the Merger shall be entitled to distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

          (h)    No Fractional Units.     No certificates or scrip representing fractional EQM Units shall be issued upon the surrender for exchange of Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units. Notwithstanding any other provision of this Agreement, all fractional EQM Units that a holder of RMP Units converted pursuant to the Merger would otherwise be entitled to receive as Merger Consideration in the Merger (after taking into account all Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units) will be aggregated and then, if a fractional EQM Unit results from that aggregation, be rounded up to the nearest whole EQM Unit.

          (i)    Lost, Stolen or Destroyed Certificates.     If any certificate representing a Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by EQM, the posting by such Person of a bond, in such reasonable amount as EQM may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration to be paid in respect of the RMP Units represented by such certificate as contemplated by this Article II and pay any distributions pursuant to Section 2.2(g).

          (j)    Withholding Taxes.     EQM, RMP and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local or non-U.S. Tax Law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in EQM Units). To the extent amounts are so withheld and timely paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. If withholding is taken in EQM Units, EQM and the Exchange Agent shall be treated as having sold such EQM Units for an amount of cash equal to the fair market value of such EQM Units at the time of such deemed sale and paid such cash proceeds to the appropriate Tax authority.

          (k)    Tax Characterization of Merger.     Each of the parties hereto acknowledges and agrees that, for U.S. federal (and applicable state and local) income tax purposes, (i) the Merger is intended to be treated as an "assets-over" partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby RMP is intended to be the terminating partnership and EQM is intended to be the resulting partnership, and as a result, the Merger shall be treated for U.S. federal (and applicable state and local) income tax purposes as (A) a contribution of all of the assets and liabilities of RMP to EQM in exchange for partnership interests in EQM, immediately followed by (B) a liquidating distribution by RMP of such partnership interests in EQM to the partners of RMP as of immediately prior to the Merger and (ii) none of EQM, RMP, any holder of EQM Units or other partnership interest in EQM, or any holder of RMP Units or other partnership interest in RMP is intended to recognize taxable gain (other than any gain resulting from (A) any actual or constructive distribution of cash or other property or (B) any decrease in partnership liabilities pursuant to Section 752 of the Code) (the "Intended Tax Treatment"). Unless required to do so as a result of a "determination" as defined in Section 1313(a) of the Code, each of the parties hereto agrees not to make any Tax filings or otherwise take any position inconsistent with the Intended Tax Treatment and to cooperate with the other party to make any filings, statements, or reports required to effect, disclose or report the Intended Tax Treatment.

        Section 2.3    Treatment of RMP Phantom Units.     Each award of phantom units in respect of RMP Units (each, an "RMP Phantom Unit Award") that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any such RMP Phantom Unit Award, be fully vested and converted into the right to receive the Merger Consideration, subject to applicable tax withholding, in respect of each RMP Unit subject thereto. Effective as of no later than the Effective Time, the RMP GP Board (or, if appropriate, any committee administering any RMP Equity Plans) and the EQM GP Board (or the appropriate committee thereof) shall adopt resolutions and take any other actions that may be reasonably necessary to effect the provisions of this Section 2.3.

        Section 2.4    Adjustments.     Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding RMP Units or EQM Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of RMP Units the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.5    No Dissenters' or Appraisal Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger, the GP Merger or the other transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE RMP ENTITIES

        Except as disclosed in (a) the RMP SEC Documents filed or publicly furnished with the SEC on or after December 31, 2016 and prior to the date of this Agreement (but excluding any disclosure contained in any such RMP SEC Documents under the heading "Risk Factors" or "Cautionary Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by RMP to EQM (the "RMP Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such RMP Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such RMP Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an RMP Material Adverse Effect), the RMP Entities hereby represent and warrant to EQM as follows:

        Section 3.1    Organization, Standing and Power.

          (a)   Each of the RMP Entities and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on RMP (an "RMP Material Adverse Effect").

          (b)   Each of the RMP Entities and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an RMP Material Adverse Effect.

          (c)   Except as set forth on Section 3.1(c) of the RMP Disclosure Schedule, all of the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of RMP that are owned directly or indirectly by RMP have been duly authorized and validly issued in accordance with the organizational documents of each such entity (in each case as in effect on the date of this Agreement) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the organizational documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the organizational documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States) (collectively, "Liens"). All such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by RMP.

          (d)   RMP has made available to EQM correct and complete copies of its certificate of limited partnership and the RMP Partnership Agreement (the "RMP Charter Documents"), and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the "RMP Subsidiary Documents") and of RMP GP, in each case as amended to the date of this Agreement. All such RMP Charter Documents, RMP Subsidiary Documents and RMP GP Charter Documents are in full force and effect and none of RMP, its material Subsidiaries and RMP GP is in violation of any of their provisions.

          (e)   RMP GP has not engaged in business, activity or operations other than acting as general partner of RMP, and RMP GP has no assets (other than the RMP GP Interest). RMP GP has no liabilities of any nature (whether or not accrued or contingent) other than liabilities incurred as a matter of law by virtue of acting as general partner of RMP. RMP GP is not a party to any document or agreement in its individual capacity (as opposed to its capacity as general partner of RMP). RMP GP has no employees and has not and is not obligated to sponsor, maintain or contribute to any Benefit Plan.

        Section 3.2    Capitalization.

          (a)   As of the close of business on April 24, 2018, the issued and outstanding limited partner interests and general partner interests of RMP consisted of (i) 102,303,108 RMP Units, (ii) the RMP Incentive Distribution Rights and (iii) the RMP GP Interest. Section 3.2(a) of the RMP Disclosure Schedule sets forth the number of RMP Units that were issuable pursuant to RMP Equity Plans as of April 24, 2018, including the number of RMP Units that were subject to outstanding awards under the RMP Equity Plans (whether settleable in RMP Units or cash) as of such date. All outstanding RMP Units and RMP Incentive Distribution Rights have been duly authorized and validly issued and are fully paid (to the extent required under the RMP Partnership Agreement), nonassessable (except as set forth in the RMP Partnership Agreement or as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA), and except as set forth in the RMP Partnership Agreement, free of preemptive rights.

  Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any partnership interests, voting securities or other equity interests of RMP issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any RMP Partnership Interests or other partnership interests, voting securities or other equity interests of RMP, including any representing the right to purchase or otherwise receive any of the foregoing.

          (b)   Since the Balance Sheet Date (as defined herein) to the date of this Agreement, RMP has not issued any RMP Partnership Interests or other partnership interests, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any RMP Partnership Interests or other partnership interests, voting securities or other equity interests, other than as set forth above in Section 3.2(a). Except for equity or equity-based awards outstanding under RMP Equity Plans and disclosed in accordance with Section 3.2(a), none of RMP or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of RMP. Except (i) as set forth in the RMP Charter Documents, as in effect as of the date of this Agreement, or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under RMP Equity Plans disclosed in Section 3.2(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of RMP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any RMP Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any RMP Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests) of RMP or any of its Subsidiaries.

          (c)   RMP GP is the sole general partner of RMP. RMP GP is the sole record and beneficial owner of the RMP GP Interest, and such RMP GP Interest has been duly authorized and validly issued in accordance with applicable Law and the RMP Partnership Agreement. RMP GP owns the RMP GP Interest free and clear of any Liens.

          (d)   Rice Midstream Holdings LLC is the sole member of RMP GP. Rice Midstream Holdings LLC is the sole record and beneficial owner of all limited liability company interests in RMP GP, and such limited liability company interests have been duly authorized and validly issued in accordance with applicable Law and the Amended and Restated Limited Liability Company Agreement of RMP GP. Rice Midstream Holdings LLC owns the limited liability company interests in RMP GP free and clear of any Liens.

          (e)   As of the date of this Agreement, Rice Midstream GP Holdings LP, a Delaware limited partnership ("RMGH"), owns, beneficially and of record, all of the RMP Incentive Distribution Rights, free and clear of any Liens.

        Section 3.3    Authority; Noncontravention; Voting Requirements.

          (a)   Each of the RMP Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the GP Merger, subject to obtaining the RMP Unitholder Approval for the Merger. The execution, delivery and performance by the RMP Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, have been duly authorized and approved by the RMP GP Board, which, at a meeting duly called and held, has, on behalf of RMP and RMP GP, by unanimous vote, in good faith (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, are in the best interests of RMP and the RMP Unaffiliated Unitholders, (ii) approved this

  Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, (iii) directed that this Agreement be submitted to a vote of the RMP Limited Partners and (iv) resolved to recommend approval of this Agreement and the Merger by the RMP Limited Partners, and except for obtaining the RMP Unitholder Approval for the approval of this Agreement and the Merger, no other entity action on the part of the RMP Entities is necessary to authorize the execution, delivery and performance by the RMP Entities of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger. Rice Midstream Holdings LLC, as the sole member of RMP GP, has approved this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger. This Agreement has been duly executed and delivered by the RMP Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of each of the RMP Entities, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors' rights and remedies generally and by general principles of equity (whether applied in a Proceeding (as defined herein) at law or in equity) (collectively, the "Enforceability Exceptions").

          (b)   Neither the execution and delivery of this Agreement by the RMP Entities nor the consummation by the RMP Entities of the transactions contemplated hereby, nor compliance by the RMP Entities with any of the terms or provisions of this Agreement, will (i) assuming that the RMP Unitholder Approval is obtained, conflict with or violate any provision of the RMP Charter Documents, the RMP GP Charter Documents or any of the RMP Subsidiary Documents, (ii) except as set forth on Section 3.3(b) of the RMP Disclosure Schedule and assuming that the authorizations, consents and approvals referred to in Section 3.4 and the RMP Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to RMP, RMP GP or any of their Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, RMP, RMP GP or any of their Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract"), or RMP Permit (including any Environmental Permit) to which RMP, RMP GP or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of RMP, RMP GP or any of their Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an RMP Material Adverse Effect.

          (c)   The affirmative vote or consent of the holders of a Unit Majority at the RMP Unitholders Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement and the Merger (the "RMP Unitholder Approval") is the only vote or approval of the holders of any class or series of RMP Partnership Interests or other partnership interests, equity interests or capital stock of RMP or any of its Subsidiaries which is necessary to approve this Agreement and the transactions contemplated hereby.

        Section 3.4    Governmental Approvals.     Except for (a) filings required under, and in compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the Securities Act, including the filing of a proxy statement with the SEC in connection with the Merger (the "Proxy Statement"), (b) the filing of the Certificate of Merger and the Certificate of GP Merger with the Secretary of State of the State of Delaware, (c) any filings required under, and in compliance with other applicable requirements of, the HSR Act and other Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the RMP Entities and the consummation by the RMP Entities of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in an RMP Material Adverse Effect.

        Section 3.5    RMP SEC Documents; Undisclosed Liabilities.

          (a)   RMP and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2016 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "RMP SEC Documents"). The RMP SEC Documents, as of their respective effective dates (in the case of the RMP SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other RMP SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act"), as the case may be, applicable to such RMP SEC Documents, and none of the RMP SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the RMP SEC Documents. To the Knowledge of RMP, none of the RMP SEC Documents is the subject of ongoing SEC review or investigation.

          (b)   The consolidated financial statements of RMP included in the RMP SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of RMP and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners' capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to RMP and its consolidated Subsidiaries, taken as a whole).

          (c)   RMP has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to RMP, including its consolidated Subsidiaries, required to be disclosed by RMP in the reports that it files or submits under the Exchange Act is accumulated and communicated to RMP's principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by RMP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. RMP's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to RMP's auditors and the audit committee of the RMP GP Board (i) all significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect RMP's ability to record, process, summarize and report financial data and have identified for RMP's auditors any material weaknesses in internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in RMP's internal controls over financial reporting. The principal executive officer and the principal financial officer of RMP have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the RMP SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of RMP has completed its assessment of the effectiveness of RMP's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2017, and such assessment concluded that such controls were effective. To the Knowledge of RMP, as of the date of this Agreement there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Except (i) as reflected or otherwise reserved against on the balance sheet of RMP and its Subsidiaries as of December 31, 2017 (the "Balance Sheet Date") (including the notes thereto) included in the RMP SEC Documents filed by RMP and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither RMP nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of RMP prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, an RMP Material Adverse Effect.

          (e)   Neither RMP nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among RMP and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, RMP in RMP's published financial statements or any RMP SEC Documents.

        Section 3.6    Absence of Certain Changes or Events.

          (a)   Since the Balance Sheet Date, there has not been an RMP Material Adverse Effect.

          (b)   Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, RMP and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither RMP nor any of its Subsidiaries has taken any action described in Section 5.2(a) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of EQM, would violate such provisions.

        Section 3.7    Legal Proceedings.     There are no investigations or proceedings pending (or, to the Knowledge of RMP, threatened) by any Governmental Authority with respect to RMP, RMP GP or any of their Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of RMP, threatened) against RMP, RMP GP or any of their Subsidiaries or any of their respective properties or assets, at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against RMP, RMP GP or any of their Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, an RMP Material Adverse Effect.

        Section 3.8    Compliance with Laws; Permits.

          (a)   RMP, RMP GP and their Subsidiaries are, and since the later of December 31, 2015 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation would not have, individually or in the aggregate, an RMP Material Adverse Effect.

          (b)   RMP, RMP GP and their Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for RMP, RMP GP and their Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "RMP Permits"), except where the failure to have any of the RMP Permits would not have, individually or in the aggregate, an RMP Material Adverse Effect. All RMP Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an RMP Material Adverse Effect. No suspension or cancellation of any of the RMP Permits is pending or, to the Knowledge of RMP, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, an RMP Material Adverse Effect. RMP, RMP GP and their Subsidiaries are not, and since December 31, 2015 have not been, in violation or breach of, or default under, any RMP Permit, except where such violation, breach or default would not have, individually or in the aggregate, an RMP Material Adverse Effect. As of the date of this Agreement, to the Knowledge of RMP, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of RMP, RMP GP or any of their Subsidiaries under, any RMP Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any RMP Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, an RMP Material Adverse Effect.

          (c)   Without limiting the generality of Section 3.8(a), none of RMP, its Subsidiaries, or, to the knowledge of RMP, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to RMP or its Subsidiaries; (ii) has, to the knowledge of RMP, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of RMP, is being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a RMP Material Adverse Effect.

        Section 3.9    Information Supplied.     None of the information supplied (or to be supplied) in writing by or on behalf of RMP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by EQM in connection with the issuance of EQM Units in connection with the Merger (as amended or supplemented from time to time, the "Registration Statement") will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading, and (b) the Proxy Statement will, on the date it is first mailed to RMP Unitholders, and at the time of the RMP Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, RMP makes no representation or warranty with respect to information supplied by or on behalf of EQM for inclusion or incorporation by reference in any of the foregoing documents.

        Section 3.10    Tax Matters.     Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect: (a) all Tax Returns required to be filed by or with respect to RMP or any of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete, (b) all Taxes owed by RMP or any of its Subsidiaries, or for which RMP or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full, (c) RMP and its Subsidiaries have timely complied with all applicable Tax withholding, collection and deposit requirements, (d) there are no Liens for Taxes (other than statutory Liens for current-period Taxes (x) that are not yet due and payable or (y) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of RMP or any of its Subsidiaries, (e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of RMP or any of its Subsidiaries, (f) there is no written claim against RMP or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to RMP or any of its Subsidiaries, (g) in the last three (3) years, no claim has been made in writing by a Governmental Authority in a jurisdiction where RMP or any of its Subsidiaries does not file income or franchise Tax Returns that RMP or such Subsidiary is or may be subject to income or franchise taxation in that jurisdiction, (h) none of RMP or any of its Subsidiaries is a party to a Tax allocation, sharing or indemnification agreement, and no payments are due or will become due by RMP or any of its Subsidiaries pursuant to any such agreement, in each case, other than (x) agreements solely between or among RMP and/or its Subsidiaries or (y) provisions contained in commercial agreements the primary purpose of which is not Taxes (including, without limitation, leases, employment agreements, commercial contracts and credit agreements), (i) none of RMP or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), or has any liability for the Taxes of any Person (other than RMP or any of its Subsidiaries), or as a transferee or successor, (j) each of RMP and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (k) RMP is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation, (l) at least 90% of the gross income of RMP for each taxable year since its formation through and including the current taxable year has been treated as "qualifying income" within the meaning of Section 7704(d) of the Code, (m) each Subsidiary of RMP is, and since its formation or acquisition by RMP has been, either a partnership or disregarded as an entity separate from its owner for U.S. federal income tax purposes, (n) neither RMP nor any of its Subsidiaries has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, nor is RMP or any of its Subsidiaries aware of any agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment and (o) neither RMP nor any of its Subsidiaries has ever entered into or been a party to any "listed transaction" as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

        Section 3.11    Employee Benefits.

          (a)   RMP has made available to EQM all material RMP Benefit Plans. "RMP Benefit Plans" means all Benefit Plans that are sponsored, maintained, contributed to or required to be contributed to by RMP or any of its Subsidiaries, or under which RMP or any of its Subsidiaries has any obligation or liability, whether actual or contingent, in each case, for the benefit of current or former officers, employees, directors or consultants of RMP or its Subsidiaries.

          (b)   Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, (i) none of RMP or any of its Subsidiaries contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan and (ii) none of RMP or any of its Subsidiaries has incurred any "withdrawal liability" (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other actual or contingent liability with respect to any Multiemployer Plan.

          (c)   Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, none of RMP, any of its Subsidiaries, or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any actual or contingent liability with respect to any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

          (d)   With respect to each RMP Benefit Plan that is subject to Section 302 or Title IV of ERISA, except as would not have, individually or in the aggregate, an RMP Material Adverse Effect: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (ii) all premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full, and (iii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by RMP or any of its Subsidiaries.

          (e)   Except for such claims which would not have, individually or in the aggregate, an RMP Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of RMP, threatened with respect to any RMP Benefit Plan, other than claims for benefits in the ordinary course, (i) alleging any breach of the material terms of such plan or any fiduciary duties with respect thereto or (ii) alleging any violation of any applicable Law with respect to such plan.

          (f)    Each RMP Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not have, individually or in the aggregate, an RMP Material Adverse Effect.

          (g)   Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, with respect to any RMP Benefit Plan, all contributions, premiums and other payments due from any of RMP or its Subsidiaries required by applicable Law or the terms of any RMP Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

          (h)   Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, neither RMP nor any of its Subsidiaries has any liability for post-termination or retiree life or medical benefits to former officers, employees, directors or consultants, or beneficiaries or dependents of any of the foregoing, except for continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA provided at no expense to RMP or any of its Subsidiaries.

          (i)    Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, none of RMP, its ERISA Affiliates or any other Person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the RMP Benefit Plans or their related trusts, RMP, any of its ERISA Affiliates or any Person that RMP or any of its ERISA Affiliates has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (j)    Except pursuant to retention or other arrangements put in place after the date of this Agreement in compliance with the terms of this Agreement, or as otherwise expressly contemplated by this Agreement, the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any employee, consultant or officer of RMP, RMP GP or any of their respective Subsidiaries, (ii) result in any forgiveness of indebtedness or an obligation to fund benefits with respect to any such individual or (iii) result in any limitation on the right of the RMP Entities or any of their Affiliates to amend, merge, terminate or receive a reversion of assets from any RMP Benefit Plan or related trust.

        Section 3.12    Labor Matters.

          (a)   Except for such matters which would not have, individually or in the aggregate, an RMP Material Adverse Effect, none of RMP, RMP GP or any of their respective Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of RMP, RMP GP or any of their respective Subsidiaries with respect to such matters and, to the Knowledge of RMP, no such investigation is in progress.

          (b)   Except for such matters which would not have, individually or in the aggregate, an RMP Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of RMP, RMP GP or any of their respective Subsidiaries, (ii) to the Knowledge of RMP, there is no (and has not been during the two-year period preceding the date of this Agreement) union organizing effort pending or threatened against RMP, RMP GP or any of their respective Subsidiaries, (iii) there is no (and has not been during the two-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of RMP, threatened against RMP, RMP GP or any of their respective Subsidiaries and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of RMP, threatened with respect to any employees of RMP, RMP GP or any of their respective Subsidiaries.

          (c)   None of RMP, RMP GP or any of their respective Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1988 (the "WARN Act") as a result of any action taken by RMP, RMP GP, or any of their respective Subsidiaries that would have, individually or in the aggregate, an RMP Material Adverse Effect.

          (d)   Except for such non-compliance which would not have, individually or in the aggregate, an RMP Material Adverse Effect, RMP, RMP GP and each of their respective Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

        Section 3.13    Environmental Matters.     Except as would not, individually or in the aggregate, have an RMP Material Adverse Effect: (a) each of RMP and its Subsidiaries is and, since the later of December 31, 2015 and their respective dates of incorporation, formation or organization, has been in compliance with all applicable Environmental Laws, (b) there has been no release of any Hazardous Substance by RMP or any of its Subsidiaries, or to the Knowledge of RMP, any other Person in any manner that would give rise to RMP or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (c) there are no investigations, actions, claims, suits or proceedings pending or, to the Knowledge of RMP, threatened against RMP or any of its Subsidiaries or involving any real property currently or, to the Knowledge of RMP, formerly owned, operated or leased by or for RMP or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (d) to RMP's Knowledge, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, at or from any properties owned or operated by RMP or any of its Subsidiaries or as a result of any operations or activities of, or on behalf of, RMP or any of its Subsidiaries.

        Section 3.14    Contracts.

          (a)   Except for this Agreement, any RMP Benefit Plans, or as filed with the SEC prior to the date of this Agreement, neither RMP nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) (i) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to RMP; or (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000, other than Contracts solely between or among RMP and one or more of its Subsidiaries (all contracts of the type described in this Section 3.14(a) being referred to herein as "RMP Material Contracts").

          (b)   Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect: (i) each RMP Material Contract is valid and binding on RMP and its Subsidiaries, as applicable, and is in full force and effect; (ii) RMP and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each RMP Material Contract; (iii) neither RMP nor any of its Subsidiaries has received written notice of, or to the Knowledge of RMP, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of RMP or any of its Subsidiaries under any such RMP Material Contract; and (iv) to the Knowledge of RMP, as of the date of this Agreement no other party to any RMP Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

        Section 3.15    Property.

          (a)   Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, RMP or a Subsidiary of RMP owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, all leases under which RMP or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against RMP or any of its Subsidiaries and, to the Knowledge of RMP, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by RMP or any of its Subsidiaries or, to the Knowledge of RMP, the counterparties thereto, or, to the Knowledge of RMP, any event which, with notice or lapse of time or both, would become a material default by RMP or any of its Subsidiaries, or, to the Knowledge of RMP, the counterparties thereto.

          (b)   RMP and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, "rights-of-way") as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have an RMP Material Adverse Effect. Except as would not, individually or in the aggregate, have an RMP Material Adverse Effect, each of RMP and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

        Section 3.16    Intellectual Property.     Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, either RMP or an Affiliate of RMP owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the "RMP Intellectual Property") used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, (a) there are no pending or, to the Knowledge of RMP, threatened claims by any Person alleging infringement or misappropriation by RMP or any of its Subsidiaries of such Person's intellectual property, (b) to the Knowledge of RMP, the conduct of the business of RMP and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither RMP nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the RMP Intellectual Property, and (d) to the Knowledge of RMP, no Person is infringing or misappropriating any RMP Intellectual Property.

        Section 3.17    Insurance.     Section 3.17 of the RMP Disclosure Schedule lists the annual premiums paid by RMP for directors and officers liability insurance policies. Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, (i) RMP and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate and (ii) none of RMP or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

        Section 3.18    Opinion of Financial Advisor.     The RMP Conflicts Committee has received the opinion of Jefferies LLC (the "RMP Financial Advisor"), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Exchange

Ratio is fair, from a financial point of view, to RMP and the RMP Unaffiliated Unitholders (the "RMP Fairness Opinion"). RMP has been authorized by the RMP Financial Advisor to permit the inclusion of the RMP Fairness Opinion in the Registration Statement and the Proxy Statement.

        Section 3.19    Brokers and Other Advisors.     Except for the RMP Financial Advisor, the fees and expenses of which will be paid by RMP, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the Merger, the GP Merger or the other transactions contemplated hereby based on arrangements made by or on behalf of RMP or any of its Subsidiaries. RMP has heretofore made available to EQM a correct and complete copy of RMP's engagement letter with the RMP Financial Advisor, which letter describe all fees payable to the RMP Financial Advisor, in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the RMP Financial Advisor, entered into in connection with the transactions contemplated hereby.

        Section 3.20    State Takeover Statutes.     The action of the RMP GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the RMP Partnership Agreement. There is no unitholder rights plan in effect, to which RMP is a party or otherwise bound.

        Section 3.21    Regulatory Matters.     Except as would not, individually or in the aggregate, have an RMP Material Adverse Effect, there are no proceedings pending, or to the Knowledge of RMP, threatened, alleging that RMP or any of its Subsidiaries is in material violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the "NGA"), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the "NGPA"), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the "ICA"), the Federal Power Act, 16 U.S.C. § 791a, et seq. (the "FPA"), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 ("PUHCA"), or the laws, rules and regulations of any applicable state public utility commission or department, as the case may be.

        Section 3.22    Investment Company Act.     RMP is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

        Section 3.23    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article III, none of RMP, RMP GP or any other Person makes or has made any express or implied representation or warranty with respect to RMP, RMP GP or with respect to any other information provided to any EQM Entity in connection with the Merger, the GP Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, none of RMP, RMP GP or any other Person will have or be subject to any liability or other obligation to any EQM Entity or any other Person resulting from the distribution to any EQM Entity (including their respective Representatives), or any EQM Entity's (or such Representatives') use of, any such information, including any information, documents, projections, forecasts or other materials made available to any EQM Entity in certain "data rooms" or management presentations in expectation of the Merger or the GP Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE EQM ENTITIES

        Except as disclosed in (a) the EQM SEC Documents filed or publicly furnished with the SEC on or after December 31, 2016 and prior to the date of this Agreement (but excluding any disclosure contained in any such EQM SEC Documents under the heading "Risk Factors" or "Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by EQM to RMP (the "EQM Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such

EQM Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such EQM Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an EQM Material Adverse Effect), the EQM Entities hereby represent and warrant to RMP as follows:

        Section 4.1    Organization, Standing and Power.

          (a)   Each of the EQM Entities and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on EQM (an "EQM Material Adverse Effect").

          (b)   Each of the EQM Entities and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an EQM Material Adverse Effect.

          (c)   All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of EQM that are owned directly or indirectly by EQM have been duly authorized and validly issued in accordance with the organizational documents of each such entity (in each case as in effect on the date of this Agreement) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the organizational documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens. Except (i) as set forth in Section 4.1(c) of the EQM Disclosure Schedule and (ii) for those of the EQM Joint Ventures, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by EQM.

          (d)   EQM has made available to RMP correct and complete copies of its certificate of limited partnership and the EQM Partnership Agreement (the "EQM Charter Documents") and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the "EQM Subsidiary Documents") and of EQM GP, in each case as amended to the date of this Agreement. All such EQM Charter Documents, EQM Subsidiary Documents and EQM GP Charter Documents are in full force and effect, and none of EQM, its material Subsidiaries or EQM GP is in violation of any of their provisions.

          (e)   EQM GP has not engaged in business, activity or operations other than acting as general partner of EQM, and EQM GP has no assets (other than the EQM GP Interest). EQM GP has no liabilities of any nature (whether or not accrued or contingent) other than liabilities incurred as a matter of law by virtue of acting as general partner of EQM. EQM GP is not a party to any document or agreement in its individual capacity (as opposed to its capacity as general partner of EQM). EQM GP has no employees and has not and is not obligated to sponsor, maintain or contribute to any Benefit Plan.

        Section 4.2    Capitalization.

          (a)   As of the close of business on April 24, 2018, the issued and outstanding limited partner interests and general partner interests of EQM consisted of (i) 80,591,366 EQM Units, (ii) the EQM Incentive Distribution Rights and (iii) 1,443,015 EQM GP Units. Section 4.2(a) of the EQM Disclosure Schedule sets forth the number of EQM Units that were issuable pursuant to EQM Equity Plans as of April 24, 2018, including the number of EQM Units that were subject to outstanding awards under the EQM Equity Plans (whether settleable in EQM Units or cash) as of such date. All outstanding EQM Partnership Interests have been duly authorized and validly issued and are fully paid (to the extent required under the EQM Partnership Agreement), nonassessable (except as set forth in the EQM Partnership Agreement or as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and, except as set forth in the EQM Partnership Agreement, free of preemptive rights. Except (A) as set forth above in this Section 4.2(a), (B) as contemplated by the Drop-Down Agreement or (C) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any partnership interests, voting securities or other equity interests of EQM issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any EQM Partnership Interests or other partnership interests, voting securities or other equity interests of EQM, including any representing the right to purchase or otherwise receive any of the foregoing.

          (b)   Since the Balance Sheet Date to the date of this Agreement, EQM has not issued any EQM Partnership Interests or other partnership interests, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any EQM Partnership Interests or other partnership interests, voting securities or other equity interests, other than as set forth above in Section 4.2(a). Except for equity or equity-based awards outstanding under EQM Equity Plans and disclosed above in Section 4.2(a) , none of EQM or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of EQM (other than, with respect to the EQM Joint Ventures, as set forth in the definitive agreements for such EQM Joint Ventures). Except (i) as set forth in the EQM Charter Documents, as in effect as of the date of this Agreement or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards outstanding as of the date of this Agreement, there are no outstanding obligations of EQM or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of EQM or any of its Subsidiaries (other than, with respect to the EQM Joint Ventures, as set forth in the definitive agreements for such EQM Joint Ventures).

          (c)   EQM GP is the sole general partner of EQM. EQM GP is the sole record and beneficial owner of the EQM GP Interest and the EQM Incentive Distribution Rights, and such EQM GP Interest and the EQM Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Law and the EQM Partnership Agreement. EQM GP owns the EQM GP Interest and the EQM Incentive Distribution Rights free and clear of any Liens.

          (d)   EQGP is the sole member of EQM GP. EQGP is the sole record and beneficial owner of all limited liability company interests in EQM GP, and such limited liability company interests have been duly authorized and validly issued in accordance with applicable Law and the Amended and Restated Limited Liability Company Agreement of EQM GP. EQGP owns the limited liability company interests in EQM GP free and clear of any Liens.

          (e)   All of the issued and outstanding limited liability company interests of each of Merger Sub and GP Merger Sub are owned, beneficially and of record, by EQM Gathering Holdings. Each of Merger Sub and GP Merger Sub has been formed solely for the purpose of engaging in the Merger or the GP Merger, respectively, and the other transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the Merger, the GP Merger and the other transactions contemplated by this Agreement, neither Merger Sub nor GP Merger Sub has or will have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

          (f)    When issued pursuant to the terms of this Agreement, all EQM Units constituting the Merger Consideration will be duly authorized, validly issued, fully paid (to the extent required under the EQM Partnership Agreement), nonassessable (except as set forth in the EQM Partnership Agreement or as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and, except as set forth in the EQM Partnership Agreement, free of preemptive rights.

        Section 4.3    Authority; Noncontravention.

          (a)   Each of the EQM Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the GP Merger. The execution, delivery and performance by the EQM Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, have been duly authorized by all necessary entity action on the part of the EQM Entities, and no other entity action on the part of the EQM Entities is necessary to authorize the execution, delivery and performance by the EQM Entities of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger. This Agreement has been duly executed and delivered by the applicable EQM Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of the applicable EQM Entities, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

          (b)   Neither the execution and delivery of this Agreement by the EQM Entities, nor the consummation by the EQM Entities of the transactions contemplated hereby, nor compliance by the EQM Entities with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the EQM Charter Documents, the EQM GP Charter Documents, the Merger Sub Charter Documents, the GP Merger Sub Charter Documents or any of the EQM Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to EQM, EQM GP or any of their Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, EQM, EQM GP or any of their Subsidiaries under any of the terms, conditions or provisions of any Contract or EQM Permit (including any Environmental Permit) to which EQM, EQM GP or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of EQM, EQM GP or any of their Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an EQM Material Adverse Effect.

          (c)   No vote or approval of the holders of any class or series of EQM Partnership Interests or other partnership interests, equity interests or capital stock of EQM or any of its Subsidiaries (other than Merger Sub and GP Merger Sub, with respect to which all such approvals have been obtained as of the date hereof) is necessary to approve this Agreement and the transactions contemplated hereby in accordance with the EQM Partnership Agreement.

          (d)   None of the EQM Entities nor any of their respective Subsidiaries holds any limited partner interests, capital stock, voting securities or equity interests of RMP or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such limited partner interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such limited partner interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such limited partner interests, shares of capital stock, voting securities or equity interests.

        Section 4.4    Governmental Approvals.     Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the Registration Statement and the Proxy Statement with the SEC, (b) the filing of the Certificate of Merger and the Certificate of GP Merger with the Secretary of State of the State of Delaware, (c) any filings required under, and in compliance with other applicable requirements of, the HSR Act and other Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the EQM Entities and the consummation by the EQM Entities of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in an EQM Material Adverse Effect.

        Section 4.5    EQM SEC Documents; Undisclosed Liabilities.

          (a)   EQM and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2016 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "EQM SEC Documents"). The EQM SEC Documents, as of their respective effective dates (in the case of the EQM SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other EQM SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such EQM SEC Documents, and none of the EQM SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the EQM SEC Documents. To the Knowledge of EQM, none of the EQM SEC Documents is the subject of ongoing SEC review or investigation.

          (b)   The consolidated financial statements of EQM included in the EQM SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of EQM and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to EQM and its consolidated Subsidiaries, taken as a whole).

          (c)   EQM has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to EQM, including its consolidated Subsidiaries, required to be disclosed by EQM in the reports that it files or submits under the Exchange Act is accumulated and communicated to EQM's principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by EQM in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. EQM's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to EQM's auditors and the audit committee of the EQM GP Board (i) all significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect EQM's ability to record, process, summarize and report financial data and have identified for EQM's auditors any material weaknesses in internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in EQM's internal controls over financial reporting. The principal executive officer and the principal financial officer of EQM have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the EQM SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of EQM has completed its assessment of the effectiveness of EQM's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2017, and such assessment concluded that such controls were effective. To the Knowledge of EQM, as of the date of this Agreement, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Except (i) as reflected or otherwise reserved against on the balance sheet of EQM and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the EQM SEC Documents filed by EQM and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither EQM nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of EQM prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, an EQM Material Adverse Effect.

          (e)   Neither EQM nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among EQM and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, EQM in EQM's published financial statements or any EQM SEC Documents.

        Section 4.6    Absence of Certain Changes or Events.

          (a)   Since the Balance Sheet Date, there has not been an EQM Material Adverse Effect.

          (b)   Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, EQM and its consolidated Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither EQM nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of RMP, would violate such provisions.

        Section 4.7    Legal Proceedings.     There are no investigations or proceedings pending (or, to the Knowledge of EQM, threatened) by any Governmental Authority with respect to EQM, EQM GP or any of their Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of EQM, threatened) against EQM, EQM GP or any of their Subsidiaries or any of their respective properties or assets, at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against EQM, EQM GP or any of their Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, an EQM Material Adverse Effect.

        Section 4.8    Compliance with Laws; Permits.

          (a)   EQM, EQM GP and their Subsidiaries are, and since the later of December 31, 2015 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, an EQM Material Adverse Effect.

          (b)   EQM, EQM GP and their Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for EQM, EQM GP and their Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "EQM Permits"), except where the failure to have any of the EQM Permits would not have, individually or in the aggregate, an EQM Material Adverse Effect. All EQM Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an EQM Material Adverse Effect. No suspension or cancellation of any of the EQM Permits is pending or, to the Knowledge of EQM, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, an EQM Material Adverse Effect. EQM, EQM GP and their Subsidiaries are not, and since December 31, 2015 have not been, in violation or breach of, or default under, any EQM Permit, except where such violation, breach or default would not have, individually or in the aggregate, an EQM Material Adverse Effect. As of the date of this Agreement, to the Knowledge of EQM, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of EQM, EQM GP or any of their Subsidiaries under, any EQM Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any EQM Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, an EQM Material Adverse Effect.

          (c)   Without limiting the generality of Section 4.8(a), none of EQM, its Subsidiaries, or, to the knowledge of EQM, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to EQM or its Subsidiaries; (ii) has, to the knowledge of EQM, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of EQM, is being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, an EQM Material Adverse Effect.

          (d)   None of EQM or any of its Subsidiaries has any liabilities under the WARN Act that would have, individually or in the aggregate, an EQM Material Adverse Effect. Except for such non-compliance which would not have, individually or in the aggregate, an EQM Material Adverse Effect, EQM and each of its Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

        Section 4.9    Information Supplied.     None of the information supplied (or to be supplied) in writing by or on behalf of EQM specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to RMP Unitholders, and at the time of the RMP Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement and Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, EQM makes no representation or warranty with respect to information supplied by or on behalf of RMP for inclusion or incorporation by reference in any of the foregoing documents.

        Section 4.10    Tax Matters.     Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect: (a) all Tax Returns required to be filed by or with respect to EQM or any of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete, (b) all Taxes owed by EQM or any of its Subsidiaries, or for which EQM or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full, (c) EQM and its Subsidiaries have timely complied with all applicable Tax withholding, collection and deposit requirements, (d) there are no Liens for Taxes (other than statutory Liens for current-period Taxes (x) that are not yet due and payable or (y) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of EQM or any of its Subsidiaries, (e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of EQM or any of its Subsidiaries, (f) there is no written claim against EQM or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to EQM or any of its Subsidiaries, (g) in the last three (3) years, no claim has been made in writing by a Governmental Authority in a jurisdiction where EQM or any of its Subsidiaries does not file income or franchise Tax Returns that EQM or such Subsidiary is or may be subject to income or franchise taxation in that jurisdiction, (h) none of EQM or any of its Subsidiaries is a party to a Tax allocation, sharing or indemnification agreement, and no payments are due or will become due by EQM or any of its Subsidiaries pursuant to any such agreement, in each case, other than (x) agreements solely between or among EQM and/or its Subsidiaries or (y) provisions contained in commercial agreements the primary purpose of which is not Taxes (including, without limitation, leases, employment agreements, commercial contracts and credit agreements), (i) none of EQM or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), or has any liability for the Taxes of any Person (other than EQM or any of its Subsidiaries), or as a transferee or successor, (j) each of EQM and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (k) EQM is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation, (l) at least 90% of the gross income of EQM for each taxable year since its formation through and including the current taxable year has been treated as "qualifying income" within the meaning of Section 7704(d) of the Code, (m) each Subsidiary of EQM, other than EQT Midstream Finance Corporation, is, and since its formation or acquisition by EQM has been, either a partnership or disregarded as an entity separate from its owner for U.S. federal income tax purposes, (n) neither EQM nor any of its Subsidiaries has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, nor is EQM or any of its Subsidiaries aware of any agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment and (o) neither EQM nor any of its Subsidiaries has ever entered into or been a party to any "listed transaction" as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

        Section 4.11    Employee Benefits.

          (a)   EQM has made available to RMP all material EQM Benefit Plans. "EQM Benefit Plans" means all Benefit Plans that are sponsored, maintained, contributed to or required to be contributed to by EQM or any of its Subsidiaries, or under which EQM or any of its Subsidiaries has any obligation or liability, whether actual or contingent, in each case, for the benefit of current or former officers, employees, directors or consultants of EQM or its Subsidiaries.

          (b)   Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, (i) none of EQM or any of its Subsidiaries contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan and (ii) none of EQM or any of its Subsidiaries has incurred any "withdrawal liability" (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other actual or contingent liability with respect to any Multiemployer Plan.

          (c)   Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, none of EQM, any of its Subsidiaries, or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any actual or contingent liability with respect to any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

          (d)   With respect to each EQM Benefit Plan that is subject to Section 302 or Title IV of ERISA, except as would not have, individually or in the aggregate, an EQM Material Adverse Effect: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (ii) all premiums to the PBGC have been timely paid in full, and (iii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by EQM or any of its Subsidiaries.

          (e)   Except for such claims which would not have, individually or in the aggregate, an EQM Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of EQM, threatened with respect to any EQM Benefit Plan, other than claims for benefits in the ordinary course, (i) alleging any breach of the material terms of such plan or any fiduciary duties with respect thereto or (ii) alleging any violation of any applicable Law with respect to such plan.

          (f)    Each EQM Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not have, individually or in the aggregate, an EQM Material Adverse Effect.

          (g)   Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, with respect to any EQM Benefit Plan, all contributions, premiums and other payments due from any of EQM or its Subsidiaries required by applicable Law or the terms of any EQM Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

          (h)   Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, neither EQM nor any of its Subsidiaries has any liability for post-termination or retiree life or medical benefits to former officers, employees, directors or consultants, or beneficiaries or dependents of any of the foregoing, except for continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA provided at no expense to EQM or any of its Subsidiaries.

          (i)    Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, none of EQM, its ERISA Affiliates or any other Person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the EQM Benefit Plans or their related trusts, EQM, any of its ERISA Affiliates or any Person that EQM or any of its ERISA Affiliates has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (j)    Except pursuant to retention or other arrangements put in place after the date of this Agreement in compliance with the terms of this Agreement, the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any employee, consultant or officer of EQM, EQM GP or any of their respective Subsidiaries, (ii) result in any forgiveness of indebtedness or an obligation to fund benefits with respect to any such individual or (iii) result in any limitation on the right of the EQM Entities or any of their Affiliates to amend, merge, terminate or receive a reversion of assets from any EQM Benefit Plan or related trust.

        Section 4.12    Labor Matters.

          (a)   Except for such matters which would not have, individually or in the aggregate, an EQM Material Adverse Effect, none of EQM, EQM GP or any of their respective Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of EQM, EQM GP or any of their respective Subsidiaries with respect to such matters and, to the Knowledge of EQM, no such investigation is in progress.

          (b)   Except for such matters which would not have, individually or in the aggregate, an EQM Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of EQM, EQM GP or any of their respective Subsidiaries, (ii) to the Knowledge of EQM, there is no (and has not been during the two-year period preceding the date of this Agreement) union organizing effort pending or threatened against EQM, EQM GP or any of their respective Subsidiaries, (iii) there is no (and has not been during the two-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of EQM, threatened against EQM, EQM GP or any of their respective Subsidiaries and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of EQM, threatened with respect to any employees of EQM, EQM GP or any of their respective Subsidiaries.

          (c)   None of EQM, EQM GP or any of their respective Subsidiaries has any liabilities under the WARN Act as a result of any action taken by EQM, EQM GP, or any of their respective Subsidiaries that would have, individually or in the aggregate, an EQM Material Adverse Effect.

          (d)   Except for such non-compliance which would not have, individually or in the aggregate, an EQM Material Adverse Effect, EQM, EQM GP and each of their respective Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

        Section 4.13    Environmental Matters.     Except as would not, individually or in the aggregate, have an EQM Material Adverse Effect: (a) each of EQM and its Subsidiaries is and, since the later of December 31, 2015 and their respective dates of incorporation, formation or organization, has been in compliance with all applicable Environmental Laws, (b) there has been no release of any Hazardous Substance by EQM or any of its Subsidiaries, or to the Knowledge of EQM, any other Person in any manner that would give rise to EQM or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (c) there are no investigations, actions, claims, suits or proceedings pending or, to the Knowledge of EQM, threatened against EQM or any of its Subsidiaries or involving any real property currently or, to the Knowledge of EQM, formerly owned, operated or leased by or for EQM or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (d) to the Knowledge of EQM, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, at or from any properties owned or operated by EQM or any of its Subsidiaries or as a result of any operations or activities of, or on behalf of, EQM or any of its Subsidiaries.

        Section 4.14    Contracts.

          (a)   Except for this Agreement, any EQM Benefit Plans, or as filed with the SEC prior to the date of this Agreement, neither EQM nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) (i) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to EQM; or (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $50,000,000 (all contracts of the type described in this Section 4.14(a) being referred to herein as "EQM Material Contracts").

          (b)   Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect: (i) each EQM Material Contract is valid and binding on EQM and any of its Subsidiaries, as applicable, and is in full force and effect; (ii) EQM and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each EQM Material Contract; (iii) neither EQM nor any of its Subsidiaries has received written notice of, or to the Knowledge of EQM, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of EQM or any of its Subsidiaries under any such EQM Material Contract; and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of EQM, threatened with respect to any employees of EQM and any of its Subsidiaries.

          (c)   EQM has provided to the RMP Conflicts Committee a true, correct and complete copy of the Drop-Down Agreement (including any amendments thereto). None of the EQM Entities is party to or bound by any agreement that would modify any of the EQM Entities' rights under the Drop-Down Agreement.

        Section 4.15    Property.

          (a)   Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, EQM or a Subsidiary of EQM owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, all leases under which EQM or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against EQM or any of its Subsidiaries and, to the Knowledge of EQM, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by EQM or any of its Subsidiaries or, to the Knowledge of EQM, the counterparties thereto, or, to the Knowledge of EQM, any event which, with notice or lapse of time or both, would become a material default by EQM or any of its Subsidiaries, or, to the Knowledge of EQM, the counterparties thereto.

          (b)   EQM and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have an EQM Material Adverse Effect. Except as would not, individually or in the aggregate, have an EQM Material Adverse Effect, each of EQM and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

        Section 4.16    Intellectual Property.     Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, either EQM or a Subsidiary of EQM owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the "EQM Intellectual Property") used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, (a) there are no pending or, to the Knowledge of

EQM, threatened claims by any Person alleging infringement or misappropriation by EQM or any of its Subsidiaries of such Person's intellectual property, (b) to the Knowledge of EQM, the conduct of the business of EQM and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither EQM nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the EQM Intellectual Property, and (d) to the Knowledge of EQM, no Person is infringing or misappropriating any EQM Intellectual Property.

        Section 4.17    Insurance.     Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, (i) EQM and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate and (ii) none of EQM or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

        Section 4.18    Brokers and Other Advisors.     Except for Evercore Group L.L.C., the fees and expenses of which will be paid by EQM, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the Merger, the GP Merger or the other transactions contemplated hereby based on arrangements made by or on behalf of EQM or any of its Subsidiaries.

        Section 4.19    State Takeover Statutes.     The action of the EQM GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the EQM Partnership Agreement.

        Section 4.20    Regulatory Matters.     Except as would not, individually or in the aggregate, have an EQM Material Adverse Effect, there are no proceedings pending, or to the Knowledge of EQM, threatened, alleging that EQM or any of its Subsidiaries is in material violation of the NGA, the NGPA, the ICA, the FPA, or PUHCA, or the laws, rules and regulations of any applicable state public utility commission or department, as the case may be.

        Section 4.21    Investment Company Act.     EQM is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

        Section 4.22    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article IV, none of EQM, Merger Sub or any other Person makes or has made any express or implied representation or warranty with respect to the EQM Entities or with respect to any other information provided to RMP in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, none of EQM, Merger Sub or any other Person will have or be subject to any liability or other obligation to RMP or any other Person resulting from the distribution to RMP (including its Representatives), or RMP's (or such Representatives') use of, any such information, including any information, documents, projections, forecasts or other materials made available to RMP in any "data rooms" or management presentations in expectation of the Merger or the GP Merger.

ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS

        Section 5.1    Preparation of the Registration Statement and the Proxy Statement; RMP Unitholders Meeting.

          (a)   As soon as practicable following the date of this Agreement, RMP and EQM shall jointly prepare and RMP shall file with the SEC the Proxy Statement, and RMP and EQM shall jointly prepare and EQM shall file with the SEC the Registration Statement, in which the Proxy

  Statement will be included as a prospectus. Each of RMP and EQM shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. RMP and EQM shall use their respective reasonable best efforts to cause the Proxy Statement to be mailed to the RMP Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by EQM, and no filing of, or amendment or supplement to, the Proxy Statement will be made by RMP, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to RMP or EQM, or any of their respective Affiliates, directors or officers, is discovered by RMP or EQM that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the RMP Unitholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

          (b)   RMP shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the RMP Unitholders (the "RMP Unitholders Meeting") for the purpose of obtaining the RMP Unitholder Approval. Subject to Section 5.3, RMP shall, through the RMP GP Board and the RMP Conflicts Committee, recommend to the RMP Unitholders approval of this Agreement and the Merger (the "RMP Board Recommendation"). Unless the RMP GP Board has effected an RMP Adverse Recommendation Change in accordance with Section 5.3, RMP shall use its reasonable best efforts to solicit from the RMP Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the RMP Unitholder Approval. The Proxy Statement shall include a copy of the RMP Fairness Opinion and (subject to Section 5.3) the RMP Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1, RMP shall submit this Agreement for approval by the RMP Unitholders at such RMP Unitholders Meeting. Notwithstanding anything in this Agreement to the contrary, RMP may (and if requested by EQM shall) postpone or adjourn the RMP Unitholders Meeting (i) to solicit additional proxies for the purpose of obtaining the RMP Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the RMP Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the RMP Unitholders prior to the RMP Unitholders Meeting and (iv) if RMP has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

        Section 5.2    Conduct of Business.

          (a)   Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the RMP Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any RMP Material Contract in effect as of the date of this Agreement (including the RMP Partnership Agreement) or (v) as agreed in writing by EQM (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, RMP and RMP GP shall, and shall cause each of their Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material RMP Permits and all material insurance policies maintained by RMP and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all RMP Material Contracts. Without limiting the generality of the foregoing, except (1) as expressly permitted by this Agreement, (2) as set forth in the corresponding provision of Section 5.2(a) of the RMP Disclosure Schedule, (3) as required by applicable Law, (4) as required by any RMP Material Contract in effect as of the date of this Agreement (including the RMP Partnership Agreement) or (5) as agreed in writing by EQM, during the period from the date of this Agreement to the Effective Time, RMP shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its RMP Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any RMP Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its RMP Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing, other than (i) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof and (ii) in connection with the granting of any awards under the RMP Equity Plans in the ordinary course of business; (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, other than Tax withholding with respect to any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof; (C) declare, set aside for payment or pay any distribution on any RMP Units or other RMP Partnership Interests, or otherwise make any payments to the RMP Unitholders in their capacity as such (other than (x) distributions by a direct or indirect Subsidiary of RMP to its parent and (y) subject to Section 5.14, RMP's regular quarterly distributions and associated distributions in respect of the RMP Incentive Distribution Rights in amounts consistent with publicly issued guidance as of the date hereof); or (D) split, combine, subdivide or reclassify any RMP Units or other RMP Partnership Interests;

             (ii)  (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a "keep well" or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of RMP or any of its Subsidiaries, other than, subject to Section 5.10(b), additional borrowings under the RMP Existing Credit Facility not in excess of the amount set forth in Section 5.2(a)(ii) of the RMP Disclosure Schedule or (B) except as contemplated by Section 5.10(b) and except for (x) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities and (y) any repayments of the RMP Existing Credit Facility, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of RMP or any of its Subsidiaries;

            (iii)  sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) (A) any of its properties or assets that do not generate cash on a recurring basis with a fair market value in excess of $25,000,000 in the aggregate and (B) any of its properties or assets that generate cash on a recurring basis (including securities of Subsidiaries), except in the case of clause (A), (w) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(a)(iii) of the RMP Disclosure Schedule, correct and complete copies of which have been made available to EQM and other potential transactions listed on Section 5.2(a)(iii) of the RMP Disclosure Schedule, (x) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (y) transactions (including sales of natural gas, natural gas liquids and other produced hydrocarbons and minerals) in the ordinary course of business consistent with past practice or (z) sales, transfers, leases, farmouts or other disposals to RMP or any of its Subsidiaries;

            (iv)  make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $50,000,000 in the aggregate, except for any such capital expenditures set forth in Section 5.2(a)(iv) of the RMP Disclosure Schedule or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

             (v)  directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, other than acquisitions (A) in the ordinary course of business or (B) outside the ordinary course of business that, in the aggregate, do not have a purchase price in excess of $50,000,000;

            (vi)  make any loans or advances to any Person (other than (A) to its employees in the ordinary course of business consistent with past practice, (B) loans and advances to RMP or any of its Subsidiaries and (C) trade credit granted in the ordinary course of business consistent with past practice);

           (vii)  (A) except (x) for Contracts relating to indebtedness permitted under this Agreement or (y) as in the ordinary course of business consistent with past practice, (1) enter into any contract or agreement that would be an RMP Material Contract in which the annual revenues or payments are anticipated to be in excess of $15,000,000 or (2) terminate or amend in any material respect any RMP Material Contract, or (B) (w) waive any material rights under any RMP Material Contract, (x) enter into or extend the term or scope of any RMP Material Contract that materially restricts RMP or any of its Subsidiaries from engaging in any line of business or in any geographic area, (y) enter into any RMP Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (z) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of RMP or any of its material Subsidiaries;

          (viii)  (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (C) settle or compromise any material liability for Taxes, or any audit, examination or other legal proceeding in respect of a material amount of Taxes, (D) surrender any claim for a refund of a material amount of Taxes, (E) enter into a "closing agreement" within the meaning of Section 7121 of the Code (or any analogous or similar provision of any state, local or foreign Law), (F) request any Tax ruling from any Governmental Authority, or (G) file any material amended Tax Return;

            (ix)  make any changes in financial accounting methods, principles or practices (or change an annual financial accounting period), except insofar as may be required by a change in GAAP or applicable Law;

             (x)  amend the RMP Charter Documents, the RMP Subsidiary Documents or the RMP GP Charter Documents;

            (xi)  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of RMP);

           (xii)  except as provided under any agreement entered into prior to the date of this Agreement, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $15,000,000 in the aggregate;

          (xiii)  take any action which would reasonably be expected to, in any material respect, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the transactions contemplated hereby;

          (xiv)  engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of RMP for any calendar quarter since its formation and prior to the Effective Time to be treated as "qualifying income" within the meaning of Section 7704(d) of the Code or that would otherwise cause RMP to be taxable as a corporation under Section 7704 of the Code; or

            (xv)  agree, in writing or otherwise, to take any of the foregoing actions.

          (b)   Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the EQM Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any EQM Material Contract in effect as of the date of this Agreement or (v) as agreed in writing by RMP (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time EQM and EQM GP shall, and shall cause each of their consolidated Subsidiaries to: (w) conduct its business in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all EQM Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (z) use its commercially reasonable efforts to keep in full force and effect all material EQM Permits and all material insurance policies maintained by EQM, its consolidated Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement, (B) as set forth in the corresponding provision of Section 5.2(b) of the EQM Disclosure Schedule, (C) as required by applicable Law, (D) as required by any EQM Material Contract in effect as of the date of this Agreement or

  (E) as agreed in writing by RMP, during the period from the date of this Agreement to the Effective Time, EQM shall not and shall not permit any of its consolidated Subsidiaries to:

              (i)  (A) issue, sell, grant, or dispose of, accelerate the vesting of or modify, as applicable, any of its partnership interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its partnership interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of the foregoing, other than (x) any such actions involving equity or equity-based awards that are outstanding on, or granted after, the date of this Agreement (it being understood that nothing in this Agreement shall restrict the granting of any awards under the EQM Equity Plans) and (y) issuances of up to 5,889,282 EQM Units as consideration in the Drop-Down Transactions; (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, shares of capital stock, voting securities or equity interests, other than Tax withholding with respect to, any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof; (C) declare, set aside for payment or pay any distribution on any EQM Units, or otherwise make any payments to the EQM Unitholders in their capacity as such (other than (x) distributions by a direct or indirect Subsidiary of EQM to its parent or (y) subject to Section 5.14, EQM's regular quarterly distributions and associated distributions to the EQM GP and in respect of the EQM Incentive Distribution Rights in amounts consistent with publicly issued guidance as of the date hereof); or (D) split, combine, subdivide or reclassify any of its partnership units or other interests;

             (ii)  other than any debt securities or options, warrants, calls or other rights to acquire any debt securities issued or sold by Mountain Valley Pipeline, LLC or its Subsidiaries, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of EQM or any of its Subsidiaries in an aggregate principal amount exceeding $2,500,000,000;

            (iii)  amend the EQM Charter Documents or EQM GP Charter Documents (other than amendments to the EQM Charter Documents that are approved by EQM GP or an EQM Unit Majority);

            (iv)  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of EQM);

             (v)  engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of EQM for any calendar quarter since its formation and prior to the Effective Time to be treated as "qualifying income" within the meaning of Section 7704(d) of the Code or that would otherwise cause EQM to be taxable as a corporation under Section 7704 of the Code;

            (vi)  make, or permit any of its Subsidiaries to make, any acquisition of any other Person or business or merge, consolidate or enter into any other business combination transaction or agreement with any Person, in each case, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the GP Merger;

           (vii)  file a registration statement relating to the primary offering, issuance and sale of EQM Units by EQM; or

          (viii)  agree, in writing or otherwise, to take any of the foregoing actions.

        Section 5.3    No Solicitation by RMP.

          (a)   RMP shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause RMP's and its Subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an RMP Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of RMP or its Subsidiaries and immediately prohibit any access by any Person (other than EQM and its Representatives) to any physical or electronic data room relating to a possible RMP Alternative Proposal. Except as permitted by this Section 5.3, (x) without the prior written consent of EQM, RMP shall not, and shall cause its Subsidiaries not to, and use its reasonable best efforts to cause its Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to an RMP Alternative Proposal, (ii) grant any waiver or release of any standstill or similar agreement with respect to any units of RMP or of any of its Subsidiaries, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an RMP Alternative Proposal, (iv) file with the SEC a Proxy Statement that does not include the RMP Board Recommendation, or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to EQM, the RMP Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any RMP Alternative Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for RMP Units within ten (10) business days after commencement of such offer, or resolving or agreeing to take any of the foregoing actions, and (y) subject to Section 5.3(b), within five business days of receipt of a written request of EQM following the receipt by RMP of any RMP Alternative Proposal, RMP shall publicly reconfirm the RMP Board Recommendation; provided, that EQM shall not be permitted to make such request on more than one occasion in respect of each RMP Alternative Proposal and each material modification to an RMP Alternative Proposal, if any (the taking of any action described in clauses (x)(iv) or (v) or the failure to take the action described in clause (y) being referred to as an "RMP Adverse Recommendation Change"). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by RMP's Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by RMP, other than in the case where (x) such breach is a result of an isolated action by a Person that is a Representative of RMP (other than a director or officer of RMP or RMP GP), (y) such breach was not caused by, or within the Knowledge of, RMP and (z) RMP takes appropriate actions to remedy such breach upon discovery thereof.

          (b)   Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the RMP Unitholder Approval, (i) RMP has received an unsolicited written RMP Alternative Proposal that the RMP GP Board (upon the recommendation of the RMP Conflicts Committee) believes is bona fide, (ii) the RMP GP Board (upon the recommendation of the RMP Conflicts Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith that (A) such RMP Alternative Proposal constitutes or would reasonably be expected to lead to or result in an RMP Superior Proposal and (B) failure to take such action would be inconsistent with its duties under applicable Law as modified by the RMP Partnership Agreement and (iii) such RMP Alternative Proposal did not result from a Willful Breach of this Section 5.3, then RMP may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to RMP and its Subsidiaries to the Person making such RMP Alternative Proposal and (B) participate in discussions or negotiations regarding such RMP Alternative Proposal; provided that (x) RMP will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless RMP has, or first enters into, a confidentiality agreement with such Person of the nature generally used in similar circumstances, as determined by RMP in its reasonable business judgment and (y) RMP will provide to EQM non-public information about RMP or its Subsidiaries that was not previously provided or made available to EQM prior to or substantially concurrently with providing or making available such non-public information to such other Person.

          (c)   In addition to the other obligations of RMP set forth in this Section 5.3, RMP shall promptly advise EQM, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, RMP in respect of any RMP Alternative Proposal, and shall, in any such notice to EQM, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep EQM reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and RMP shall promptly provide EQM with copies of any additional written materials received by RMP or that RMP has delivered to any third party making an RMP Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (d)   Notwithstanding any other provision of this Agreement, at any time prior to obtaining the RMP Unitholder Approval, the RMP GP Board and the RMP Conflicts Committee may effect an RMP Adverse Recommendation Change in response to an unsolicited RMP Alternative Proposal or an Intervening Event if the RMP GP Board (upon the recommendation of the RMP Conflicts Committee), after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be inconsistent with its duties under applicable Law as modified by the RMP Partnership Agreement and:

              (i)  if the RMP GP Board (upon the recommendation of the RMP Conflicts Committee) intends to effect such RMP Adverse Recommendation Change in response to an RMP Alternative Proposal:

              (A)  such RMP Alternative Proposal is bona fide, in writing and has not been withdrawn or abandoned;

              (B)  the RMP GP Board (upon the recommendation of the RMP Conflicts Committee) has determined, after consultation with its outside legal counsel and financial advisors, that such RMP Alternative Proposal constitutes an RMP Superior Proposal after giving effect to all of the adjustments offered by EQM pursuant to clause (E) below;

              (C)  RMP has provided prior written notice to EQM in accordance with Section 8.9 (the "RMP Superior Proposal Notice") of the RMP GP Board's intention to effect an RMP Adverse Recommendation Change, and such RMP Superior Proposal Notice has specified the identity of the Person making such RMP Alternative Proposal, the material terms and conditions of such RMP Alternative Proposal, and complete copies of any written proposal or offers (including proposed agreements) received by RMP in connection with such RMP Alternative Proposal;

              (D)  during the period that commences on the date of delivery of the RMP Superior Proposal Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Eastern time on the date that is the fourth calendar day following the date of such delivery (the "RMP Superior Proposal Notice Period"), RMP shall (1) negotiate with EQM in good faith to make such adjustments to the terms and conditions of this Agreement so that the failure to effect such RMP Adverse Recommendation Change would not be inconsistent with its duties under applicable Law, as modified by the RMP Partnership Agreement; and (2) keep EQM reasonably informed with respect to the status and changes in the material terms and conditions of such RMP Alternative Proposal or other change in circumstances related thereto; provided, however, that any material revisions to such RMP Alternative Proposal (it being agreed that any change in the purchase price in such RMP Alternative Proposal shall be deemed a material revision) shall require delivery of a subsequent RMP Superior Proposal Notice and a subsequent RMP Superior Proposal Notice Period in respect of such revised RMP Alternative Proposal, except that such subsequent RMP Superior Proposal Notice Period shall expire upon the later of (x) the end of the initial RMP Superior Proposal Notice Period and (y) 11:59 p.m. Eastern time on the date that is the second calendar day following the date of the delivery of such subsequent RMP Superior Proposal Notice; and

              (E)  the RMP GP Board shall have considered all revisions to the terms of this Agreement offered in writing by EQM and, at the end of the RMP Superior Proposal Notice Period, shall have determined in good faith that (i) such RMP Alternative Proposal continues to constitute an RMP Superior Proposal even if such revisions were to be given effect and (ii) failure to effect an RMP Adverse Recommendation Change would be inconsistent with its duties under applicable Law as modified by the RMP Partnership Agreement even if such revisions were to be given effect; or

             (ii)  if the RMP GP Board (upon the recommendation of the RMP Conflicts Committee) intends to effect such RMP Adverse Recommendation Change in response to an Intervening Event:

              (A)  RMP shall provide prior written notice to EQM in accordance with Section 8.9 (the "RMP Recommendation Change Notice") of the RMP GP Board's intention to effect an RMP Adverse Recommendation Change, and such RMP Recommendation Change Notice shall specify the details of such Intervening Event and the reasons for the RMP Adverse Recommendation Change;

              (B)  during the period that commences on the date of delivery of the RMP Recommendation Change Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Eastern time on the date that is the fifth calendar day following the date of such delivery, RMP shall (i) negotiate with EQM in good faith to make such adjustments to the terms and conditions of this Agreement so that the failure to effect such RMP Adverse Recommendation Change would not be inconsistent with its duties under applicable Law, as modified by the RMP Partnership Agreement; and (ii) keep EQM reasonably informed of any change in circumstances related thereto; and

              (C)  the RMP GP Board shall have considered all revisions to the terms of this Agreement offered in writing by EQM and, at the end of the RMP Adverse Recommendation Change Notice Period, shall have determined (upon the recommendation of the RMP Conflicts Committee) in good faith that the failure to effect an RMP Adverse Recommendation Change would be inconsistent with its duties under applicable Law as modified by the RMP Partnership Agreement even if such revisions were to be given effect.

          (e)   Nothing contained in this Agreement shall prevent RMP or the RMP GP Board from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an RMP Alternative Proposal if the RMP GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided that any RMP Adverse Recommendation Change may only be made in accordance with Section 5.3(d). For the avoidance of doubt, a public statement that describes RMP's receipt of an RMP Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an RMP Adverse Recommendation Change.

        Section 5.4    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement (including Section 5.4(d)), the EQM Entities, on the one hand, and the RMP Entities, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain as promptly as practicable (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, including by Governmental Authorities, challenging this Agreement or the consummation of the transactions contemplated hereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties.

          (b)   In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 business days after the date of this Agreement or after any later date on which the parties agree that there is an HSR Act filing requirement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act and to obtain approvals or consents under any other applicable Antitrust Laws as promptly as practicable (and in any event no later than the Outside Date); and (ii) EQM and RMP shall each use its reasonable best efforts to (A) take all actions necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (B) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all actions necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

          (c)   Each of the parties hereto shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, any Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party's reasonable comments in any communication or submission to be given by it to any Governmental Authority with respect to obtaining any approvals, consents, clearances or expirations or terminations of waiting periods required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 5.6(b), the parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

          (d)   The EQM Entities and the RMP Entities (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (i) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including (A) offering, negotiating, accepting and agreeing to dispose or hold separate any part of the EQM Entities, the RMP Entities' or their respective Subsidiaries' businesses, operations or assets (or a combination thereof) or (B) offering, negotiating, accepting and agreeing to restrict the manner in which the EQM Entities, the RMP Entities or any of their respective Subsidiaries may carry on business in any part of the world (the actions described in subsections (ii)(A) and (ii)(B) together, "Remedial Actions"); provided, however, that notwithstanding anything to the contrary contained in this Agreement, the EQM Entities, the RMP Entities and their Affiliates and Subsidiaries shall not be required to take any Remedial Action, take any other action, or enter into any other agreement if such Remedial Action or other action or agreement, individually or in the aggregate, would reasonably be expected to have a material adverse impact on (x) the EQM Entities and their Subsidiaries, prior to the Merger, taken as a whole, (y) the RMP Entities and their Subsidiaries, taken as a whole or (z) the EQM Entities and their Subsidiaries, after the Merger, taken as a whole. Neither the EQM Entities nor the RMP Entities shall, without the other parties' prior written consent, offer, negotiate, accept or agree to any Remedial Action or other action or agreement with respect to the EQM Entities' or the RMP Entities' businesses, operations or assets, or any restrictions on their businesses.

        Section 5.5    Public Announcements.     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by EQM and RMP. Thereafter, neither EQM nor RMP shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that RMP shall not be required by this Section 5.5 to consult with any other party with respect to a public announcement in connection with the receipt and existence of an RMP Alternative Proposal that the RMP GP Board (upon the recommendation of the RMP Conflicts Committee) believes is bona fide and matters related thereto or an RMP Adverse Recommendation Change but nothing in this proviso shall limit any obligation of RMP under Section 5.3(d) to negotiate with EQM in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by EQM or RMP in compliance with this Section 5.5.

        Section 5.6    Access to Information; Confidentiality.

          (a)   Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries' properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Each party shall furnish promptly to the other party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including "comment letters") received by such party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries' business, properties and personnel as the other party may reasonably request (including information necessary to prepare the Proxy Statement). Each party and its Representatives shall hold information received from the other party pursuant to this Section 5.6 in confidence.

          (b)   This Section 5.6 shall not require either party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such party would reasonably be expected to result in (i) any violation of any contract or Law to which such party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party's good faith judgment (after consultation with counsel) adversely affect in any material respect such party's position in any pending or, what such party believes in good faith (after consultation with counsel) could be, future litigation or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (A) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary "clean-room" arrangements pursuant to which appropriately designated Representatives of the other party shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (1) notify the other party that such disclosures are reasonably likely to violate its or its Subsidiaries' obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (2) communicate to the other party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)) and (3) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries' obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

          (c)   No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

        Section 5.7    Notification of Certain Matters.     RMP shall give prompt notice to EQM, and EQM shall give prompt notice to RMP, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to RMP or EQM, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

        Section 5.8    Indemnification and Insurance.

          (a)   For purposes of this Section 5.8, (i) "Indemnified Person" shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of RMP, RMP GP or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with RMP) serving at the request of or on behalf of RMP or RMP GP or any of their respective Subsidiaries and together with such Person's heirs, executors or administrators and (ii) "Proceeding" shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

          (b)   From and after the Effective Time, to the fullest extent that RMP, RMP GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, EQM and EQM GP agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within 10 days after any written request, of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the RMP Charter Documents and comparable governing instruments of RMP GP and any Subsidiary of RMP or RMP GP immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity and the Surviving GP Entity shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of RMP, RMP GP and their respective Subsidiaries than are presently set forth in the RMP Charter Documents and comparable governing instruments of RMP GP. Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

          (c)   The Surviving Entity and the Surviving GP Entity shall maintain in effect for six years from the Effective Time RMP's and RMP GP's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Entity or the Surviving GP Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or the Surviving GP Entity be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by RMP or RMP GP for such insurance (the "Maximum Amount"). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity or the Surviving GP Entity would be required to expend more than the Maximum Amount, the Surviving Entity or the Surviving GP Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If RMP in its sole discretion elects, then, in lieu of the obligations of EQM and the Surviving Entity or the Surviving GP Entity under this Section 5.8(c), RMP or RMP GP may, prior to the Effective Time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six times the Maximum Amount.

          (d)   The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of RMP, RMP GP, the Surviving Entity or the Surviving GP Entity, the DRULPA or the DLLCA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If either the Surviving Entity or the Surviving GP Entity, or in each case any of its successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of its businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity or the Surviving GP Entity, as applicable, shall assume the obligations of the Surviving Entity set forth in this Section 5.8.

        Section 5.9    Securityholder Litigation.     RMP shall give EQM the opportunity to participate in the defense or settlement of any securityholder litigation against RMP and/or its officers and directors relating to the transactions contemplated hereby; provided that RMP shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

        Section 5.10    Financing Matters.

          (a)   RMP hereby consents to EQM's use of and reliance on any audited or unaudited financial statements relating to RMP and its consolidated Subsidiaries, or any entities or businesses acquired by RMP reasonably requested by EQM to be used in any financing or other activities of EQM, including any filings that EQM desires to make with the SEC. In addition, RMP will use commercially reasonable efforts, at EQM's sole cost and expense, to obtain the consents of any auditor to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, RMP will provide such assistance (and will cause its Subsidiaries and its and their respective personnel and advisors to provide such assistance), as EQM may reasonably request in order to assist EQM in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings. Such assistance shall include, but not be limited to, the following: (i) providing such information, and making available such personnel as EQM may reasonably request; (ii) participation in, and assistance with, any marketing activities related to such financing; (iii) participation by senior management of RMP in, and their assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iv) taking such actions as are reasonably requested by EQM or its financing sources to facilitate the satisfaction of all conditions precedent to obtaining such financing; and (v) taking such actions as may be required to permit any cash and marketable securities of RMP or EQM to be made available to finance the transactions contemplated hereby at the Effective Time.

          (b)   RMP shall, and shall cause its Subsidiaries, to deliver at the Closing lien and guarantee terminations and releases, as applicable, and instruments of release and discharge (including a customary payoff letter) with respect to (i) that certain Credit Agreement, dated as of December 22, 2014, by and among RMP, as parent guarantor, Rice Midstream OpCo LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent, and the lenders and other parties from time to time party thereto, as it may be amended, modified or supplemented from time to time (the "RMP Existing Credit Facility") and (ii) at EQM's request, any other indebtedness of RMP, and to give any other notices requested by EQM in order to facilitate repayment of the RMP Existing Credit Facility and any such other indebtedness. In addition, RMP shall use reasonable best efforts to assist EQM, at EQM's request, in facilitating the termination, amendment, or assumption of any derivative transactions of RMP or any Subsidiary thereof in connection with the consummation of the transactions contemplated hereby.

        Section 5.11    Fees and Expenses.     Except as otherwise provided in Section 7.2 and Section 7.3, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses (other than the filing fee payable to the SEC in connection with the Registration Statement and the expenses incurred in connection with the filing of the Registration Statement and the printing and mailing of the Proxy Statement, which shall be borne by EQM). EQM shall have sole responsibility for the payment of all filing fees under applicable Antitrust Laws, including the filing fee payable under the HSR Act.

        Section 5.12    Section 16 Matters.     Prior to the Effective Time, EQM and RMP shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of

RMP Units (including derivative securities with respect to RMP Units) or acquisitions of EQM Units (including derivative securities with respect to EQM Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to RMP, or will become subject to such reporting requirements with respect to EQM, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.13    Listing.     EQM shall cause the EQM Units to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

        Section 5.14    Distributions.     After the date of this Agreement until the Effective Time, each of EQM and RMP shall coordinate with the other regarding the declaration of any distributions in respect of EQM Units, RMP Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of RMP Units shall not receive, for any quarter, distributions both in respect of RMP Units and also distributions in respect of EQM Units that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (a) only distributions in respect of RMP Units or (b) only distributions in respect of EQM Units that they receive in exchange therefor in the Merger.

        Section 5.15    Conflicts Committees.

          (a)   Prior to the Effective Time, EQT shall not, and shall cause its Subsidiaries not to, without the consent of the RMP Conflicts Committee, eliminate the RMP Conflicts Committee, or revoke or diminish the authority of the RMP Conflicts Committee, or remove or cause the removal of any director of the RMP GP Board that is a member of the RMP Conflicts Committee either as a member of the RMP GP Board or the RMP Conflicts Committee, without the affirmative vote of the RMP Conflicts Committee. For the avoidance of doubt, this Section 5.15(a) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the RMP GP Agreement.

          (b)   Prior to the Effective Time, EQT shall not, and shall cause its Subsidiaries not to, without the consent of the EQM Conflicts Committee, eliminate the EQM Conflicts Committee, or revoke or diminish the authority of the EQM Conflicts Committee, or remove or cause the removal of any director of the EQM GP Board that is a member of the EQM Conflicts Committee either as a member of the EQM GP Board or the EQM Conflicts Committee, without the affirmative vote of the EQM Conflicts Committee. For the avoidance of doubt, this Section 5.15(b) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the EQM GP Agreement.

          (c)   EQT represents and warrants to EQM and RMP, respectively, that it has provided to the EQM Conflicts Committee and the RMP Conflicts Committee a true, correct and complete copy of the IDR Purchase and Sale Agreement (including any amendments thereto), and neither EQT nor RMGH is a party to or bound by any agreement that would modify any of their respective rights under the IDR Purchase and Sale Agreement.

        Section 5.16    Voting and Consent.     EQT covenants and agrees that, until the Effective Time or the earlier of a termination of this Agreement, at the RMP Unitholders Meeting or any other meeting of RMP Limited Partners or any vote of RMP Limited Partner Interests in connection with a vote of the RMP Limited Partners, however called, EQT will vote, or cause to be voted, all RMP Limited Partner Interests then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof. EQT consents to, and has caused or shall cause, to the extent necessary and to the extent permitted by the organizational documents thereof, each of its Subsidiaries to consent to, this Agreement and the transactions contemplated by this Agreement.

        Section 5.17    Tax Opinions.     Each of the parties shall use its respective reasonable best efforts to obtain the opinions of counsel referenced in Section 6.1(f), Section 6.2(c) and Section 6.3(c), including by executing and delivering customary tax representation letters to each such counsel in form and substance reasonably satisfactory to such counsel.

ARTICLE VI
CONDITIONS PRECEDENT

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger and the GP Merger.     The respective obligations of each party hereto to effect the Merger and the GP Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    RMP Unitholder Approval.     The RMP Unitholder Approval shall have been obtained in accordance with applicable Law and the RMP Partnership Agreement;

          (b)    Regulatory Approval.     Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired;

          (c)    No Injunctions or Restraints.     No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal;

          (d)    Registration Statement.     The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

          (e)    Unit Listing.     The EQM Units deliverable to the RMP Unitholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (f)    Tax Opinions.     (i) EQM shall have received an opinion of Baker Botts L.L.P. dated as of the Closing Date to the effect that (i) at least 90% of the gross income of EQM for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code and (ii) at least 90% of the combined gross income of each of EQM and RMP for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the EQM Entities and the RMP Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

          (g)   RMP shall have received an opinion of Baker Botts L.L.P dated as of the Closing Date to the effect that at least 90% of the gross income of RMP for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the RMP Entities and any of its respective affiliates as to such matters as such counsel may reasonably request.

          (h)    Drop-Down Transactions.     All conditions precedent to the Drop-Down Transactions shall have been fulfilled or waived in accordance with the Drop-Down Agreement as in effect as of the date hereof, and closing of the Drop-Down Transactions shall have been consummated, or the parties to the Drop-Down Agreement shall be ready, willing and able to consummate the Drop-Down Transactions substantially simultaneously with the Closing, on the terms reflected in the Drop-Down Agreement as in effect as of the date hereof.

          (i)    IDR Transaction.     All conditions precedent to the IDR Transaction shall have been fulfilled or waived in accordance with the IDR Purchase and Sale Agreement as in effect as of the date hereof, and closing of the IDR Transaction shall have been consummated on the terms reflected in the IDR Purchase and Sale Agreement as in effect as of the date hereof.

        Section 6.2    Conditions to Obligations of EQM Entities to Effect the Merger and the GP Merger.     The obligations of the EQM Entities to effect the Merger and the GP Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of the RMP Entities contained in Section 3.3(a), Section 3.3(c) and Section 3.6(a), shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the RMP Entities contained in Section 3.2(a) and Section 3.2(b) shall be true and correct except for any de minimis inaccuracies, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the RMP Entities set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "RMP Material Adverse Effect" set forth in any individual such representation or warranty, other than in Section 3.5 and Section 3.9 and the definition of RMP Material Contract in Section 3.14) does not have, and would not reasonably be expected to have, individually or in the aggregate, an RMP Material Adverse Effect. EQM shall have received a certificate signed on behalf of RMP by an executive officer of RMP GP to such effect.

          (b)    Performance of Obligations of the RMP Entities.     Each of the RMP Entities shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and EQM shall have received a certificate signed on behalf of RMP by an executive officer of RMP GP to such effect.

          (c)    Tax Opinions.     EQM shall have received an opinion of Baker Botts L.L.P. dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) EQM should not recognize any income or gain as a result of the Merger, and (ii) no gain or loss should be recognized by holders of EQM Units or other partnership interests in EQM as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the EQM Entities and the RMP Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

        Section 6.3    Conditions to Obligation of RMP Entities to Effect the Merger and the GP Merger.     The obligations of the RMP Entities to effect the Merger and the GP Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of the EQM Entities contained in Section 4.3(a) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the EQM Entities contained in Section 4.2(a) and Section 4.2(b) shall be true and correct except for any de minimis inaccuracies, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the EQM Entities set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "EQM Material Adverse Effect" set forth in any individual such representation or warranty, other than in Section 4.5 and Section 4.9 and the definition of EQM Material Contract in Section 4.14) does not have, and would not reasonably be expected to have, individually or in the aggregate, an EQM Material Adverse Effect. RMP shall have received a certificate signed on behalf of EQM by an executive officer of EQM GP to such effect.

          (b)    Performance of Obligations of the EQM Entities.     The EQM Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and RMP shall have received a certificate signed on behalf of EQM by an executive officer of EQM GP to such effect.

          (c)    Tax Opinions.     RMP shall have received an opinion of Baker Botts L.L.P. dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) RMP should not recognize any income or gain as a result of the Merger and (ii) no gain or loss should be recognized by holders of RMP Units or other partnership interests in RMP as a result of the Merger (other than any gain resulting from (A) any actual or constructive distribution of cash or other property or (B) any decrease in partnership liabilities pursuant to Section 752 of the Code). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the RMP Entities and the EQM Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

        Section 6.4    Frustration of Closing Conditions.     None of the RMP Entities or the EQM Entities may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger, the GP Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VII
TERMINATION

        Section 7.1    Termination.     This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

          (a)   by the mutual written consent of RMP and EQM duly authorized by each of the RMP GP Board and the EQM GP Board, respectively;

          (b)   by either of RMP or EQM:

              (i)  if the Closing shall not have been consummated on or before December 31, 2018 (the "Outside Date"); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (A) to RMP or EQM if the inability to satisfy such condition was due to the failure of, in the case of RMP, RMP or RMP GP, and, in the case of EQM, EQM, EQM GP, Merger Sub or GP Merger Sub, to perform any of its obligations under this Agreement or (B) to RMP or EQM if in the case of RMP, EQM, EQM GP, Merger Sub or GP Merger Sub, and in the case of EQM, RMP or RMP GP, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

             (ii)  if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to EQM or RMP if such Restraint was due to the failure of, in the case of RMP, RMP or RMP GP, and, in the case of EQM, EQM, EQM GP, Merger Sub or GP Merger Sub, to perform any of its obligations under this Agreement;

            (iii)  if the RMP Unitholders Meeting and any postponements or adjournments thereof shall have concluded and the RMP Unitholder Approval shall not have been obtained; or

            (iv)  if the IDR Purchase and Sale Agreement or the Drop-Down Agreement shall have been terminated in accordance with its terms; or

          (c)   by EQM (which termination may be effected by the EQM Conflicts Committee with the consent, authorization or approval of the EQM Board):

              (i)  if an RMP Adverse Recommendation Change shall have occurred prior to the RMP Unitholders Meeting;

             (ii)  prior to the receipt of the RMP Unitholder Approval, if RMP shall be in Willful Breach of its obligations pursuant to the first three sentences of Section 5.1(b) or Section 5.3, other than in the case where (x) such Willful Breach is a result of an isolated action by a Person that is a Representative of RMP (other than a director or officer of RMP or RMP GP), (y) such Willful Breach was not caused by, or within the Knowledge of, RMP and (z) RMP takes appropriate actions to remedy such Willful Breach upon discovery thereof; provided that EQM shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if EQM is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

            (iii)  if RMP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the RMP Entities set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured by RMP or RMP GP within 30 days following receipt of written notice from EQM of such breach or failure; provided that EQM shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if any EQM Entity is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (d)   by RMP (which termination may be effected by the RMP Conflicts Committee with the consent, authorization or approval of the RMP Board), if EQM shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of EQM set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by EQM within 30 days following receipt of written notice from RMP of such breach or failure; provided, that RMP shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if RMP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

        Section 7.2    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 5.11, Section 7.2 and Section 7.3 and in the last sentence of Section 5.6(a), and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any EQM Entity or RMP Entity or their respective directors, officers and Affiliates, except (a) RMP or EQM may have liability as provided in Section 7.3, and (b) subject to Sections 7.3(d), (f) and (g), nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger, the GP Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any party from liability for fraud or a Willful Breach of any covenant or other agreement contained in this Agreement.

        Section 7.3    Fees and Expenses.

          (a)   In the event that (A) an RMP Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the RMP Unitholders Meeting (or, if the RMP Unitholders Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 7.1(b)(i) [Outside Date]), (B) this Agreement is terminated by RMP or EQM pursuant to Section 7.1(b)(i) [Outside Date] or Section 7.1(b)(iii) [Failed RMP Unitholder Vote], and (C) RMP enters into a definitive agreement with respect to, or consummates, any RMP Alternative Proposal within 12 months after the date this Agreement is terminated (whether or not such RMP Alternative Proposal is the same RMP Alternative Proposal referred to in clause (A)), then, subject to Section 7.3(f), RMP shall pay to EQM a termination fee equal to $63,400,000, less any EQM Expenses previously paid by RMP pursuant to Section 7.3(e) (the "RMP Termination Fee"), upon the earlier of the public announcement that RMP has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 7.3(a), the term "RMP Alternative Proposal" shall have the meaning assigned to such term in Section 8.13, except that the references to "20% or more" shall be deemed to be references to "50% or more."

          (b)   In the event this Agreement is terminated by RMP or EQM pursuant to Section 7.1(b)(iii) [Failed RMP Unitholder Vote] in a case where an RMP Adverse Recommendation Change has occurred, or by EQM pursuant to Section 7.1(c)(i) [RMP Adverse Recommendation Change] or Section 7.1(c)(ii) [RMP Willful Breach] (without limiting EQM's remedies described in Section 8.8), then RMP shall pay to EQM, within two business days after the date of termination, the RMP Termination Fee.

          (c)   Subject to Section 7.3(f), any payment of the RMP Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by EQM.

          (d)   In the event that RMP shall fail to pay the RMP Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if RMP shall fail to pay the RMP Termination Fee when due, RMP shall also pay all of EQM's reasonable costs and expenses (including attorneys' fees) in connection with efforts to collect such fee. The RMP Entities and the EQM Entities acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, neither the RMP Entities nor the EQM Entities would enter into this Agreement. The parties agree that in the event that RMP pays the RMP Termination Fee to EQM, no RMP Entity shall have any further liability to any EQM Entity of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall RMP be required to pay the RMP Termination Fee on more than one occasion.

          (e)   Notwithstanding anything to the contrary in this Agreement (except Sections 7.3(f) and 7.3(g)), (i) in the event of termination of this Agreement by RMP pursuant to Section 7.1(d) [EQM Uncured Breach], then EQM shall promptly, but in no event later than three business days after receipt of an invoice (with supporting documentation) therefor from RMP, pay RMP's designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by RMP and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the "RMP Expenses"); provided, however, that in no event shall EQM have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by EQM pursuant to Section 7.1(c)(iii) [RMP Uncured Breach] and (ii) in the event of termination of this Agreement by EQM pursuant to Section 7.1(c)(iii) [RMP Uncured Breach], then RMP shall promptly, but in no event later than three business days after receipt of an invoice (with supporting documentation) therefor from EQM, pay EQM's designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by EQM and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the "EQM Expenses"); provided, however, that in no event shall RMP have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by RMP pursuant to Section 7.1(d) [EQM Uncured Breach].

          (f)    Notwithstanding anything to the contrary in this Agreement, in the event that RMP is required to pay the RMP Termination Fee or the EQM Expenses, RMP shall pay to EQM an amount equal to the lesser of (i) the sum of the RMP Termination Fee and the EQM Expenses (such sum, the "RMP Base Amount") and (ii) the maximum amount, if any, that can be paid to EQM without causing EQM to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the RMP Termination Fee and the EQM Expenses as non-qualifying income and after taking into consideration all other sources of non-qualifying income (computed by treating as non-qualifying income any income that is not of the type that Baker Botts L.L.P. has opined or will opine is qualifying income as defined in Section 7704(d) of the Code) (such maximum amount, the "EQM Non-Qualifying Income Cushion"), as determined by EQM's independent accountants. Notwithstanding the foregoing, in the event EQM receives an opinion from outside counsel or a ruling from the IRS ("Tax Guidance") providing that EQM's receipt of the RMP Base Amount would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code, RMP shall, upon receiving notice that EQM has received the Tax Guidance, pay to EQM any unpaid portion of the RMP Base Amount within five (5) business days. In the event that EQM is not able to receive the full RMP Base Amount due to the above limitations, RMP shall place the unpaid portion in escrow by wire transfer within three (3) days of termination and shall not release any portion thereof to EQM unless and until EQM receives either: (x) a letter from independent nationally recognized accounting firm indicating the EQM Non-Qualifying Income Cushion for any subsequent year (in which case RMP shall pay to EQM the lesser of the unpaid portion of the RMP Base Amount or the EQM Non-Qualifying Income Cushion specified within five (5) business days after RMP has been notified thereof) or (y) Tax Guidance providing that EQM's receipt of such portion would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code (in which case RMP shall pay to EQM any unpaid portion of the RMP Base Amount within five (5) business days after RMP has been notified thereof). The obligation of RMP to pay any unpaid portion of the RMP Base Amount shall terminate on December 31 following the date that is five (5) years from the date of this Agreement. Any amounts remaining in escrow after the obligation of RMP to pay the RMP Base Amount terminates shall be retained by RMP.

          (g)   Notwithstanding anything to the contrary in this Agreement, in the event that EQM is required to pay the RMP Expenses, EQM shall pay to RMP an amount equal to the lesser of (i) the RMP Expenses and (ii) the maximum amount, if any, that can be paid to RMP without causing RMP to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the RMP Expenses as non-qualifying income and after taking into consideration all other sources of non-qualifying income (computed by treating as non-qualifying income any income that is not of the type that Baker Botts L.L.P. has opined or will opine is qualifying income as defined in Section 7704(d) of the Code) (such maximum amount, the "RMP Non-Qualifying Income Cushion"), as determined by RMP's independent accountants. Notwithstanding the foregoing, in the event RMP receives Tax Guidance providing that RMP's receipt of the RMP Expenses would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code, EQM shall, upon receiving notice that RMP has received the Tax Guidance, pay to RMP any unpaid portion of the RMP Expenses within five (5) business days. In the event that RMP is not able to receive the full RMP Expenses due to the above limitations, EQM shall place the unpaid portion in escrow by wire transfer within three (3) days of termination and shall not release any portion thereof to RMP unless and until RMP receives either: (x) a letter from independent nationally recognized accounting firm indicating the RMP Non-Qualifying Income Cushion for any subsequent year (in which case EQM shall pay to RMP the lesser of the unpaid portion of the RMP Expenses or the RMP Non-Qualifying Income Cushion specified within five (5) business days after EQM has been notified thereof) or (y) Tax Guidance providing that RMP's receipt of such portion would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code (in which case EQM shall pay to RMP any unpaid portion of the RMP Expenses within five (5) business days after EQM has been notified thereof). The obligation of EQM to pay any unpaid portion of the RMP Expenses shall terminate on December 31 following the date that is five (5) years from the date of this Agreement. Any amounts remaining in escrow after the obligation of EQM to pay the RMP Expenses terminates shall be retained by EQM.

ARTICLE VIII
MISCELLANEOUS

        Section 8.1    No Survival.     Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.8 and Section 5.11 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Section 5.11, Section 7.2 and Section 7.3, in the last sentence of Section 5.6(a) and this Article VIII shall survive termination of this Agreement.

        Section 8.2    Amendment or Supplement.     At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the RMP Unitholder Approval, by written agreement of the parties, by action taken or authorized by the RMP GP Board and the EQM GP Board; provided, however, that the RMP GP Board and EQM GP Board may not take or authorize any such action unless it has first been approved in writing by the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable; provided, further, that following approval of this Agreement and the Merger by the RMP Unitholders, there shall be no amendment or change to the provisions of this Agreement which by Law or stock exchange rule would require further approval by the RMP Unitholders without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of RMP or the RMP GP Board or of EQM or the EQM GP Board is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the RMP GP Board and EQM GP Board, as applicable; provided, however, that the RMP GP Board and EQM GP Board, as applicable, may not take or authorize any such action unless such action has first been approved in writing by the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable. In the event the RMP GP Board or the EQM GP Board, as applicable, takes or authorizes any action under this Section 8.2 that is counter to any action or recommendation by the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable, or was not approved in writing by such conflicts committee as required by this Section 8.2, then the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable, may rescind its approval of this Agreement, with such rescission resulting in the rescission of "Special Approval" under Section 7.9 of the RMP Partnership Agreement or the EQM Partnership Agreement, as applicable. For the avoidance of doubt, any rescission of "Special Approval" under the RMP Partnership Agreement pursuant to the prior sentence shall not, in and of itself, constitute an RMP Adverse Recommendation Change under this Agreement.

        Section 8.3    Extension of Time, Waiver.     At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions or (d) make or grant any consent under this Agreement; provided, however, that the RMP GP Board or the EQM GP Board may not take or authorize any action under this Section 8.3 or otherwise grant any consent under this Agreement unless it has first been approved in writing by the RMP Conflicts Committee or EQM Conflicts Committee, as applicable. Notwithstanding the foregoing, no failure or delay by any RMP Entity or any EQM Entity in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. In the event the RMP GP Board or the EQM GP Board, as applicable, takes or authorizes any action under this Section 8.3 that is counter to any action or recommendation by the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable, or was not approved in writing by such conflicts committee as required by this Section 8.3, then the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable, may rescind its approval of this Agreement, with such rescission resulting in the rescission of "Special Approval" under Section 7.9 of the RMP Partnership Agreement or the EQM Partnership Agreement, as applicable. For the avoidance of doubt, any rescission of "Special Approval" under the RMP Partnership Agreement pursuant to the prior sentence shall not, in and of itself, constitute an RMP Adverse Recommendation Change under this Agreement.

        Section 8.4    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that (a) EQM may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of EQM, but no such assignment shall relieve EQM of any of its obligations hereunder and (b) RMP may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of RMP, but no such assignment shall relieve RMP of any of its obligations hereunder; provided that in the case of clause (a) or (b) above, any such assignment shall not materially impede or delay the consummation of the transactions contemplated by this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

        Section 8.5    Counterparts.     This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 8.6    Entire Agreement; No Third-Party Beneficiaries.     This Agreement, the RMP Disclosure Schedule, the EQM Disclosure Schedule and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.12 and (ii) the right of the RMP Unitholders to receive the Merger Consideration after the Closing (a claim by the RMP Unitholders with respect to which may not be made unless and until the Closing shall have occurred) and the right of holders of RMP equity awards to receive the Merger Consideration to which they are entitled pursuant to this Agreement after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred).

        Section 8.7    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

          (b)   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party's consent to jurisdiction and service contained in this Section 8.7(b) is solely for the purpose referred to in this Section 8.7(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

          (c)   EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        Section 8.8    Specific Enforcement.     The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties agree that in the event that EQM receives the RMP Termination Fee, EQM may not seek any award of specific performance under this Section 8.8.

        Section 8.9    Notices.     All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or email (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

  If to the EQM Entities, to:

  EQT Midstream Partners, LP
  c/o EQT Midstream Services, LLC
  625 Liberty Avenue, Suite 1700
  Pittsburgh, PA 15222
  Fax No.: (412) 553-7781
  Attn:      Conflicts Committee Chair c/o Corporate Secretary

  with a copy (which shall not constitute notice) to:

  Richards, Layton & Finger, P.A.
  One Rodney Square
  920 North King Street
  Wilmington, DE 19801
  Fax No.: (302) 651-7701
  Email:    Raju@rlf.com
  Attn:     Srinivas M. Raju

  If to the RMP Entities, to:

  Rice Midstream Partners LP
  c/o Rice Midstream Management LLC
  625 Liberty Avenue, Suite 1700
  Pittsburgh, PA 15222
  Fax No.: (412) 553-7781
  Attn:       Conflicts Committee Chair c/o Corporate Secretary

  with a copy (which shall not constitute notice) to:

  Latham & Watkins LLP
  811 Main Street, Suite 3700
  Houston, Texas 77002
  Fax No.: (713) 546-5401
  Email:    Ryan.Maierson@lw.com
                  Nick.Dhesi@lw.com
  Attn:      Ryan J. Maierson
                  Nick S. Dhesi

  If to EQT, to:

  EQT Corporation

  625 Liberty Avenue, Suite 1700
  Pittsburgh, PA 15222
  Fax No.: (412) 553-5970
  Attn:       General Counsel

  with a copy (which shall not constitute notice) to:

  Wachtell, Lipton, Rosen & Katz
  51 West 52nd Street
  New York, NY 10019
  Fax No.: (212) 403-2000
  Email:    SACohen@wlrk.com
                  VGoldfeld@wlrk.com
  Attn:      Steven A. Cohen
                  Victor Goldfeld

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

        Section 8.10    Severability.     If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 8.11    Interpretation.

          (a)   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

        Section 8.12    Non-Recourse.     No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, representative or affiliate of any party hereto or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

        Section 8.13    Definitions.     As used in this Agreement, the following terms have the meanings ascribed thereto below:

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, RMP and its Subsidiaries shall not be considered Affiliates of EQM or any of EQM's other Affiliates, nor shall any such Persons be considered Affiliates of RMP or its Subsidiaries.

        "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

        "Benefit Plan" means (i) any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) all other plans, programs, policies, agreements, understandings or other arrangements providing compensation or other benefits, including but not limited to, all cash or equity-based, employment, retention, consulting, change of control, incentive, bonus, deferred compensation, health, medical, dental, disability, accident, life insurance, cafeteria, vacation, holiday, severance, retirement, pension, savings, or termination plans, programs, policies, agreements, understandings or arrangements.

        "business day" means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

        "Clayton Act" means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

        "DLLCA" mean the Delaware Limited Liability Company Act.

        "Drop-Down Agreement" means that certain Contribution and Sale Agreement, dated as of the date hereof, by and among EQT, Rice Midstream Holdings LLC, EQM and EQM Gathering Holdings, LLC.

        "Drop-Down Transactions" means the acquisition transactions contemplated by the Drop-Down Agreement.

        "DRULPA" means the Delaware Revised Uniform Limited Partnership Act.

        "Environmental Law" means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

        "Environmental Permit" means all Permits required under Environmental Laws.

        "EQM Equity Plans" means any plans or arrangements of EQM providing for the grant of awards of EQM Units or awards valued, in whole or in part, by reference to EQM Units, or otherwise relating thereto, including but not limited to, the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan.

        "EQM Gathering Holdings" means EQM Gathering Holdings, LLC, a Delaware limited liability company and wholly owned Subsidiary of EQM.

        "EQM GP Agreement" means the Third Amended and Restated Limited Liability Company Agreement of EQT Midstream Services, LLC, dated as of May 15, 2015, as amended or supplemented from time to time.

        "EQM GP Charter Documents" means, collectively, the Certificate of Formation of EQM GP, and the EQM GP Agreement, as amended or supplemented from time to time.

        "EQM GP Interest" means the "General Partner Interest" as defined in the EQM Partnership Agreement.

        "EQM GP Unit" means a "General Partner Unit" as defined in the EQM Partnership Agreement.

        "EQM Incentive Distribution Rights" means an "Incentive Distribution Right" as defined in the EQM Partnership Agreement.

        "EQM Joint Ventures" means each entity listed on Section 8.13 of the EQM Disclosure Schedule; provided, that with respect to any reference in this Agreement to EQM causing any EQM Joint Venture to take any action, such reference shall only require EQM to cause such EQM Joint Venture to take such action to the maximum extent permitted by the organizational documents and governance arrangements of such EQM Joint Venture and, to the extent applicable, its fiduciary duties in relation to such EQM Joint Venture.

        "EQM Limited Partner" means a "Limited Partner" as defined in the EQM Partnership Agreement.

        "EQM Limited Partner Interest" means a "Limited Partner Interest" as defined in the EQM Partnership Agreement.

        "EQM Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of EQT Midstream Partners, LP, dated as of July 2, 2012, as amended or supplemented from time to time.

        "EQM Partnership Interest" means "Partnership Interest" as defined in the EQM Partnership Agreement.

        "EQM Special Approval" means "Special Approval" as defined in the EQM Partnership Agreement.

        "EQM Unaffiliated Unitholders" means EQM Unitholders excluding EQT, EQM GP and their Affiliates.

        "EQM Unit" means a "Common Unit" as defined in the EQM Partnership Agreement.

        "EQM Unit Majority" means "Unit Majority" as defined in the EQM Partnership Agreement.

        "EQM Unitholders" means the holders of EQM Units.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliates" means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed at the relevant time to be a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.

        "Federal Trade Commission Act" means the Federal Trade Commission Act of 1914.

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, tribal, foreign or multinational.

        "GP Merger Sub Charter Documents" means, collectively, the Certificate of Formation of EQM GP Acquisition Sub, LLC, and the Limited Liability Company Agreement, dated as of April 18, 2018, of EQM GP Acquisition Sub, LLC, as amended or supplemented from time to time.

        "Hazardous Substance" means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a "pollutant" or "contaminant" or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "IDR Purchase and Sale Agreement" means the Incentive Distribution Rights Purchase and Sale Agreement, dated as of the date hereof, by and among EQGP, RMGH and EQT.

        "IDR Transaction" means the purchase and sale of the RMP Incentive Distribution Rights contemplated by the IDR Purchase and Sale Agreement.

        "Intervening Event" means a material event, circumstance, effect, condition, change or development, in each case that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known to or reasonably foreseeable by the RMP GP Board and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by (or to be refrained from being taken by) RMP pursuant to this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (i) the receipt, existence or terms of an RMP Alternative Proposal or any matter relating thereto or consequence thereof, (ii) any change in the price, or change in trading volume, of the RMP Units or the fact that RMP meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the exception to this clause (i) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred) or (iii) any matters generally affecting the industry in which RMP operates as a whole that have not had or would not reasonably be expected to have a disproportionate effect on RMP and/or its Subsidiaries.

        "Knowledge" (i) when used with respect to RMP, means the actual knowledge, after reasonable inquiry, of those individuals listed on Section 8.13 of the RMP Disclosure Schedule and (ii) when used with respect to EQM, means the actual knowledge, after reasonable inquiry, of those individuals listed on Section 8.13 of the EQM Disclosure Schedule.

        "Material Adverse Effect" means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, on or before the Outside Date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the parties' obligations under Section 5.4) (provided that the exception in this clause (ii) shall not be deemed to apply to references to "RMP Material Adverse Effect" or "EQM Material Adverse Effect" in Section 3.4 or Section 4.4, as applicable, and to the extent related thereto, Section 6.2(a) and Section 6.3(a)); (iii) any change in the market price or trading volume of the partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or shareholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

        "Merger Sub Charter Documents" means, collectively, the Certificate of Formation of EQM Acquisition Sub, LLC, and the Limited Liability Company Agreement, dated as of April 18, 2018, of EQM Acquisition Sub, LLC, as amended or supplemented from time to time.

        "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "NYSE" means the New York Stock Exchange.

        "Permit" means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

        "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

        "RMP Alternative Proposal" means any inquiry, proposal or offer from, or indication of interest in seeking a proposal or offer by, any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than EQM, its Subsidiaries and their Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), of assets of RMP and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of RMP's consolidated assets or to which 20% or more of RMP's revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity securities of RMP, (iii) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of RMP or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving RMP or any of its Subsidiaries which is structured to permit any Person or "group" (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 20% of RMP's consolidated assets, net income, net expenses, revenue or equity interests; in each case, other than the transactions contemplated hereby.

        "RMP Equity Plans" means any plans or arrangements of RMP providing for the grant of awards of RMP Units or awards valued, in whole or in part, by reference to RMP Units, or otherwise relating thereto, including but not limited to, the Rice Midstream Partners LP 2014 Long Term Incentive Plan.

        "RMP GP Agreement" means the Amended and Restated Limited Liability Company Agreement of Rice Midstream Management LLC, dated as of December 22, 2014, as amended or supplemented from time to time.

        "RMP GP Charter Documents" means, collectively, the Certificate of Formation of RMP GP and the RMP GP Agreement, each as amended or supplemented from time to time.

        "RMP GP Interest" has the meaning ascribed to the "General Partner Interest" in the RMP Partnership Agreement.

        "RMP Incentive Distribution Right" means "Incentive Distribution Right" as defined in the RMP Partnership Agreement.

        "RMP Limited Partner" means "Limited Partner" as defined in the RMP Partnership Agreement.

        "RMP Limited Partner Interest" means a "Limited Partner Interest" as defined in the RMP Partnership Agreement.

        "RMP Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Rice Midstream Partners LP, dated as of December 22, 2014, as amended or supplemented from time to time.

        "RMP Partnership Interest" means an interest in RMP, which shall include the General Partner Interest (as defined in the RMP Partnership Agreement) and RMP Limited Partner Interests.

        "RMP Special Approval" means "Special Approval" as defined in the RMP Partnership Agreement.

        "RMP Superior Proposal" means a bona fide unsolicited written offer, obtained after the date of this Agreement and not in breach of Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding equity securities of RMP or more than 50% of the assets of RMP and its Subsidiaries on a consolidated basis, made by a third party (other than EQT or any of its Affiliates), which is on terms and conditions which the RMP GP Board determines in its good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to the RMP Unitholders (in their capacity as RMP Unitholders) from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by EQM in writing.

        "RMP Unaffiliated Unitholders" means RMP Unitholders excluding EQT and its Affiliates.

        "RMP Unit" means "Common Unit" as defined in the RMP Partnership Agreement.

        "RMP Unitholders" means the holders of RMP Units.

        "SEC" means the Securities and Exchange Commission.

        "Sherman Act" means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

        "Subsidiary" when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. When used with respect to EQM, the term "Subsidiary" shall include the EQM Joint Ventures unless the context otherwise requires.

        "Tax" or "Taxes" means any and all federal, state or local or non-U.S. taxes of any kind whatsoever, including any income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, imposts fees, levies assessments or assessments in the nature of a tax, and including any and all interest, penalties, fines, additions thereto or in respect thereof, in each case imposed, assessed or collected by or under the authority of any Governmental Authority.

        "Tax Return" means any return, report, statement, declaration, disclosure, schedule, notice, notification, form, election, supporting material, certificate or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any attachments thereto and any amendments thereof).

        "Treasury Regulations" means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

        "Unit Majority" means a "Unit Majority" as defined in the RMP Partnership Agreement.

        "Willful Breach" means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party (or in the case of Section 5.3 with respect to RMP, the consequence of an act or omission of a Subsidiary of RMP, or of a Representative of RMP at the direction of RMP) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

[signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EQM:
EQT MIDSTREAM PARTNERS, LP
By:	EQT Midstream Services, LLC,
its general partner
By:	/s/ JEREMIAH J. ASHCROFT III
	Name:	Jeremiah J. Ashcroft III
	Title:	President and Chief Executive Officer
EQM GP:
EQT MIDSTREAM SERVICES, LLC
By:	/s/ JEREMIAH J. ASHCROFT III
	Name:	Jeremiah J. Ashcroft III
	Title:	President and Chief Executive Officer
MERGER SUB:
EQM ACQUISITION SUB, LLC
By:	/s/ JEREMIAH J. ASHCROFT III
	Name:	Jeremiah J. Ashcroft III
	Title:	President and Chief Executive Officer
GP MERGER SUB:
EQM GP ACQUISITION SUB, LLC
By:	/s/ JEREMIAH J. ASHCROFT III
	Name:	Jeremiah J. Ashcroft III
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EQT:
EQT CORPORATION
By:	/s/ ROBERT J. MCNALLY
	Name:	Robert J. McNally
	Title:	Senior Vice President and Chief Financial Officer
RMP:
RICE MIDSTREAM PARTNERS LP
By:	Rice Midstream Management LLC,
its general partner
By:	/s/ ROBERT J. MCNALLY
	Name:	Robert J. McNally
	Title:	Senior Vice President and Chief Financial Officer
RMP GP:
RICE MIDSTREAM MANAGEMENT LLC
By:	/s/ ROBERT J. MCNALLY
	Name:	Robert J. McNally
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

April 25, 2018
The Conflicts Committee of the Board of Directors of
Rice Midstream Management LLC
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222

Members of the Conflicts Committee:

        Jefferies LLC ("we", "our" or "us") understands that Rice Midstream Partners LP, a Delaware limited partnership ("RMP"), Rice Midstream Management LLC, a Delaware limited liability company and the general partner of RMP ("RMP GP"), EQT Midstream Partners, LP, a Delaware limited partnership ("EQM"), and EQT Midstream Services, LLC, a Delaware limited liability company and the general partner of EQM, EQM GP Acquisition Sub LLC, a Delaware limited liability company and indirect wholly owned subsidiary of EQM, EQM Acquisition Sub LLC, a Delaware limited liability company and indirect wholly owned subsidiary of EQM ("Merger Sub"), and EQT Corporation, a Pennsylvania corporation ("EQT"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into RMP (the "Merger") in a transaction in which each RMP Unit, as defined in the Merger Agreement and other than RMP Units owned by EQT and its subsidiaries immediately prior to the effective time of the Merger, will be converted into the right to receive 0.3319 (the "Exchange Ratio") EQM Units, as defined in the Merger Agreement (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You, the Conflicts Committee of the Board of Directors of RMP GP (the "Conflicts Committee"), have asked for our opinion as to whether the Exchange Ratio set forth in the Merger Agreement is fair, from a financial point of view, to RMP and the RMP Unaffiliated Unitholders, as defined in the Merger Agreement.

        In arriving at our opinion, we have, among other things:

  (i)
  reviewed a draft dated April 25, 2018 of the Merger Agreement;

  (ii)
  reviewed certain publicly available financial and other information about RMP;

  (iii)
  reviewed certain publicly available financial and other information about EQM;

  (iv)
  reviewed certain information furnished to us by the management of EQT, including financial forecasts and analyses, relating to the business, operations and prospects of each of EQM and RMP;

  (v)
  held discussions with members of senior management of EQT concerning the matters described in clauses (ii), (iii) and (iv) above;

  (vi)
  reviewed the unit trading price history and valuation multiples for RMP Units and EQM Units and compared them with those of certain publicly traded companies and partnerships that we deemed relevant;

  (vii)
  compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

  (viii)
  considered the potential pro forma impact of the Merger;

  (ix)
  reviewed the terms of the Drop-Down Transactions and the IDR Transaction, as each is defined in the Merger Agreement; and

  (x)
  conducted such other financial studies, analyses and investigations as we deemed appropriate.

        In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was (i) supplied or otherwise made available by EQT, (ii) publicly available to us (including, without limitation, the information described above) or (iii) otherwise reviewed by us. We have relied on assurances of the management of EQT that it is not aware of any facts or circumstances that would make such information inaccurate or misleading or of any relevant information that has not been omitted or that remains undisclosed to us. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, EQM or RMP, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

        With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. EQT has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of EQT as to the future financial performance of each of EQM and RMP. We express no opinion as to the respective financial forecasts of EQM or RMP or the assumptions on which they are made.

        Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

        We have made no independent investigation of any legal or accounting matters affecting EQM or RMP, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to RMP, RMP GP and the Board of Directors of RMP GP, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to RMP or any of holder of RMP Units. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of RMP Units. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that the Merger and related transactions will be consummated in accordance with their terms or as otherwise described to us by representatives of RMP without waiver, modification or amendment of any term, condition or agreement that would be meaningful in any respect to our analyses or opinion and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger and related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on EQM, RMP, RMP GP, any holder of RMP Units or the contemplated benefits of the Merger and related transactions.

        It is understood that our opinion is for the use and benefit of the Conflicts Committee in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to RMP, nor does it address the underlying business decision by RMP or RMP GP to engage in the Merger, the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of RMP Units or any other person should vote on or act with respect to the Merger or any matter related thereto. In addition, the Conflicts Committee has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of EQM or RMP, other than the RMP Unaffiliated Unitholders, relative to the Exchange Ratio or (ii) the relative valuations of the Drop-Down Transactions and the IDR Transaction, although we have taken such transactions into consideration in our analysis of the Exchange Ratio. We express no opinion as to the value of EQM Units will be when issued pursuant to the Merger or the prices at which the RMP Units or EQM Units will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or Consideration to be received by RMP Unaffiliated Unitholders. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

        We have been engaged by the Conflicts Committee to act as financial advisor to the Conflicts Committee in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for certain expenses incurred. RMP has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have not, in the past two years, provided financial advisory or financing services to RMP and RMP GP.

        We do not currently maintain a market in the securities of EQM, RMP and RMP GP, but in the ordinary course of our business, we and our affiliates may trade or hold securities of the parties to the Merger Agreement and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the parties to the Merger Agreement or entities that are affiliated with the parties to the Merger Agreement, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Conflicts Committee, our opinion may not be used or referred to by RMP or RMP GP, or quoted or disclosed to any person in any manner, without our prior written consent.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio set forth in the Merger Agreement is fair, from a financial point of view, to RMP and the RMP Unaffiliated Unitholders.

Very truly yours,

/s/ JEFFERIES LLC

JEFFERIES LLC